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As filed with the Securities and Exchange Commission on June 18, 2001

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-4
REGISTRATION STATEMENT
Under
The Securities Act of 1933

POLYCOM, INC.
(Exact name of Registrant as specified in its charter)

Delaware	3576	94-3128324
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

1565 Barber Lane
Milpitas, California 95035
(408) 526-9000

(Address, including zip code, and telephone number,
including area code, of Registrant's principal executive offices)

Michael R. Kourey
Senior Vice President of Finance and Administration and Chief Financial Officer
1565 Barber Lane
Milpitas, California 95035
(408) 526-9000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Mark A. Bertelsen, Esq.
Michael S. Dorf, Esq.
Don Williams, Esq.
Melissa Hollatz, Esq.
Shelly R. Dolev, Esq.
Wilson Sonsini Goodrich & Rosati
Professional Corporation
650 Page Mill Road
Palo Alto, CA 94304
(650) 493-9300	Howard Fuguet, Esq. Jane Goldstein, Esq. Ropes & Gray One International Place Boston, MA 02110 (617) 951-7000

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective and upon consummation of the transactions described in the enclosed prospectus.

   If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

   If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered(1)	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee

Common Stock $0.0005 par value	7,107,535 shares	NA	$105,677,025	$26,420

(1)
Represents the estimated maximum number of shares of the common stock of Polycom that may be issued to stockholders of PictureTel Corporation, a Delaware corporation, upon consummation of the exchange offer and the subsequent merger of Pharaoh Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Polycom, with and into PictureTel, based on the exchange ratio applicable in the exchange offer and subsequent merger of 0.1177 of a share of Polycom common stock for each share of PictureTel common stock.
(2)
Estimated solely for purposes of calculating the registration fee required by the Securities Act of 1933, as amended and computed pursuant to Rules 457(c) and (f)(1) and (3) based on the product of the average of the high and low per share prices of PictureTel common stock as reported on the Nasdaq National Market, on June 14, 2001 of $4.86, minus the cash portion of the per share consideration to be paid by Polycom in the offer and the merger of $3.11, multiplied by the maximum number of shares of PictureTel common stock estimated to be received by Polycom or cancelled pursuant to the exchange offer and subsequent merger.

   THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

The information in this prospectus may change. We are not permitted to complete the exchange offer and issue these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer is not permitted.

Preliminary prospectus, subject to completion, dated June 18, 2001

Polycom, Inc.
Offer to Exchange
Each Outstanding Share
of Common Stock

of

PictureTel Corporation

for

$3.11 net to the seller in cash and 0.1177 of a share of common stock of Polycom, Inc.

    The offer and withdrawal rights will expire at 12:00 midnight, New York City time, on July 17, 2001 unless extended. Shares tendered pursuant to this offer may be withdrawn at any time prior to the expiration of the offer, but not during any subsequent offering period.

    On May 24, 2001, we entered into an Agreement and Plan of Merger with PictureTel for a subsidiary of Polycom to acquire all of the outstanding shares of PictureTel common stock, together with associated rights to purchase junior preference stock of PictureTel, issued pursuant to the Rights Agreement dated March 25, 1992, as amended, between PictureTel and The First National Bank of Boston. The members of the PictureTel board of directors unanimously approved the merger agreement and the transactions contemplated thereby, including the offer and the merger, in all respects, determined that the merger agreement and the transactions contemplated thereby, including the offer and the merger, taken together, are at a price and on terms that are advisable and fair to and in the best interests of PictureTel and its stockholders, and resolved to recommend that PictureTel stockholders accept the offer and tender their shares pursuant to the offer.

    Through Pharaoh Acquisition Corp., our wholly owned subsidiary, we are offering to exchange $3.11, net to the seller in cash, and 0.1177 of a share of common stock of Polycom for each outstanding share of PictureTel's common stock, together with associated rights to acquire junior preference stock of PictureTel, that is validly tendered and not properly withdrawn. If completed, the exchange offer will be followed by a merger of Pharaoh Acquistion Corp. into PictureTel in which shares of PictureTel common stock will be converted into shares of Polycom common stock for the same consideration paid in the offer. After completion of the merger, PictureTel will be a wholly owned subsidiary of Polycom.

    Our obligation to exchange PictureTel common stock for cash and Polycom common stock is subject to the conditions listed under "The Offer—Conditions of the Offer" on page 56. Polycom common stock is quoted on the Nasdaq National Market under the symbol "PLCM," and PictureTel's common stock is quoted on the Nasdaq National Market under the symbol "PCTL."

    See "Risk Factors" beginning on page 14 for a discussion of important factors that you should consider in connection with the offer.

    We are not asking you for a proxy and you are requested not to send us a proxy. Any request for proxies will be made only pursuant to separate proxy solicitation materials complying with the requirements of Section 14(a) of the Exchange Act of 1934.

    Neither the SEC nor any state securities commission has approved or disapproved of the shares of Polycom common stock to be issued under this prospectus or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense. This prospectus is dated      ,  , 2001.

    The information in this prospectus may change. We may not complete the exchange offer and issue these securities until the registration statement of which this prospectus forms a part filed with the SEC is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state or jurisdiction where the offer is not permitted.

    This document incorporates by reference important business and financial information about Polycom from documents filed with the SEC that are not included in or delivered with this document. This information is available at the internet web site that the SEC maintains at http://www.sec.gov, as well as from other sources. See "Where You Can Find More Information" on page 97.

    You may also request copies of these documents from us, without charge, upon written or oral request to our information agent, Innisfree M&A Incorporated, 501 Madison Avenue, 20th Floor, New York, NY 10022, at 1-888-750-5834.

    In order to receive timely delivery of the documents before closing of the offer, you should make your request no later than July 10, 2001.

i

The Offer	69
The Merger	70
PictureTel Board Of Directors	70
Treatment of PictureTel Stock Options and Warrants	71
Treatment of Preference Stock	72
Covenants and Representations and Warranties	72
Conditions of the Offer	77
Conditions of the Merger	77
Termination of the Merger Agreement	78
Termination Fee	80
Extensions, Waivers and Amendments	81
AGREEMENTS RELATED TO THE MERGER AGREEMENT	82
PictureTel Voting and Tender Agreements	82
Affiliate Agreements	83
Note Agreement and Related Documents	83
UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED FINANCIAL STATEMENTS	86
COMPARISON OF RIGHTS OF HOLDERS OF PICTURETEL COMMON STOCK AND POLYCOM COMMON STOCK	93
Polycom Common Stock	93
PictureTel Common Stock	93
Polycom Preferred Stock	93
PictureTel Preferred Stock	94
PictureTel Junior Preference Stock	94
Voting Rights	94
Number of Directors	94
Special Meetings of the Stockholders	94
Stockholder Action without a Meeting	94
Bylaw Amendments	95
Polycom Stockholder Rights Plan	95
PictureTel Stockholder Rights Plan	95
DESCRIPTION OF POLYCOM CAPITAL STOCK	96
Common Stock	96
Preferred Stock	96
LEGAL OPINION	96
EXPERTS	96
WHERE YOU CAN FIND MORE INFORMATION	97
Incorporation by Reference of Certain Reports, Proxy and Information Statements and Other Information	97
Trademarks	99
SCHEDULE A
Information Concerning Directors and Executive Officers of Polycom, Inc. and Pharaoh Acquisition Corp.	S-1
ANNEX A
Agreement and Plan of Merger	A-1
ANNEX B
Section 262 of the General Corporation Law of the State of Delaware	B-1

ii

QUESTIONS AND ANSWERS ABOUT THE PROPOSED COMBINATION

Q:
What are Polycom and PictureTel proposing?

A:
We propose to acquire all outstanding shares of PictureTel common stock, together with associated rights to purchase junior preference stock of PictureTel issued pursuant to the Rights Agreement dated March 25, 1992, as amended, between PictureTel and The First National Bank of Boston. References to the PictureTel common stock in this prospectus are to the common stock and such rights together. We have entered into a merger agreement with PictureTel pursuant to which we are offering, through Pharaoh Acquisition Corp., our wholly owned subsidiary, to exchange cash and a fraction of a share of Polycom common stock for each outstanding share of PictureTel common stock. If the offer is completed, subject to approval by the stockholders of PictureTel if necessary, Pharaoh Acquisition Corp. will merge with and into PictureTel. As a result of the offer and the merger, PictureTel will become a wholly owned subsidiary of Polycom.

Q:
What would I receive in exchange for my PictureTel shares?

A:
We are offering to exchange $3.11 in cash and 0.1177 of a share of Polycom common stock for each outstanding share of common stock of PictureTel that is validly tendered and not properly withdrawn. After completion of the offer, each share of PictureTel common stock that has not been tendered and accepted for exchange in the offer would be converted in the merger into $3.11 in cash and 0.1177 of a share of Polycom common stock, which is the same consideration as offered in exchange for each share of PictureTel common stock in the offer.

  Polycom will not issue any fractional shares of common stock in connection with the offer or the merger. PictureTel stockholders will instead receive cash for any fractional shares otherwise issuable to them.

Q:
How long will it take to complete the offer and the merger?

A:
We hope to complete the offer in the second half of 2001. We expect to complete the merger shortly after we complete the offer, or if PictureTel stockholder approval for the merger is required, shortly after the special meeting of the stockholders to approve the merger. We must also obtain regulatory clearance prior to completion of the offer and the merger.

Q:
Do I have to pay any fees or commissions?

A:
If you are the record owner of your shares and you tender your shares in the offer, you will not incur any brokerage fees. If you own your shares through a broker or other nominee who tenders the shares on your behalf, your broker or other nominee may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply.

Q:
Does PictureTel support the offer and the merger?

A:
Yes. The members of the PictureTel board of directors, at a meeting duly called and held on May 24, 2001, unanimously: determined that the merger agreement and the transactions contemplated thereby, including the offer and the merger, taken together, are at a price and on terms that are advisable and fair to and in the best interests of PictureTel and its stockholders; approved the merger agreement and the transactions contemplated thereby, including the offer and the merger, in all respects; and as of that date, resolved to recommend that the stockholders of PictureTel accept the offer, tender their PictureTel shares to Pharaoh Acquisition Corp. and approve and adopt the merger agreement and the merger. Information about the recommendation of PictureTel's board of directors is more fully set forth in PictureTel's Solicitation/Recommendation Statement on Schedule 14D-9, which is being mailed to PictureTel stockholders together with this prospectus.

Q:
Have any PictureTel stockholders agreed to tender their shares?

A:
Yes. All of PictureTel's directors and executive officers have agreed to tender their shares of PictureTel common stock into the offer. PictureTel's directors and officers hold, after giving effect to the exercise of all of their options with an exercise price not greater than $5.63 and conversion of their outstanding preference stock, shares representing approximately 4.44% of the common stock of PictureTel outstanding as of June 8, 2001.

Q:
What percentage of Polycom common stock will PictureTel stockholders own after the offer and the merger?

A:
If we obtain all of the shares of PictureTel pursuant to the offer and the merger, former stockholders of PictureTel would own approximately 7.1% of the shares of common stock of Polycom, based upon the number of outstanding shares of Polycom common stock and PictureTel common stock on June 7, 2001, assuming the conversion of all PictureTel preference stock into PictureTel common stock and disregarding PictureTel warrants, Polycom stock options, PictureTel stock options, and shares of common stock that may be issued by Polycom or PictureTel pursuant to an employee stock plan.

Q:
What are the procedural conditions to the acceptance of PictureTel shares of common stock in the offer?

A:
Polycom's obligation to accept PictureTel shares of common stock in the offer is subject to several conditions, including:

•
a majority of the outstanding PictureTel shares of common stock, on a fully diluted basis, including all shares issuable upon the conversion of PictureTel's series B preference stock and upon exercise of all vested options and warrants to purchase PictureTel common stock and unvested options that are scheduled to vest, after giving effect to any acceleration resulting from the transactions contemplated by the merger agreement, prior to February 24, 2002, but excluding any shares held by PictureTel or its subsidiaries and shares issuable upon conversion of any senior convertible notes issued by PictureTel to Polycom pursuant to the note agreement between them, having been validly tendered and not properly withdrawn, which we refer to in this prospectus as the minimum tender condition,

•
the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and any applicable requirements of antitrust or competition laws and regulations of foreign governmental entities, and

•
the registration statement of which this prospectus is a part having been declared effective by the SEC and not subject to any stop order or proceeding seeking a stop order.

These and other conditions to the offer are discussed in this prospectus under "The Offer—Conditions of the Offer" beginning on page 56.

Q:
How do I participate in the offer?

A:
You are urged to read this entire prospectus carefully, and to consider how the offer and the merger affect you. Then, if you wish to tender your shares of PictureTel common stock, you should do the following:

•
If you hold your shares in your own name, complete and sign the enclosed letter of transmittal and return it with your share certificates to EquiServe Trust Company, N.A., exchange agent for the offer, at the address on the back cover of this prospectus.

•
If you hold your shares in "street name" through a broker, ask your broker to tender your shares.

  •
  For more information about the procedures for tendering your shares, timing of the offer, extensions of the offer period and your rights to withdraw your shares from the offer before the expiration date, please refer to "The Offer" beginning on page 48.

Q:
What happens if I do not tender my shares of PictureTel common stock?

A:
If, after completion of the offer, Polycom owns a majority of the outstanding shares of PictureTel common stock on a fully diluted basis and the other conditions are met, it intends to complete a merger of its wholly owned subsidiary, Pharaoh Acquisition Corp., with PictureTel. Upon completion of the merger, each share of PictureTel common stock that has not been tendered and accepted for exchange in the offer will be converted into the same amount of cash and fraction of a share of Polycom common stock being issued in exchange for each share of PictureTel common stock accepted in the offer.

Q:
Will I be taxed on the Polycom shares I receive?

A:
Yes. The receipt of cash and shares of Polycom common stock in exchange for shares of PictureTel common stock pursuant to the offer or the merger will be a taxable transaction for federal income tax purposes. Each PictureTel stockholder's gain or loss per share of PictureTel common stock will be equal to the difference between the fair market value of the consideration received in the offer and/or the merger and the stockholder's adjusted tax basis in such shares. PictureTel stockholders are urged to consult their own tax advisors regarding the federal, state, local, foreign, and other tax consequences of the offer and the merger in light of their particular circumstances.

Q:
Do the statements on the cover page regarding this prospectus being subject to change and the registration statement filed with the SEC not yet being effective mean that the offer has not commenced?

A:
No. The offer has commenced and effectiveness of the registration statement is not necessary for you to tender your PictureTel common stock. The SEC recently changed its rules to permit exchange offers to commence before the related registration statement has become effective, and we are taking advantage of the rule changes with the goal of combining PictureTel and Polycom more quickly than similar combinations could be accomplished previously.

Q:
Is Polycom's financial condition relevant to my decision to tender my shares in the offer?

A:
Yes. Since shares of PictureTel common stock accepted in the offer will be exchanged in part for shares of Polycom common stock, you should consider our financial condition before you decide to tender shares in the offer. In considering Polycom's financial condition, you should review carefully the information in this prospectus and the documents incorporated by reference in this prospectus because they contain detailed business, financial and other information about us.

Q:
Where can I find more information about Polycom and PictureTel?

A:
You can find more information about Polycom and PictureTel as described under "Where You Can Find More Information" on page 97.

Q:
Whom should I contact if I have more questions about the offer and the merger?

A:
You may contact the information agent using the following contact information:

Information Agent
Innisfree M&A Incorporated
501 Madison Avenue, 20th Floor
New York, NY 10022
Banks and Brokers Call Collect: (212) 750-5833
All Others Call Toll Free: (888) 750-5834

SUMMARY

    This prospectus relates to a business combination of Polycom, Inc. and PictureTel Corporation, under which Polycom, through a wholly owned subsidiary, will acquire all outstanding shares of PictureTel common stock. We are offering to exchange $3.11 in cash and 0.1177 of a share of Polycom common stock for each share of PictureTel common stock, together with associated rights to purchase junior preference stock of PictureTel issued pursuant to the Rights Agreement, dated March 25, 1992, as amended, between PictureTel and The First National Bank of Boston, which is validly tendered and not properly withdrawn under the terms and subject to the conditions set forth in this prospectus and in the related letter of transmittal. References to PictureTel common stock in this prospectus are to the common stock and such rights together. The expiration date for the offer is currently July 17, 2001 but we may extend the offer as described in "The Offer—Extension, Termination and Amendment" on page 49. We intend, promptly after completion of the offer, to merge a wholly owned subsidiary of Polycom with and into PictureTel. Each share of PictureTel common stock which has not been exchanged in the offer or accepted for exchange would be converted in the merger into the same amount of cash and fraction of a share of Polycom common stock being paid in the offer. Polycom seeks to acquire ownership of all of the PictureTel common stock through the offer and the merger.

    This summary highlights selected information from this prospectus and may not contain all of the information that is important to you. You should carefully read this entire document and the other documents referenced in it for a more complete understanding of the offer and the merger. In particular, you should read the documents attached to this prospectus, including the merger agreement, which is attached as Annex A and the information regarding appraisal rights, which is attached as Annex B.

The Companies

POLYCOM, INC.
1565 Barber Lane
Milpitas, California 95035
(408) 526-9000
http://www.polycom.com

    Polycom develops, manufactures and markets a full range of premium-quality network infrastructure and network access solutions. Polycom's integrated communications solutions enable business and professional users to immediately realize the benefits of voice, video and data over rapidly growing converged networks. Additional information about Polycom is available at www.polycom.com. Information found at Polycom's website is not part of this document.

PHARAOH ACQUISITION CORP.
c/o Polycom, Inc.
1565 Barber Lane
Milpitas, California 95035
(408) 526-9000

    Pharaoh Acquisition Corp. is a wholly owned subsidiary of Polycom. Pharaoh Acquisition Corp. was organized on May 23, 2001 for the purpose of acquiring the PictureTel shares tendered in response to the offer and merging with PictureTel in the merger. It has not carried on any activities other than in connection with the transactions contemplated by the merger agreement.

PICTURETEL CORPORATION
100 Minuteman Road
Andover, Massachusetts 01810
(978) 292-5000
http://www.picturetel.com

    PictureTel develops, manufactures and markets a full range of visual and audio collaboration solutions. Visual collaboration employs videoconferencing, video streaming and data collaboration technologies to facilitate productive meeting environments that may incorporate video, audio, and real-time and archived multimedia data. PictureTel's products and services enable businesses, schools, medical facilities, government and other organizations to eliminate the barrier of distance so they can work together more effectively. PictureTel markets a complete line of videoconferencing systems, multi-location servers, peripheral equipment and a full suite of enterprise-wide services.

The Offer (See Page 48)

    We have attached the merger agreement governing the offer and the merger as Annex A to this prospectus. We encourage you to read this agreement because it is the legal document that governs the offer and the merger.

  What PictureTel stockholders will receive (See Pages 69 and 70)

    We are offering, upon the terms and conditions set forth in this prospectus and the related letter of transmittal, $3.11 in cash and 0.1177 of a share of Polycom common stock for each share of PictureTel common stock that is validly tendered and not properly withdrawn.

    Each share of PictureTel common stock which has not been exchanged or accepted for exchange in the offer, assuming satisfaction of the conditions to the offer and the merger, will be converted in the merger into the same amount of cash and fraction of a share of Polycom common stock being paid in the offer.

    Polycom will not issue any fractional shares of common stock in connection with the offer or the merger. PictureTel stockholders will instead receive cash for any fractional shares otherwise issuable to them. Each tendering PictureTel stockholder who would otherwise be entitled to a fractional share of Polycom common stock will receive cash in an amount equal to that fraction multiplied by the closing price of Polycom common stock, as reported on Nasdaq, on the first date on which we accept shares for exchange in the offer. Each PictureTel stockholder who does not tender in the offer but whose shares of PictureTel common stock are converted in the merger will receive cash in an amount equal to the fraction of a share of Polycom common stock such stockholder would otherwise be entitled to receive multiplied by the closing price of Polycom common stock on the date the merger is consummated.

    Example:

  •
  If you currently own 10 PictureTel shares of common stock, after completion of the offer and the merger, you will receive 1 Polycom share of common stock and a check for $31.10 plus the value of 17.7% of a share of Polycom common stock, rounded to the nearest one cent.

  •
  On June 14, 2001, the most recent practicable date prior to the filing of this document, the last sale price of Polycom common stock on Nasdaq was $21.41. Applying the 0.1177 exchange ratio to the Polycom closing price on that date, each holder of PictureTel common stock would be entitled to receive $3.11 in cash plus shares of Polycom common stock with a market value of approximately $2.52 for each share of PictureTel common stock. The actual value of the Polycom common stock to be issued in the offer and the merger, however, will depend on the market price on the closing date of each, and may be more or less than the value given in this example. We urge you to obtain current price quotations for PictureTel and Polycom common stock. The shares of Polycom common stock to be issued to PictureTel stockholders in the merger will be included for quotation on Nasdaq subject to notice of issuance.

  Recommendation of PictureTel's Board of Directors

    At a meeting duly called and held on May 24, 2001, PictureTel's board of directors took the following unanimous actions:

  •
  determined that the merger agreement and the transactions contemplated by the merger agreement, including the offer and the merger, taken together, are at a price and on terms advisable, fair to and in the best interests of PictureTel and its stockholders;

  •
  approved the merger agreement and the transactions contemplated by the merger agreement, including the offer and the merger, in all respects; and

  •
  recommended that, as of the date of the meeting, PictureTel's stockholders accept the offer, tender their PictureTel shares and approve and adopt the merger agreement.

  Timing of the offer (See Page 49)

    Our offer commenced on the date of this prospectus and is currently scheduled to expire on July 17, 2001, but we are obligated, with some exceptions, to extend our offer from time to time as necessary until a subset of the conditions to the offer have been satisfied or, where permissible, waived. See "The Offer—Extension, Termination and Amendment" on page 49.

  Extension, termination and amendment (See page 49)

    We expressly reserve the right, subject to the provisions of the merger agreement, to extend the period of time during which our offer remains open, and we can do so by giving oral or written notice of an extension to the exchange agent. We are not making any assurance that we will exercise our right to extend the offer, although we are obligated, with certain exceptions, to do so until a subset of the conditions to the offer have been satisfied or, where permissible, waived, but in no event beyond February 24, 2002. During any extension, all PictureTel common stock previously tendered and not properly withdrawn will remain subject to the offer, subject to your right to properly withdraw the previously tendered PictureTel common stock.

    We reserve the right to increase the total consideration to be paid in the offer or the cash portion or the stock portion of it or to make any other changes in the terms and conditions of the offer by giving notice of such change to the exchange agent and by making a public announcement provided that, without the prior written consent of PictureTel, we cannot:

  •
  decrease the consideration to be paid in the offer or the cash portion or the stock portion of it;

  •
  change the form or combination of consideration to be paid in the offer;

  •
  reduce the number of shares to be purchased in the offer;

  •
  amend the conditions to the offer to broaden the scope of such conditions, add any additional conditions, or otherwise adversely affect the holders of PictureTel common stock;

  •
  extend the offer except as permitted by the merger agreement; or

  •
  amend or waive the minimum tender condition.

    We will follow any extension, termination, amendment or delay, as promptly as practicable, with a public announcement. Any announcement about an extension will be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. Subject to applicable law, including Rules 14d-4(d) and 14d-6(c) under the Exchange Act of 1934, which require that any material change in the information published, sent or given to the stockholders in connection with the offer be promptly sent to stockholders in a manner reasonably designed to inform stockholders of the change, and without limiting the manner in which we may choose to make any public announcement, we assume no obligation to publish, advertise or otherwise communicate the public announcement other than by making a release to the Dow Jones News Service.

  Exchange of shares; delivery of Polycom common stock (See page 50)

    Upon the terms and subject to the conditions of the offer, including, if the offer is extended or amended, the terms and conditions of any extension or amendment, we will accept for exchange, and will exchange, shares validly tendered and not properly withdrawn as promptly as practicable after the expiration date and promptly after they are tendered during any subsequent offering period.

  Withdrawal rights (See page 51)

    Your tender of PictureTel common stock pursuant to the offer is irrevocable, except that, other than during any subsequent offering period, PictureTel shares tendered pursuant to the offer may be withdrawn at any time prior to the expiration date, and, unless we previously accepted them for exchange pursuant to the offer, may also be withdrawn at any time after August 16, 2001.

    If we elect to provide a subsequent offering period under Exchange Act Rule 14d-11, you will not have the right to withdraw PictureTel shares that you tender in the subsequent offering period.

  Subsequent offering period (See Page 50)

    We may, although we do not currently intend to do so, elect to provide a subsequent offering period of up to 20 business days after the acceptance of PictureTel common stock pursuant to the offer if the requirements under Rule 14d-11 of the Exchange Act have been met. You will not have the right to withdraw any shares of PictureTel common stock that you tender in the subsequent offering period. If we elect to provide a subsequent offering period, we will make a public announcement to that effect no later than 9:00 a.m., New York City time on the next business day after the previously scheduled expiration date.

  Procedure for tendering shares (See page 51)

    For you to validly tender PictureTel shares pursuant to the offer:

  •
  either a properly completed and duly executed letter of transmittal, or manually executed facsimile of that document, along with any required signature guarantees, or an agent's message in connection with a book-entry transfer, and any other required documents, must be transmitted to and received by the exchange agent at the address set forth on the back cover of this prospectus. In addition, certificates for tendered shares of PictureTel common stock must be received by the exchange agent at that address, or those shares of PictureTel common stock must be tendered pursuant to the procedures for book-entry tender, in each case before the expiration date of the offer. See the procedures for tendering shares on page 51 under "The Offer—Procedure for Tendering" for more details; or

  •
  you must comply with the guaranteed delivery procedures as set forth in "The Offer—Guaranteed Delivery" on page 52.

  Material federal income tax consequences (See page 53)

    The receipt of cash and shares of Polycom common stock in exchange for shares of PictureTel common stock pursuant to the offer or the merger, or the receipt of cash pursuant to the exercise of appraisal rights with respect to such shares, will be a taxable transaction for federal income tax purposes. Each PictureTel stockholder's gain or loss per share of PictureTel common stock will be equal to the difference between the fair market value of the consideration received in the offer and/or the merger or pursuant to the exercise of appraisal rights and the stockholder's adjusted tax basis in such shares. Gain or loss must be calculated separately for each block of PictureTel shares acquired at the same cost in a single transaction. Assuming that such shares constitute capital assets in the hands of the PictureTel stockholder, such gain or loss will be capital gain or loss and will be long-term capital gain or loss if the stockholder's holding period is more than one year.

    Stockholders are urged to consult their own tax advisors regarding the federal, state, local, foreign, and other tax consequences of the offer and the merger in light of their particular circumstances.

  Comparative per share market price information (See page 35)

    Polycom common stock and PictureTel common stock are listed on Nasdaq under the symbols "PLCM" and "PCTL," respectively. On May 23, 2001, the day before the public announcement of the proposed offer and merger, the last sale price per share of Polycom common stock on Nasdaq was $28.15 and the last sale price per share of PictureTel common stock on Nasdaq was $4.45. On June 14, 2001, the most recent practicable date prior to the filing of this prospectus, the last sale price per share of Polycom common stock was $21.41 and the last sale price per share of PictureTel common stock was $4.86.

  What Polycom stockholders will hold after the merger

    Polycom stockholders will continue to own their existing shares of Polycom common stock after the merger. Polycom stockholders should not send in their stock certificates in connection with the merger.

  Ownership of Polycom after the merger

    Polycom will issue an aggregate of approximately 6,417,000 shares of Polycom common stock to PictureTel stockholders in the offer and merger. These shares of Polycom common stock will represent approximately 7.1% of the outstanding shares of Polycom common stock after the merger. This information is based on the number of shares of Polycom and PictureTel common stock outstanding on

June 7, 2001, assumes the conversion of all PictureTel preference stock into PictureTel common stock, and does not take into account warrants of PictureTel, stock options of PictureTel, or any shares of common stock that may be issued by Polycom or PictureTel pursuant to an employee stock plan.

  Stockholder vote required after the offer to approve the merger

    The merger requires the affirmative vote of at least a majority of the shares of PictureTel common stock outstanding on the record date for the meeting to approve the merger, unless we have acquired 90% or more of these outstanding shares, in which case the merger can be accomplished without a vote.

    If the minimum tender condition, as described under the heading "The Offer—Conditions of the Offer—Minimum Tender Condition" on page 56, is satisfied and we acquire the tendered PictureTel shares, we will own a majority of the PictureTel common stock and approval of the merger by PictureTel stockholders will be assured, although consummation of the merger will still be subject to other conditions.

  The voting and tender agreements (See page 82)

    As of the date of the merger agreement, directors and executive officers of PictureTel have agreed to tender a total of 2,468,274 shares of PictureTel common stock after giving effect to the exercise of all of their options with an exercise price not greater than $5.63 and conversion of their PictureTel preference stock. This number of shares of PictureTel common stock represents approximately 4.44% of the outstanding common stock of PictureTel as of June 8, 2001 and approximately 4.11% of the outstanding common stock of PictureTel as of June 8, 2001 after giving effect to all PictureTel options and warrants issued as of that date which will become exercisable if the transactions contemplated by the merger agreement are consummated and the conversion of all outstanding PictureTel preference stock. See "Agreements Related to the Merger Agreement—The Voting and Tender Agreements" on page 82. ^

  Appraisal or dissenters' rights (See page 54)

    The offer does not entitle you to appraisal rights with respect to your PictureTel shares.

    The merger does entitle you to appraisal rights with respect to your PictureTel shares. See "The Offer—Purpose of the Offer; the Merger; Appraisal Rights" on page 54.

  PictureTel board of directors (See page 70)

    The merger agreement provides that, upon acceptance for payment of PictureTel shares, we will be entitled to designate a number of directors of PictureTel, rounded up to the next whole number, equal to the product of the total number of directors on PictureTel's board and the percentage of outstanding PictureTel shares of common stock beneficially owned by us.

  Interests of PictureTel's officers and directors in the transaction (See page 64)

    When you consider the PictureTel board recommendation that PictureTel stockholders tender their shares in the offer, you should be aware that some PictureTel directors and executive officers may have interests in the offer and the merger that may be different from, or in addition to, yours, such as option acceleration. See "Interests of PictureTel Officers and Directors in the Transaction" on page 64 as well as PictureTel's Solicitation/Recommendation Statement on Schedule 14D-9, which is being mailed to PictureTel stockholders together with this prospectus.

  Accounting treatment (See page 62)

    Polycom will account for the merger as a purchase for financial reporting purposes.

  Regulatory clearances (See page 58)

    Consummation of the merger is subject to compliance with the HSR Act and any applicable requirements of antitrust or competition laws and regulations of foreign governmental entities. The notifications required under the HSR Act to the Federal Trade Commission and the Antitrust Division of the Department of Justice have been filed. The notifications required by any foreign jurisdiction have been or will be furnished in due course.

  Conditions to the offer (See page 56)

    We shall complete the offer only if specific conditions are satisfied or, in some cases, waived, including the following:

  •
  a majority of the outstanding shares of PictureTel common stock, on a fully diluted basis, have been validly tendered and not properly withdrawn;
  •
  the expiration or termination of the applicable waiting period under the HSR Act and the applicable requirements of antitrust or competition laws and regulations of foreign governmental entities;
  •
  the registration statement of which this prospectus is a part having been declared effective by the SEC and not the subject of any stop order or proceedings seeking a stop order;
  •
  PictureTel has performed in all material respects all its material covenants, agreements and obligations in the merger agreement;
  •
  the representations and warranties of PictureTel are true and correct except where the failure to be true and correct would not have a material adverse effect on PictureTel, except for certain representations and warranties, which must be true in all material respects;
  •
  absence of any law, court order or regulatory action seeking to delay or prohibit the offer or the merger; and
  •
  shares of Polycom common stock issued to PictureTel stockholders in the offer and the merger having been approved for listing on Nasdaq, subject to official notice of issuance, or being exempt from such requirement under the then applicable laws, regulations and rules of Nasdaq.

    These conditions are for our sole benefit and, other than the minimum tender condition, may be waived in our sole discretion.

  Termination of the merger agreement (See page 78)

    Polycom and PictureTel may jointly agree to terminate the merger agreement by mutual written agreement at any time prior to the effective time of the merger. In addition, either Polycom or PictureTel may terminate the merger agreement if:

  •
  the offer shall have expired or been terminated in accordance with the merger agreement without Polycom having accepted any shares of PictureTel common stock pursuant to the offer, other than as a result of our breach of the merger agreement;
  •
  we do not consummate the offer on or before February 24, 2002, unless the failure to consummate the offer is principally caused by or results from the failure to fulfill any obligation under the merger agreement of the party seeking termination and such action or failure to act constitutes a breach of the merger agreement;
  •
  there shall be any applicable law or regulation that makes consummation of the merger illegal or otherwise prohibited, or any entered, final and nonappealable judgment, injunction, order or decree of any court or governmental body having competent jurisdiction enjoining PictureTel or Polycom from consummating the merger; or

  •
  a material breach of a covenant has occured, or an event has occurred or a circumstance has arisen that would reasonably be expected to have a material adverse effect on the non-terminating party, in either case that is not curable by the non-terminating party through the exercise of its commercially reasonable efforts.

    PictureTel may terminate the merger agreement at any time prior to acceptance of PictureTel shares for exchange pursuant to the offer in order to enter into a definitive agreement with respect to an Acquisition Proposal, as defined in the merger agreement, provided that:

  •
  PictureTel is not in breach of certain of its obligations under the merger agreement;
  •
  PictureTel's board of directors has authorized, subject to complying with the terms of the merger agreement, PictureTel to enter into a definitive written agreement for a transaction that constitutes a Superior Proposal, as defined in the merger agreement;
  •
  PictureTel notifies Polycom that it has received a Superior Proposal and that it intends to enter into a definitive agreement with respect to such Superior Proposal, attaching the most current version of that agreement to the notice;
  •
  Polycom does not make, within three business days after receipt of PictureTel's written notice of its intention to enter into a definitive agreement for a Superior Proposal, an offer that PictureTel's board of directors in good faith reasonably determines is at least as favorable to PictureTel's stockholders as the Superior Proposal;
  •
  during such period PictureTel has informed Polycom of the terms and conditions of such Superior Proposal, and the identity of the person making such Superior Proposal, with the intent of enabling both PictureTel and Polycom to agree to a modification of the terms and conditions of the merger agreement so that the transactions contemplated by the merger agreement may be effected;
  •
  prior to PictureTel's termination under these circumstances, PictureTel pays to Polycom the termination fee as described below; and
  •
  following such termination PictureTel enters into a definitive agreement to effect the Superior Proposal.

    Polycom may terminate the merger agreement if, prior to the first acceptance of PictureTel shares for exchange pursuant to the offer:

  •
  the PictureTel board of directors, or any of its committees, approves or recommends to the PictureTel stockholders any Acquisition Proposal;
  •
  the PictureTel board of directors, or any of its committees, for any reason withholds, withdraws, amends or modifies its recommendation in favor of the offer, the adoption and approval of the merger agreement or the approval of the merger;
  •
  PictureTel fails to include the recommendation of the PictureTel board of directors in favor of the offer, the adoption and approval of the merger agreement in the Solicitation/Recommendation filed by PictureTel on Schedule 14D-9, the Schedule TO filed by Polycom and this prospectus;
  •
  PictureTel enters into any letter of intent or similar document or any agreement, contract or commitment, other than a confidentiality agreement as permitted by the merger agreement, accepting any Acquisition Proposal;
  •
  a tender or exchange offer is commenced by a person unaffiliated with Polycom, and PictureTel does not send to its stockholders pursuant to certain rules under the Exchange Act, within 10 business days of the day that such offer is first published, sent or given, a statement that PictureTel recommends rejection of such tender or exchange offer and reaffirming the recommendation of the PictureTel board of directors in favor of the offer, the adoption and approval of the merger agreement; or

  •
  PictureTel breaches the provisions regarding nonsolicitation contained in the merger agreement in any material respect.

  Termination fee (See page 80)

    PictureTel must pay Polycom a termination fee of $14,500,000 in cash if the merger agreement is terminated under the circumstances described under "The Merger Agreement—Termination Fee" on page 80.

  Opinion of PictureTel's financial advisor

    In connection with the offer and the merger, PictureTel's board of directors received a written opinion, dated May 24, 2001, of its financial advisor, Robertson Stephens, Inc., to the effect that, as of that date and based on and subject to the matters stated in its opinion, the aggregate consideration per share of $3.11 in cash and 0.1177 of a share of Polycom common stock to be received in the offer and the merger by holders of PictureTel common stock was fair, from a financial point of view, to the holders of PictureTel common stock (other than Polycom, Pharaoh Acquisition Corp. and any of their respective affiliates and other than any holders of PictureTel's common stock as to which dissenters' rights have been properly exercised). The full text of the Robertson Stephen's opinion dated May 24, 2001 is attached as Annex A to PictureTel's Solicitation/Recommendation Statement on Schedule 14D-9, which is being mailed to the stockholders of PictureTel with this prospectus, and should be read carefully in its entirety for a description of the assumptions made, matters considered and limitations on the review undertaken. The opinion of Robertson Stephens does not constitute a recommendation to any stockholder as to whether or not stockholders should tender shares pursuant to the offer or how stockholders should vote or act on any matter relating to the merger.

FORWARD LOOKING STATEMENTS

    You should not rely on forward looking statements in this prospectus. This prospectus and the documents incorporated by reference into this prospectus contain forward looking statements within the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 with respect to Polycom's and PictureTel's financial conditions, operating results and businesses and on the expected impact of the offer and the merger on Polycom's financial performance. We use words such as "anticipates," "believes," "plans," "expects," "future," "intends," "may," "will," "should," "estimates," "predicts," "potential," "continue" and similar expressions to identify such forward looking statements. These forward looking statements are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated by the forward looking statements.

    Some of the factors that may cause actual results to differ materially from those contemplated by such forward looking statements include, but are not limited to, the following possibilities:

  •
  combining the businesses of Polycom and PictureTel may cost more than we expect;
  •
  the completion of the proposed offer and the merger may be materially delayed or prohibited;
  •
  general economic conditions or conditions in securities markets may be less favorable than we currently anticipate;
  •
  expected cost savings and revenue enhancements from the merger may not be fully realized or realized within the expected time frame;
  •
  integrating the businesses of Polycom and PictureTel and retaining key personnel may be more difficult than we expect;
  •
  contingencies may arise of which we were not aware or of which we underestimated the significance;
  •
  our revenues after the merger may be lower than we expect;
  •
  we may lose more business or customers after the merger than we expect, or our operating costs may be higher than we expect;
  •
  the amount, both in absolute dollars and as a percentage of net sales, of Polycom expenditures for research and development, selling, general and administrative and capital acquisitions and improvements may be materially greater or less than those expected; or
  •
  development costs, anticipated completion, introduction and projected revenues from Polycom's new and developing products and technologies may be materially different than anticipated.

    Some of these factors and additional risks and uncertainties are further discussed under the other factors identified in "Risk Factors" beginning on page 14. PictureTel stockholders are cautioned not to place undue reliance on such forward looking statements, which speak only as of the date of this prospectus or the date of any document incorporated by reference as applicable.

RISK FACTORS

    The offer and the merger involve a high degree of risk. By tendering in the offer, PictureTel stockholders will be choosing to invest in Polycom common stock. An investment in Polycom common stock also involves a high degree of risk. In addition to the other information contained in this prospectus, you should carefully consider the risks involved in the offer and the merger, including the following risk factors and those incorporated by reference into this prospectus, in deciding whether to tender.

RISKS RELATING TO THE PROPOSED OFFER AND MERGER

The Polycom common stock to be received by PictureTel stockholders in the offer and the merger and PictureTel's common stock will fluctuate in value.

    Upon completion of the offer and the merger, each share of common stock of PictureTel will be exchanged for $3.11 in cash and 0.1177 of a share of Polycom common stock. The cash portion and the fraction of a Polycom share you receive under the offer and as merger consideration will not change even if the market price of either or both the PictureTel and Polycom common stock fluctuates. The specific dollar value of Polycom common stock you will receive upon completion of the offer or the merger will depend on the market value of Polycom common stock on the closing date of each, and could vary significantly from its current price. Polycom's stock price has been volatile and you should expect it to continue to fluctuate.

We may not realize the benefits we expect from the offer and the merger, which would likely cause the Polycom stock price to decline.

    Polycom may not realize the benefits described in "Reasons for the Offer and the Merger" on page 44 because of the following challenges:

  •
  potentially incompatible cultural differences between the two companies;

  •
  incorporating PictureTel's technology and products into the next generation of products of the combined company;

  •
  geographic dispersion of operations;

  •
  integrating PictureTel's technical team with Polycom's engineering organizations;

  •
  generating market demand for an expanded product line that includes PC-based systems and collaboration-intensive applications;

  •
  expected synergy benefits from the merger, such as lower costs, may not be realized or may be realized more slowly than anticipated;

  •
  integrating PictureTel's products with Polycom's business, because Polycom does not have manufacturing, marketing or support experience for these products;

  •
  some of PictureTel's suppliers, distributors, customers and licensors are Polycom's competitors or work with Polycom's competitors, and as a result may terminate their business relationships with the combined company; and

  •
  the difficulty of leveraging PictureTel's and Polycom's combined technologies and capabilities across all product lines and customer bases.

The integration process may disrupt Polycom's businesses and internal resources.

    The integration of Polycom and PictureTel will be complex, time consuming and expensive and may disrupt Polycom's business. In addition, the integration process may strain the combined company's financial and managerial controls and reporting systems and procedures. This may result in the diversion of management and financial resources from the combined company's core business objectives.

Officers and directors of PictureTel have potential conflicts of interest.

    PictureTel stockholders should be aware of potential conflicts of interest and the benefits available to PictureTel directors when considering PictureTel's board of directors' recommendation to approve the transaction. PictureTel officers and directors have stock options, employment agreements and/or benefit plans that provide them with interests in the transaction that are different from, or in addition to, interests of PictureTel stockholders. See "Interests of PictureTel Officers and Directors in the Transaction" on page 64.

General uncertainty related to the offer and the merger could harm the combined company.

    Polycom or PictureTel customers may, in response to the announcement of the proposed offer and the merger, delay or defer purchasing decisions. If Polycom or PictureTel customers delay or defer purchasing decisions, the combined company's revenue could materially decline or any increases in revenue could be lower than expected. Similarly, Polycom and PictureTel employees may experience uncertainty about their future roles with the combined company. This may harm the combined company's ability to retain and attract key management, marketing and technical personnel. Also, speculation regarding the likelihood of the closing of the offer and the merger could increase the volatility of Polycom's and PictureTel's share prices.

Third parties may terminate or alter existing contracts with PictureTel.

    PictureTel has contracts with some of its suppliers, distributors, customers, licensors and other business partners. Certain of these contracts require PictureTel to obtain consent from these other parties in connection with the offer or the merger. If their consent cannot be obtained, these contracts may be terminated and PictureTel may suffer a loss of potential future revenue and may lose rights to facilities or intellectual property that are material to PictureTel's business and the business of the combined company.

Failure to complete the offer or the merger could harm PictureTel's stock price and future business and operations.

    If the offer and the merger are not completed, PictureTel may be subject to the following risks:

  •
  if the merger agreement is terminated under certain circumstances, PictureTel will be required to pay Polycom a termination fee of $14,500,000;

  •
  the price of PictureTel's common stock may decline to the extent that the current market price of PictureTel common stock reflects a market assumption that the offer and the merger will be completed;

  •
  costs related to the offer and the merger, such as legal, accounting and certain financial advisory fees, must be paid even if the offer and the merger are not completed; and

  •
  if the merger agreement is terminated and PictureTel's board of directors determines to seek another merger or business combination, PictureTel may not be able to find a partner willing to pay an equivalent or more attractive price than that which would be paid in the offer and the merger.

Risks related to the combined company and unanticipated fluctuations in the combined company's quarterly operating results could affect the combined company's stock price.

    Each of Polycom and PictureTel believes that quarter-to-quarter comparisons of its financial results are not necessarily meaningful indicators of the future operating results of the combined company and should not be relied on as an indication of future performance. If the combined company's quarterly operating results fail to meet the expectations of analysts, the trading price of Polycom common stock following the offer and the merger could be negatively affected. Each of Polycom's and PictureTel's quarterly operating results have varied substantially in the past and those of the combined company may vary substantially in the future depending upon a number of factors described in this section of this prospectus, including many that are beyond the combined company's control. Polycom and PictureTel cannot be certain that the business strategy of the combined company will be successful or that it will successfully manage these risks. If the combined company fails to adequately address any of these risks or difficulties, its business would likely suffer.

Polycom has experienced significant growth in its business in recent periods and the combined company's ability to manage this growth and any future growth will affect its ability to become profitable.

    Polycom's historical growth has placed, and any further growth is likely to continue to place, a significant strain on resources. Polycom has grown from 526 employees at December 31, 1999 to 772 employees at December 31, 2000. In the event the offer and the merger are successful, the combined company will employ a total of approximately 1,600 employees, assuming no workforce reductions. The combined company's productivity and the quality of its products may be adversely affected if it does not integrate and train its new employees quickly and effectively. Polycom also cannot be sure that the combined company's revenues will grow at a sufficient rate to absorb the costs associated with a larger overall headcount. Polycom expects that the combined company will need to expand its infrastructure, including operating and administrative systems and controls, train employees and coordinate among its executive, engineering, finance, marketing, sales, operations and customer support organizations. In addition, the future growth of the combined company may require significant resources and management attention. Further, once the combined company assesses its resources, it will likely determine that redundancy in certain areas will require consolidation of its resources, and any organizational disruptions associated with the consolidation process could require further management attention and financial resources. Managing this growth will require substantial resources that the combined company may not have or may not be able to obtain in a timely manner and, therefore, would impede the combined company's growth.

The combined company may not be able to sustain the revenue growth rates previously experienced by Polycom.

    Although Polycom's revenue has grown rapidly in recent years, Polycom does not anticipate that the combined company will sustain this rate of revenue growth because of the difficulty of maintaining high percentage increases as the combined company's revenue base increases and because of PictureTel's recent history of flat or declining revenues.

The combined company will need to retain and recruit executive and other personnel to successfully expand its business.

    The combined company's success will depend to a significant extent on the continued service of its key executive officers and other key employees, including key sales, consulting, technical, operational and marketing personnel. If the combined company unexpectedly loses the services of one or more of its executives or key employees, this could harm the combined company's business and could affect its ability to successfully implement its business objectives. The combined company's future success will also depend in large part on its ability to attract and retain experienced technical, sales, marketing, operational and management personnel.

Polycom and PictureTel have experienced losses in the past, and the combined company may experience losses in the future.

    PictureTel and Polycom have experienced losses in the past. Polycom expects that the combined company will continue to incur significant sales and marketing, product development and administrative expenses. As a result, the combined company will need to generate significant revenue to maintain profitability. Polycom cannot be certain that the combined company will sustain or increase profitability in the future. Any failure to significantly increase revenue as the combined company implements its product and distribution strategies would adversely affect its business.

Polycom will incur significant costs associated with the offer and the merger which could negatively affect its financial performance.

    Polycom expects to incur significant costs and commit significant management time integrating PictureTel's operations, technology, development programs, products, information systems, clients and personnel. These costs may be substantial and may include costs for:

  •
  integration and reorganization of operations, including combining teams, facilities and processes in various functional areas;

  •
  identifying duplicative or redundant resources, developing plans for resource consolidation and implementing those plans;

  •
  fees and expenses of professionals and consultants involved in completing the integration process;

  •
  converting and integrating information systems;

  •
  incurring potential existing liabilities of PictureTel;

  •
  employee relocation, redeployment or severance costs;

  •
  integration of technology and products; and

  •
  other transaction costs associated with the merger, including financial advisor, attorney's, accountant's and financial printer fees.

    In addition, successful integration of Polycom's and PictureTel's operations, products and personnel may place a significant burden on management and internal resources of the companies. The diversion of management attention and any difficulties encountered in the transition and integration process could harm the combined company's business, financial condition and operating results.

Potentially significant increases in amortization expense from preliminary estimates reflected in the unaudited pro forma condensed combined consolidated financial information may occur once the purchase consideration is finally allocated to PictureTel's net assets.

    Pro forma results of operations reflect adjustments, which are based upon preliminary estimates, to reflect the allocation of the purchase consideration to the acquired assets and liabilities of PictureTel. The final allocation of the purchase consideration will be determined after the completion of the merger and will be based on appraisals and a comprehensive final evaluation of the fair value of PictureTel's tangible assets, liabilities and identifiable intangible assets at the time of the merger. Accordingly, the final determination of tangible and intangible assets may result in amortization expense that is significantly higher than the preliminary estimates of these amounts, which would cause our depreciation and amortization expenses to increase. See "Notes to Unaudited Pro Forma Condensed Combined Consolidated Financial Statements" on page 86.

Need for governmental clearances may delay consummation of the offer and the merger.

    The offer is conditioned upon the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976. In addition, other filings with, notifications to and authorizations and approvals of, various governmental agencies with respect to the offer, the merger and other transactions contemplated by the merger agreement, relating primarily to antitrust issues, must be made and received prior to the consummation of the offer and merger. We and PictureTel are seeking to obtain all required regulatory clearances prior to the scheduled completion of these transactions. You should be aware that all required regulatory clearances may not be obtained on that timetable, restrictions on the combined operations of the two companies may be sought by governmental agencies as a condition to obtaining these clearances and operating restrictions imposed could adversely affect the value of the combined company. Please refer to "The Offer—Conditions of the Offer" and "—Regulatory Clearances" on pages 56 and 58, respectively, for more information.

RISKS RELATING TO POLYCOM

Our quarterly operating results fluctuate significantly and we may not be able to maintain our historical growth rates.

    Our quarterly operating results have fluctuated significantly in the past and may vary significantly in the future as a result of a number of factors. These factors include:

  •
  changes in general economic conditions, as has been the case recently, and specific economic conditions prevailing in the broadband communications and other technology industries;

  •
  market acceptance of new product introductions and product enhancements by us or our competitors;

  •
  our prices and those of our competitors' products;

  •
  the timing and size of the orders for our products;

  •
  the mix of products sold;

  •
  fluctuations in the level of international sales;

  •
  the delay in the rollout of digital subscriber line, or DSL, technology;

  •
  the cost and availability of components;

  •
  manufacturing costs;

  •
  the level and cost of warranty claims;

  •
  changes in our distribution network;

  •
  fluctuations in demand for our products;

  •
  the levels of inventory of our products that resellers are willing to maintain;

  •
  our distribution channels reducing their inventory levels;

  •
  slowing sales by our resellers to their customers, placing further pressure on our resellers to minimize inventory levels and reduce purchases of our products;

  •
  the impact of seasonality; and

  •
  the level of royalties to third parties.

    Although we have had significant sequential revenue growth in the recent quarters prior to the quarter ended March 31, 2001, fluctuations in our quarterly operating results due to these or other factors could prevent us from sustaining these growth rates or meeting our expectations, and you should not use these past results to predict future operating margins and results. For example, in the first quarter of 2001, we did not meet original revenue and profit expectations and the second quarter of 2001 is unpredictable. In particular, a number of these factors negatively affected our results of operations in the first quarter of 2001. Further, our quarterly revenues and operating results depend upon the volume and timing of customer orders received during a given quarter, and the percentage of each order which we are able to ship and recognize as revenue during each quarter, each of which is difficult to forecast. In addition, the majority of our orders in a given quarter historically have been shipped in the third month of that quarter. If this trend continues, any failure or delay in the closing of orders during the last part of a quarter will seriously harm our business.

    Some of our products have experienced seasonal fluctuations which have affected sequential growth rates for these products. For example, there appears to be a slow down in the summer quarter for our products in the European region. In addition, sales of our video communications products appear to decline in the first quarter of the year compared to the fourth quarter of the prior year. These fluctuations negatively affect our business during those quarters which could cause operating results to fall short of anticipated results, which would have a negative impact on our stock price.

    As a result of these and other factors, we believe that period-to-period comparisons of our historical results of operations are not a good predictor of our future performance. If our future operating results are below the expectations of stock market analysts, our stock price will decline.

General economic conditions may reduce our revenues and harm our business.

    As our business has grown, we have become increasingly subject to adverse changes in general economic conditions, which can result in reductions in capital expenditures by our end-user customers, longer sales cycles, deferral or delay of purchase commitments for our products, and increased price competition. These factors adversely impacted our operating results in the first quarter of 2001, and, if the current economic slowdown continues or worsens, these factors will continue to adversely affect our business and results of operations. In addition, we also face the risk that our resellers have built up inventories in anticipation of a growth in sales. If such sales growth does not occur as anticipated by these resellers for any reason, including the current slowdown in economic growth that began in the fourth quarter of 2000 and is expected to continue for most of the remainder of 2001, these resellers may substantially decrease the amount of product ordered in subsequent periods or product returns may exceed historical or predicted levels, which would harm our business. As such, sales to end users by our channel partners in the first and second quarters of 2001 thus far have not been strong, and therefore, we believe our channel partners will reduce their inventory levels substantially in the future, including in the second quarter of 2001.

Difficulty in estimating customer orders could harm our operating results.

    We typically ship products within a short time after we receive an order and historically have had no material backlog. As a result, backlog, at any point in time, is not a good indicator of future net revenues, and net revenues for any particular quarter cannot be predicted with any degree of accuracy. Additionally, orders from our reseller customers are based on the level of demand from end-users. The uncertainty of end-user demand means that any quarter could be significantly negatively impacted by lower end-user orders, which could in turn negatively affect orders we receive from our resellers. Accordingly, our expectations for both short- and long-term future net revenues are based almost exclusively on our own estimate of future demand and not on firm reseller orders. Expense levels are based, in part, on these estimates. Since a majority of our customer orders are received in the last month of a quarter, we are limited in our ability to reduce expenses quickly if for any reason orders and net revenues do not meet our expectations in a particular period. In addition, we have historically experienced a lag in demand during the summer months, which adds to the level of difficulty in predicting revenue levels.

We depend on distributors and resellers to sell our products, and we are subject to risks associated with their inventories of our products, their product sell-through and the success of their businesses.

    We sell a significant amount of our products to distributors and resellers who maintain their own inventory of products for sale to dealers and end-users. A substantial percentage of the total products sold during a particular quarter consists of distributor and reseller stocking orders. We typically provide special cost or early payment incentives for distributors and resellers to purchase the minimum or more than the minimum quantities contemplated under their agreements with us. If these distributors and resellers are unable to sell an adequate amount of their inventory of our products in a given quarter to dealers and end-users or if distributors and resellers decide to decrease their inventories for numerous reasons, including the current slowdown in economic growth that began in the fourth quarter of 2000 and is expected to continue for most of the remainder of 2001, it would negatively affect the volume of our sales to these distributors and resellers and also negatively affect our net revenues which could harm our business. These conditions negatively affected our business and operating results in the first quarter of 2001, and we are uncertain about how long these conditions will impact our business for the remainder of 2001. Also, if we choose to eliminate or reduce stocking incentive programs, quarterly revenues may fail to meet our expectations or be lower than historical levels.

    Our revenue estimates are based largely on end-user sales reports that our distributors and resellers provide to us on a monthly basis. To date, we believe this data has been generally accurate in North America but less reliable outside of this region. To the extent that this sales-out and channel inventory data is inaccurate in either North America or outside of North America, we may not be able to make revenue estimates or may find that our previous estimates were inaccurate.

    Many of our distributors and resellers that carry multiple Polycom products, and from whom we derive significant revenues, are undercapitalized. The failure of these businesses to establish and sustain profitability or obtain financing could have a significant negative effect on our future revenue levels and profitability. The economic slowdown in the United States, and its potential negative economic impact on the rest of the world, could cause more of our customers' businesses to fail which would harm our business.

    Lucent Technologies, one of our larger resellers, accounted for 11% of our net revenues in the three months ended December 31, 2000, primarily related to Lucent's purchases of our network access products during that period. In addition, Lucent accounted for 10% of net revenues in both 1999 and 1998. In the three months ended March 31, 2001, the amount of orders we received from Lucent dropped significantly which had a negative effect on our revenues and profitability. If Lucent Technologies continues to reduce its purchases of our products due to the current economic slowdown or any other factor, it will continue to harm our business. In addition, Lucent Technologies has spun off its business equipment division, now known as Avaya Inc. We do not yet know how this spin-off will affect us. In connection with this restructuring, if the combined business from Lucent and Avaya yields a significant reduction in the amount of orders to us, it could harm our business.

    Late in the first quarter of 2000, we began shipping the ViewStation FX product. The timing of this delivery date likely created confusion in our reseller customer base and end-user customer market as these groups waited to see if this new ViewStation product was more desirable than the existing products. Therefore, the timing of this new product release likely had a negative effect on our 2000 first quarter sales-in to resellers and sales-out to end-users. We cannot assure you that a similar situation will not happen again.

    A major contributor to the expected growth of the broadband distribution market has been the deployment of digital subscriber lines, or DSL. Beginning in the second half of 2000 and continuing into the first half of 2001, some DSL providers experienced delays in delivering their service which caused financial troubles for these companies. These DSL providers are customers of our network access products through original equipment manufacturers, or OEM, providers we use as resellers. These service delays slowed the expected growth in this market which in turn slowed sales of our network access products. If these conditions persist, they will negatively impact revenues from our network access products.

    The announced transaction with PictureTel could create confusion among our reseller customers due to the potential uncertainties concerning our and PictureTel's product offerings. This confusion may lead to delays in ordering our existing products, which would negatively affect our revenues, which would harm our business.

We may experience delays in product introductions and our products may contain defects which could adversely affect market acceptance for these products and our reputation and seriously harm our results of operations.

    Since the beginning of 1998, our revenue growth has been due in large part to new video communications product introductions. Although we are continuing to introduce new products, such as the ViaVideo, ViewStation 4000, ViewStation FX, SoundPoint Pro 3.0 products and our new voice over internet protocol, or VoIP, products, we cannot assure you that new product releases will be timely or that they will be made at all. In fact, the ViewStation FX and ViaVideo were delayed from their original release dates, which we believe negatively affected our net revenues in 2000. Additionally, we cannot assure you that any new or existing product introductions will be free from defects or produce the revenue growth experienced in 1999 and 2000.

    In the past we have experienced other delays in the introduction of certain new products and enhancements and believe that such delays may occur in the future. For instance, we experienced delays in introducing the ViewStation MP and WebStation in 1998 from their original expected release dates due to unforeseen technology and manufacturing ramping issues. Similar delays occurred during the introduction of the ShowStation IP, SoundStation Premier and ShowStation, affecting the first customer ship dates of these products. We also had delays in introducing our SoundStation IP product which we believe negatively impacted our sales revenue in the first quarter of 2001. Any similar delays in the future for other new product offerings such as VoIP, desktop or other product line extensions could adversely affect market acceptance for these products and our reputation and seriously harm our results of operations. Further, due to the dynamic nature of the network access market sector, any delays in enhancements to our NetEngine product line extensions would seriously harm our business.

We have limited supply sources for some key components of our products, and our operations could be harmed by supply interruptions, component defects or unavailability of these components.

    Some key components used in our products are currently available from only one source and others are available from only a limited number of sources, including some key integrated circuits and optical elements. We also obtain certain plastic housings, metal castings and other components from suppliers located in Singapore and China, and any political or economic instability in that region in the future, or future import restrictions, may cause delays or an inability to obtain these supplies. We have no supply commitments from our suppliers and generally purchase components on a purchase order basis either directly or through our contract manufacturers. We and our contract manufacturers have had limited experience purchasing volume supplies of various components for our products and some of the components included in our products, such as microprocessors and other integrated circuits, have from time to time been subject to limited allocations by suppliers. In the event that we or our contract manufacturers were unable to obtain sufficient supplies of components or develop alternative sources as needed, our operating results could be seriously harmed. In particular we have recently encountered some development delays and component shortages relating to our network access products, and if such conditions continue, our business will suffer. Moreover, our operating results would be seriously harmed by receipt of a significant number of defective components, an increase in component prices or our inability to obtain lower component prices in response to competitive price reductions. Additionally, our video communications products are designed based on integrated circuits produced by Philips and video equipment produced by Sony. If we could no longer obtain integrated circuits or video equipment from these suppliers, we would incur substantial expense and take substantial time in redesigning our products to be compatible with components from other manufacturers, and we cannot assure you that we would be successful in obtaining these components from alternative sources in a timely or cost-effective manner. Additionally, both Sony and Philips are our competitors in the video communications industry, which may adversely affect our ability to obtain necessary components. The failure to obtain adequate supplies could prevent or delay product shipments, which could harm our business. We also rely on the introduction schedules of some key components in the development or launch of new products, in particular, our network access products. Any delays in the availability of these key components could harm our business.

We rely on third-party license agreements and termination or impairment of these agreements may cause delays or reductions in product introductions or shipments which would harm our business.

    We have licensing agreements with various suppliers for software incorporated into our products. For example, we license video communications source code from RADVision, VTEL, Telesoft, Omnitel, Adtran and EBSNet, video algorithm protocols from Real Networks and Ezenia!, development source code from Digital Equipment and Philips Semiconductor, audio algorithms from Lucent Technologies and Nortel Networks, communication software from DataBeam and Windows software from Microsoft. In addition, for our new network access products, we have interoperability agreements with Jetstream Communications and Tollbridge Technologies, and we depend significantly on these agreements and our ability to secure similar licenses from other gateway providers. These third-party software licenses may not continue to be available to us on commercially reasonable terms, if at all. The termination or impairment of these licenses could result in delays or reductions in new product introductions or current product shipments until equivalent software could be developed, licensed and integrated, if at all possible, which would harm our business.

Lower than expected market acceptance of our products and price competition would negatively impact our business.

    If our products are not accepted by the market, our profitability could be harmed. For example, we lowered the price of the ShowStation IP by 23% effective March 1999 due to market acceptance issues for this product. Similar price reductions and demand issues could occur for any of our products which could negatively impact our net revenues and profitability. Further, through the end of 2000, growth rates of voice and video product sales from our sales channels to end-users were significant. Future growth rates for these and our other products may not achieve these levels of growth.

    Our profitability could also be negatively affected in the future as a result of continuing competitive price pressures in the sale of conferencing equipment, network systems and network access devices. Although past price reductions have been driven by our desire to expand the market for our products, and we expect that in the future we may further reduce prices or introduce new products that carry lower margins in order to further expand the market or to respond to competitive pricing pressures, such actions may not have the desired impact.

International sales are accounting for an increasing portion or our net revenue, and risks inherent in international sales could harm our business.

    International sales are accounting for an increasing portion of our net revenues, and we anticipate that international sales will continue to account for a significant portion of our net revenues for the foreseeable future. International sales are subject to certain inherent risks, including unexpected changes in regulatory requirements and tariffs, difficulties in staffing and managing foreign operations, longer payment cycles, problems in collecting accounts receivable and potentially adverse tax consequences. Additionally, international net revenues may fluctuate as a percentage of total net revenues in the future as we introduce new products. This is because we expect to initially introduce any new products in North America and also because of the additional time required for product homologation and regulatory approvals of new products in international markets. To the extent we are unable to expand international sales in a timely and cost-effective manner, our business could be harmed. We cannot assure you that we will be able to maintain or increase international market demand for our products. Additionally, to date, a substantial majority of our international sales has been denominated in U.S. currency; however, if international sales were denominated in local currencies in the future, these transactions would be subject to currency fluctuation risks.

Our recent acquisitions of Accord Networks and Circa Communications could adversely impact our business.

    We completed the acquisition of Accord Networks Ltd., or Accord, on February 28, 2001 and completed the acquisition of Circa Communications Ltd., or Circa, on April 2, 2001. As a result of the completion of the Accord acquisition, we face additional risks that are set forth in the section entitled "Risk Factors," on pages 13-22 of the proxy statement/prospectus dated January 29, 2001, and filed with the Securities and Exchange Commission on January 29, 2001. These risks relate to the impact of the merger on our business, risks related to the operation of the combined company, and risks related to the business of Accord, including its operations in Israel. We face similar risks in the integration of Circa. Failure to achieve the anticipated benefits of these or any future acquisition or to successfully integrate the operations of Accord and Circa could also harm our business and results of operations. Additionally, we cannot assure you that we will not incur material charges in future quarters to reflect additional costs associated with any future acquisitions we may make.

Conflicts with our channel partners could hurt sales of our products.

    We have various OEM agreements with some major telecommunications equipment manufacturers, such as Lucent Technologies, whereby we manufacture our products to work with the equipment of the OEM. These relationships can create channel conflicts with our other distributors who directly compete with the OEM partner, which could adversely affect revenue from non-OEM channels. Because many of our distributors also sell equipment that competes with our products, the distributors could devote more attention to the other products, which could harm our business. For example, a significant amount of our network systems revenues are generated from sales to Tandberg and VCON which compete with us in the video communications product market. Due to this conflict, they may significantly reduce their orders to us for network systems products which could harm our business. Further, other channel conflicts could arise which cause distributors to devote resources to other non-Polycom communications equipment, which would negatively affect our business or results of operations.

    We currently have agreements with video communications equipment suppliers under which these equipment suppliers resell our SoundPoint PC voice products along with their video communications products. We compete with these equipment suppliers in the voice conferencing market and, as such, we cannot assure you that they will enter into future agreements to resell or supply any of our new or enhanced communication products. Further, some of our current video products and video products under development are directly competitive with the products of these suppliers. As a consequence, competition between us and these suppliers is likely to increase, resulting in a strain on the existing relationship between the companies. Any such strain could limit the potential contribution of these relationships to our business.

    We also have an agreement with Siemens under which Siemens resells our video communications products. We compete with Siemens in the networks access products market, and we consequently cannot assure you that they will enter into future agreements with us to resell any of our new or enhanced video communications products. Further, some of our network access products currently under development are directly competitive with Siemens products. As a consequence, competition between us and Siemens is likely to increase, resulting in a strain on our relationship with Siemens. Any such strain could limit the potential contribution of our relationship with Siemens to our business.

    In addition, we depend on several key agreements, including our agreement with Jetstream Communications in the network access products market. Conflicts may occur in this evolving market as we seek other relationships. These conflicts could harm our business.

Our success depends on our ability to assimilate new technologies in our products and to properly train our resellers in the use of those products.

    The markets for voice and video communications products, network systems and network access products are characterized by rapidly changing technology, evolving industry standards and frequent new product introductions. The success of our new products depends on several factors, including proper new product definition, product cost, timely completion and introduction of new products, differentiation of new products from those of our competitors and market acceptance of these products. Additionally, properly addressing the complexities associated with DSL and integrated services digital network, or ISDN, compatibility, reseller training, technical and sales support as well as field support are also factors that may affect our success in this market. Further, the shift of communications from circuit-switched to IP-based wired and wireless technologies over time may require us to add new resellers and gain new core technological competencies. We are attempting to address these needs and the need to develop new products through our internal development efforts and joint developments with other companies. We cannot assure you that we will successfully identify new voice, video, network systems and network access product opportunities and develop and bring new voice, video and network access products to market in a timely manner. Further, we cannot assure you that competing technologies developed by others will not render our products or technologies obsolete or noncompetitive. The failure of our new voice, video, network systems and network access product development efforts and any inability to service or maintain the necessary third-party interoperability licenses would harm our business and results of operations.

Manufacturing disruption or capacity constraints would harm our business.

    We subcontract the manufacture of our SoundStation, SoundStation Premier, SoundPoint Pro, ViewStation, ViaVideo and our NetEngine access products to Celestica, a third-party contract manufacturer. We use Celestica's Thailand facilities, and should there be any disruption in services due to natural disaster or economic or political difficulties in Thailand or Asia, or for any other reason, such disruption would harm our business and results of operations. Also, Celestica is currently the sole source manufacturer of these products, and if this subcontractor experiences an interruption in operations or otherwise suffers from capacity constraints, we would experience a delay in shipping these products and we may not be able to meet any demand for our products, either of which could negatively affect revenues in the quarter of the disruption and harm our reputation. In addition, operating in the international environment exposes us to certain inherent risks, including unexpected changes in regulatory requirements and tariffs, difficulties in staffing and managing foreign operations and potentially adverse tax consequences, all of which could harm our business and results of operations. Further, our network systems products are manufactured in Israel which is currently experiencing internal and external conflicts that include terrorist and military action. We could experience a manufacturing disruption due to acts associated with this conflict which could harm our business. In addition, certain technology used in the network systems products was developed through grants from the Office of the Chief Scientist in Israel. Under Israeli law, it is prohibited to transfer technology developed pursuant to these grants to any person without the prior written consent of the Office of the Chief Scientist. The grants also contain restrictions on the ability to manufacture products developed with these grants outside of Israel. Approval to manufacture such products outside of Israel, if granted, is generally subject to an increase in the total amount to be repaid to the Office of the Chief Scientist to between 120% to 300% of the amount granted, depending on the extent of the manufacturing to be conducted outside of Israel. These restrictions on the ability to transfer technology to third parties or manufacture products outside Israel may adversely affect our operating results and significantly reduce the value of the technology developed under these grants.

Product obsolescence and other asset impairment can negatively affect our results of operation.

    We operate in a high technology industry which is subject to rapid and frequent technology changes. These technology changes can and do often render existing technologies obsolete. These obsolescence issues can require write-downs in inventory value when it is determined that the existing inventory cannot be sold at or above net realizable value. This situation occurred in the first quarter of 2001 when we recorded additional excess and obsolescence charges associated with our inventory of network access products. This situation also occurred during the first quarter of 2000 for the ShowStation IP. In addition, if the introduction of our SoundPoint Pro product has a materially negative effect on the future sales of our SoundPoint product, our net revenues could be reduced and an excess and obsolescence issue concerning our SoundPoint inventory could result, which could lower our profitability. The potential for new products to render existing products obsolete or reduce the demand for existing products exists for every one of our products. In addition, we have made investments in private companies which we classify as "Other Investments" in our balance sheet. The value of these investments is influenced by many factors, including the operating effectiveness of these companies, the overall health of these companies' industries and general market conditions. Due to these and other factors, we have previously determined and may in the future determine that the value of these investments is impaired, which has caused and would cause us to write down the stated value of these investments. Further, we cannot assure you that future inventory, investment, license, fixed asset or other asset writedowns will not happen. If future writedowns do occur, they could harm our business.

Failure to adequately service and support our products could harm our results of operations.

    Our recent growth has been due in large part to an expansion into products with more complex technologies and protocols, including our recently introduced network access products and our network systems products. This has increased the need for increased product warranty and service capabilities. If we cannot develop and train our internal support organization or maintain our relationship with our outside technical support, it could harm our business.

Our cash flow could fluctuate due to our ability to collect receivables.

    Over the past several quarters, we initiated significant investments in Europe and Asia to expand our business in these regions. In Europe and Asia, as with other international regions, credit terms are typically longer than in the United States. Therefore, as Europe, Asia and other international regions grow as a percentage of our net revenues, as happened in 1999 and 2000, and in the first quarter of 2001, accounts receivable balances will likely increase over previous years. Additionally, sales in the network access, network systems and video communications industries typically have longer payment periods over our traditional experience in the voice communications market. Therefore, if network access, network systems and video products constitute a greater percentage of net revenues, accounts receivable balances will likely increase. These increases would cause our days sales outstanding to increase over prior years and will negatively affect future cash flows. Although we have been able to offset the effects of these influences through additional incentives offered to resellers at the end of the quarter in the form of prepaid discounts, these additional incentives have lowered our profitability and, given the slow down in the economy of the United States, many companies are opting to not take advantage of our incentives and instead preserve their liquidity. In addition, the economic slowdown in the U.S. may restrict the availability of capital which may delay our collections from our resellers beyond our historical experience, which would further harm our cash flow and days sales outstanding performance.

Our stock price fluctuates as a result of the conduct of our business and stock market fluctuations.

    The market price of our common stock has experienced significant fluctuations and may continue to fluctuate significantly. The market price of our common stock may be significantly affected by a variety of factors, including:

  •
  statements or changes in opinions, ratings or earnings estimates made by brokerage firms or industry analysts relating to the market in which we do business or relating to us specifically;

  •
  the announcement of new products or product enhancements by us or our competitors;

  •
  technological innovations by us or our competitors;

  •
  quarterly variations in our results of operations;

  •
  general market conditions or market conditions specific to particular industries; and

  •
  domestic and global macroeconomic factors.

    In addition, recently the stock market has experienced extreme price and volume fluctuations. These fluctuations have had a substantial effect on the market prices for many high technology companies, such as Polycom. These fluctuations are often unrelated to the operating performance of the specific companies.

Business interruptions could adversely affect our business.

    Our operations are vulnerable to interruption by fire, earthquake, power loss, telecommunications failure and other events beyond our control. We do not have a detailed disaster recovery plan. Our facilities in the State of California are currently subject to electrical blackouts as a consequence of a shortage of available electrical power. In the event these blackouts continue or increase in severity, they could disrupt the operations of our affected facilities. In addition, we do not carry sufficient business interruption insurance to compensate us for losses that may occur and any losses or damages incurred by us could have a material adverse effect on our business.

Our reseller customer contracts are typically short-term and early terminations of our contracts may harm our results of operations.

    We do not typically enter into long-term contracts with our reseller customers, and we cannot be certain as to future order levels from our reseller customers. When we do enter into a long-term contract, the contract is generally terminable at the convenience of the customer. In the event of an early termination by one of our major customers, it is unlikely that we will be able to rapidly replace that revenue source, which would harm our results of operations.

Failure to manage our growth may harm our business.

    Our business has grown in recent years through both internal expansion and acquisitions, and continued growth may cause a significant strain on our infrastructure and internal systems. To manage our growth effectively, we must continue to improve and expand our management information systems and continue resource additions such as headcount, capital and processes in a timely and efficient manner. We cannot assure you that resources will be available when we need them or that we will have sufficient capital to fund these resource needs. In addition, our success depends to a significant extent on the management skills of our executive officers and other members of our senior management. If we are unable to manage growth effectively, or we experience a shortfall in resources, our results of operations will be harmed.

If we fail to successfully compete, our business and results of operations would be significantly harmed.

    We have significant competition in the broadband communications industry, which is subject to rapid technological change. In video communications, our major competitors include NEC, PictureTel, RSI, Sony, Sun Microsystems, Tandberg, VCON, Gentner, Aethra and VTEL, as well as various smaller or new entrants such as Zydachron, Ivron, Imagecom, Videra, Broadband Networks and Motion Media Technology. Many of these companies have substantial financial resources and production, marketing, engineering and other capabilities with which to develop, manufacture, market and sell their products. In addition, with advances in telecommunications standards, connectivity and video processing technology and the increasing market acceptance of video communications, other established or new companies may develop or market products competitive with our video communications products. We believe we will face increasing competition from alternative video communications solutions that employ new technologies or new combinations of technologies from companies such as Cisco, MeetingOne, Microsoft, Nortel, 3Com, RealNetworks, Dell, Compaq or WebEx, that enable web-based or network-based video communications with low-cost digital camera systems. The market for voice communications equipment, particularly voiceconferencing products, is highly competitive and also subject to rapid technological change, regulatory developments and emerging industry standards. We expect competition to persist and increase in the future in this area. In voice communications, our major competitors include SoundGear, NEC, Gentner and other companies that offer lower cost, full-duplex speakerphones such as Lucent Technologies and Hello Direct. Hello Direct, one of our resellers, offers a competitive product under the Hello Direct name through an OEM relationship with Gentner. Most of these companies have substantial financial resources and production, marketing, engineering and other capabilities with which to develop, manufacture, market and sell their products. In addition, all major telephony manufacturers produce hands-free speakerphone units that are lower cost than our voice communications products. Our network access products have significant competition from Adtran, Netopia, 3Com, Siemens and Cisco Systems and our network systems business has significant competition from Radvision, Avaya and Ezenia. Our network systems revenue are heavily dependent on purchases by our video product competitors. If these network systems' customers decide to reduce their purchases due to this or other potential competition, it will harm our business.

    We cannot assure you that we will be able to compete successfully against our current or future competitors. We expect our competitors to continue to improve the performance of their current products and to introduce new products or new technologies that provide improved performance characteristics. New product introductions by our competitors could cause a significant decline in sales or loss of market acceptance of our existing products and future products. We believe that the possible effects from ongoing competition may be the reduction in the prices of our products and our competitors' products or the introduction of additional lower priced competitive products. We expect this increased competitive pressure may lead to intensified price-based competition, resulting in lower prices and gross margins which would significantly harm our results of operations.

We rely on patents, trademarks, copyrights and trade secrets to protect our proprietary rights, which may not be sufficient to protect our intellectual property.

    We rely on a combination of patent, copyright, trademark and trade secret laws and confidentiality procedures to protect our proprietary rights. Others may independently develop similar proprietary information and techniques or gain access to our intellectual property rights or disclose such technology. In addition, we cannot assure you that any patent or registered trademark owned by us will not be invalidated, circumvented or challenged in the U.S. or foreign countries, that the rights granted thereunder will provide competitive advantages to us or that any of our pending or future patent applications will be issued with the scope of the claims sought by us, if at all. Furthermore, others may develop similar products, duplicate our products or design around our patents. In addition, foreign intellectual property laws may not protect our intellectual property rights. Litigation may be necessary to enforce our patents and other intellectual property rights, to protect our trade secrets, to determine the validity of and scope of the proprietary rights of others, or to defend against claims of infringement or invalidity. Litigation could result in substantial costs and diversion of resources and could harm our business.

We face and might in the future face intellectual property infringement claims that might be costly to resolve.

    We have from time to time received, and may in the future receive, communications from third parties asserting patent or other intellectual property rights covering our products. For example, we have been named in (along with approximately 90 manufacturers or distributors of electronic or semiconductor products) and served with a complaint filed by the Lemelson Medical, Education and Research Foundation alleging patent infringement by us.

    In addition, our industry is characterized by uncertain and conflicting intellectual property claims and vigorous protection and pursuit of intellectual property rights or positions, which have on occasion resulted in significant and often protracted and expensive litigation. In the past, we have been involved in such litigation, which adversely affected our operating results. For example, in November 1998, Videoserver, Inc., now known as Ezenia! Inc., filed a patent infringement claim against Accord's U.S. subsidiary, and Accord was subsequently added as a defendent. In June 2000, Accord and its U.S. subsidiary entered into a settlement agreement with Ezenia! under which the case was dismissed and Accord paid $6.5 million to Ezenia! We cannot assure you that we will prevail in any such litigation, that intellectual property claims will not be made against us in the future or that we will not be prohibited from using the technologies subject to any such claims or be required to obtain licenses and make corresponding royalty payments. In addition, the necessary management attention to and legal costs associated with litigation can have a significant adverse effect on operating results.

If we fail to successfully attract and retain qualified personnel, our business will be harmed.

    Our future success will depend in part on our continued ability to hire, assimilate and retain qualified personnel. Competition for such personnel is intense, and we may not be successful in attracting or retaining such personnel. The loss of any key employee, the failure of any key employee to perform in his or her current position or our inability to attract and retain skilled employees, particularly technical and management, as needed, could harm our business. The loss of the services of any executive officer or other key technical or management personnel could harm our business.

SELECTED HISTORICAL AND SELECTED UNAUDITED
PRO FORMA COMBINED FINANCIAL DATA

Polycom's Selected Historical Consolidated Financial Data

    You should read the following table in conjunction with Polycom's historical consolidated financial statements and related notes and Polycom's "Management's Discussion and Analysis of Financial Condition and Results of Operations" (as restated to include the results of operations of Accord Networks, Ltd. acquired by Polycom on February 28, 2001, treated as a pooling of interests) filed as an exhibit to Polycom's current report on Form 8-K filed on June 15, 2001 and incorporated by reference in this prospectus.

    The consolidated balance sheet data as of December 31, 1999 and 2000 and the consolidated statement of operations data for the fiscal years ended December 31, 1998, 1999 and 2000 have been derived from audited consolidated financial statements of Polycom incorporated by reference in this prospectus. The consolidated balance sheet data as of December 31, 1996, 1997, and 1998 and the consolidated statement of operations data for the fiscal years ended December 31, 1996 and 1997 have been derived from audited consolidated financial statements of Polycom not incorporated by reference in this prospectus. The consolidated balance sheet data as of March 31, 2001 and the consolidated statement of operations data for the three month periods ended March 31, 2000 and 2001 are based upon unaudited quarterly consolidated financial statements of Polycom incorporated by reference in this prospectus.

    This data gives retroactive effect to our acquisition of Accord Networks, Ltd. on February 28, 2001, which was treated as a pooling of interests. Our fiscal year is a 52 or 53-week fiscal year. As a result, our fiscal year may not end as of the same day as the calendar year. For convenience of presentation, the consolidated financial statements have been shown as ending on December 31 and March 31 of each applicable period.

    The information as of and for the three-month periods is unaudited and has been prepared on the same basis as our annual consolidated financial statements. In the opinion of management, this quarterly information reflects all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the information for the periods presented. The results of operations for the three-month period ended March 31, 2001 are not necessarily indicative of the results that may be expected for the full year ended December 31, 2001, or any future period.

	Year Ended December 31,					Three Months Ended March 31,
	1996	1997	1998	1999	2000	2000	2001
	(In thousands, except per share data)
Consolidated Statements of Operations Data:
Net revenues	$39,006	$51,972	$129,483	$224,902	$373,554	$75,554	$96,217
Gross profit	20,019	23,287	66,391	125,204	209,455	43,058	55,313
Operating income (loss)	(2,762)	(19,999)	15,452	41,735	59,137	16,733	8,073

Income (loss) before provision for income taxes	(1,490)	(18,926)	16,370	43,333	61,710	17,577	12,120

Net income (loss)	$(1,598)	$(19,097)	$14,621	$29,717	$37,463	$11,849	$6,445

Net income (loss) per share:
Basic	$(0.05)	$(0.44)	$0.25	$0.45	$0.50	$0.17	$0.08

Diluted	$(0.05)	$(0.44)	$0.20	$0.38	$0.45	$0.15	$0.08

Weighted average shares outstanding:
Basic	29,979	43,369	58,012	65,475	75,264	69,487	82,425
Diluted	29,979	43,369	71,609	77,848	83,828	80,966	85,757

	Year Ended December 31,
						As of March 31, 2001
	1996	1997	1998	1999	2000
	(In thousands)
Consolidated Balance Sheet Data:
Cash, cash equivalents and short-term investments	$23,516	$19,846	$24,925	$66,554	$241,798	$238,095
Working capital	32,289	24,600	51,307	97,006	325,969	324,388
Total assets	44,093	51,857	88,418	185,219	503,708	514,068
Mandatorily redeemable convertible preferred stock	10,315	10,676	19,415	25,916	—	—
Convertible preferred stock	1,975	9,496	—	—	—	—
Total stockholders' equity	25,937	14,829	40,855	100,810	422,783	435,077

PictureTel's Selected Historical Consolidated Financial Data

    You should read the following table in conjunction with PictureTel's historical consolidated financial statements and related notes and PictureTel's "Management's Discussion and Analysis of Financial Condition and Results of Operations" incorporated by reference in this prospectus.

    The consolidated balance sheet data as of December 31, 1999 and 2000 and the consolidated statement of operations data for the fiscal years ended December 31, 1998, 1999 and 2000 have been derived from audited consolidated financial statements of PictureTel incorporated by reference in this prospectus. The consolidated balance sheet data as of December 31, 1996, 1997, and 1998 and the consolidated statement of operations data for the fiscal years ended December 31, 1996 and 1997 have been derived from audited consolidated financial statements of PictureTel not incorporated by reference in this prospectus. The consolidated balance sheet data as of March 31, 2001 and the consolidated statement of operations data for the three month periods ended March 31, 2000 and 2001 are based upon unaudited quarterly consolidated financial statements of PictureTel incorporated by reference in this prospectus.

    The information as of and for the three-month periods is unaudited and has been prepared on the same basis as our annual consolidated financial statements. In the opinion of management, this quarterly information reflects all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the information for the periods presented. The results of operations for the three-month period ended March 31, 2001 are not necessarily indicative of the results that may be expected for the full year ended December 31, 2001, or any future period.

	Fiscal Year Ended December 31,					Three Months Ended March 31,
	1996	1997	1998	1999	2000	2000	2001
	(In thousands, except per share amounts)
Consolidated Statements Of Operations Data:
Net sales	$490,225	$466,425	$407,143	$323,995	$245,149	$65,203	$49,605
Gross profit	239,176	190,514	173,066	102,136	56,952	17,719	17,778
Net income (loss)	32,172	(39,398)	(55,679)	(84,526)	(106,971)	(23,842)	(7,430)
Accretion reversal (accretion) for dividends on mandatorily redeemable series A preferred stock	—	—	—	$(5,612)	$(6,900)	—	—
Net income (loss) available for common stockholders	$32,172	$(39,398)	$(55,679)	$(90,138)	$(113,871)	$(23,842)	$(7,430)
Basic net income (loss) available for common stockholders per share	$0.89	$(1.04)	$(1.45)	$(2.23)	$(2.73)	$(.59)	$(0.17)
Diluted net income (loss) available for common stockholders per share	$0.81	$(1.04)	$(1.45)	$(2.23)	$(2.73)	$(.59)	$(0.17)
	Fiscal Year Ended December 31,
						As of March 31, 2001
	1996	1997	1998	1999	2000
	(in thousands)
Consolidated Balance Sheet Data:
Cash, cash equivalents and short-term investments	$102,251	82,011	100,270	60,902	49,216	42,702
Working capital	202,063	152,973	112,322	82,994	45,395	40,781
Total assets	386,254	355,051	352,994	291,233	147,020	132,069
Mandatorily redeemable convertible preferred stock	—	—	—	30,500	42,845	42,845
Total stockholders' equity	264,846	227,965	190,242	109,266	21,620	14,467

Selected Unaudited Pro Forma Combined Consolidated Financial Data of Polycom and PictureTel

    We are providing the following selected unaudited pro forma combined consolidated financial data to give you a better picture of what the results of operations and the financial position of the combined businesses of Polycom and PictureTel might have looked like had the merger occurred on January 1, 2000 for statement of operations purposes and on March 31, 2001 for balance sheet purposes. This information is provided for illustrative purposes only and is not necessarily indicative of what the results of operations or financial position of Polycom would have been if the acquisition of PictureTel actually occurred on the dates assumed. In addition, this information is not necessarily indicative of what Polycom's future consolidated operating results or consolidated financial position will be.

Selected Unaudited Pro Forma Combined Consolidated Financial Data
(In Thousands, Except Per Share Data)

	Year Ended December 31, 2000	Three Months Ended March 31, 2001
Unaudited Pro Forma Combined Consolidated Statement Of Operations Data:
Net revenues	$612,803	$142,522
Gross profit	266,407	73,591

Operating loss	(130,389)	(16,450)

Loss before provisions for income taxes	(119,091)	(14,100)

Net loss	$(114,873)	$(17,261)

Net loss per share; basic and diluted	$(1.41)	$(0.19)

Weighted average common shares; basic and diluted	81,692	88,853
As of March 31, 2001
Unaudited Pro Forma Combined Consolidated Balance Sheet Data:
Cash and cash equivalents and short-term investments	$110,797
Working capital	231,069
Total assets	808,737
Stockholders' equity	648,589

Comparative Historical and Pro Forma Per Share Data

    The following table presents certain unaudited historical per share and combined pro forma per share data of Polycom and PictureTel after giving effect to the acquisition using the purchase method of accounting. The pro forma data does not purport to be indicative of the results of future operations or the results that would have occurred had the acquisition been consummated at the beginning of the periods presented. The information set forth below should be read in conjunction with the historical consolidated financial statements and notes thereto of Polycom and PictureTel incorporated by reference in this prospectus, and the unaudited pro forma condensed combined consolidated financial data included elsewhere in this prospectus. All share information has been restated, as applicable, for stock splits, as discussed in each entity's respective consolidated financial statements and notes thereto. The unaudited pro forma combined and unaudited pro forma equivalent per share data combine the results of operations of Polycom and PictureTel for the year ended December 31, 2000, the results of operations of Polycom and PictureTel for the three months ended March 31, 2001, and Polycom's financial position at March 31, 2001 with PictureTel's financial position at March 31, 2001. No cash dividends have ever been declared or paid on Polycom common stock or PictureTel common stock.

Polycom

	Fiscal Year Ended December 31,	Three Months Ended March 31,
	2000	2001
Historical per common share data:
Net income per diluted share	$0.45	$0.08
Net book value per share(1)		$5.26

PictureTel

	Fiscal Year Ended December 31,	Three Months Ended March 31,
	2000	2001
Historical per common share data:
Net loss per diluted share	$(2.73)	$(0.17)
Net book value per share(1)		$0.32

Polycom and PictureTel

	Fiscal Year Ended December 31,	Three Months Ended March 31,
	2000	2001
Combined pro forma per common share data:
Pro forma net loss per combined company's diluted share(2)	$(1.41)	$(0.19)
Pro forma net loss per equivalent PictureTel diluted share(3)	(0.17)	$(0.02)
Pro forma net book value per combined company's share(1)		$7.28
Pro forma net book value per equivalent PictureTel share(4)		$0.86

(1)
The historical net book value per Polycom share is computed by dividing assets less liabilities by the number of shares of common stock outstanding at March 31, 2001. The historical net book value per PictureTel share is computed by dividing assets less liabilities and less mandatorily redeemable convertible preferred stock by the number of shares of common stock outstanding at March 31, 2001. The pro forma net book value per combined company's share is computed by dividing the pro forma assets less liabilities by the pro forma number of shares of Polycom common stock outstanding as of March 31, 2001, assuming the merger had occurred as of that date.

(2)
The pro forma combined company's diluted shares used in this calculation are equal to Polycom's weighted average shares for the periods presented plus the approximately 6.4 million shares (does not include any Polycom shares that may be issued for any PictureTel ESPP shares issued prior to the acquisition or any PictureTel shares issued upon exercise of options or warrant prior to the acquisition) to be issued in connection with the PictureTel acquisition, assuming the acquisition occurred on January 1, 2000.

(3)
The shares used in this calculation are equal to the pro forma combined company's diluted shares, described in footnote (2) divided by the 0.1177 exchange ratio.

(4)
The shares used in this calculation are equal to the pro forma combined actual shares described in footnote (1) divided by the 0.1177 exchange ratio.

COMPARATIVE PER SHARE MARKET PRICE DATA

Polycom Market Price Data

    Polycom's common stock is traded on the Nasdaq National Market under the symbol "PLCM". The following table shows the range of high and low per share sales prices reported on Nasdaq for Polycom common stock for the periods indicated, as adjusted where appropriate to reflect a two-for-one split of Polycom common stock, which was effected as a stock dividend on August 31, 2000:

	High	Low
POLYCOM'S FISCAL 1999
First Quarter	13.56	5.97
Second Quarter	20.06	8.81
Third Quarter	25.00	13.47
Fourth Quarter	33.63	21.31
POLYCOM'S FISCAL 2000
First Quarter	66.50	26.75
Second Quarter	56.00	26.00
Third Quarter	69.88	39.00
Fourth Quarter	72.25	29.38
POLYCOM'S FISCAL 2001
First Quarter	37.81	10.75
Second Quarter (through June 14, 2001)	29.88	10.88

PictureTel Market Price Data

    PictureTel's common stock is traded on the Nasdaq National Market under the symbol "PCTL". The following table shows the range of high and low sales prices reported on Nasdaq for PictureTel common stock for the periods indicated:

	High	Low
PICTURETEL'S FISCAL 1999
First Quarter	$11.000	$5.875
Second Quarter	$11.000	$4.313
Third Quarter	$8.125	$3.625
Fourth Quarter	$6.500	$3.250
PICTURETEL'S FISCAL 2000
First Quarter	$15.219	$4.250
Second Quarter	$9.000	$1.875
Third Quarter	$9.940	$2.813
Fourth Quarter	$8.000	$2.190
PICTURETEL'S FISCAL 2001
First Quarter	$4.190	$2.060
Second Quarter (through June 14, 2001)	$5.900	$1.750

    The table below presents the per share closing prices of Polycom common stock and PictureTel common stock on Nasdaq and the pro forma equivalent market value of PictureTel common stock as of the dates specified. PictureTel's pro forma equivalent market value was determined by multiplying the closing prices of the Polycom common stock as of the specified dates by the stock portion of 0.1177 and adding $3.11 in cash per share of PictureTel common stock. May 23, 2001 was the date preceding announcement of the merger agreement. June 14, 2001 was the most recent practicable date before the date of this prospectus.

Date	Polycom Common Stock	PictureTel Common Stock	PictureTel Common Stock Pro Forma Equivalent Value
May 23, 2001	$28.15	$4.45	$6.42
June 14, 2001	$21.41	$4.86	$5.63

    PictureTel stockholders are advised to obtain current market quotations for Polycom common stock and PictureTel common stock. No assurance can be given as to the market prices of Polycom common stock or PictureTel common stock at any time before consummation of the offer or the merger or as to the market price of Polycom common stock at any time after the merger. Because the offer price and the merger consideration are fixed, they will not be adjusted to compensate PictureTel stockholders for decreases in the market price of Polycom common stock which could occur before the offer is consummated or the merger becomes effective. In the event the market price of Polycom common stock decreases or increases prior to the consummation of the offer and/or the merger, the value of the Polycom common stock to be received in the offer and/or the merger in exchange for PictureTel common stock would correspondingly decrease or increase.

    Polycom and PictureTel have never paid cash dividends on their respective shares of capital stock. If the merger is not consummated, the PictureTel board presently intends that it would continue its policy of retaining all earnings to finance the expansion of its business. The Polycom board presently intends to retain all earnings for use in its businesses and has no present intention to pay cash dividends before or after the merger.

THE COMPANIES

Polycom

    Polycom develops, manufactures and markets a full range of premium-quality network infrastructure and network access solutions. Polycom's integrated communications solutions enable business and professional users to immediately realize the benefits of voice, video and data over rapidly growing broadband networks. We develop, manufacture and market high-quality, easy-to-use communications equipment that enables enterprise users to access broadband network services and leverage increased bandwidth to more conveniently conduct voice, video and data communications. Our products include network access products, enterprise voice and video communications equipment and network systems products. Our NetEngine family of network access products enables enterprises to more easily and cost-effectively utilize broadband communications services. Our SoundStation and ViewStation enterprise communications products enable businesses and other organizations to utilize bandwidth-intensive voice and video applications to more effectively communicate with employees, customers and partners. Our network systems products, the Accord video bridges, gateways and gatekeepers, facilitate multipoint communications in circuit-switched and Internet protocol environments. The breadth of our Internet protocol, or IP, enabled voice and video and network access products enables us to provide enterprise customers with a comprehensive broadband solution, whether they require communications products for their wiring closets, meeting rooms or desktops. We believe that our strategy of providing network access products, which facilitate bandwidth, and voice and video products, which consume bandwidth, creates a synergistic demand cycle across our entire product line.

    Our core technology expertise, strong brand and reputation for quality enables us to expand our product line in the high-growth communications industry. For example, we recently introduced a desktop video product with the introduction of our ViaVideo product line. We also have alliances with leading communications and technology firms to ensure that our products meet the real-time, on-demand requirements of enterprise users. For example, we have a joint development agreement with Cisco Systems to develop and provide voice-over IP, or VoIP, communications products and have formed similar co-branding, joint product development and OEM relationships with leading companies such as Lucent Technologies, Nortel Networks and Jetstream Communications.

    We sell our network access, network systems, and voice and video communications products globally through a network of over 250 channel partners, including leading communications service providers, communications equipment providers, value added resellers, computer distributors and retailers. We manufacture our products through a low-cost, outsourced model, optimized for quality, reliability and fulfillment agility.

    We were incorporated in December 1990 in Delaware. Our principal executive offices are located at 1565 Barber Lane, Milpitas, California 95035, and our telephone number at this location is (408) 474-2000.

    For more information about Polycom, please see the documents incorporated by reference into this prospectus, as described in "Where You Can Find More Information" beginning on page 97.

PictureTel

    PictureTel develops, manufactures and markets a full range of visual and audio collaboration solutions. Visual collaboration employs videoconferencing, video streaming and data collaboration technologies to facilitate productive meeting environments that may incorporate video, audio, and real-time and archived multimedia data. PictureTel's products and services enable businesses, schools, medical facilities, government and other organizations to eliminate the barrier of distance so they can work together more effectively. PictureTel markets a complete line of videoconferencing systems, multi-location servers, peripheral equipment and a full suite of enterprise-wide services.

    PictureTel is organized into two business segments. The business segments are videoconferencing products and videoconferencing services. The videoconferencing products' direct sales organization and its worldwide sales channels currently also sell certain videoconferencing services' offerings.

    PictureTel is a Delaware corporation organized in 1984, with executive offices at 100 Minuteman Road, Andover, Massachusetts 01810 and the telephone number at this location is (978) 292-5000.

    For more information regarding PictureTel, please see the documents incorporated by reference into this prospectus, as described in "Where You Can Find More Information" beginning on page 97.

BACKGROUND OF THE OFFER

    In the summer of 1999, Bruce Bond, then Chairman, President and Chief Executive Officer of PictureTel, and other executive officers of PictureTel met with Robert Hagerty, Polycom's Chairman, President and Chief Executive Officer, Michael Kourey, Polycom's Senior Vice President of Finance and Administration and Chief Financial Officer and other executive officers of Polycom in Chicago to discuss a potential business combination transaction between the two companies. However, the companies were unable to agree on terms and no transaction resulted from these discussions.

    In early 2000, Mr. Hagerty met with Norman Gaut, PictureTel's Chairman and Chief Executive Officer, in Boston to discuss Polycom's interest in purchasing PictureTel's videoconferencing products division. However, no transaction resulted from these discussions.

    In December 2000, Mr. Hagerty met with Lewis Jaffe, PictureTel's President and Chief Operating Officer, at a trade show in Anaheim, California where they discussed the topic of a potential business combination transaction between the two companies. Following that meeting, Mr. Hagerty and Jules DeVigne, an Executive Vice President of Polycom, engaged in several telephone conversations with Mr. Jaffe to discuss a potential business combination between the two companies.

    In late 2000 and early 2001, PictureTel determined, in light of its history of losses, financial condition and current market conditions, that it should consider potential strategic initiatives to enhance shareholder value, including a merger or other business combination. In connection with these efforts, PictureTel engaged Robertson Stephens to act as its financial advisor. During this period, approximately 25 parties, which PictureTel believed were the most likely potential purchasers of PictureTel, were contacted on behalf of PictureTel to solicit their interest in a possible transaction with PictureTel. Of the parties contacted, only two parties, Polycom and another potential purchaser, the alternative purchaser, eventually submitted written acquisition proposals to PictureTel. PictureTel entered into confidentiality agreements with the alternative purchaser in late January, 2001, with Polycom on March 7, 2001, and with one other entity, which did not pursue a transaction, in early March so that each could conduct business and legal due diligence. The confidentiality agreements with each of Polycom and the alternative purchaser provided for the confidentiality of information provided by PictureTel, as well as an agreement that neither party thereto would acquire, or make an offer to acquire, assets or property of the other or merge with the other without the prior consent of PictureTel's board of directors for a period of time specified in the respective agreements.

    In late March 2001, Mr. DeVigne and Mr. Jaffe spoke by telephone to arrange a meeting to discuss Polycom's interest in purchasing PictureTel's videoconferencing products division. On April 5, 2001, Messrs. Hagerty, Kourey, DeVigne and William Paape, Polycom's Vice President, Finance and Strategic Investments, and representatives of Thomas Weisel Partners LLC, Polycom's financial advisor, met in Chicago with Mr. Jaffe, Robert Kelligrew, PictureTel's General Counsel, and Dalton Edgecomb, PictureTel's Chief Financial Officer, and representatives of Robertson Stephens, PictureTel's financial advisor, to discuss an acquisition by Polycom of PictureTel's videoconferencing products division. During the week following that meeting, Mr. Hagerty had several telephone calls with representatives of Robertson Stephens to discuss Polycom's proposed acquisition of PictureTel's videoconferencing products division and PictureTel's interest in a potential business combination involving the entire company. In accordance with PictureTel's instructions, representatives of Robertson Stephens informed Polycom that PictureTel had determined that selling the videoconferencing products division while retaining the services division was not an appropriate strategic initiative for PictureTel. Following these discussions, on April 11, 2001, Polycom provided PictureTel with a proposal on the material terms of a potential business combination involving the entire company.

    During March and early April of 2001, the alternative purchaser also evaluated a potential business combination with PictureTel and provided its proposal on the material terms of such a transaction to PictureTel.

    On April 13, 2001, PictureTel's board of directors convened to discuss the proposals received from the alternative purchaser and Polycom. Robertson Stephens reviewed and summarized for the PictureTel board the financial details of each proposal and answered various questions from the PictureTel board about each proposal. Extensive discussions by the PictureTel board members then followed regarding the strengths and weaknesses of both proposals. Following these discussions, PictureTel's board of directors determined to pursue negotiations with the alternative purchaser and authorized PictureTel's management to sign on behalf of PictureTel a term sheet containing an exclusivity provision, which term sheet was non-binding except with respect to certain limited exclusivity matters, with the alternative purchaser. After this PictureTel board meeting, on April 13, 2001, PictureTel signed the term sheet with the alternative purchaser. Among other provisions, the term sheet provided that PictureTel and its representatives could not solicit or negotiate a business combination with any other entities, except in response to an unsolicited proposal, to the extent PictureTel was required to do so by applicable fiduciary duties, after consultation with outside counsel, and required PictureTel to notify the alternative purchaser in such event. After signing this term sheet, in accordance with PictureTel's instructions, a representative of Robertson Stephens telephoned Mr. Hagerty to notify him that PictureTel had entered into an exclusivity arrangement with another party and that PictureTel was required to discontinue its discussions with Polycom.

    On April 24, 2001, PictureTel received a first draft of a proposed merger agreement from the alternative purchaser's counsel. Between April 24, 2001 and May 18, 2001, PictureTel and its legal and financial advisors negotiated the terms of this proposed merger agreement with the alternative purchaser and its financial and legal advisors. These discussions included negotiation over the form of the consideration to be offered, increases in the per share consideration, and alternative structures for a transaction.

    On May 10, 2001, PictureTel and its legal and financial advisors met with the alternative purchaser and its counsel to discuss the outstanding issues on the draft alternative purchaser's merger agreement and the then pending revised terms and structure of a proposed transaction. During these discussions, the alternative purchaser stated that it had not yet obtained financing for its proposed transaction, but that it expected to receive a commitment letter from a financial institution by May 14, 2001. The parties discussed changing the structure of the transaction from a merger to a cash tender offer, and different forms of consideration that might be necessary if the alternative purchaser were unable to finance the cash purchase price.

    On May 9 and 10, 2001, Polycom's management discussed with Thomas Weisel Partners, and on May 10, 2001 Polycom's management also discussed with Wilson Sonsini Goodrich & Rosati, Professional Corporation, WSGR, legal counsel to Polycom, Polycom's continued interest in entering into a business combination transaction with PictureTel. Polycom noted that several weeks had elapsed since PictureTel had discontinued its discussions with Polycom and that PictureTel had not yet announced that it had entered into a definitive agreement with a third party regarding a business combination transaction. After discussion with its financial and legal advisors, Polycom prepared a letter to send to PictureTel advising it of Polycom's continued interest in a potential business combination transaction with PictureTel.

    Late in the afternoon on May 11, 2001, Mr. Hagerty called Mr. Gaut but was unable to reach him. He then called Mr. Jaffe to notify him that Polycom would be sending a letter to PictureTel indicating that it was interested in an acquisition of PictureTel. The price proposed by Polycom was materially higher than the price proposed by the alternative purchaser. Mr. Jaffe indicated to Mr. Hagerty that he could not discuss any transaction with him, hung up the phone, and then immediately called a representative of the alternative purchaser to inform him of the call. At approximately the same time, a representative of Robertson Stephens received a call from a representative of Thomas Weisel Partners notifying him of the letter that Polycom intended to send to PictureTel. Later that afternoon, PictureTel received a letter addressed to Mr. Gaut from Polycom indicating its interest in purchasing all of PictureTel's outstanding shares for cash, Polycom common stock or a combination thereof.

    On Sunday, May 13, 2001, an informal conference call of PictureTel's board of directors was convened during which Mr. Jaffe updated the members of PictureTel's board of directors on the call on the status of negotiations with the alternative purchaser and on the call and letter from Polycom. Mr. Jaffe then called a representative of the alternative purchaser to discuss further the alternative purchaser's proposed transaction in light of the terms described in the letter from Polycom.

    PictureTel's board of directors subsequently met in the morning on May 14, 2001 to discuss the status of the proposed transaction with the alternative purchaser and instructed management to continue negotiations with the alternative purchaser. The PictureTel board also discussed further the Polycom letter received on May 11, 2001. The PictureTel board noted that Polycom's proposal provided for a higher price per share than the proposed transaction with the alternative purchaser and that Polycom's offer provided PictureTel with debt financing which could potentially be greater than the debt financing included in the proposed transaction with the alternative purchaser. After discussing the matter with outside counsel, the PictureTel board concluded that its applicable fiduciary duties required it to negotiate with Polycom in response to Polycom's unsolicited proposal and instructed Robertson Stephens to contact Polycom regarding its proposal.

    Late in the afternoon on May 14, 2001, PictureTel, the alternative purchaser and their respective legal counsel again met to discuss outstanding issues on the draft merger agreement and related documents. During the course of the discussions, the alternative purchaser informed PictureTel that it still did not have a firm commitment letter for financing the transaction. PictureTel and the alternative purchaser continued to negotiate and new deal terms were proposed by the parties, including changes in the amount and form of the consideration and the structure of the transaction. In addition, the parties negotiated certain changes to the debt financing proposed by the alternative purchaser, including a potential increase in the amount of debt financing that would be available to PictureTel and a reduction of the limitations applicable to the use of such funds by PictureTel. The parties continued to meet throughout the day on May 15, 2001 in order to discuss the remaining outstanding issues. PictureTel's board of directors participated via conference call in two special PictureTel board meetings to discuss the terms of the new proposal under consideration. At the second meeting, the PictureTel board voted: (1) to authorize PictureTel to enter into an escrow agreement with the alternative purchaser, which provided, among other terms, for funds to be deposited and later made available to PictureTel if PictureTel and the alternative purchaser did not enter into a definitive agreement due to the alternative purchaser's failure to act in good faith or if the alternative purchaser did not obtain a financing commitment reasonably satisfactory to PictureTel, or returned to the alternative purchaser if PictureTel signed a term sheet or other definitive agreement with another entity and (2) to extend the exclusivity provision, subject to the PictureTel board's fiduciary duties, of the April 13 term sheet until May 21, 2001 at 5:00 p.m., Eastern time.

    On Tuesday, May 15, 2001 Polycom again expressed its interest in acquiring PictureTel and indicated that it planned to provide a more detailed term sheet outlining the terms of a proposed transaction later that day. The term sheet provided by Polycom reflected a cash tender offer for all outstanding shares at a higher price per share than the proposed transaction with the alternative purchaser and also included a proposal for a debt financing that would be made available to PictureTel.

    On the morning of Wednesday, May 16, 2001, Mr. Jaffe met with PictureTel's legal and financial advisors to discuss Polycom's revised proposal. PictureTel's legal counsel, Ropes & Gray, met with the alternative purchaser's legal counsel to continue to negotiate the terms of that transaction prior to PictureTel's board of directors meeting at 12:00 p.m. The PictureTel board of directors met at noon to discuss the revised Polycom proposal. At the PictureTel board meeting, the PictureTel board determined, after consultation with Ropes & Gray, that, as a result of (1) Polycom's higher all-cash offer, (2) the more favorable terms of the proposed convertible debt financing by Polycom and (3) continued concerns about the alternative purchaser's ability to finance its proposed transaction, the PictureTel board's fiduciary duties to PictureTel's stockholders required the PictureTel board to evaluate and negotiate a possible transaction with Polycom while continuing to pursue a transaction with the alternative purchaser. Immediately after the PictureTel board meeting on May 16, 2001, Robertson Stephens, at the direction of PictureTel, and Mr. Jaffe called the alternative purchaser's legal counsel to inform them that PictureTel had received a proposal with a higher offer from another bidder. Mr. Jaffe also informed them that PictureTel wished to continue negotiating a definitive agreement with the alternative purchaser.

    Later on Wednesday, May 16, 2001, Mr. Jaffe, together with PictureTel's legal and financial advisors, met with Polycom and its advisors regarding its acquisition proposal. The parties continued to negotiate the term sheets relating to Polycom's proposed acquisition and debt financing.

    On Thursday, May 17, 2001, the Polycom board of directors met to review the terms of the proposed transaction. Messrs. Hagerty and Kourey reviewed the strategic rationale for the proposed transaction. Representatives of WSGR and Thomas Weisel Partners also participated in the meeting and responded to questions by the Polycom board of directors. Also on Thursday, May 17, 2001, Polycom and its legal, financial and accounting advisors commenced their due diligence investigation of PictureTel. This due diligence investigation continued through the signing of the definitive merger agreement on May 24, 2001.

    On Thursday, May 17, 2001, Mr. Jaffe and PictureTel's financial advisor met throughout the day with Polycom and its financial advisor to discuss the terms of the proposed acquisition and debt financing pending the proposed transaction. PictureTel and Ropes & Gray also attempted to finalize negotiations on a definitive merger agreement with the alternative purchaser. PictureTel held informal conference calls with various members of its board of directors throughout the day to keep them apprised of the status of discussions with Polycom and the alternative purchaser. Polycom and PictureTel and their respective legal and financial advisors continued to negotiate the term sheets relating to Polycom's proposed acquisition and debt financing.

    On the morning of Friday, May 18, 2001, the alternative purchaser notified Mr. Gaut and the alternative purchaser's legal counsel notified Ropes & Gray that the alternative purchaser was discontinuing its discussions with PictureTel regarding the proposed business combination transaction. The board of directors of PictureTel met to discuss the status of negotiations with the alternative purchaser, as well as its ongoing negotiations with Polycom. The PictureTel board raised various concerns regarding the need for sufficient liquidity for PictureTel and discussed the terms of Polycom's acquisition proposal and debt financing generally. At this meeting, the PictureTel board of directors authorized PictureTel to execute an exclusivity agreement with Polycom pursuant to which PictureTel would agree not to negotiate with other parties until after midnight on Friday, May 25, 2001. The PictureTel board agreed to reconvene on Sunday morning, May 19, 2001, to discuss the proposed transaction further. Mr. Jaffe, with the assistance of PictureTel's legal and financial advisors, continued to negotiate the terms of the proposed transaction with Polycom and its legal and financial advisors throughout the day. During the day, and in exchange for certain changes to other terms of the transaction, Polycom agreed to increase the proposed purchase price, provided that it could pay the purchase price with a combination of cash and Polycom stock.

    Throughout the day on Saturday, May 19 and Sunday, May 20, 2001, PictureTel, Polycom and their respective legal and financial advisors continued to meet in person and/or by telephone to discuss changes to the proposed terms of the acquisition and the debt financing. In particular, the parties also discussed appropriate mechanisms to retain key employees and the conditions on which the debt financing would be available to PictureTel and the terms of its conversion into PictureTel common stock or repayment. On the morning of Sunday, May 20, PictureTel's board of directors convened an informal conference call to discuss the status of the negotiations with Polycom, including proposed changes to the amount and form of the consideration to be paid in the transaction.

    Between Monday, May 21 and Thursday, May 24, 2001, Polycom, PictureTel and their respective legal and financial advisors continued to negotiate the definitive documentation relating to the acquisition and debt financing. Among other matters, the parties discussed various liabilities that Polycom or its acquisition subsidiary would be assuming in connection with its acquisition of PictureTel, such as existing severance obligations, and negotiated the effect of those assumed liabilities on the purchase price. These discussions eventually resulted in a negotiated price per share of $3.11 in cash for the cash portion and a stock exchange ratio of 0.1177 of a share of Polycom common stock for the stock portion. Also during this period, Polycom and PictureTel continued their business and legal due diligence investigations of each other.

    On Monday, May 21, 2001, members of PictureTel's board of directors convened again by informal conference call to discuss the alternative purchaser's discontinuation of its discussions with PictureTel and to discuss the status of the negotiations with Polycom.

    Based on having concluded their negotiation of the term sheets relating to the proposed acquisition and debt financing, Polycom and PictureTel executed an exclusivity agreement on Tuesday, May 22, 2001, pursuant to which PictureTel agreed not to negotiate with other parties until after midnight on Friday, May 25, 2001.

    On Wednesday, May 23, 2001, Mr. Jaffe and PictureTel's financial advisor met in California with Polycom and its financial advisor to finalize their negotiation. Members of PictureTel's board of directors convened informally by conference call on May 22 and formally on May 23 with Mr. Jaffe, other members of PictureTel's management, Robertson Stephens and Ropes & Gray to discuss the status of negotiations with Polycom, the proposed merger agreement and related agreements, certain financial analyses and other related matters.

    On Thursday, May 24, 2001, PictureTel's board of directors met again to review the matters previously considered, including the financial and other terms of the offer, the availability and amount of debt financing under the merger agreement, the historical market prices, recent trading activity and trading range of PictureTel's Common Stock, including the premium in the offer as of the announcement date, the risks in consummating the transaction, the history of the net losses of PictureTel since 1997, PictureTel's recent need for restructurings and the financial condition, results of operation and cash flows of PictureTel, the results of earlier discussions with other companies and results of the process undertaken by Robertson Stephens at the direction of PictureTel on behalf of PictureTel to solicit third party indications of interest, the extensive arms-length negotiations with Polycom that resulted in the final offer price, the financial strength of Polycom, Polycom's agreement to make public statements relating to PictureTel's iPower PC architecture, the fact that PictureTel's stockholders will have a right to continue, through ownership of stock of Polycom, at least indirectly, in the growth of PictureTel's business, the risk factors associated with the business of Polycom, the current status of the industries and markets in which PictureTel competes and the expected increased level of competition, the terms and conditions of the merger agreement, including the provisions for a "fiduciary out" in the merger agreement and the determination of the termination fee and the terms and conditions of the related transaction documentation, at the recent PictureTel board meetings and on informal conference calls and to act on the proposed transaction. At such meeting, Mr. Jaffe and PictureTel's legal counsel presented the terms of the proposed transaction with Polycom. Also at such meeting, Robertson Stephens reviewed with the PictureTel board its financial analysis of the aggregate consideration offered and rendered to the PictureTel board its opinion as to the fairness, from a financial point of view and as of that date, of the aggregate consideration to be received in the transaction by the holders of PictureTel Common Stock. Following discussion, the PictureTel board unanimously determined that the offer, merger and merger agreement are advisable, fair and in the best interest of PictureTel's shareholders and approved the terms of the merger agreement and authorized the execution of the merger agreement and related transaction documentation.

    On May 24, 2001, the Polycom board of directors met to discuss the proposed transaction terms and the results of Polycom's due diligence investigation. Representatives of WSGR, Thomas Weisel Partners and Morgan Stanley Dean Witter & Co., who also acted as Polycom's financial advisors in this transaction, also participated. The Polycom board of directors unanimously approved the terms of the merger agreement and authorized the execution of the merger agreement and related transaction documentation.

    Following further discussions among representatives of PictureTel and Polycom to complete the definitive agreements, the parties executed the merger agreement in the early evening on Thursday, May 24, 2001. Promptly thereafter, Polycom and PictureTel issued a joint press release announcing the transaction which is included as Exhibit (a)(7) to the Schedule TO filed by Polycom on June 18, 2001, and incorporated herein by reference.

    From May 24, 2001 through June 14, 2001, PictureTel, Polycom and their respective legal advisors continue to negotiate and finalize the terms of the convertible note financing with PictureTel's senior lender and its counsel. On June 15, 2001, PictureTel and Polycom executed a note agreement and related documents and issued convertible notes to Polycom.

    On June 18, 2001 in accordance with the merger agreement, Pharaoh Acquisition Corp. commenced the offer.

REASONS FOR THE OFFER AND THE MERGER

  Expand Our Product Offerings

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  The PC-based video conferencing systems sold by PictureTel are targeted for collaboration-intensive applications, with demand forecasted to grow robustly over the next several years. Polycom supplies systems that are appliance-based, which many customers view as more suitable for their particular needs.

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  We believe the combination of Polycom and PictureTel will extend our customer reach in the communications industry by augmenting our leading appliance-based architecture with PictureTel's PC-based architecture, thereby increasing the choices available to customers.

  Expand Our Service Offerings

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  PictureTel has well-established and comprehensive service offerings and capabilities that support its product offerings. Polycom's service offerings and capabilities are much more limited. Accordingly, we believe the combination of Polycom and PictureTel will allow new and existing customers of Polycom products to avail themselves of these comprehensive service offerings and capabilities that previously were unavailable to them.

  Expand the Communications Equipment Market

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  We believe that as a result of this acquisition, the combined company will be in a better position to expand the communications equipment market overall. The financial resources, technical expertise, intellectual property and technologies, and marketing capabilities of the combined company will give it a better opportunity to serve customers and expand the market through new, improved, and lower priced products, new and expanded services, targeted marketing, and communication and collaboration with customers around the world than otherwise possible as separate companies.

  Leverage Intellectual Property Across Product Lines

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  We believe that as a result of this acquisition, Polycom will be positioned to further leverage our robust video communications technology with PictureTel's collaboration-intensive PC-based technology.

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  We believe the combination of Polycom and PictureTel will allow for the combined intellectual property, including audio and video technologies, to be leveraged across the combined company's entire portfolio of products thereby further enhancing the capabilities, price performance, features, and functions of existing products and those in development at both companies.

  Broaden Our Opportunity for Revenue Growth

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  We believe that the incorporation of PictureTel into our video communications product area will provide us with a more complete product offering that will broaden Polycom's opportunity for revenue growth, not only in our video product area but also in our network systems area, which benefits from the deployment of group and desktop video devices.

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  After the closing of the acquisition, Polycom will benefit from PictureTel's leading PC-based iPower video collaboration technology, their broad customer base, and their excellent development and sales staff throughout the world.

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  We believe the acquisition will allow the combined company to leverage PictureTel's comprehensive service offerings across all of Polycom's voice, video, network access, and network systems communications products which will provide new opportunities for generating service revenue that would not otherwise exist.

  Improve Competitive Position

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  We believe the combination of Polycom and PictureTel will better equip the combined company with the financial, technological, operational, and marketing resources and capabilities that will be necessary to successfully compete in the highly competitive communications equipment market that increasingly includes companies with far greater resources and capabilities such as Microsoft Corporation, Cisco Systems, Sony Corporation, Sun Microsystems and webcam and infrastructure providers including companies such as Dell, Intel and Compaq.

  Gain Cost Benefits

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  Following the closing of the acquisition, we plan to transition PictureTel's manufacturing to our model, gaining the cost benefits associated with our lower-cost, high-volume contract manufacturing process. This is expected to improve gross margins from PictureTel's margins today.

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  Also, we plan to utilize the significant operating synergies between our organizations in the sales, marketing, finance, and administrative areas as we rationalize the combined entity worldwide.

Recommendation of PictureTel's Board of Directors

    At a meeting held on May 24, 2001, the Board of Directors of PictureTel unanimously:

  •
  determined that the merger agreement and the transactions contemplated thereby, including the offer and the merger taken together, are at a price and on terms that are advisable and fair to and in the best interests of, the Company and its stockholders;

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  approved the merger agreement and the transactions contemplated thereby, including the offer and the merger, in all respects; and

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  determined to recommend that PictureTel's stockholders accept the offer and tender their shares of PictureTel common stock pursuant thereto and approve and adopt the merger agreement and the merger.

    In approving the merger agreement and the transactions contemplated thereby, including the offer and the merger, and recommending that all holders of PictureTel common stock accept the offer and tender their shares of common stock pursuant to the offer, and approve and adopt the merger agreement and the merger, the board of directors of PictureTel considered a number of factors including, but not limited to, the following:

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  The historical market prices, recent trading activity and trading range of PictureTel's common stock, including the fact that the consideration to be paid in the offer (valued as of the day before announcement of the transaction) represents (i) a premium of approximately 44.3% over the $4.45 closing price of PictureTel's common stock on Nasdaq on May 23, 2001, the last full trading day prior to the date of announcement of the offer and the merger and (ii) a premium of approximately 267% over the $1.75 trading price of PictureTel's common stock on Nasdaq on April 4, 2001, the date in the last 12 months on which the shares of PictureTel's common stock had their lowest trading price.

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  The history of net losses of PictureTel since 1997, PictureTel's recent need for restructurings, and the financial condition, results of operations and cash flows of PictureTel generally, including PictureTel's prospects as an independent company and the risks inherent in remaining independent, including competitive risks of increased levels of competition in the videoconferencing industry and the risks of operating in a loss position with negative cash flow in a market in which it is currently difficult to raise debt and equity capital.

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  The results of the earlier discussions with Polycom and/or others regarding a possible strategic alliance, business combination, acquisition or similar transaction with the Company and the results of the exploration by PictureTel of possible strategic alliance or stand alone opportunities for PictureTel as an ongoing independent, publicly held corporation, including its discussions with Polycom regarding the possible sale of PictureTel's videoconferencing products, but not services business, and with several entities regarding the possible sale of its video conferencing hosting business.

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  The process undertaken by Robertson Stephens at the direction and on behalf of PictureTel to solicit third party indications of interest in the acquisition of all or a part of PictureTel in late 2000 and early 2001 and the fact that only two bidders submitted written acquisition proposals in connection with that process; the fact that PictureTel had actively negotiated a business combination with one of these bidders which later terminated its negotiations with PictureTel (and had never satisfactorily demonstrated its ability to finance its offer) and that neither that bidder, nor any other party, presented PictureTel with an acquisition proposal that, taken as a whole, would be more favorable to PictureTel and its stockholders than the offer and the merger.

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  The extensive arms-length negotiations between PictureTel and Polycom that resulted in the final offer price per share.

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  The financial presentation of Robertson Stephens, including its opinion dated May 24, 2001 to the board of directors of PictureTel as to the fairness, from a financial point of view and as of the date of the opinion, of the aggregate consideration to be received in the transaction by the holders of PictureTel common stock, as more fully described below under the caption "Opinion of PictureTel's Financial Advisor" in PictureTel's Solicitation/Recommendation Statement on Schedule 14D-9, which is being furnished to you together with this prospectus.

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  Polycom's agreement to make public statements, which would be communicated to its sales force, stating that its belief in PictureTel's iPower PC architecture was a significant factor in its decision to enter into the merger agreement with PictureTel and after the consummation of the offer and the merger, that Polycom intends to sell and support PictureTel's iPower PC based products, and to develop next generation appliance and PC products using the best features of the Viewstation and iPower PC platforms, Polycom's agreement to state in all press releases relating to the merger agreement or the exchange offer its belief that appliance and PC based architectures are needed to exploit pent up demand, and Polycom's agreement that it would not issue press releases or make other public statements, or give instructions to its sales force, in contravention of these obligations.

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  The fact that because only a portion of the consideration to be paid by Polycom in the offer and the merger is common stock, and because this common stock is of Polycom and not of PictureTel, that PictureTel's stockholders will no longer be entitled to share directly and entirely in the growth and performance of PictureTel, but PictureTel stockholders will nonetheless have the right to continue to share indirectly in the future growth and performance of PictureTel's business after the closing of the offer and the merger as a part of Polycom.

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  Because a portion of the consideration to be paid by Polycom in the offer and the merger is Polycom common stock, PictureTel stockholders will be subject to the risks associated with being a stockholder of Polycom, as detailed in the prospectus under the section headed "Risk Factors."

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  Polycom's willingness to provide PictureTel with debt financing, as further described in the prospectus under the heading "Agreements Related to the Merger Agreement—Note Agreement," which would, in the view of PictureTel, provide it with sufficient liquidity pending the closing of the offer and the merger or, should the closing of the offer not occur, to enable PictureTel to continue to operate as an independent company, including to be in a position to raise additional financing as may be appropriate at that time.

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  The current status of the industries in which PictureTel competes and the resources available to PictureTel's competitors, many of which are significantly larger than PictureTel.

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  The fact that Polycom's and Pharaoh Acquisition Corp.'s obligations under the offer are not subject to any financing condition, and the financial strength of Polycom.

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  The terms and conditions of the merger agreement, including the parties' representations, warranties and covenants, the conditions to their respective obligations and the limited ability of Polycom and Pharaoh Acquisition Corp. to terminate the offer or the merger agreement.

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  Polycom's agreement that as a means of retention, PictureTel would grant options effective immediately prior to the closing of the offer to purchase up to 5,500,000 shares of PictureTel common stock to PictureTel employees in amounts agreed to by Polycom, which Polycom would assume in the merger.

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  The merger agreement provides that Polycom will cause PictureTel to honor PictureTel's obligations to indemnify PictureTel's directors and officers (except that the obligations of Polycom shall not extend to claims against PictureTel's officers and directors in connection with the SEC's investigation of the restatement of the financial reports of PictureTel in certain periods in 1997 and 1998), and will provide directors' and officers' liability insurance for a period of three years following the closing of the merger, subject to certain limitations.

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  The merger agreement permits the PictureTel board, in order to comply with its fiduciary duties, to furnish information and enter into discussions and negotiations, in connection with an unsolicited acquisition proposal that the PictureTel board reasonably concludes in good faith (after consultation with a financial advisor of nationally recognized reputation) constitutes a superior proposal and to withdraw its recommendation of the offer and the merger in favor of an unsolicited superior acquisition proposal, subject to certain limitations.

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  The merger agreement requires PictureTel to keep Polycom informed of any acquisition proposal it receives, and give Polycom the opportunity to increase the offer price prior to terminating the merger agreement in connection with an unsolicited superior acquisition proposal.

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  The merger agreement permits the PictureTel board, if required by its fiduciary duties to do so, to terminate the merger agreement in favor of an unsolicited superior acquisition proposal, subject to certain limitations, provided, that prior to and as a condition to such termination, PictureTel must pay Polycom a termination fee of $14.5 million, which represents 4% of the value of the consideration payable to stockholders of PictureTel in the offer and the merger.

    The foregoing discussion of information and factors considered and given weight by the board of directors of PictureTel is not intended to be exhaustive, but is believed to include all of the material factors, both positive and negative, considered by the PictureTel board of directors. In view of the variety of factors considered in connection with its evaluation of the offer and the merger, the PictureTel board of directors did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determinations and recommendations. In addition, individual members of the PictureTel board of directors may have given different weights to different factors.

THE OFFER

General

    We are offering to exchange $3.11 in cash and 0.1177 of a share of Polycom common stock for each outstanding share of PictureTel common stock validly tendered and not properly withdrawn, subject to the terms and conditions described in this prospectus and the related letter of transmittal.

    You will not receive any fractional shares of Polycom common stock. Instead, you will receive cash in an amount equal to the market value, at the time PictureTel shares are first accepted for exchange by Pharaoh Acquisition Corp. pursuant to the offer, of any fractional shares you would otherwise have been entitled to receive as described below.

    The expiration date shall refer to 12:00 midnight, New York City time, on July 17, 2001, unless we extend the period of time for which the offer is open, in which case the term expiration date means the latest time and date on which the offer, as so extended, expires.

    If you are the record owner of your shares and you tender your shares directly to the exchange agent, you will not incur any brokerage commissions. If you own your shares through a broker or other nominee, and your broker tenders the shares on your behalf, your broker may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply. We will be responsible for any transfer taxes on the exchange of PictureTel common stock pursuant to the offer that are imposed on the acquirer of the PictureTel stock. You will be responsible for any such transfer taxes that are imposed on the transferor.

    Our obligation to exchange shares of Polycom common stock for PictureTel shares pursuant to the offer is subject to several conditions referred to below under "Conditions of the Offer" on page 56, including the minimum tender condition, the regulatory clearance condition and other conditions that are discussed below.

Timing of Our Offer

    Our offer commenced on the date of this prospectus and is scheduled to expire at 12:00 midnight, New York City time, on July 17, 2001 but we may extend our offer from time to time. For more information, you should read the discussion immediately below under the caption "—Extension, Termination and Amendment."

Extension, Termination and Amendment

    We expressly reserve the right, subject to the provisions of the merger agreement, from time to time, to extend the period of time during which our offer remains open, and we can do this by giving oral or written notice of an extension to the exchange agent. If we decide to extend our offer, we will make an announcement no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. Subject to the provisions of the merger agreement, we are not making any assurance that we will exercise our right to extend our offer. We are obligated, however, with certain exceptions, to extend our offer until a subset of the conditions to the offer have been satisfied or waived, but in no event beyond February 24, 2002. During an extension, all PictureTel shares previously tendered and not properly withdrawn will remain subject to the offer, subject to your right to withdraw your PictureTel shares. You should read the discussion below under the caption "Withdrawal Rights" on page 51 for more details. We reserve the right to increase the offer price or the cash portion or the stock portion to be paid or to make any other changes in the terms and conditions of the offer by giving oral or written notice of such change to the exchange agent and by making a public announcement provided that, without the prior written consent of PictureTel, we cannot:

  •
  decrease the offer price or the cash portion or the stock portion of it;

  •
  change the form or combination of consideration to be paid in the offer;

  •
  reduce the number of shares to be purchased in the offer;

  •
  amend the conditions to the offer to broaden the scope of such conditions, add any additional conditions, or otherwise adversely affect the holders of PictureTel shares;

  •
  extend the offer except as permitted by the merger agreement; or

  •
  amend or waive the minimum tender condition.

    We will follow any extension, termination, amendment or delay, as promptly as practicable, with a public announcement. In the case of an extension, any announcement will be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. Subject to applicable law, including Rules 14d-4(d) and 14d-6(c) under the Exchange Act, which require that any material change in the information published, sent or given to stockholders in connection with the offer be promptly sent to stockholders in a manner reasonably designed to inform stockholders of the change, and without limiting the manner in which we may choose to make any public announcement, we assume no obligation to publish, advertise or otherwise communicate any public announcement other than by making a release to the Dow Jones News Service.

    If we make a material change in the terms of our offer or the information concerning the offer, or if we waive a material condition of the offer, we will extend the offer to the extent required under the Exchange Act. If, prior to the expiration date, we change the percentage of PictureTel shares being sought or the consideration offered to you, that change will apply to all holders whose PictureTel shares are accepted for exchange pursuant to our offer. If at the time notice of that change is first published, sent or given to you, the offer is scheduled to expire at any time earlier than the tenth business day from and including the date that the notice is first so published, sent or given, we will extend the offer until the expiration of that ten business day period. For purposes of our offer, a "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

Subsequent Offering Period

    We may elect to provide a subsequent offering period of up to 20 business days after the acceptance of PictureTel shares in the offer if the requirements under Exchange Act Rule 14d-11 have been met. You will not have the right to withdraw any shares of PictureTel common stock that you tender in the subsequent offering period. If we elect to provide a subsequent offering period, we will make a public announcement to that effect no later than 9:00 a.m., New York City time on the next business day after the previously scheduled expiration date.

Exchange of PictureTel Shares; Delivery of Consideration

    Upon the terms and subject to the conditions of our offer including, if the offer is extended or amended, the terms and conditions of the extension or amendment, we will accept for exchange, and will exchange, PictureTel shares validly tendered and not properly withdrawn promptly after the expiration date and promptly after they are tendered during any subsequent offering period. In addition, subject to applicable rules of the SEC, we expressly reserve the right to delay acceptance for exchange or the exchange of PictureTel shares in order to obtain any governmental regulatory approvals. In all cases, exchange of PictureTel shares tendered and accepted for exchange pursuant to the offer will be made only after timely receipt by the exchange agent of certificates for those PictureTel shares or a confirmation of a book-entry transfer of those PictureTel shares in the exchange agent's account at The Depository Trust Company, which we refer to as DTC, a properly completed and duly executed letter of transmittal or a manually signed facsimile of that document and any other required documents.

    For purposes of the offer, we will be deemed to have accepted for exchange PictureTel shares validly tendered and not properly withdrawn as, if and when we notify the exchange agent of our acceptance of the tenders of those PictureTel shares pursuant to the offer. The exchange agent will deliver Polycom common stock and cash, including cash instead of any fractional shares of Polycom common stock, in exchange for PictureTel shares pursuant to the offer promptly after receipt of our notice. The exchange agent will act as agent for Polycom for the purpose of receiving Polycom common stock and cash to be paid, including cash instead of any fractional shares of Polycom common stock, and transmitting the stock and cash to you. You will not receive any interest on any cash that we pay you, even if there is a delay in making the exchange.

    If we do not accept any tendered PictureTel shares for exchange pursuant to the terms and conditions of the offer for any reason, or if certificates are submitted for more PictureTel shares than are accepted, we will return certificates for the unexchanged PictureTel shares to the tendering stockholder or, in the case of PictureTel shares tendered by book-entry transfer of unexchanged PictureTel shares into the exchange agent's account at DTC pursuant to the procedures set forth below under the discussion entitled "Procedure for Tendering" on page 51 and those PictureTel shares will be credited to an account maintained within DTC as soon as practicable following expiration or termination of the offer.

Cash Instead of Fractional Shares of Polycom Common Stock

    We will not issue certificates representing fractional shares of our common stock pursuant to the offer. Instead, each tendering stockholder who would otherwise be entitled to a fractional share of our common stock (after aggregating all fractional shares of Polycom common stock that would otherwise be received by the holder) will receive cash (rounded to the nearest whole cent), without interest, in an amount equal to that fraction multiplied by the closing price of Polycom common stock, as reported on Nasdaq, on the first date on which we accept shares for exchange in the offer.

Withdrawal Rights

    Your tender of PictureTel shares pursuant to the offer is irrevocable, except that, other than during a subsequent offering period, PictureTel shares tendered pursuant to the offer may be withdrawn at any time prior to the expiration date, and, unless we previously accepted them for exchange pursuant to the offer, may also be withdrawn at any time after August 16, 2001. If we elect to provide a subsequent offering period under Exchange Act Rule 14d-11, you will not have the right to withdraw PictureTel shares that you tender in the subsequent offering period.

    For your withdrawal to be effective, the exchange agent must receive from you a written, telex or facsimile transmission notice of withdrawal at one of its addresses set forth on the back cover of this prospectus, and your notice must include your name, address, social security number, the certificate number(s) and the number of PictureTel shares to be withdrawn as well as the name of the registered holder, if it is different from that of the person who tendered those PictureTel shares.

    A financial institution must guarantee all signatures on the notice of withdrawal unless those PictureTel shares have been tendered for the account of any eligible institution. Most banks, savings and loan associations and brokerage houses are able to provide these signature guarantees for you. The financial institution must be a participant in the Securities Transfer Agents Medallion Program, an eligible institution. If PictureTel shares have been tendered pursuant to the procedures for book-entry tender discussed under the caption below entitled "—Procedure for Tendering," any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn PictureTel shares and must otherwise comply with DTC's procedures. If certificates have been delivered or otherwise identified to the exchange agent, the name of the registered holder and the serial numbers of the particular certificates evidencing the PictureTel shares withdrawn must also be furnished to the exchange agent, as stated above, prior to the physical release of the certificates. We will decide all questions as to the form and validity, including time of receipt, of any notice of withdrawal, in our sole discretion, and our decision shall be final and binding.

    Neither we, the exchange agent, the information agent nor any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or will incur any liability for failure to give any notification. Any PictureTel shares properly withdrawn will be deemed not to have been validly tendered for purposes of our offer. However, you may retender withdrawn PictureTel shares by following one of the procedures discussed below under the captions entitled "Procedure for Tendering" or "Guaranteed Delivery" on pages 51 and 52 at any time prior to the expiration date.

Procedure for Tendering

    For you to validly tender PictureTel shares pursuant to the offer:

  •
  the enclosed letter of transmittal, properly completed and duly executed, or manually executed facsimile of that document, along with any required signature guarantees, or an agent's message in connection with a book-entry transfer, and any other required documents, must be transmitted to and received by the exchange agent at the address set forth on the back cover of this prospectus, and certificates for tendered PictureTel shares must be received by the exchange agent at that address or those PictureTel shares must be tendered pursuant to the procedures for book-entry tender set forth below, and a confirmation of receipt of the tender received, which confirmation we refer to below as a book-entry confirmation, in each case before the expiration date; or

  •
  you must comply with the guaranteed delivery procedures set forth below.

    The term agent's message means a message, transmitted by DTC to, and received by, the exchange agent and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgment from the participant in DTC tendering the PictureTel shares which are the subject of the book-entry confirmation, that the participant has received and agrees to be bound by the terms of the letter of transmittal and that we may enforce that agreement against the participant.

    The exchange agent will establish accounts with respect to the PictureTel shares at DTC for purposes of the offer within two business days after the date of this prospectus, and any financial institution that is a participant in DTC may make book-entry delivery of the PictureTel shares by causing DTC to transfer tendered PictureTel shares into the exchange agent's account in accordance with DTC's procedure for the transfer. However, although delivery of PictureTel shares may be effected through book-entry at DTC, the letter of transmittal, or a manually signed facsimile thereof, with any required signature guarantees, or an agent's message in connection with a book-entry transfer, and any other required documents, must, in any case, be transmitted to and received by the exchange agent at the address set forth on the back cover of this prospectus prior to the expiration date, or the guaranteed delivery procedures described below must be followed.

    Signatures on all letters of transmittal must be guaranteed by an eligible institution, except in cases in which PictureTel shares are tendered either by a registered holder of PictureTel shares who has not completed the box entitled "Special Payment Instructions" or "Special Delivery Instructions" on the letter of transmittal or for the account of an eligible institution.

    If the certificates for PictureTel shares are registered in the name of a person other than the person who signs the letter of transmittal, or if certificates for unexchanged PictureTel shares are to be issued to a person other than the registered holder(s), the certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered owner or owners appear on the certificates, with the signature(s) on the certificates or stock powers guaranteed in the manner we have described above.

    The method of delivery of PictureTel share certificates and all other required documents, including delivery through DTC, is at your option and risk, and the delivery will be deemed made only when actually received by the exchange agent. If delivery is by mail, we recommend registered mail with return receipt requested, properly insured. In all cases, you should allow sufficient time to ensure timely delivery.

Guaranteed Delivery

    If you wish to tender PictureTel shares pursuant to our offer and your certificates are not immediately available or you cannot deliver the certificates and all other required documents to the exchange agent prior to the expiration date or cannot complete the procedure for book-entry transfer on a timely basis, your PictureTel shares may nevertheless be tendered, so long as all of the following conditions are satisfied:

  •
  You make your tender by or through an eligible institution;

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  The enclosed notice of guaranteed delivery, properly completed and duly executed, substantially in the form enclosed with this prospectus, is received by the exchange agent as provided below on or prior to the expiration date; and

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  The certificates for all tendered PictureTel shares, or a confirmation of a book-entry transfer of tendered securities into the exchange agent's account at DTC as described above, in proper form for transfer, together with a properly completed and duly executed letter of transmittal or a manually signed facsimile thereof, with any required signature guarantees, or, in the case of a book-entry transfer, an agent's message, and all other documents required by the letter of transmittal are received by the exchange agent within three Nasdaq trading days after the date of execution of the notice of guaranteed delivery. You may deliver the notice of guaranteed delivery by hand or transmit it by facsimile transmission or mail to the exchange agent and you must include a signature guarantee by an eligible institution in the form set forth in that notice.

    In all cases, we will exchange PictureTel shares tendered and accepted for exchange pursuant to our offer only after timely receipt by the exchange agent of certificates for PictureTel shares, or timely confirmation of a book-entry transfer of tendered securities into the exchange agent's account at DTC as described above, properly completed and duly executed letter(s) of transmittal, or manually signed facsimile(s) thereof, or an agent's message in connection with a book-entry transfer, and any other required documents.

    By executing a letter of transmittal as set forth above, you irrevocably appoint our designees as your attorneys-in-fact and proxies, each with full power of substitution, to the full extent of your rights with respect to your PictureTel shares tendered and accepted for exchange by us and with respect to any and all other PictureTel shares and other securities, other than the shares of PictureTel common stock, issued or issuable in respect of the PictureTel shares on or after July 17, 2001. That appointment is effective if and when, and only to the extent that, we accept the shares of PictureTel common stock for exchange pursuant to the offer. All of these proxies shall be considered coupled with an interest in the tendered PictureTel shares and therefore shall not be revocable. Upon the effectiveness of the appointment, all prior proxies that you have given will be revoked, and you may not give any subsequent proxies, and, if given, they will not be deemed effective. Our designees will, with respect to the PictureTel shares for which the appointment is effective, be empowered, among other things, to exercise all of your voting and other rights as they, in their sole discretion, deem proper at any annual, special or adjourned meeting of PictureTel's stockholders or otherwise. We reserve the right to require that, in order for PictureTel shares to be deemed validly tendered, immediately upon our exchange of those PictureTel shares, we must be able to exercise full voting rights with respect to the tendered PictureTel shares.

    We will determine questions as to the validity, form, eligibility including time of receipt, and acceptance for exchange of any tender of PictureTel shares, in our sole discretion, and our determination shall be final and binding. We reserve the absolute right to reject any and all tenders of PictureTel shares that we determine are not in proper form or the acceptance of or exchange for which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any defect or irregularity in the tender of any PictureTel shares. No tender of those PictureTel shares will be deemed to have been validly made until all defects and irregularities in tenders of those PictureTel shares have been cured or waived. Neither we, the exchange agent, the information agent nor any other person will be under any duty to give notification of any defects or irregularities in the tender of any PictureTel shares or will incur any liability for failure to give notification. Our interpretation of the terms and conditions of our offer, including the letter of transmittal and instructions thereto, will be final and binding.

    The tender of PictureTel shares pursuant to any of the procedures described above will constitute a binding agreement between us and you upon the terms and subject to the conditions of the offer.

Material United States Federal Income Tax Considerations of the Merger

    The following discussion summarizes the material United States federal income tax consequences to holders of PictureTel common stock who sell shares in the offer or the merger. This discussion is based on current federal income tax law, which is subject to change at any time (possibly with retroactive effect) in a manner that could affect the information set forth below.

    This discussion is intended only as a summary and does not purport to be a complete analysis of all of the potential tax effects of the offer or the merger for all categories of PictureTel stockholders. In particular, this discussion does not deal with all United States federal income tax considerations that may be relevant to PictureTel stockholders in light of their particular circumstances (such as stockholders who are insurance companies, tax-exempt organizations, dealers in securities, stockholders who hold their shares of PictureTel common stock as part of a hedge, appreciated financial position, straddle, or conversion transaction, who are subject to the alternative minimum tax provisions of the Internal Revenue Code, who are foreign persons, who do not hold their shares as capital assets, or who acquired their shares upon exercise of stock options or in other compensatory transactions). In addition, the following discussion does not address the tax consequences of the offer or the merger under foreign, state, or local tax laws.

    The receipt of cash and shares of Polycom common stock in exchange for shares of PictureTel common stock pursuant to the offer or the merger will be a taxable transaction for federal income tax purposes. Each PictureTel stockholder's gain or loss per share of PictureTel common stock will be equal to the difference between the fair market value of the consideration received in the offer and/or the merger and the stockholder's adjusted tax basis in such shares. Gain or loss must be calculated separately for each block of PictureTel shares (i.e., shares acquired at the same cost in a single transaction) exchanged pursuant to the offer or the merger. Assuming that such shares constitute capital assets in the hands of the PictureTel stockholder, such gain or loss will be capital gain or loss and will be long-term capital gain or loss if the stockholder's holding period is more than one year. Capital losses are only deductible to the extent of capital gains plus, in the case of taxpayers other than corporations, $3,000 of ordinary income. Capital losses that are not currently deductible may be carried forward to other years, subject to certain limitations.

    PictureTel stockholders who do not sell their shares of PictureTel common stock pursuant to the offer or the merger and who exercise and perfect their appraisal rights under Delaware law to demand fair value for such shares will recognize gain or loss (and may recognize an amount of interest income) attributable to any payment received pursuant to the exercise of such rights. Assuming that such shares constitute capital assets in the hands of the PictureTel stockholder, such gain or loss will be capital gain or loss and will be long-term capital gain or loss if the stockholder's holding period is more than one year.

    Backup Withholding.  Stockholders may be subject to backup withholding at the rate of 31 percent with respect to payments of cash consideration in the offer or the merger or as the result of the exercise of appraisal rights unless the stockholder provides a correct taxpayer identification number in the manner required or certifies that it is not subject to backup withholding or is an "exempt recipient." Backup withholding is not an additional tax, but rather may be credited against the taxpayer's tax liability for the year.

    The foregoing summary of federal income tax consequences is included herein for general information only. Accordingly, stockholders are urged to consult their own tax advisors regarding the federal, state, local, foreign, and other tax consequences of the offer and the merger in light of their particular circumstances.

Purpose of the Offer; the Merger; Appraisal Rights

  Purpose

    We are making the offer in order to acquire control of at least a majority of the common stock of PictureTel on a fully diluted basis. The offer is the first step in our acquisition of PictureTel and is intended to facilitate the acquisition of all of the outstanding shares of PictureTel common stock. We intend, as soon as practicable after completion of the offer, to have Pharaoh Acquisition Corp. merge with and into PictureTel. The purpose of the merger is to acquire all PictureTel shares not tendered and exchanged pursuant to the offer. In the merger, each then outstanding PictureTel share, except for PictureTel shares held in PictureTel's treasury, PictureTel shares owned by Polycom or Pharaoh Acquisition Corp. and, if applicable, PictureTel shares held by stockholders exercising appraisal rights, would be converted into the right to receive the same amount of cash and number of Polycom shares as is paid in the offer, subject to appraisal rights that may be exercised under the Delaware General Corporation Law, also referred to as the DGCL.

  Approval of the Merger

    Under Section 251 of the DGCL, the approval of the board of directors of a company and the affirmative vote of the holders of a majority of its outstanding shares are required to approve and adopt a merger and a merger agreement. The PictureTel board of directors has previously approved the merger. Accordingly, if we complete the offer, we would have a sufficient number of PictureTel shares to approve the merger without the affirmative vote of any other holder of PictureTel shares. Therefore, unless the merger is consummated in accordance with the short form merger provisions under the DGCL described below, in which case no action by the stockholders of PictureTel, other than by Polycom acting in its capacity as the majority shareholder, will be required to consummate the merger, the only remaining corporate action of PictureTel will be the approval and adoption of the merger agreement by the affirmative vote of a majority of the outstanding PictureTel shares.

  Possible Short Form Merger

    Section 253 of the DGCL would permit the merger to occur without a vote of PictureTel's stockholders in a short form merger if Polycom were to acquire at least 90% of the outstanding PictureTel shares in the offer or otherwise, including as a result of purchases by Polycom during any subsequent offering period. If, however, we do not acquire at least 90% of the then outstanding PictureTel shares pursuant to the offer or otherwise, and a vote of PictureTel's stockholders is required under the DGCL, a longer period of time will be required to effect the merger.

  Appraisal Rights

    The offer does not entitle PictureTel stockholders to appraisal rights with respect to their PictureTel shares.

    The merger does entitle PictureTel stockholders to appraisal rights with respect to their PictureTel shares.

    However, if the merger is consummated, holders of PictureTel shares at the effective time of the merger will have certain rights pursuant to the provisions of Section 262 of the DGCL to demand appraisal of their PictureTel shares. Under Section 262, stockholders who comply with the applicable statutory procedures will be entitled to receive a judicial determination of the fair value of their PictureTel shares (exclusive of any element of value arising from the accomplishment or expectation of the merger) and to receive payment of such fair value in cash, together with a fair rate of interest, if any. Any such judicial determination of the fair value of PictureTel shares could be based upon factors other than, or in addition to, the price per PictureTel share to be paid in the merger or the market value of the PictureTel shares. The value so determined could be more or less than the price per PictureTel share to be paid in the merger.

    The foregoing summary of Section 262 of the DGCL does not purport to be complete and is qualified in its entirety by reference to the full text of Section 262 of the DGCL, which is set forth in Annex B to this prospectus. Stockholders who may wish to exercise appraisal rights under Delaware law are urged to consult legal counsel for assistance in exercising their rights. Failure to comply completely and on a timely basis with all requirements of Section 262 for perfecting appraisal rights will result in the loss of those rights.

Conditions of the Offer

    The offer is subject to a number of conditions, which are described below:

  Minimum Tender Condition

    There must be validly tendered and not properly withdrawn prior to the expiration of the offer a number of PictureTel shares which will constitute at least a majority of the total number of outstanding PictureTel shares on a fully diluted basis, including for purposes of such calculation all shares issuable upon conversion of PictureTel's series B preference stock and upon exercise of all vested PictureTel stock options and warrants and unvested stock options that are scheduled to vest, after giving effect to any acceleration that would occur as a result of the consummation of the transactions contemplated by the merger agreement, but excluding any shares held by PictureTel or any of its subsidiaries and excluding any shares issuable upon conversion of any convertible notes issued to Polycom, as of the date that we accept the PictureTel shares pursuant to our offer. Based on information supplied by PictureTel, the number of PictureTel shares needed to satisfy the minimum tender condition would have been approximately 30,045,507 as of June 8, 2001.

  Regulatory Clearance Condition

    The expiration of waiting periods under the HSR Act and applicable foreign merger notification statutes has not yet occurred, but required filings have been or will be made in a timely manner.

  Registration Statement Effectiveness Condition

    The registration statement on Form S-4 of which this prospectus is a part must have become effective under the Securities Act and not be the subject of any stop order or proceedings seeking a stop order.

  Nasdaq Listing Condition

    The shares of Polycom common stock issued to PictureTel stockholders in the offer and the merger must have been approved for listing on Nasdaq, subject to official notice of issuance, or be exempt from such requirement under the then applicable laws, regulations and rules of Nasdaq.

  Other Conditions of the Offer

    The offer is also subject to the conditions that, before the time of acceptance for exchange of PictureTel shares pursuant to the offer:

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    There shall not be pending or overtly threatened in writing any suit, action or proceeding by any governmental entity against Polycom, Pharaoh Acquisition Corp., PictureTel or any subsidiary of PictureTel;

    •
    seeking to prohibit or impose any material limitations on Polycom's or Pharaoh Acquisition Corp.'s ownership or operation, or that of any of their respective subsidiaries or affiliates, of all or a material portion of their or the PictureTel's businesses or assets, or to compel Polycom, Pharaoh Acquisition Corp. or their respective subsidiaries and affiliates to dispose of or hold separate any material portion of the business or assets of PictureTel or Polycom and their respective subsidiaries, in each case taken as a whole;

    •
    challenging the acquisition by Polycom or Pharaoh Acquisition Corp. of any shares under the offer, seeking to restrain or prohibit the making or consummation of the offer or the merger or the performance of any of the other transactions contemplated by the merger agreement or the voting and tender agreements, including the voting provisions thereunder, or seeking to obtain from PictureTel, Polycom or Pharaoh Acquisition Corp. any damages that are material in relation to PictureTel and its subsidiaries taken as a whole;

    •
    seeking to impose material limitations on the ability of Pharaoh Acquisition Corp., or render Pharaoh Acquisition Corp. unable, to accept for payment, pay for or purchase some or all of the shares pursuant to the offer and the merger;

    •
    seeking to impose material limitations on the ability of the Polycom or Pharaoh Acquisition Corp. effectively to exercise full rights of ownership of the shares, including, without limitation, the right to vote the shares purchased by it on all matters properly presented to PictureTel's stockholders;

    •
    compel Polycom or its affiliates to dispose of or hold separate any portion of the business or assets of PictureTel or Polycom and their respective subsidiaries which would be material in the context of PictureTel and its subsidiaries taken as a whole or Polycom and its subsidiaries taken as a whole, whichever is applicable;

    •
    oblige PictureTel, Polycom or any of their respective subsidiaries to pay material damages in connection with the transactions contemplated by the merger agreement; or

    •
    which otherwise is reasonably likely to have a material adverse effect on PictureTel or, as a result of the transactions contemplated by the merger agreement, on Polycom;

  which in the reasonable good faith judgment of Polycom or Pharaoh Acquisition Corp., in any such case, and regardless of the circumstances, including any action or inaction by Polycom or Pharaoh Acquisition Corp., giving rise to such condition makes it inadvisable to proceed with the offer and/or with such acceptance for payment of or payment for the shares.

  •
  There shall not be any statute, rule, regulation, judgment, order or injunction enacted, entered, enforced, promulgated, or deemed applicable, pursuant to an authoritative interpretation by or on behalf of a government entity, to the offer or the merger, or any other action shall be taken by any governmental entity, other than the application to the offer or the merger of applicable waiting periods under the HSR Act, that is reasonably likely to result, directly or indirectly, in any of the consequences referred to in the first four bullet points of the paragraph directly above.

  •
  There shall not have occurred:

  •
  any general suspension of trading in, or limitation on prices for, securities on the Nasdaq for a period in excess of 24 hours, excluding suspensions or limitations resulting solely from physical damage or interference with such exchanges not related to market conditions;

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  a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;

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  a commencement of a war, armed hostilities or other international or national calamity directly involving the United States;

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  any limitation, whether or not mandatory, by any United States governmental authority on the extension of credit generally by banks or other financial institutions; or

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  in the case of any of the foregoing existing at the time of the commencement of the offer, a material acceleration or worsening thereof.

  •
  The representations and warranties of PictureTel contained in the merger agreement:

  •
  shall have been true and correct in all respects as of the date of the merger agreement;

    •
    shall be true and correct in all respects on and as of the date of the expiration of the offer with the same force and effect as if made or as of such date; and

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    except, with respect to the three bullet points immediately above,

    •
    in each case, or in the aggregate, as does not constitute a material adverse effect on PictureTel; provided, however, that a material adverse effect qualifier will be inapplicable with respect to representations and warranties relating to organization and qualification, subsidiaries, certificate of incorporation and bylaws, capitalization, authority relative to the merger agreement, brokers, intellectual property in certain respects, financial advisor opinion, state takeover statutes and board approval, referred to as the special representations, each of which individually shall have been true and correct in all material respects as of the date of the merger agreement and shall be true and correct in all material respects on and as of the date of the expiration of the offer;

    •
    for changes contemplated by the merger agreement; and

    •
    for those representations and warranties which address matters only as of a particular date, which representations shall have been true and correct, subject to the material adverse effect and materiality qualifications and limitations set forth in the preceding clause, as of such particular date, it being understood that, for purposes of determining the accuracy of such representations and warranties other than the special representations,

    •
    all material adverse effect and materiality qualifications and other qualifications based on the word material or similar phrases contained in such representations and warranties shall be disregarded, and

    •
    any update of or modification to the PictureTel schedule to the merger agreement made or purported to have been made after the date of the merger agreement shall be disregarded.

  •
  PictureTel shall not have failed to perform in any material respect any material obligation or to comply in any material respect with any of its material agreements or covenants to be performed or complied with by it under the merger agreement.

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  PictureTel shall have received the consents, waivers and approvals required to be obtained in connection with the consummation of the transactions contemplated by the merger agreement.

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  All of the executive officer change in control agreements shall not have failed to be in full force and effect.

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  The rights plan amendment of PictureTel's rights plan required by the merger agreement shall not have failed to be in full force and effect.

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  The merger agreement shall not have been terminated in accordance with its terms.

Regulatory Clearances

    We and PictureTel have agreed pursuant to the merger agreement to use all reasonable efforts to take whatever actions are required to obtain necessary regulatory approvals with respect to the offer and the merger. Other than clearance under the antitrust laws applicable to the offer and the merger which are described below, the SEC declaring the effectiveness of the registration statement of which this prospectus is a part and the filing of a certificate of merger under the DGCL with respect to the merger, we do not believe that any additional material governmental filings are required with respect to the offer and the merger.

    Under the HSR Act, and the related rules, the merger may not be completed until we and PictureTel notify and furnish information to the Federal Trade Commission and the Antitrust Division of the United States Department of Justice and specified waiting period requirements have been satisfied. The notifications required under the HSR Act to the Federal Trade Commission and the Antitrust Division of the Department of Justice have been filed.

    We and PictureTel also conduct operations in other countries where other regulatory filings or approvals may be required in connection with the completion of the offer or the merger. We and PictureTel have made or will make all necessary filings required by the relevant regulatory authorities. With respect to such filings, we cannot be certain that the relevant regulatory approvals or consents will be granted and, if these approvals or consents are received, we cannot be certain as to the date of those approvals or consents. In addition, we cannot be certain that we will be able to cause PictureTel or its subsidiaries to satisfy or comply with those laws or that compliance or noncompliance will not have adverse consequences for PictureTel or any subsidiary of PictureTel after purchase of the shares of PictureTel common stock pursuant to the offer or the merger.

Possible Effects of Our Offer

  Reduced Liquidity; Possibly no Longer Included for Quotation

    The tender of PictureTel shares pursuant to the offer will reduce the number of holders of PictureTel shares and the number of PictureTel shares that might otherwise trade publicly and could adversely affect the liquidity and market value of the remaining PictureTel shares held by the public. PictureTel shares are included for quotation and principally traded on the Nasdaq National Market. Depending on the number of PictureTel shares acquired pursuant to the offer, following consummation of the offer, PictureTel shares may no longer meet the requirements of the Nasdaq National Market for continued quotation. The NASD's requirements for continued inclusion in the Nasdaq National Market, among other things, require that an issuer have either:

  •
  at least 750,000 publicly held shares, held by at least 400 stockholders of round lots, with a market value of at least $5 million and net tangible assets of at least $4 million and at least two registered and active market makers for the shares; or

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  at least 1,100,000 publicly held shares, held by at least 400 stockholders of round lots, with a market value of at least $15 million and at least four registered and active market markers, and either:

  •
  a market capitalization of at least $50 million; or

  •
  total assets and total revenue of at least $50 million each for the most recently completed fiscal year or two of the last three most recently completed fiscal years.

    The shares might nevertheless continue to be included in the Nasdaq National Market with quotations published in the Nasdaq "additional list" or in one of the "local lists," but if the number of holders of the shares were to fall below 300, the number of publicly held shares were to fall below 500,000 or there were not at least two registered and active market makers for the shares, the NASD's rules provide that the shares would no longer be "qualified" for Nasdaq reporting and Nasdaq would cease to provide any quotations. Shares held directly or indirectly by directors, officers or beneficial owners of more than 10% of the shares are not considered as being publicly held for this purpose. If, following the closing of offer, the shares of PictureTel no longer meet the requirements of the NASD for continued inclusion in the Nasdaq National Market or in any other tier of Nasdaq and the shares were no longer included in the Nasdaq National Market or in any other tier of Nasdaq, the market for PictureTel shares could be adversely affected.

    If the PictureTel shares no longer meet the requirements of the NASD for continued inclusion in any tier of the Nasdaq, it is possible that the shares would continue to trade in the over-the-counter market and that price quotations would be reported by other sources. The extent of the public market for the PictureTel shares and the availability of quotations for PictureTel shares would, however, depend upon the number of holders of shares remaining at that time, the interest in maintaining a market in PictureTel shares on the part of securities firms, the possible termination of registration of the shares under the Exchange Act, as described below, and other factors. We cannot predict whether the reduction in the number of PictureTel shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or marketability of, the PictureTel shares.

    According to PictureTel, there were, as of June 8, 2001, approximately 53,402,550 shares of PictureTel common stock outstanding.

  Status as "Margin Securities"

    The PictureTel shares are presently "margin securities" under the regulations of the Federal Reserve Board, which has the effect, among other things, of allowing brokers to extend credit on the collateral of PictureTel shares. Depending on the factors similar to those described above with respect to market quotations, following consummation of the offer, the PictureTel shares may no longer constitute "margin securities" for the purposes of the Federal Reserve Board's margin regulations, in which event the PictureTel shares would not be eligible as collateral for margin loans made by brokers.

  Registration Under the Exchange Act

    PictureTel shares are currently registered under the Exchange Act. PictureTel can terminate that registration upon application to the SEC if the outstanding shares are not listed on a national securities exchange, quoted on an automated inter-dealer quotation system or if there are fewer than 300 holders of record of PictureTel shares. Termination of registration of the PictureTel shares under the Exchange Act would reduce the information that PictureTel must furnish to its stockholders and to the SEC and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b) and the requirement of furnishing a proxy statement in connection with stockholders meetings pursuant to Section 14(a) and the related requirement of furnishing an annual report to stockholders, no longer applicable with respect to PictureTel shares. In addition, if PictureTel shares are no longer registered under the Exchange Act, the requirements of Rule 13e-3 under the Exchange Act with respect to "going-private" transactions would no longer be applicable to PictureTel. Furthermore, the ability of "affiliates" of PictureTel and persons holding "restricted securities" of PictureTel to dispose of these securities pursuant to Rule 144 under the Securities Act may be impaired or eliminated. If registration of the shares under the Exchange Act were terminated, they would no longer be eligible for Nasdaq reporting or for continued inclusion on the Federal Reserve Board's list of "margin securities."

Source and Amount of Funds

    The total amount of funds required by Pharaoh Acquisition Corp. to consummate the offer and the merger and to pay related fees and expenses is estimated to be approximately $185 million. Polycom will finance the offer and the merger with internally available funds.

Relationships with PictureTel

    Except as set forth in this prospectus, neither we nor, to the best of our knowledge, any of our directors, executive officers or other affiliates has any contract, arrangement, understanding or relationship with any other person with respect to any securities of PictureTel, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies. Except as described herein, there have been no contacts, negotiations or transactions since January 1, 1998, between us or, to the best of our knowledge, any of our directors, executive officers or other affiliates on the one hand, and PictureTel or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors, or a sale or other transfer of a material amount of assets. Except as set forth in this prospectus, neither we nor, to the best of our knowledge, any of our directors, executive officers or other affiliates has since January 1, 1998 had any transaction with PictureTel or any of its officers, directors or affiliates that would require disclosure under the rules and regulations of the SEC applicable to the offer.

    Neither we nor, to the best of our knowledge, any of our directors, executive officers or other affiliates beneficially owns or has any right to acquire, directly or indirectly, any PictureTel shares and neither we nor, to the best of our knowledge, any of our directors, executive officers or other affiliates has effected any transaction in the PictureTel shares during the past 60 days other than as set forth below:

    On June 15, 2001, Polycom purchased a Series A and a Series B senior convertible note, each of which is convertible into PictureTel common stock. The terms of the notes, including the conversion feature, are described in the section below under the heading "—Note Agreement and related documents."

    Except as described or incorporated by reference in this prospectus, as of the date of this prospectus, there exists no material agreement, arrangement or understanding or any actual or potential conflict of interest between PictureTel or its affiliates and (1) PictureTel's executive officers, directors or affiliates or (2) Polycom or Pharaoh Acquisition Corp. or their respective executive officers, directors or affiliates other than as follows:

  Product Distribution Agreement

    Accord Networks Ltd., now known as Polycom Israel Ltd., which became a wholly owned subsidiary of Polycom on February 28, 2001 and PictureTel entered into a Product Distribution Agreement dated January 21, 2000, as amended on February 27, 2001. Under the terms of the distribution agreement, PictureTel is authorized to purchase, acquire and license certain of Polycom's network systems products for distribution and resale by PictureTel. The parties also agreed that Polycom Israel would license certain PictureTel Features in order to incorporate such PictureTel Features into certain of Polycom's network systems products for distribution by both PictureTel and Polycom. The term of the distribution agreement is thirty-six (36) months, and shall automatically continue thereafter for twelve (12) months unless either party gives the other written notice of its intent not to renew at least ninety (90) days prior to the expiration of the initial or renewal term, or unless earlier terminated as otherwise provided in the distribution agreement.

  License Agreement

    Polycom, PictureTel and PictureTel Technology Corp. have entered into the Siren Wideband Audio Codec License Agreement dated February 19, 2001. Under the terms of the license agreement, PictureTel and PictureTel Technology Corp. have agreed to license certain wideband audio speech coding technology relating to International Telecommunications Union Recommendation ITV-T 6.722.1 in exchange for license fees and royalties.

  Confidentiality Agreement

    PictureTel and Polycom entered into a confidentiality and standstill agreement dated March 7, 2001 pursuant to which Polycom and PictureTel agreed not to disclose the other's confidential information or to use the other's confidential information other than for the purpose of evaluating a possible transaction between Polycom and PictureTel. Pursuant to the confidentiality agreement, Polycom and PictureTel also agreed that for a period of eighteen (18) months they would not acquire, or make an offer to acquire, assets or property of the other or merge with the other without the prior consent of the relevant board of directors. The above summary and description are qualified in their entirety by reference to the confidentiality agreement, which is filed herewith as Exhibit (e)(2) to PictureTel's Solicitation/Recommendation on Schedule 14D-9 and incorporated herein by reference.

Accounting Treatment

    Polycom's acquisition of PictureTel will be accounted for as a "purchase," as that term is used under United States generally accepted accounting principles, commonly referred to as "GAAP", for accounting and financial reporting purposes. PictureTel will be treated as the acquired corporation for these purposes. PictureTel's assets, liabilities and other items will be adjusted to their estimated fair value on the closing date of the acquisition and combined with the historical book values of the assets and liabilities of Polycom. Applicable income tax effects of these adjustments will be included as a component of the combined company's deferred tax asset or liability. The difference between the estimated fair value of the assets, liabilities, in-process research and development expense and other items (adjusted as discussed above) and the purchase price will be recorded as goodwill, unearned stock compensation, and other intangible assets and is expected to be amortized against the combined company's earnings over three years following completion of the merger or as a compensation expense and is expected to be amortized over the vesting period of assumed options. For further information concerning the amount of goodwill and other intangibles to be recorded in connection with the merger and the amortization of the goodwill and other intangible assets, see "Notes to Unaudited Pro Forma Condensed Combined Consolidated Financial Statements on page 90."

    On February 14, 2001, the Financial Accounting Standards Board (FASB) issued an exposure draft for public comment which proposes changing the method of accounting for goodwill in a purchase transaction from capitalization and amortization against earnings to capitalization and periodic evaluation for impairment. If this change were adopted by the FASB, unamortized goodwill resulting from this transaction would be reported as an asset and not amortized against earnings unless it became impaired, at which time an immediate charge would be made in the financial statements in accordance with SFAS 121, "Impairment of long-lived Assets." The public comment period ended on March 16, 2001 and the FASB proposes to make this change effective July 2001; however, there can be no assurance that the FASB will ever adopt this change or that any final standard will become effective in July 2001.

Fees and Expenses

    We have retained Thomas Weisel Partners L.L.C. to provide certain financial advisory services to us in connection with the offer and the merger. We have retained Morgan Stanley Dean Witter to render a financial opinion in connection with the offer and the merger. Thomas Weisel Partners L.L.C. and Morgan Stanley Dean Witter will receive customary compensation for these services. We have agreed to indemnify Thomas Weisel Partners L.L.C. and Morgan Stanley Dean Witter and related persons against certain liabilities and expenses in connection with their services as financial advisor, including certain liabilities and expenses under the federal securities laws. From time to time, Thomas Weisel Partners L.L.C. and Morgan Stanley Dean Witter and their affiliates may actively trade the debt and equity securities of PictureTel for their own account or for the accounts of customers and, accordingly, may hold a long or short position in these securities.

    We have retained Innisfree M&A Incorporated to act as information agent in connection with the offer. The information agent may contact holders of PictureTel shares by mail, telephone, telex, telegraph, e-mail and personal interview and may request brokers, dealers and other nominee stockholders to forward material relating to the offer to beneficial owners of PictureTel shares. We will pay the information agent reasonable and customary compensation for these services in addition to reimbursing the information agent for its reasonable out-of-pocket expenses. We have agreed to indemnify the information agent against certain liabilities and expenses in connection with the offer, including certain liabilities under the U.S. federal securities laws.

    In addition, we have retained EquiServe Trust Company, N.A. as the exchange agent. We will pay the exchange agent reasonable and customary compensation for its services in connection with the offer, will reimburse the exchange agent for its reasonable out-of-pocket expenses and will indemnify the exchange agent against certain liabilities and expenses, including certain liabilities under the U.S. federal securities laws.

    Except as set forth above, we will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of PictureTel shares pursuant to the offer. We will reimburse brokers, dealers, commercial banks and trust companies and other nominees, upon request, for customary clerical and mailing expenses incurred by them in forwarding offering materials to their customers.

Restrictions on Sales of Shares by Affiliates

    The shares of Polycom common stock to be issued in the merger will be registered under the Securities Act. These shares will be freely transferable under the Securities Act, except for shares of Polycom common stock issued to any person who is an affiliate of PictureTel or Polycom. Persons who may be deemed to be affiliates include individuals or entities that control, are controlled by, or are under the common control of PictureTel or Polycom and may include some of their respective officers and directors, as well as their respective principal stockholders. Affiliates may not sell their shares of Polycom common stock acquired in the offer or the merger except pursuant to;

  •
  an effective registration statement under the Securities Act covering the resale of those shares,

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  an exemption under paragraph (d) of Rule 145 under the Securities Act or

  •
  any other applicable exemption under the Securities Act. Pursuant to the terms of the merger agreement, PictureTel has delivered to Polycom affiliate agreements executed by certain PictureTel affiliates that prohibit the sale, transfer or other disposition of Polycom common stock received by such PictureTel affiliate in the offer or the merger or upon exercise of options assumed by Polycom in the merger, except under certain circumstances, in order to comply with the requirements of certain federal securities laws. See "Agreements Related to the Merger Agreement—Affiliate Agreements" on page 83.

Listing on the Nasdaq Market of Polycom Common Stock to be Issued in the Merger

    Polycom has agreed to cause the listing on Nasdaq of the shares of Polycom common stock issuable, and those required to be reserved for issuance, in connection with the offer and the merger, subject to official notice of issuance.

No Polycom Appraisal Rights

    Holders of Polycom common stock are not entitled to appraisal rights under the DGCL because Polycom is not a constituent corporation to the merger under the DGCL.

INTERESTS OF PICTURETEL OFFICERS AND
DIRECTORS IN THE TRANSACTION

    The information contained in the Information Statement attached as Annex B to the Solicitation/Recommendation Statement on Schedule 14D-9 of PictureTel dated June 18, 2001 is incorporated herein by reference.

Treatment of Stock Options

    Each outstanding option to purchase shares of PictureTel common stock, including options granted to PictureTel officers and directors, granted prior to May 24, 2001 will accelerate in connection with the transactions contemplated by the merger agreement. Further, the merger agreement provides that each outstanding option to purchase shares of PictureTel common stock granted under the PictureTel 1998 Acquisition Stock Plan after May 24, 2001 will be assumed upon consummation of the merger by Polycom and shall thereafter be exercisable for that number of shares of Polycom common stock equal to the number of shares of PictureTel common stock for which it is exercisable multiplied by the option exchange ratio and rounded down to the nearest whole number of shares of Polycom common stock. In addition, the per share exercise price of each assumed option shall be determined by dividing the original exercise price by the option exchange ratio and rounding up to the nearest whole cent. The option exchange ratio will be equal to the sum obtained by adding

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  0.1177 of a share of Polycom common stock and

  •
  the quotient obtained by dividing $3.11 by the average closing sale price of one share of Polycom common stock as reported on Nasdaq for the five (5) consecutive trading days ending immediately prior to the effective time of the merger.

    The following table sets forth, with respect to each of the executive officers and directors of PictureTel,

  •
  the number of shares of PictureTel common stock subject to options, other than options granted after May 24, 2001 under the 1998 Acquisition Stock Plan, held by such persons that will be exercisable in connection with the offer (including options that are currently exercisable as well as options which will become exercisable in connection with the transactions contemplated by the merger agreement);

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  the range of exercise prices of the options held by such persons;

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  the weighted average exercise price of the options held by such persons; and

  •
  the cash value of all options held by such persons, calculated by subtracting the option exercise price from an assumed per share offer and merger consideration of $5.63, which represents the sum of $3.11 and the product of 0.1177 multiplied by the closing sales price of Polycom common stock on June 14, 2001. Any option with an exercise price above $5.63 was disregarded for purposes of calculating cash value.

Name	Options Which Will be Exercisable(1)(2)	Range of Exercise Prices Per Share		Weighted Average Exercise Price Per Share	Cash Value
Amit Akkad	59,400	$2.28 -	$9.187	$4.46	$102,858.50
Group Vice President and General Manager, Enterprise Services
Dalton Edgecomb	150,000	$2.28 -	$2.63	$2.571	$458,743.55
Vice President and Chief Financial Officer
Norman Gaut	1,005,000	$5.531 -	$6.219	$5.534	$98,957.00
Chairman of the Board of Directors and Chief Executive Officer
Lewis Jaffe	360,000	$2.28 -	$2.656	$2.593	$1,093,184.52
President and Chief Operating Officer
Robert Knight	20,000	$4.03 -	$11.25	$8.843	$7,999.78
Director
Jonathan Kosheff	175,305	$3.188 -	$12.00	$6.039	$93,424.19
Executive Vice President, Operations
Carl Ledbetter	25,000	$3.656 -	$4.03	$3.731	$47,478.93
Director
David Levi	99,000	$4.03 -	$35.00	$13.145	$9,484.14
Director
Werner Schmucking	25,000	$4.03 -	$8.75	$7.806	$7,999.78
Director
Edward Semonite	189,400	$3.188 -	$10.25	$5.936	$108,687.64
Executive Vice President, Marketing
David Snow	179,600	$3.69 -	$9.187	$4.403	$288,093.55
Executive Vice President, Worldwide Sales & Strategic Initiatives
Enzo Torresi	75,000	$4.03 -	$35.00	$14.272	$9,484.14
Director

(1)
Includes options which will become exercisable in connection with the offer.

(2)
Includes options which will become exercisable if these individuals are deemed to no longer serve as directors of PictureTel following the consummation of the offer.

    In the case of PictureTel stock options issued prior to May 24, 2001, all of which become exerciseable upon consummation of the offer, PictureTel and Polycom have agreed to take steps to enable the holder thereof to exercise the option (including any portion thereof that first becomes exercisable in connection with the offer) on a basis that enables the holder effectively to tender in the offer the shares acquired upon exercise, and in the case of any such option that is not an incentive stock option, to permit the holder of the option, in his or her discretion, to tender the option (in lieu of exercising it) and receive the per share consideration offered in the offer payable with respect to the number of shares for which the option was exercisable, net of the exercise price.

Certain Executive Agreements

    Immediately prior to the closing of the merger, Polycom will assume and agree to perform, in the same manner and to the same extent as PictureTel would have been required to perform had the merger not been consummated, the change in control agreements entered into between PictureTel and certain individuals, including the following executive officers, immediately prior to the execution of the merger agreement. Polycom also will cause PictureTel to perform its obligations under PictureTel's Key Employee Change in Control Severance Plan and Special Change in Control Severance Plan.

    In connection with the merger, we will assume certain obligations under PictureTel's executive officer and change in control agreements with the following employees of PictureTel. These agreements we amended and restated at our request prior to the execution of the merger agreement. Our obligations under these agreements will only be effective if we complete the merger with PictureTel.

Amit Akkad	Jonathan Kosheff
David Snow	Edward Semonite
Dr. Norman Gaut	Dalton Edgecomb
Lewis Jaffe

    The following is a summary of some of the rights, privileges, restrictions and conditions relating to the executive officer change in control agreements. The specific provisions of the agreements are contained in the individual executive officer and change in control agreements which are included as exhibits to this prospectus. You should read the individual executive officer change in control agreements for a more complete understanding of their terms.

    Amit Akkad.  Mr. Akkad will become Vice President of Service following the completion of the merger pursuant to his amended and restated executive officer change in control agreement with PictureTel. Under the agreement, Mr. Akkad will receive an annual salary of $160,000, and will be granted an option to purchase 100,000 shares of PictureTel common stock. In addition, following the merger, Mr. Akkad will be entitled to retention payments equal to the higher of his annual base salary immediately prior to the merger or his annual base salary prior to termination plus his highest annual bonus in the three years preceding the merger or his termination. 50% of this retention payment is payable to Mr. Akkad 15 days following the merger, and 50% is payable on the first anniversary of the merger. If Mr. Akkad's employment terminates under specified circumstances prior to the first anniversary of the merger, the balance of the retention payment will be paid out over twelve months. If Mr. Akkad's employment terminates under specified circumstances after the first anniversary of the merger and prior to the second anniversary of the merger he will be entitled to receive an amount equal to 75% of his base salary plus his on-target annual payout (not to exceed $50,000) under Polycom's management compensation plan. If Mr. Akkad's employment terminates under specified circumstances after the second anniversary of the merger and prior to the third anniversary of the merger, he will be entitled to receive an amount equal to 50% of his base salary plus his on-target annual payout (not to exceed $50,000) under Polycom's management compensation plan. Mr. Akkad will also receive up to 12 months of continued medical and dental insurance benefits.

    David Snow.  Pursuant to Mr. Snow's amended and restated executive officer change in control agreement with PictureTel, if Mr. Snow's employment terminates under specified circumstances within three years following the merger, he will be entitled to severance payments equal to two times the higher of his annual base salary immediately prior to the merger or his annual base salary prior to termination plus his highest annual bonus in the three years preceding the merger or his termination, payable over a 24 month period in bi-weekly installments. Mr. Snow will also receive up to 24 months of continued medical and dental insurance benefits.

    Dr. Norman Gaut.  Pursuant to Dr. Gaut's amended and restated executive officer change in control agreement with PictureTel, if Dr. Gaut's employment terminates under specified circumstances within three years following the merger, Dr. Gaut will be entitled to severance payments equal to the higher of his annual base salary immediately prior to the merger or his annual base salary prior to termination plus his highest annual bonus in the three years preceding the merger or his termination, payable over a 36 month period in bi-weekly installments. Dr. Gaut will also receive up to 36 months of continued medical and dental benefits.

    Jonathan Kosheff.  Mr. Kosheff will become Vice President Operations following the completion of the merger pursuant to his amended and restated executive officer change in control agreement with

PictureTel. Under the agreement, Mr. Kosheff will receive an annual salary of $220,000, and will be granted an option to purchase 200,000 shares of PictureTel common stock. In addition, following the merger, Mr. Kosheff will be entitled to retention payments equal to two times the higher of his annual base salary immediately prior to the merger or his annual base salary prior to termination plus his highest annual bonus in the three years preceding the merger or his termination. One third of this retention payment is payable to Mr. Kosheff 15 days following the merger, one third is payable on the first anniversary of the merger and one third is payable on the second anniversary of the merger. If Mr. Kosheff's employment terminates under specified circumstances prior to the second anniversary of the merger, the balance of the retention payment will be paid out over twenty-four months. If Mr. Kosheff's employment terminates under specified circumstances after the second anniversary of the merger and prior to the third anniversary of the merger, he will be entitled to receive an amount equal to the lesser of 50% of his base salary plus his on-target annual payout (not to exceed $50,000) under Polycom's management compensation plan, or an amount equal to 100% of his base salary plus his on-target annual payout, not to exceed $50,000, under Polycom's management compensation plan prorated for the remainder of the third year following the merger.

    Edward Semonite.  Mr. Semonite will become Vice President, Business Unit Strategic Marketing following the completion of the merger pursuant to his amended and restated executive officer change in control agreement with PictureTel. Under the agreement, Mr. Semonite will receive an annual salary of $220,000, and will be granted an option to purchase 200,000 shares of PictureTel common stock. In addition, following the merger, Mr. Semonite will be entitled to retention payments equal to two times the higher of his annual base salary immediately prior to the merger or his annual base salary prior to termination plus his highest annual bonus in the three years preceding the merger or his termination. One third of this retention payment is payable to Mr. Semonite 15 days following the merger, one third is payable on the first anniversary of the merger and one third is payable on the second anniversary of the merger. If Mr. Semonite's employment terminates under specified circumstances prior to the second anniversary of the merger, the balance of the retention payment will be paid out over twenty-four months. If Mr. Semonite's employment terminates under specified circumstances after the second anniversary of the merger and prior to the third anniversary of the merger, he will be entitled to receive an amount equal to the lesser of 50% of his base salary plus his on-target annual payout, not to exceed $50,000, under Polycom's management compensation plan or an amount equal to 100% of his base salary plus his on-target annual payout, not to exceed $50,000, under Polycom's management compensation plan prorated for the remainder of the third year following the merger.

    Dalton Edgecomb.  Mr. Edgecomb will become a Merger and Transition Officer following the completion of the merger pursuant to his amended and restated executive officer change in control agreement with PictureTel. Under the agreement, Mr. Edgecomb will receive an annual salary of $220,000 and an additional $2,500 for entering into the amended and restated agreement. In addition, for 2 years following the merger, so long as he works for us for six months following the merger, or his employment terminates under specified circumstances, Mr. Edgecomb will be entitled to retention payments equal to two times the higher of his annual base salary immediately prior to the merger or his annual base salary prior to termination plus his highest annual bonus in the three years preceding the merger or his termination, payable in substantially equal increments over a two-year period. Mr. Edgecomb will also receive up to 24 months of continued medical and dental benefits.

    Lewis Jaffe.  Mr. Jaffe will become a Merger and Transition Officer following the completion of the merger pursuant to his amended and restated executive officer change in control agreement with PictureTel. Under the agreement, Mr. Jaffe will be entitled to an annual salary of $280,000 and an additional $2,500 for entering into the amended and restated agreement. In addition, for 2 years following the merger, so long as he works for us for six months following the merger or his employment terminates under specified circumstances, Mr. Jaffe will be entitled to retention payments equal to two times the higher of his annual base salary immediately prior to the merger or his termination plus his highest annual bonus in the three years preceding the merger or his termination, payable in substantially equal increments over a two-year period. Mr. Jaffe will also receive up to 24 months of continued medical and dental benefits.

    This summary of the terms of the amended change of control severance agreements is qualified in its entirety by reference to the complete text of the amended change of control severance agreements, which have been filed as Exhibit 99.8 through 99.14 of this registration statement and are incorporated herein by reference. Information regarding the prior change of control severance agreements with certain executive officers is included in Annex B of PictureTel's Solicitation/ Recommendation Statement on Schedule 14D-9.

Indemnification

    From and after the effective time of the merger, Polycom will cause the surviving corporation to fulfill and honor in all respects the obligations of PictureTel pursuant to any indemnification agreements between PictureTel and its directors or officers in effect immediately prior to the effective time of the merger and the indemnification provisions of the PictureTel charter documents in effect as of the date of the merger agreement, provided, however, that the foregoing obligations shall not extend to claims against PictureTel's officers and directors arising out of or in connection with the SEC's investigation of the restatement of the financial reports of PictureTel in certain periods of 1997 and 1998. The certificate of incorporation of the surviving corporation will contain provisions with respect to exculpation and indemnification that are at least as favorable to the former directors and officers of PictureTel as those contained in PictureTel's charter documents as in effect on the date of the merger agreement, which provisions will not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of individuals who, immediately prior to the effective time of the merger, were directors, officers, employees or agents of PictureTel, unless such modification is required by law. Furthermore, Polycom has agreed to maintain for three years after the effective time of the merger, subject to certain cost limitations, a policy of directors' and officers' liability insurance covering the directors and officers of PictureTel.

THE MERGER AGREEMENT

    This section of the prospectus describes the merger agreement. While we believe that the description covers the material terms of the merger agreement, this summary may not contain all of the information that is important to you. The merger agreement is attached to this prospectus as Annex A, and we urge you to read it carefully.

The Offer

  Terms of the Offer

    The merger agreement provides for the commencement by Pharaoh Acquisition Corp., a wholly owned subsidiary of Polycom, of the offer to exchange all outstanding shares of PictureTel common stock for cash and shares of Polycom common stock. The merger agreement provides for the consideration that we will pay in the offer, including $3.11 in cash and 0.1177 of a share of Polycom common stock for each share of PictureTel common stock. The merger agreement provides that the initial expiration date of the offer is the twentieth business day following commencement of the offer and that the offer is subject to a number of conditions, including the minimum tender condition. For a description of those matters, refer to the discussion under "The Offer" on page 48 of this prospectus.

    The merger agreement prohibits Pharaoh Acquisition Corp., without the consent of PictureTel, from amending or waiving the minimum tender condition or amending the offer to decrease the offer price or the cash portion or stock portion thereof, change the form or combination of consideration to be paid in the offer, reduce the number of shares to be purchased in the offer, amend the conditions to the offer to broaden the scope of such conditions, add any additional conditions, or otherwise adversely affect the holders of the PictureTel shares, extend the offer except as provided in the merger agreement, or amend or waive the minimum tender condition.

  Mandatory Extensions of the Offer

    If any of the conditions to the offer are not satisfied and none of the events set forth under "The Offer—Conditions of the Offer—Other Conditions of the Offer" on page 56 has occurred and is continuing at the time of any scheduled expiration date of the offer and such conditions are reasonably capable of being satisfied in Polycom's and Pharaoh Acquisition Corp.'s sole judgement, Pharaoh Acquisition Corp. will extend the offer from time to time unless any such condition is no longer reasonably capable of being satisfied or any such event has occurred; provided that Pharaoh Acquisition Corp. is not required to extend the offer beyond February 24, 2002.

  Optional Extensions of the Offer

    Pharaoh Acquisition Corp. has the right to extend the offer;

  •
  at the scheduled expiration date of the offer if any of the conditions to the offer shall not have been satisfied or waived, until such time as such conditions are satisfied or waived,

  •
  for any period required by any rule, regulation, interpretation or position of the SEC or its staff applicable to the offer, or

  •
  if the number of shares tendered pursuant to the offer is less than 90% of the outstanding shares of PictureTel common stock (on a fully-diluted basis) but at least 80% of the outstanding shares of PictureTel common stock (on a fully-diluted basis),

  •
  for any reason on one or more occasions for an aggregate period of not more than five (5) business days beyond the date on which the minimum tender condition is satisfied if on such date there shall not have been tendered (and not properly withdrawn) at least 90% of the outstanding shares of PictureTel common stock on a fully-diluted basis.

  Prompt Payment for PictureTel Shares after the Closing of the Offer

    Subject to the conditions of the offer, Pharaoh Acquisition Corp. will accept for payment and pay for, promptly after the expiration of the offer, all shares of PictureTel common stock validly tendered and not properly withdrawn pursuant to the offer.

The Merger

    The merger agreement provides that Pharaoh Acquisition Corp. will be merged with and into PictureTel no later than the second business day following the satisfaction or waiver of the conditions set forth in the merger agreement unless the parties agree to another date. Under the terms of the merger agreement, at the effective time of the merger, each share of PictureTel common stock will be converted into the right to receive from Pharaoh Acquisition Corp. $3.11 in cash and 0.1177 of a share of Polycom common stock for each share of PictureTel common stock, the same per share consideration paid to holders of PictureTel common stock who exchanged their PictureTel shares in the offer. Notwithstanding the foregoing, the merger consideration will not be payable in respect of PictureTel shares held by PictureTel, Polycom or Pharaoh Acquisition Corp.

  Effective Time of the Merger

    The merger will become effective upon the filing of a certificate of merger with the Secretary of State of Delaware or such later time as is agreed by PictureTel and Polycom and specified in the certificate of merger. The filing of the certificate of merger will take place as soon as practicable on or after the closing date of the merger.

PictureTel Board Of Directors

    Upon the acceptance for exchange of shares of PictureTel common stock pursuant to the offer, Polycom will be entitled to designate a number of directors of PictureTel, rounded up to the next whole number, that equals the product of;

  •
  the total number of directors on PictureTel's board of directors, giving effect to the election of additional directors, and

  •
  the percentage that the number of shares beneficially owned by Polycom and Pharaoh Acquisition Corp. bears to the total number of shares of PictureTel common stock outstanding.

    PictureTel shall use its best efforts to cause the individuals designated by Polycom to constitute the same percentage as is on the PictureTel board of directors of;

  •
  each committee of the PictureTel board of directors,

  •
  each board of directors of each subsidiary of PictureTel, subject to legal requirements and except to the extent described in the PictureTel schedule to the merger agreement, and

  •
  each committee of each such board of directors.

    Until the merger has become effective, PictureTel shall use commercially reasonable efforts to cause the board of directors to include at least two members who were directors of PictureTel prior to the consummation of the offer. The merger agreement provides that, prior to the effective time of the merger, the affirmative vote of a majority of the continuing PictureTel directors will be required for PictureTel to:

  •
  amend or terminate the merger agreement;

  •
  extend the time for performance of Polycom's or Pharaoh Acquisition Corp.'s obligations under the merger agreement; or

  •
  make any other determination with respect to any action to be taken or not taken by PictureTel relating to the merger agreement.

Treatment of PictureTel Stock Options and Warrants

    Immediately prior to the effective time of the merger, each outstanding option to purchase shares of PictureTel common stock and the PictureTel option plans under which they were issued, except for options issued under the 1998 Acquisition Stock Plan after May 24, 2001 and the 1998 Acquisition Stock Plan, shall terminate.

    Prior to the expiration of the offer, PictureTel has agreed to amend its 1998 Acquisition Stock Plan and form of option agreement thereunder to provide that with respect to the grants of PictureTel stock options after May 24, 2001, the exercisability of such grants shall not accelerate as a result of the transactions contemplated by the merger agreement, including the offer and the merger, and, in connection with the merger agreement, such grants will be assumed by Polycom. Prior to the expiration date, PictureTel shall make such grants in such numbers and pursuant to such terms and conditions as shall be directed by Polycom at least five (5) business days prior to the expiration date provided, however, that the exercise price of such grants shall be equal to the fair market value of PictureTel's common stock on the date of grant; and provided further, that the total number of shares of PictureTel common stock reserved for issuance as grants shall not exceed 5,500,000 shares. At the effective time of the merger, Polycom will assume such grants, and they will continue to have, and be subject to, the terms and conditions of such options immediately prior to the effective time of the merger except that each will be solely exercisable, or will become exercisable in accordance with its terms, for that number of whole shares of Polycom common stock equal to the product of the number of shares of PictureTel common stock that were issuable upon exercise of such grant immediately prior to the effective time of the merger multiplied by the option exchange ratio described below, rounded down to the nearest whole number of shares of Polycom common stock and the per share exercise price for the shares of Polycom common stock issuable upon exercise of such assumed grant will be equal to the quotient determined by dividing the exercise price per share of PictureTel common stock at which such grant was exercisable immediately prior to the effective time of the merger by the option exchange ratio described below, rounded up to the nearest whole cent.

    The option exchange ratio will be equal to the sum obtained by adding;

    •
    0.1177 of a share of Polycom common stock and

    •
    the quotient obtained by dividing $3.11 by the average closing sale price of one share of Polycom common stock as reported on Nasdaq for the five (5) consecutive trading days ending immediately prior to the effective time of the merger.

    At the effective time of the merger, each outstanding PictureTel warrant will become and represent, for each share of PictureTel common stock subject to a PictureTel warrant, the right to receive a unit consisting of $3.11 in cash and 0.1177 of a share of Polycom common stock, and shall have an exercise price per such unit equal to the exercise price of such PictureTel warrant per share of PictureTel common stock immediately prior to the effective time of the merger. After the effective time of the merger, each PictureTel warrant will be exercisable upon the same terms and conditions as were applicable to it immediately prior to the effective time.

    In the case of any holder of a PictureTel stock option, PictureTel and Polycom have agreed to take steps to enable the holder to exercise the option (including any portion thereof that first becomes exercisable in connection with the offer) on a basis that enables the holder effectively to tender in the offer the shares acquired upon exercise, and in the case of any such option that is not an incentive stock option, to permit the holder of the option, in his or her discretion, to tender the option (in lieu of exercising it) and receive the per share consideration offered in the offer payable with respect to the number of shares for which the option was exercisable, net of the exercise price.

Treatment of Preference Stock

    On the date Pharaoh Acquisition Corp. first accepts for payment shares tendered pursuant to the offer, the holders of series B preference stock of PictureTel as of such date, to the extent that such shares shall not have previously been converted to common stock, shall be entitled to a payment equal to the purchase price each originally paid for the series B preference stock upon issuance of such stock together with, to the extent declared by PictureTel's board, cumulative but unpaid dividends thereon. PictureTel shall cause to be sent to each holder of series B preference stock this prospectus and related letter of transmittal as well as Polycom's Schedule TO and PictureTel's Schedule 14D-9 concurrently with, and in the same manner as, such are sent to the holders of PictureTel common stock. In addition, PictureTel shall cause to be sent to each holder of series B preference stock copies of any other documents filed with the SEC on a non-confidential basis promptly following the filing of such documents with the SEC.

Covenants and Representations and Warranties

  Efforts

    The merger agreement provides that each of Polycom and PictureTel will use its best efforts to take all reasonable actions, and cause to be done all things reasonably necessary, to close the offer and the merger.

  Conduct of Business

    PictureTel.  The merger agreement obligates PictureTel, until the first acceptance for exchange of shares of PictureTel common stock pursuant to the offer or termination of the merger agreement, to conduct its operations in the ordinary course of business and to use commercially reasonable efforts to preserve intact its present business, retain its present officers and employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees and others with whom it has significant business dealings. The merger agreement expressly restricts the ability of PictureTel to engage in certain material transactions without the prior written consent of Polycom, such as:

  •
  waive any stock repurchase rights, or change the terms of any existing option grants;

  •
  grant any severance benefits, or benefits triggered by a change of control or merger, to any officer or employee in addition to any such benefit that existed when the merger agreement was signed;

  •
  transfer or license any PictureTel intellectual property to any person or entity out of the ordinary course of business;

  •
  declare any dividends or other distributions on PictureTel capital stock, split, combine or reclassify any capital stock or authorize the issuance of any other securities;

  •
  purchase, redeem or otherwise acquire shares of PictureTel capital stock;

  •
  issue, deliver, sell, authorize, pledge or otherwise encumber or propose to encumber any share of PictureTel capital stock or any securities convertible into shares of PictureTel capital stock;

  •
  amend PictureTel's certificate of incorporation or bylaws or the certificate or incorporation or bylaws of any of if PictureTel's subsidiaries;

  •
  acquire any business or corporation or enter into any joint venture or strategic partnership or alliance;

  •
  sell, lease or otherwise dispose of any assets outside of the ordinary course of business;

  •
  amend or terminate any existing lease, license or any other agreement related to PictureTel's material assets, grant or create any restriction affecting any of PictureTel's owned or lease material property, transfer all or any portion of any material real property, or make any material change in the construction or condition of such property;

  •
  incur any indebtedness or issue or sell any debt securities;

  •
  adopt or amend any employee benefit plan, employee stock purchase or employee stock option plan, enter into any employment agreement or collective bargaining agreement other than in the ordinary course of business, pay any special bonus to any director or employee or increase the salaries as is required by law;

  •
  settle any material litigation or claims, liabilities or obligations other than in the ordinary course of business or release any person from or knowingly fail to enforce any confidentiality agreement to which PictureTel is a party;

  •
  terminate any material contract or waiver, release or assign any material rights or claims under such contracts;

  •
  revalue any assets or change any accounting practices, except as required by GAAP;

  •
  enter into any agreement requiring PictureTel or its subsidiaries to pay in excess of $250,000; or

  •
  make any tax election or change any accounting method what would be reasonably likely to adversely affect in any material respect the tax liability or attributes of PictureTel, settle any tax liability or consent to any extension or waiver of any tax limitation period.

  •
  changes to the terms of existing option grants, purchases and sales of assets or the sale or redemption of outstanding securities of PictureTel, without the prior written consent of Polycom.

    Polycom.  The merger agreement provides that until the earlier of the closing of the merger or the termination or the merger agreement, Polycom shall not without the written consent of PictureTel, declare any dividends or other distributions on Polycom capital stock, split, combine or reclassify any capital stock or authorize the issuance of any other securities unless the amount of stock to be received by PictureTel stockholders is appropriately adjusted.

  No Solicitation of Alternative Transactions

    The merger agreement provides that, except in the circumstances described below, PictureTel will not, directly or indirectly:

  •
  solicit, initiate, encourage or induce the making, submission or announcement of any Acquisition Proposal (as defined below);

  •
  participate in any discussions or negotiations regarding, or furnish to any person any information relating to PictureTel or any of its subsidiaries or afford access to the business, properties, assets, books or records of PictureTel or any of its subsidiaries to any person that has made, or take any other action intended to assist or facilitate any inquiries or the making of any proposal that constitutes or would reasonably be expected to lead to, any Acquisition Proposal;

  •
  engage in discussions or negotiations with any person with respect to any Acquisition Proposal;

  •
  approve, endorse or recommend any Acquisition Proposal; or

  •
  enter into any letter of intent or similar document or any contract, agreement or commitment contemplating or otherwise relating to any Acquisition Transaction (as defined below).

However, the merger agreement does provide that in response to an unsolicited Acquisition Proposal that did not result from a breach by PictureTel of its obligations not to solicit alternative transactions and following delivery to Polycom of notice of the Acquisition Proposal, PictureTel's board of directors may, subject to certain conditions:

  •
  engage or participate in discussions or negotiations with any third party that has made (and not withdrawn) a bona fide Acquisition Proposal that the PictureTel's board of directors reasonably concludes in good faith (after consultation with a financial advisor of nationally recognized reputation) constitutes a Superior Proposal (as defined below),

  •
  furnish to such third party nonpublic information relating to PictureTel or any of its subsidiaries pursuant to a confidentiality agreement with terms no less favorable to PictureTel than those contained in the confidentiality agreement between PictureTel and Polycom, and/or

  •
  following receipt of such an Acquisition Proposal, withhold, withdraw, amend or modify its recommendations and approve, endorse or recommend such Acquisition Proposal;

if, in each case,

  •
  the PictureTel board of directors determines in good faith (after consultation with its outside legal counsel) that it is necessary to take such action(s) in order to satisfy its fiduciary duties to PictureTel's stockholders under Delaware law,

  •
  at least three days prior to furnishing any such information to, or entering into any such discussions or negotiations with, such person or group, PictureTel gives Polycom written notice of the identity of such person or group and all of the material terms and conditions of such Acquisition Proposal and of PictureTel's intention to furnish nonpublic information to, or enter into discussions or negotiations with, such person or group, and

  •
  contemporaneously with furnishing any such information to such person or group, PictureTel furnishes such information to Polycom.

    "Acquisition Transaction" means any offer or proposal by a third party relating to:

  •
  any acquisition or purchase from PictureTel by any person or group of more than 15% of the outstanding voting securities of PictureTel or any of its subsidiaries or any tender offer or exchange offer that if consummated would result in any person or group beneficially owning 15% or more of the outstanding voting securities of PictureTel or any of its subsidiaries or any merger, consolidation, business combination or similar transaction involving PictureTel pursuant to which the stockholders of PictureTel immediately preceding that transaction would hold less than 85% of the equity interests in the surviving or resulting entity of that transaction;

  •
  any sale, lease (other than in the ordinary course of business), exchange, transfer, license (other than in the ordinary course of business), acquisition, or disposition of more than 15% of the consolidated assets of PictureTel; or

  •
  any liquidation or dissolution of PictureTel.

    "Acquisition Proposal" means any offer or proposal relating to an Acquisition Transaction.

    "Superior Proposal" means an Acquisition Proposal involving the acquisition of all of PictureTel's outstanding voting securities with respect to which PictureTel's board of directors has reasonably determined in good faith (after consultation with a financial advisor of a nationally recognized standing) taking into account, among other things, the legal, financial and regulatory aspects of such Acquisition Proposal and the party making such Acquisition Proposal, that the acquiring party is capable of consummating the proposed Acquisition Transaction on the terms proposed, and which, if any cash consideration is involved, shall not be subject to any financing contingency, and that the proposed Acquisition Transaction would, if consummated, be more favorable to the PictureTel's stockholders (in their capacities as such), from a financial point of view, than the transactions contemplated by the merger agreement.

  Antitrust Laws

    As soon as may be reasonably practicable, Polycom and PictureTel each shall make the filings required under any applicable antitrust laws in connection with the merger agreement and the transactions contemplated by the merger agreement. Polycom and PictureTel each shall cooperate and coordinate with one another in the making of such filings, supply the other with any information which may be required in order to effectuate such filings, and supply any additional information which reasonably may be required by the Federal Trade Commission, the Department of Justice or the competition or merger control authorities of any other governmental entity. Polycom shall not be required to agree to any divestiture by Polycom or PictureTel or any of Polycom's subsidiaries or affiliates of any assets, properties and stock, or the imposition of any limitation on the ability of Polycom or PictureTel or any of Polycom's subsidiaries or affiliates to conduct their businesses or to own or exercise control of their assets, properties and stock.

  No Rights Plan Amendment

    Prior to the earlier of the termination of the merger agreement or the closing of the merger, PictureTel and the PictureTel board shall not amend or modify or take any other action with regard to the PictureTel rights plan in any manner or take another action so as to:

  •
  render the PictureTel rights plan inapplicable to any transaction(s) other than the offer, the merger and other transactions contemplated by this agreement and the PictureTel tender and voting agreements, or

  •
  permit any person or group (other than Polycom, Pharaoh Acquisition Corp. or any of their affiliates) who would otherwise be an acquiring person, as defined in the PictureTel rights plan, not to be an acquiring person, or

  •
  provide that a distribution date or a stock acquisition date, as such terms are defined in the PictureTel rights plan, or similar event does not occur as promptly as practicable by reason of the execution of any agreement or transaction other than this agreement and the PictureTel tender and voting agreements and the offer, the merger and the agreements and transactions contemplated hereby and thereby, or

  •
  except as specifically contemplated by this agreement, otherwise affect the rights of holders of rights.

  Product Support Statement

    In connection with all press releases relating to the merger agreement or the offer, Polycom and PictureTel agreed to make public statements, to be communicated in writing by each party to their respective sales forces and others, that: Polycom's belief in the iPower PC architecture and PictureTel's belief in the Viewstation's architecture are significant factors in their decision to enter into the merger agreement as it rounds out their respective product lines allowing them to address increasing customer demand for a broad range of video communication products for the expanding IP and circuit-switched broadband networks and after the consummation of the offer and the merger, in addition to its Viewstation products, Polycom intends to sell and support PictureTel's iPower PC based products, and to develop next generation appliance and PC products that leverage the best of breed features and functionality of the Viewstation and iPower PC platforms. In connection with all press releases relating to the merger agreement or the offer, both Polycom and PictureTel agreed to state their respective individual beliefs that appliance and PC based architectures are needed to exploit pent up demand. Polycom agreed that it will not issue press releases or make other public statements, or give instructions to its sales force, in contravention of the above obligations. Polycom and PictureTel acknowledged that the agreements regarding product support are an integral part of the transactions contemplated by the merger agreement.

  Employee Benefits

    To the extent permitted by applicable law, we have agreed to give credit under all employee benefit plans, programs, policies and arrangements maintained by us or the surviving corporation (other than sabbatical benefits) to each employee of PictureTel or its subsidiaries for all service with PictureTel or its subsidiaries. In addition, Polycom will cause the surviving corporation to provide benefits (including health benefits, severance policies, 401(k) plans and general employment policies and procedures, subject to the terms and conditions of such plans) which are substantially comparable in the aggregate to benefits that are available to similarly situated employees of Polycom and its subsidiaries as of May 24, 2001, provided, however, that such insurance carriers, outside providers or the like are able to provide such benefits on terms reasonably acceptable to Polycom, and provided, further, that nothing shall prevent the surviving corporation or any of its subsidiaries from making any change required by applicable law, and provided, further, that it shall not result in any duplication of benefits.

    Employee Stock Purchase Plan.  PictureTel shall take steps necessary to terminate its employee stock purchase plan and 1999 Foreign Subsidiary Stock Purchase Plan on the earlier to occur of the expiration date of the offer or August 31, 2001. In the event the plans are terminated on the expiration date, the exercise date for outstanding purchase rights under the plans shall be accelerated to enable participants effectively to exercise and tender in the offer shares acquired upon exercise.

    Benefit Plans.  PictureTel shall terminate, effective as of the day immediately preceding the date PictureTel becomes a member of the same controlled group of corporations, as defined in Section 414(b) of the Internal Revenue Code of 1986, as amended, as Polycom, any and all 401(k) plans unless Polycom provides notice to PictureTel that such 401(k) plan(s) shall not be terminated. To the extent permitted by Polycom's applicable plan and otherwise practicable, Polycom shall take appropriate steps to enable continuing employees to roll over distributions from the terminated plans to a tax-qualified defined contribution plan or plans maintained by Polycom or an affiliate.

    To the extent permitted under applicable law, each employee of PictureTel or its subsidiaries shall be given credit for all service with PictureTel or its subsidiaries (or service credited by PictureTel or its subsidiaries) under all employee benefit plans, programs, policies and arrangements maintained by Polycom or the surviving corporation (other than sabbatical benefits, for which employees of PictureTel or its subsidiaries will not receive any such past service credit) in which they participate or in which they become participants for purposes of eligibility and vesting; provided, however, that no such credit shall be provided in any circumstance that would result in duplicative benefits, and provided, further, that such insurance carriers, outside providers or the like are able to honor such commitments or terms reasonably acceptable to Polycom.

  Representations and Warranties

    Polycom and PictureTel each made a number of representations and warranties in the merger agreement regarding aspects of their respective businesses, financial condition, structure and other facts pertinent to the merger. Each of the companies made representations and warranties as to:

  •
  corporate organization and qualification to do business;

  •
  certificate of incorporation and bylaws;

  •
  capitalization;

  •
  authorization of the merger agreement by the respective companies;

  •
  the effect of the merger on obligations of the respective companies under applicable laws;

  •
  compliance with applicable laws and regulatory approvals required to complete the merger;

  •
  filings and reports with the Securities and Exchange Commission;

  •
  liabilities,

  •
  the use of brokers,

  •
  litigation; and

  •
  payments, if any, required to be made to brokers and agents on account of the merger.

    In addition, PictureTel made representations and warranties as to:

  •
  employee matters and benefit plans;

  •
  changes in PictureTel's business since March 31, 2001;

  •
  restrictions on certain business activities;

  •
  title to property;

  •
  intellectual property;

  •
  material agreements;

  •
  the opinion of PictureTel's financial advisor;

  •
  insurance;

  •
  taxes;

  •
  the applicability of state takeover laws to the offer and merger; and

  •
  approval by the board of directors.

    In addition, Polycom and Pharaoh Acquisition Corp. made representations and warranties as to:

  •
  the availability of funds to complete the offer;

  •
  Polycom's ownership of PictureTel's capital stock; and

  •
  the operations of Pharaoh Acquisition Corp.

Conditions of the Offer

    For a description of the conditions of the offer, see "The Offer—Conditions of the Offer" on page 56.

Conditions of the Merger

    The obligations of Polycom, Pharaoh Acquisition Corp. and PictureTel to consummate the merger are subject to the satisfaction of the following conditions, any of which may be waived in writing by both Polycom and PictureTel:

  •
  if required by Delaware law, the merger agreement shall have been approved and adopted by the holders of a majority of each class of PictureTel entitled to vote on the merger agreement and the merger in accordance with Delaware law and PictureTel's certificate of incorporation and bylaws;

  •
  Pharaoh Acquisition Corp. or Polycom shall have exchanged all shares of PictureTel common stock tendered pursuant to the offer;

  •
  no court or other governmental entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and prohibits consummation of the merger;

  •
  the registration statement on Form S-4 relating to the merger, including any post-effective amendment thereto, shall have been declared effective under and no stop order suspending effectiveness shall be in effect and no proceedings for such purpose shall be pending before or threatened by the Securities and Exchange Commission; and

  •
  the shares of Polycom common stock to be issued in the merger shall have been approved for listing on the Nasdaq, subject to official notice of issuance, or shall be exempt from such requirement under the then applicable laws, regulations and rules of the Nasdaq.

Termination of the Merger Agreement

  Termination by Mutual Agreement

    The merger agreement may be terminated at any time prior to the effective time of the merger by mutual written agreement of Polycom and PictureTel.

  Termination by Either Polycom or PictureTel

    The merger agreement may be terminated by either Polycom or PictureTel by giving notice of termination to the non-terminating party:

  •
  at a time prior to the effective time of the merger if:

  •
  the offer expires or terminates in accordance with the terms of the merger agreement without Polycom or Pharaoh Acquisition Corp. having accepted for exchange any shares of PictureTel common stock, except that Polycom will not be permitted to terminate the merger agreement for this reason if the offer expires or terminates as a result of a breach of the merger agreement by Polycom or Pharaoh Acquisition Corp.;

  •
  the offer has not been consummated on or before February 24, 2002, unless the failure to consummate the offer is principally caused by or results from the failure to fulfill any obligation under the merger agreement of the party seeking termination and such action or failure to act constitutes a breach of the merger agreement; or

  •
  there shall be any applicable law or regulation that makes consummation of the merger illegal or otherwise prohibited or any judgment, injunction, order or decree of any court or governmental body having competent jurisdiction enjoining PictureTel or Polycom from consummating the merger entered which is final and nonappealable; or

  •
  a material breach of a covenant has occurred, or an event has occurred or a circumstance has arisen that would reasonably be expected to have a material adverse effect on the non-terminating party, in either case that is not curable by the non-terminating party through the exercise of its commercially reasonable efforts; or

  •
  at any time prior to the acceptance for exchange by Pharaoh Acquisition Corp. of shares of PictureTel common stock pursuant to the offer, if the non-terminating party materially breaches any covenant or agreement contained in the merger agreement, or any representation or warranty of the non-terminating party contained in the merger agreement was when made or becomes untrue or inaccurate such that, overall, the untruths or inaccuracies would reasonably be expected to have a material adverse effect on the non-terminating party, if that untruth or inaccuracy has not been or is incapable of being cured by the non-terminating party within 30 days following receipt by the non-terminating party of written notice from the terminating party of the untruth or inaccuracy or breach or the non-terminating party ceases to exercise commercially reasonable efforts to cure such untruth or inaccuracy or breach.

  Termination by Polycom

    Polycom can terminate the merger agreement at any time prior to the first acceptance of shares of PictureTel common stock in the offer by Polycom if:

  •
  the PictureTel board of directors, or any of its committees, approves or recommends to the PictureTel stockholders any Acquisition Proposal;

  •
  the PictureTel board of directors, or any of its committees, for any reason withholds, withdraws, amends or modifies its recommendation in favor of the offer, the adoption and approval of the merger agreement or the approval of the merger;

  •
  PictureTel fails to include the recommendation of the PictureTel board of directors described in the bullet point directly above in the Schedule 14D-9, the Schedule TO and this prospectus;

  •
  PictureTel enters into any letter of intent or similar document or any agreement, contract or commitment, other than a confidentiality agreement as permitted by the merger agreement, accepting any Acquisition Proposal;

  •
  a tender or exchange offer is commenced by a person unaffiliated with Polycom, and PictureTel does not send to its stockholders pursuant to certain rules under the Exchange Act, within 10 business days of the day that the offer is first published, sent or given, a statement that PictureTel recommends rejection of that tender or exchange offer and reaffirming the recommendations described in the second bullet point above; or

  •
  PictureTel breaches the provisions regarding nonsolicitation contained in the merger agreement in any material respect.

  Termination by PictureTel

    PictureTel may terminate the merger agreement at any time prior to the first acceptance for exchange of shares of PictureTel common stock pursuant to the offer, to enter into a definitive agreement with respect to an Acquisition Proposal, provided that:

  •
  PictureTel is not in breach of its obligations under the conditions listed below and under the nonsolicitation provisions of the merger agreement and continues to comply with all such obligations in all respects;

  •
  the PictureTel board of directors has authorized, subject to complying with the terms of the merger agreement, PictureTel to enter into a definitive written agreement for a transaction that constitutes a Superior Proposal;

  •
  PictureTel notifies Polycom in writing that it has received a Superior Proposal and intends to enter into a definitive agreement with respect to that Superior Proposal, attaching the most current version of that agreement to the notice;

  •
  Polycom does not make, within three business days after receipt of PictureTel's written notice of its intention to enter into a definitive agreement for a Superior Proposal, an offer that the

    PictureTel board of directors in good faith reasonably determines, after consultation with a financial advisor of nationally recognized standing and its outside legal counsel, is at least as favorable to PictureTel's stockholders as such Superior Proposal;

  •
  during that period PictureTel has informed Polycom of the terms and conditions of such Superior Proposal, and the identity of the person making such Superior Proposal, with the intent of enabling both parties to agree to a modification of the terms and conditions of the merger agreement so that the transactions contemplated by the merger agreement may be effected;

  •
  prior to PictureTel's termination under these circumstances, PictureTel pays to Polycom the termination fee as described below under "—Termination Fee"; and

  •
  following such termination PictureTel enters into a definitive agreement to effect the Superior Proposal.

Termination Fee

    If the merger agreement is either terminated:

  •
  by Polycom or PictureTel prior to the effective date of the merger as described under the first or second bullets of the first paragraph of "—Termination of the Merger Agreement—Termination by Polycom or PictureTel" or as a result of a material adverse effect on PictureTel; or

  •
  by PictureTel as described under "—Termination of the Merger Agreement—Termination by PictureTel,"

then PictureTel shall be required to pay to Polycom a termination fee in an amount equal to $14,500,000 million in immediately available funds. However, if Polycom or PictureTel terminates the merger agreement as described in the first or second paragraph under "—Termination of the Merger Agreement—Termination by either Polycom or PictureTel" prior to which no event described under "—Termination of the Merger Agreement—Termination by Polycom" has occurred, then such payment shall be made only if, (i) after the date of the merger agreement and prior to the date of termination of the merger agreement any Acquisition Proposal has been publicly announced or has become publicly known and not withdrawn at least 5 business days prior to the termination by PictureTel, and (ii) within 9 months following termination of the merger agreement either a Company Acquisition occurs or PictureTel enters into an agreement providing for a Company Acquisition and such Company Acquisition is later consummated. If a payment is required under the foregoing sentence, then PictureTel shall promptly pay to Polycom, no later than one day after the consummation of such Company Acquisition, $14,500,000 in immediately available funds.

    For purposes of the preceding paragraph, "Company Acquisition" means any of the following transactions, other than the transactions contemplated by the merger agreement:

  •
  a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving PictureTel pursuant to which the PictureTel stockholders immediately preceding that transaction hold less than 50% of the aggregate equity interests in the surviving or resulting entity of the transaction;

  •
  a sale or other disposition by PictureTel of a business or assets representing 50% or more of the aggregate fair market value of PictureTel's business immediately prior to such sale consolidated net revenues, net income or assets of PictureTel immediately prior to such sale; or

  •
  the acquisition by any person or group, including by way of a tender offer or an exchange offer or issuance by PictureTel, directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership of shares representing in excess of 50% of the voting power of the then outstanding shares of capital stock of PictureTel.

Extensions, Waivers and Amendments

    The merger agreement may be amended by a written instrument signed on behalf of Polycom and PictureTel at any time. The merger agreement provides that if Polycom designates directors of PictureTel, any amendment of the merger agreement, any termination of the merger agreement by PictureTel, any extension by PictureTel of the time for the performance of any of the obligations or other acts of Polycom or Pharaoh Acquisition Corp. under the merger agreement, waiver by PictureTel of any rights of PictureTel under the merger agreement or any other determination with respect to any action to be taken or not to be taken by PictureTel relating to the merger agreement, will require the concurrence of a majority of the PictureTel directors then in office who were not designated by Polycom.

    At any time prior to the effective time of the merger, any party to the merger agreement may, to the extent legally allowed and except as otherwise set forth in the merger agreement,

  •
  extend the time for the performance of any of the obligations or other acts of the other parties hereto,

  •
  waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and

  •
  waive compliance with any of the agreements or conditions for the benefit of such party contained herein.

    Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Delay in exercising any right under the merger agreement shall not constitute a waiver of such right.

AGREEMENTS RELATED TO THE MERGER AGREEMENT

    This section of the prospectus describes agreements related to the merger agreement, including the PictureTel voting and tender agreements. While we believe that these descriptions cover the material terms of these agreements, these summaries may not contain all of the information that is important to you. These agreements are attached to this prospectus as part of Annex A, and we urge you to read them carefully.

PictureTel Voting and Tender Agreements

  Parties

    As an inducement for Polycom and Pharaoh Acquisition Corp. to enter into the merger agreement, immediately prior to the signing of the merger agreement, PictureTel's directors and executive officers entered into voting and tender agreements with Polycom.

    The obligations of those stockholders under the voting and tender agreements cover, in the aggregate, 2,468,274 PictureTel shares (after giving effect to the exercise of all of their options with an exercise price not greater than $5.63 and conversion of their outstanding preference stock), which represented approximately 4.4% of the outstanding PictureTel shares as of June 8, 2001, (approximately 4.11% after giving effect to all options which will become exercisable if the transactions contemplated by the merger agreement are consummated and the conversion of all outstanding preference stock).

  Agreement to Tender

    Each stockholder who signed a voting and tender agreement agreed to tender in the offer and not withdraw his or her shares.

  Proxy

    Each stockholder who signed a voting and tender agreement granted Polycom or any nominee of Polycom a proxy to vote or grant a consent with respect to that stockholder's PictureTel shares:

  •
  in favor of the adoption and approval of the merger agreement and the merger and the other transactions contemplated by the merger agreement;

  •
  against the approval of any Acquisition Proposal;

  •
  against any merger, consolidation, business combination or sale of assets of PictureTel with any party other than Polycom;

  •
  against the reorganization, recapitalization, liquidation or winding up of PictureTel or any other extraordinary transaction involving PictureTel;

  •
  against the corporate action that would prevent or delay consummation of the offer, the merger or any other transaction contemplated by the merger agreement; or

  •
  against any other matters relating to the foregoing.

  Termination

    All obligations under the voting and tender agreements terminate upon the earlier of;

  •
  the effective time of the merger, or

  •
  the termination of the merger agreement in accordance with its terms.

Affiliate Agreements

    Each executive officer and director of PictureTel entered into an agreement with Polycom under which:

  •
  Such affiliate acknowledged that he, she or it was sole record and beneficial owner of the shares referenced therein; had no obligation to sell or deliver such shares to any party; and owned no other shares than such shares.

  •
  Such affiliate acknowledged that his, her or its shares of Polycom Common Stock issued in connection with the Offer or the Merger would be subject to the restrictions set forth in Rule 145 and, accordingly, such affiliate agreed not to sell, transfer or otherwise dispose of such Polycom Common Stock unless the sale, transfer or other disposition is made in compliance with the requirements of Rule 145(d), is made pursuant to an effective registration statement or an appropriate exemption, or is made in reliance upon a written opinion of counsel delivered to Polycom that such sale, transfer or disposition is otherwise exempt from registration.

Note Agreement and Related Documents

    In connection with the merger agreement, PictureTel and Polycom have entered into a note agreement. Under the terms of the note agreement, PictureTel issued to Polycom a Series A senior convertible note, referred to as the Series A Note, having an original principal amount of $6,600,000 and a Series B senior convertible note having an original principal amount of $34,900,000, referred to as the Series B Note. PictureTel has granted a security interest in favor of Polycom on substantially all of its assets to secure its obligations under the notes. PictureTel's obligations to Polycom under the notes are subordinated to the obligations of PictureTel to Congress Financial Corporation (New England) under the Loan and Security Agreement dated August 21, 2000.

    In addition, Polycom has obtained a letter of credit to back letters of credit issued by Congress Financial Corporation (New England) on behalf of PictureTel, or Back-up LC. The face amount of the letter of credit obtained by Polycom is $8,400,000 and the face amount declines over time as the letters of credit it is backing expire.

  Notes

    The principal amount of each note is convertible into common stock of PictureTel at any time after the termination of the merger agreement and prior to the repayment in full of the principal amount of the note. The conversion rate is 222.22 shares of common stock for each $1,000 in principal amount of the note, except that if the transactions contemplated by the merger agreement are not completed for certain reasons, the conversion rate is 164.74 shares of common stock for each $1,000 in principal amount. The conversion rate is subject to adjustment from time to time upon the occurrence of the events described in the notes, including dividends and distributions, the issuance of options having an exercise price less than the current market price per share of PictureTel's common stock, subdivisions and combinations of PictureTel's common stock and other distributions to holders of PictureTel's common stock.

    Interest on each note may be paid in cash or in kind by issuing a note in substantially the form as the Series A Note or the Series B Note, as applicable, except that the payment in kind note is not convertible.

    The notes are subject to redemption at the election of PictureTel, in whole or in part, upon not less than 30 nor more than 60 days notice at a redemption price equal to 100% of the principal amount plus accrued interest. In addition, the holder of the notes may require PictureTel to repurchase them upon a change in control or the repurchase events described in the notes. The repurchase events arise from the termination of the merger agreement under specified circumstances.

    Prior to the termination of the merger agreement, PictureTel has agreed to comply with the provisions of the merger agreement governing conduct by PictureTel of its business and operations. After the termination of the merger agreement and until the obligations under each note is paid in full, PictureTel must comply with covenants regarding:

  •
  maintenance of existence, good standing and foreign qualifications;

  •
  compliance with applicable statutes, regulations and orders;

  •
  payment of taxes;

  •
  maintenance of insurance;

  •
  delivery of financial statements;

  •
  restrictions on investments;

  •
  restrictions on dividends, distributions and redemptions on its equity securities; and

  •
  payments or distributions in cash to stockholders or affiliates outside the ordinary course of business.

    The notes contain the following events of default:

  •
  default in the payment of interest, or principal in the case of the Series B Note, when due and payable, and the continuance of such default for a period of 30 days;

  •
  default in the performance by PictureTel of its obligations in respect of the conversion of a note for a period of five days;

  •
  failure by PictureTel to give notice of a change in control;

  •
  default in the performance or breach of any covenant of PictureTel, other than the covenant to comply with the conduct of business provisions of the merger agreement, and the continuance of the default or breach for 45 days after notice is given to PictureTel;

  •
  default under any bond, debenture, note or other evidence of indebtedness for borrowed money by PictureTel with a principal amount then outstanding in excess of $1,000,000 constituting a failure to pay principal or otherwise resulting in the acceleration of the principal amount of the indebtedness, and the indebtedness is not discharged or the acceleration rescinded or annulled within 30 days after notice is given to PictureTel;

  •
  the entry of a decree or order with respect to PictureTel or any of its significant subsidiaries in respect of involuntary proceedings under bankruptcy, insolvency, reorganization or similar laws;

  •
  commencement by PictureTel or any of its significant subsidiaries of a voluntary case under bankruptcy, insolvency, reorganization or similar laws; or

  •
  the entry of one or more judgments, orders or decrees against PictureTel and/or its significant subsidiaries involving a liability of $500,000 or more in the aggregate and such judgment, order or decree is not vacated, discharged or stayed or bonded pending appeal within 30 days after its entry.

    Each note limits the ability of the holder to exercise its rights to require a repurchase of the note or to accelerate the obligations under the note to the extent that doing so causes the cash and cash equivalents of PictureTel to be less than its current liabilities, in each case determined on a consolidated basis. Further, each note provides that the holder will not join with other creditors to commence an involuntary case or proceeding against PictureTel under applicable bankruptcy, insolvency, reorganization or similar law.

  Series A Note

    The principal amount of the Series A Note is subject to increase from time to time to the extent of any draws on the Back-up LC obtained by Polycom, up to a maximum principal amount of $15,000,000. Interest accrues at the rate of 8% per annum and is payable quarterly. The principal amount of the Series A Note is due on June 15, 2003.

  Series B Note

    The proceeds of the Series B Note are held in an account in which Polycom has a first priority security interest subject to no other liens. The note agreement permits PictureTel to withdraw funds from the account as follows:

  •
  up to $2,000,000 for the quarters ended June 30, 2001, September 30, 2001, December 31, 2001 and March 31, 2001, and up to $6,000,000 in the aggregate, based on PictureTel's net revenue, operating expenses and cash;

  •
  up to $9,000,000 if the offer is extended beyond February 24, 2002; and

  •
  the remaining balance in the account if the merger agreement is terminated in certain circumstances.

    Interest on the Series B Note is payable quarterly and accrues at the rate of 8% per annum, except to the extent funds are held in the account, interest accrues on the funds at a rate equal to the interest payable on the account. To the extent not automatically converted pursuant to the terms of the note, the principal of the Series B Note is payable in four quarterly installments, with the final installment due on May 31, 2005.

  Registration Rights Agreement

    PictureTel has agreed to file a registration statement registering the resale of the common stock issuable upon conversion of the notes on or before September 12, 2001 and has agreed to use its commercial best efforts to cause the registration statement to be declared effective no later than the later of 90 days after the registration statement is initially filed or immediately after the termination of the merger agreement. If PictureTel does not continuously use its best efforts to cause the registration statement to be declared effective, additional interest will accrue on the notes as set forth in the registration rights agreement.

  Voting Agreement

    Polycom has agreed that, after the termination of the merger agreement, the shares of PictureTel common stock underlying the notes will be voted proportionately with all other votes cast by PictureTel's stockholders on matters relating to the election of directors, mergers and dividends, stock issuances and charter amendments. The voting agreement also provides PictureTel with a right of first refusal on the sale of the notes and the shares of PictureTel common stock underlying the notes. This right of first refusal with respect to the shares of common stock terminates on the earlier of December 20, 2001 or 90 days after the registration statement registering the resale of the common stock issuable upon conversion of the notes is filed.

UNAUDITED PRO FORMA CONDENSED
COMBINED CONSOLIDATED FINANCIAL STATEMENTS

    The following unaudited pro forma condensed combined consolidated financial statements have been prepared to give effect to the acquisition of PictureTel by Polycom using the purchase method of accounting. These pro forma condensed combined consolidated financial statements were prepared as if the acquisition had been completed as of January 1, 2000 for statement of operations purposes and as of March 31, 2001 for balance sheet purposes.

    The unaudited pro forma condensed combined consolidated financial statements are presented for illustrative purposes only and are not necessarily indicative of the financial position or results of operations that would have actually been reported had the acquisition occurred at March 31, 2001 for balance sheet purposes and as of January 1, 2000 for statement of operations purposes, nor are they necessarily indicative of the future financial position or results of operations. The pro forma condensed combined consolidated financial statements include adjustments, which are based upon preliminary estimates, to reflect the allocation of purchase consideration to the acquired assets and liabilities of PictureTel, before any integration or restructuring adjustments. The final allocation of the purchase consideration will be determined after the completion of the acquisition and will be based on appraisals and a comprehensive final evaluation of the fair value of the tangible assets acquired, liabilities assumed, identifiable intangible assets and goodwill at the time of the acquisition as considered appropriate. The final determination of tangible and intangible assets may result in depreciation and amortization expenses that may be materially different from the preliminary estimates of these amounts. The pro forma adjustments are based upon information and assumptions available at the time of the filing of this prospectus. The unaudited pro forma condensed combined consolidated financial statements do not include the realization of cost savings from operating efficiencies, synergies or other restructurings that may result from the merger.

    These unaudited pro forma condensed combined consolidated financial statements are based upon the respective historical consolidated financial statements of Polycom (as restated to include the accounts and results of operations of Accord Networks, Ltd. acquired by Polycom on February 28, 2001, treated as a pooling of interests, see Form 8-K filed on June 15, 2001, incorporated herein by reference in this prospectus) and PictureTel and should be read in conjunction with the historical consolidated financial statements of Polycom (as restated) and PictureTel and related notes thereto, "Management's Discussion and Analysis of Financial Condition and Results of Operations of Polycom" (as restated) and "Management's Discussion and Analysis of Financial Condition and Results of Operations of PictureTel" contained in the reports and other information Polycom and PictureTel have on file with the Securities and Exchange Commission incorporated by reference in this prospectus.

UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED BALANCE SHEET

As of March 31, 2001

(in thousands)

			Pro Forma
	Polycom As Reported	PictureTel As Reported
			Adustments		Combined
Assets
Current assets:
Cash and cash equivalents	$153,854	$34,302	$(170,000	)(c)	$34,356
			16,200	(d)
Restricted cash and cash equivalents	—	8,400			8,400
Short-term investments	84,241		(16,200	)(d)	68,041
Trade receivables, net	68,857	32,427	8,300	(b)	107,584
			(2,000	)(e)
Inventories	54,879	27,871	2,000	(b)	84,750
Deferred taxes	24,864	—	34,000	(g)	58,864
Non-trade receivables	10,986	—			10,986
Prepaid expenses and other current assets	3,874	10,412			14,286

Total current assets	401,555	113,412	(127,700)		387,267
Fixed assets, net	21,447	16,701			38,148
Long-term investments	67,924	—			67,924
Other investments	10,146	—			10,146
Licenses	7,234	—			7,234
Noncurrent deferred taxes	2,811	—	80,000	(g)	82,811
Goodwill and other intangible assets	—	—	210,300	(f)	210,300
Deposits and other assets	2,951	1,956			4,907

Total assets	$514,068	$132,069	$162,600		$808,737

Liabilities, Redeemable Convertible Preferred Stock and Stockholders' Equity
Current liabilities:
Accounts payable	$29,909	$17,558	$(2,000	)(e)	$45,467
Accrued payroll and related benefits	5,567	5,000			10,567
Accrued expenses	8,099	30,305			38,404
Deferred revenue	9,275	19,202	(6,100	)(b)	22,377
Short-term borrowings	—	566			566
Taxes payable	18,354	—			18,354
Other current liabilities	5,963	—	14,500	(a)	20,463

Total current liabilities	77,167	72,631	6,400		156,198
Long-term liabilities	1,824	2,126			3,950

Total liabilities	78,991	74,757	6,400		160,148
Commitments and contingencies
Redeemable convertible preferred stock	—	42,845	(42,845	)(c)	—

Stockholders' equity:
Common stock	41	452	(449	)(c)	44
Additional paid-in capital	386,560	245,816	(29,907	)(c)	602,469
Unrealized gain on marketable securities	99	—			99
Unearned stock-based compensation	(508)	—			(508)
Accumulated earnings (deficit)	48,885	(229,180)	229,180	(c)	46,485
			(2,400	)(f)
Accumulated other comprehensive loss	—	(2,065)	2,065	(c)	—
Treasury stock	—	(556)	556	(c)	—

Total stockholders' equity	435,077	14,467	199,065		648,589

Total liabilities, redeemable convertible preferred stock and stockholders' equity	$514,068	$132,069	$162,600		$808,737

The accompanying notes are an integral part of these unaudited pro forma condensed combined consolidated financial statements.

UNAUDITED PRO FORMA CONDENSED COMBINED
CONSOLIDATED STATEMENT OF OPERATIONS

For the Year ended December 31, 2000

(in thousands, except per share data)

			Pro Forma
	Polycom As Reported, As Restated	PictureTel As Reported
			Adjustments		Combined
Net revenues	$373,554	$245,149	$(5,900	)(b)	$612,803
Cost of net revenues	164,099	188,197	(5,900	)(b)	346,396

Gross profit	209,455	56,952	—		266,407
Operating expenses:
Sales and marketing	70,745	129,595	(68,800	)(d)	131,540
Research and development	43,570	46,783			90,353
General and administrative	20,702	—	68,800	(d)	89,502
Acquisition-related costs	4,768	—			4,768
Amortization of goodwill and other intangible assets	—	—	70,100	(a)	70,100
Other non recurring expenses	10,533	—			10,533

Total operating expenses	150,318	176,378	70,100		396,796

Operating income (loss)	59,137	(119,426)	(70,100)		(130,389)
Interest income (expense), net	8,419	(2,082)	(4,900	)(e)	1,437
Other investments adjustment	(5,854)	—			(5,854)
Other income (expense), net	8	15,707			15,715

Income (loss) before provision for income taxes	61,710	(105,801)	(75,000)		(119,091)
Provision for (benefit from) income taxes	24,247	1,170	(36,535	)(c)	(11,118)
Preferred stock beneficial conversion	—	6,900			6,900

Net income (loss) attributable to holders of common stock(1)	$37,463	$(113,871)	$(38,465)		$(114,873)

Basic net income (loss) per share	$0.50	$(2.73)			$(1.41)

Diluted net income (loss) per share	$0.45	$(2.73)			$(1.41)

Weighted average shares outstanding for basic net income (loss) per share	75,264	41,739			81,692

Weighted average shares outstanding for diluted net income (loss) per share	83,828	41,739			81,692

The accompanying notes are an integral part of these unaudited pro forma condensed combined consolidated financial statements.

(1)
For presentation purposes the term net loss has been used when referring to this item throughout the pro forma financial information sections of this prospectus.

UNAUDITED PRO FORMA CONDENSED COMBINED
CONSOLIDATED STATEMENT OF OPERATIONS

For the Quarter ended March 31, 2001

(in thousands, except per share data)

			Pro Forma
	Polycom As Reported	PictureTel As Reported
			Adjustments		Combined
Net revenues	$96,217	$49,605	$(3,300	)(b)	$142,522
Cost of net revenues	40,904	31,827	(3,800	)(b)	68,931

Gross profit	55,313	17,778	500		73,591
Operating expenses:
Sales and marketing	18,613	18,117	(6,600	)(d)	30,130
Research and development	14,190	7,184			21,374
General and administrative	4,755	—	6,600	(d)	11,355
Acquisition-related costs	9,682	—			9,682
Amortization of goodwill and other intangible assets	—	—	17,500	(a)	17,500

Total operating expenses	47,240	25,301	17,500		90,041

Operating income (loss)	8,073	(7,523)	(17,000)		(16,450)
Interest income (expense), net	3,982	571	(2,200	)(e)	2,353
Other income (expense), net	65	(68)			(3)

Income (loss) before provision for income taxes	12,120	(7,020)	(19,200)		(14,100)
Provision for (benefit from) income taxes	5,675	410	(2,924	)(c)	3,161

Net income (loss)	$6,445	$(7,430)	$(16,276)		$(17,261)

Basic net income (loss) per share	$0.08	$(0.17)			$(0.19)

Diluted net income (loss) per share	$0.08	$(0.17)			$(0.19)

Weighted average shares outstanding for basic net income (loss) per share	82,425	44,984			88,853

Weighted average shares outstanding for diluted net income (loss) per share	85,757	44,984			88,853

The accompanying notes are an integral part of these unaudited pro forma condensed combined consolidated financial statements.

NOTES TO UNAUDITED PRO FORMA CONDENSED
COMBINED CONSOLIDATED FINANCIAL STATEMENTS

1.  BASIS OF PRO FORMA PRESENTATION

    On May 24, 2001 Polycom and PictureTel entered into an agreement under which Polycom will acquire PictureTel. Under the terms of the agreement, Polycom will acquire all of the outstanding shares of PictureTel common stock for a combination of 0.1177 shares of Polycom common stock and $3.11 in cash for each outstanding share of PictureTel common stock. Polycom expects to issue approximately 6.4 million shares of its common stock and approximately $179 million in cash for all of the outstanding shares of PictureTel common stock and assume PictureTel options exercisable for approximately 1.3 million shares of Polycom common stock. Completion of the acquisition is conditioned upon the receipt by Polycom of offers to tender a majority of PictureTel's diluted common stock, among other conditions. The actual number of shares of Polycom common stock, options and cash to be issued will be determined on the effective date of the acquisition based upon the number of shares of PictureTel common stock and options actually outstanding on such date. Polycom intends to account for the transaction as a purchase.

2.  PRELIMINARY PURCHASE PRICE

    The accompanying unaudited pro forma condensed combined consolidated financial statements reflect an estimated purchase price of approximately $393 million, consisting of cash and Polycom common stock to be issued valued using the average fair value of Polycom's outstanding common stock from May 22, 2001 to May 29, 2001, five trading days surrounding the date the acquisition agreement was announced, and the fair value of the options and warrant to be issued by Polycom in the acquisition, and other costs directly related to the acquisition as follows (in thousands):

Cash	$179,400
Fair value of Polycom's common stock	181,000
Fair value of options and warrant assumed	25,600
Estimated acquisition related costs	7,000

Total consideration	$393,000

    The estimated purchase price excludes the impact, if any, of the Note Agreement entered into as part of the Merger Agreement.

    For purposes of computing the estimated fair value of the options and warrant assumed, the Black-Scholes pricing model was used with the following assumptions: fair value of Polycom's stock of $28.21, expected life of 5.5 years, risk free rate of 5.5%, expected dividend yield of 0% and volatility of 90%.

    The final purchase price is dependent on the actual number of shares of common stock exchanged, the actual number of options and warrant assumed, and actual acquisition related costs. The final purchase price will be determined upon completion of the acquisition. The preliminary purchase price allocation, which is subject to change based on Polycom's final analysis, is as follows (in thousands):

Tangible assets acquired	$256,400
Liabilities assumed	(76,100)
In-process research and development	2,400
Goodwill	193,300
Other intangible assets	17,000

Total consideration	$393,000

3.  PRO FORMA ADJUSTMENTS

    Balance Sheet:

    The accompanying unaudited pro forma condensed combined consolidated balance sheet has been prepared as if the acquisition was completed on March 31, 2001 and reflects the following pro forma adjustments:

  (a)
  To record estimated direct acquisition costs of approximately $7 million to be incurred by Polycom and approximately $7.5 million of estimated transaction costs to be incurred by PictureTel.

  (b)
  To adjust the PictureTel deferred revenue, accounts receivables and inventory to estimated fair value.

  (c)
  To eliminate the historical stockholders' equity and redeemable convertible preferred stock of PictureTel, and record cash paid and Polycom shares issued in the acquisition.

  (d)
  To record sale of short-term investments for cash payment on purchase.

  (e)
  To eliminate intercompany receivable and payable balances.

  (f)
  To record in-process research and development, goodwill and other intangible assets resulting from the purchase.

  (g)
  To eliminate valuation allowances on PictureTel net operating loss carryforwards and other deferred tax assets.

    Statement of Operations:

    The accompanying unaudited pro forma condensed combined consolidated statement of operations have been prepared as if the acquisition was completed as of January 1, 2000 and reflects the following pro forma adjustments:

  (a)
  To record the amortization of goodwill and other intangible assets resulting from the acquisition on a straight line basis. Goodwill and other intangibles are expected to be amortized over three years. A proposed FASB Statement of Financial Accounting Standards on Business Combinations would eliminate goodwill amortization. (See accounting treatment)

  (b)
  To eliminate intercompany transactions relating to the sale and purchase of products.

  (c)
  To adjust provision for taxes applying Polycom's effective tax rate on pro forma combined loss before taxes.

  (d)
  To reclassify PictureTel general and administrative expenses from sales and marketing to conform to Polycom's financial statement presentation.

  (e)
  To eliminate interest income on cash and investment balances used in acquisition.

4.  UNAUDITED PRO FORMA COMBINED EARNINGS PER COMMON SHARE DATA

    Shares used to calculate unaudited pro forma combined net loss per share, were computed by adding 6.4 million shares assumed to be issued in exchange for the outstanding PictureTel shares to Polycom's basic weighted average shares outstanding. As the pro forma condensed combined consolidated statements of operations for all periods presented shows a combined net loss, weighted average basic and diluted shares are the same.

COMPARISON OF RIGHTS OF HOLDERS OF PICTURETEL COMMON STOCK
AND POLYCOM COMMON STOCK

    This section of the prospectus describes certain differences between PictureTel common stock and Polycom common stock. While we believe that the description covers the material differences between the two, this summary may not contain all of the information that is important to PictureTel stockholders, including the complete text of the certificate of incorporation and bylaws of Polycom and the certificate of incorporation and bylaws of PictureTel. PictureTel stockholders should read this entire document and the other documents referred to carefully for a more complete understanding of the differences between PictureTel common stock and Polycom common stock.

    PictureTel's certificate of incorporation and bylaws currently govern the rights of stockholders of PictureTel. After the completion of the merger, PictureTel's stockholders will become stockholders of Polycom. As a result, former PictureTel stockholders' rights will be governed by Polycom's certificate of incorporation and bylaws. The following paragraphs summarize certain differences between the rights of Polycom stockholders and PictureTel stockholders under the certificate of incorporation and bylaws of Polycom and certificate of incorporation and bylaws of PictureTel.

Polycom Common Stock

    Subject to preferences that may be applicable to any class or series of capital stock with prior rights as to dividends that may be issued in the future, the holders of common stock are entitled to receive dividends, if any, as may be declared from time to time by the board of directors out of funds legally available therefor. There are no redemption or sinking fund provisions available to the common stock. The holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders, but must take actions at a duly called annual meeting or special meeting of stockholders. 175,000,000 shares of common stock, par value $0.0005 per share, are authorized and, as of June 7, 2001, there were 83,851,448 shares of common stock outstanding.

PictureTel Common Stock

    The holders of common stock are entitled to receive dividends on their shares of stock when and as declared by PictureTel's board of directors. The holders of common stock are entitled to one vote per share. 80,000,000 shares of common stock, $0.01 par value per share, are authorized, and as of June 8, 2001, there were 53,402,550 shares of common stock outstanding.

Polycom Preferred Stock

    Polycom's board of directors has the authority to issue up to 5,000,000 shares of preferred stock in one or more series, to fix the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of preferred stock, and to fix the number of shares constituting any series and the designations of such series, without any further vote or action by the stockholders. Such issued preferred stock could adversely affect the voting power and other rights of the holders of common stock. The issuance of preferred stock may also have the effect of delaying, deferring or preventing a change in control of Polycom. 5,000,000 shares of preferred stock, par value $.001 per share are authorized and, at present, there are no outstanding shares of preferred stock and Polycom has no present plans to issue preferred stock.

    On July 15, 1998, Polycom issued to holders of Polycom common stock, rights to purchase Polycom preferred stock pursuant to the Preferred Shares Rights Agreement of the same date between Polycom and Fleet Bank N.A., as rights agent, as amended March 2, 2001. Under the terms of the Preferred Shares Rights Agreement, the preferred stock purchase rights will become exercisable upon the occurrence of certain triggering events, including the acquisition by an acquiring person of 20% of the outstanding shares of Polycom Common Stock. The preferred stock purchase rights also entitle the stockholders to acquire stock of the acquiring person under certain circumstances. The existence of the stockholder rights plan may discourage or render more difficult an acquisition of Polycom that is deemed undesirable by Polycom's board of directors.

PictureTel Preferred Stock

    PictureTel's board of directors has the authority to issue up to 15,000,000 shares of preference stock in one or more series, to fix the designations, preferences, powers and rights of these series, without any vote of the stockholders. 4,500,000 shares of preference stock have been designated series A preference stock, par value $0.01 per share. As of June 8, 2001, no shares of series A preference stock were issued and outstanding. 9,000,000 shares of preference stock have been designated series B preference stock, par value $0.01 per share. As of June 8, 2001, 1,138,000 shares of series B preference stock were issued and outstanding.

PictureTel Junior Preference Stock

    See Item 8, "The Company Rights Agreement", of PictureTel's Solicitation/Recommendation Statement on Schedule 14D-9, which is being mailed to PictureTel stockholders together with this prospectus for more details on Junior Preference Stock.

Voting Rights

    Each share of Polycom capital stock has the right to one vote. Each share of PictureTel common stock has the right to one vote. Each share of junior preference stock has the right to one hundred votes, subject to adjustment, on all matters submitted to a vote of the stockholders, and shall vote together with the holders of Common Stock as one class. The holders of preference stock have no voting rights, except as otherwise provided by law.

Number of Directors

    The Polycom bylaws provide that the Polycom board shall consist of 7 directors. The PictureTel board consists of 5 directors.

Special Meetings of the Stockholders

    Under Section 211 of the DGCL, special meetings of stockholders may be called by the board of directors and by such other person or persons authorized to do so by the corporation's certificate of incorporation or bylaws.

    Under Polycom's bylaws, a special meeting of stockholders may be called by the President or by a majority of the board of directors.

    Under PictureTel's bylaws, a special meeting of stockholders may be called at any time by the chairman of the board, if any, the president, or by the board of directors.

Stockholder Action without a Meeting

    Under Section 228 of the DGCL, unless otherwise provided in the corporation's certificate of incorporation, any action required to be taken at a meeting of stockholders of a corporation may be taken without a meeting if a consent in writing setting forth the action to be taken is signed by the minimum number of holders of outstanding stock necessary to take such action. Polycom's bylaws prohibit stockholders from taking any action without a meeting. PictureTel's certificate of incorporation and bylaws do not prohibit stockholders from taking an action without a meeting.

Bylaw Amendments

    Section 109 of the DGCL provides that the power to adopt, amend or repeal bylaws shall be in the stockholders entitled to vote. A corporation may, in its certificate of incorporation, confer such powers on the board of directors. Under the Polycom charter, the Polycom board is expressly authorized to adopt, amend, alter or repeal the bylaws of Polycom. The PictureTel bylaws provide that the bylaws may be adopted, amended or repealed by a vote of a majority of directors then in office or by vote of a majority of the stock outstanding and entitled to vote.

Polycom Stockholder Rights Plan

    On July 15, 1998, Polycom's board of directors declared a dividend of one preferred stock purchase right for each outstanding share of Polycom common stock to the stockholders of record on July 31, 1998. The preferred stock purchase rights are governed by the Preferred Shares Rights Agreement, dated as of July 15, 1998, and as amended March 2, 2001, between Polycom and Fleet Bank, N.A.

    Under the terms of the Preferred Shares Rights Agreement, the preferred stock purchase rights will become exercisable upon the occurrence of certain triggering events, including the acquisition by an acquiring person of 20% of the outstanding shares of Polycom common stock. The preferred stock purchase rights also entitle the stockholders to acquire stock of the acquiring person under certain circumstances. The existence of the stockholder rights plan may discourage or render more difficult an acquisition of Polycom that is deemed undesirable by Polycom's board of directors.

PictureTel Stockholder Rights Plan

    On March 25, 1992, PictureTel's board of directors declared a dividend of one junior preference stock purchase right for each outstanding share of PictureTel common stock to the stockholders of record on April 7, 1992. The junior preference stock purchase rights are governed by the Rights Agreement, dated as of March 25, 1992, and as amended January 13, 1995 and July 24, 2000, between PictureTel and Fleet National Bank.

    Under the terms of the rights agreement, the junior preference stock purchase rights will become exercisable upon the occurrence of certain triggering events, including the acquisition by an acquiring person of 15% of the outstanding shares of PictureTel common stock. The junior preference stock purchase rights also entitle the stockholders to acquire stock of the acquiring person under certain circumstances. The existence of the rights agreement may discourage or render more difficult an acquisition of PictureTel that is deemed undesirable by PictureTel's board of directors. PictureTel has amended this agreement so that it will not apply to the offer and merger.

DESCRIPTION OF POLYCOM CAPITAL STOCK

Common Stock

    Subject to preferences that may be applicable to any class or series of capital stock with prior rights as to dividends that may be issued in the future, the holders of common stock are entitled to receive dividends, if any, as may be declared from time to time by the board of directors out of funds legally available therefor. There are no redemption or sinking fund provisions available to the common stock. The holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders, but must take actions at a duly called annual meeting or special meeting of stockholders.

Preferred Stock

    Polycom's board of directors has the authority to issue up to 5,000,000 shares of preferred stock in one or more series, to fix the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of preferred stock, and to fix the number of shares constituting any series and the designations of such series, without any further vote or action by the stockholders. Such issued preferred stock could adversely affect the voting power and other rights of the holders of common stock. The issuance of preferred stock may also have the effect of delaying, deferring or preventing a change in control of Polycom. At present, there are no outstanding shares of preferred stock and Polycom has no present plans to issue preferred stock other than in connection with the Preferred Share Rights Agreement, as discussed in the following paragraph.

    On July 15, 1998, Polycom issued to holders of Polycom common stock, rights to purchase Polycom preferred stock pursuant to the Preferred Share Rights Agreement of the same date between Polycom and Fleet Bank N.A., as rights agent, as amended March 2, 2001. Under the terms of the Preferred Shares Rights Agreement, the preferred stock purchase rights will become exercisable upon the occurrence of certain triggering events, including the acquisition by an acquiring person of 20% of the outstanding shares of Polycom common stock. The preferred stock purchase rights also entitle the stockholders to acquire stock of the acquiring person under certain circumstances. The existence of the stockholder rights plan may discourage or render more difficult an acquisition of Polycom that is deemed undesirable by Polycom's board of directors.

LEGAL OPINION

    The validity of the shares of Polycom common stock offered by this prospectus will be passed upon for Polycom by Wilson Sonsini Goodrich & Rosati, Professional Corporation.

EXPERTS

    The consolidated financial statements incorporated in this prospectus by reference to the audited historical consolidated financial statements for the year ended December 31, 2000 included on page F-1 of Exhibit 99.1 of Polycom, Inc.'s Form 8-K dated June 15, 2001 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

    The consolidated financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2000 of PictureTel Corporation have been so incorporated in reliance on the report (which contains an explanatory paragraph relating to PictureTel's ability to continue as a going concern as described in Note 1 to the consolidated financial statements) of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

    Polycom and PictureTel file annual, quarterly and special reports, proxy statements and other information with the SEC under the Exchange Act of 1934. Copies of these reports, proxy statements and other information may be inspected and copied at the following public reference facilities maintained by the SEC:

Public Reference Room Judiciary Plaza Room 1024 450 Fifth Street, N.W. Washington, D.C. 20549	Midwest Regional Office Citicorp Center 500 West Madison Street Suite 1400 Chicago, Illinois 60661	Northeast Regional Office Seven World Trade Center 13th Floor New York, New York 10048

    Copies of these materials can also be obtained by mail at prescribed rates from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549 or by calling the SEC at 1-800-SEC-0330. The SEC maintains a website that contains reports, proxy statements and other information regarding each of us. The address of the SEC website is http://www.sec.gov.

    Polycom has filed a registration statement on Form S-4 under the Securities Act with the SEC with respect to Polycom's common stock to be issued to PictureTel stockholders in the offer and the merger. This prospectus constitutes the prospectus of Polycom filed as part of the registration statement. This prospectus does not contain all of the information set forth in the registration statement because certain parts of the registration statement are omitted as provided by the rules and regulations of the SEC. In addition, we also filed with the SEC a statement on Form TO pursuant to Rule 14d-3 under the Exchange Act to furnish additional information about the offer. You may inspect and copy the Form S-4 and the Schedule TO at any of the addresses listed above.

Incorporation by Reference of Certain Reports, Proxy and Information Statements and Other Information

    The rules and regulations of the SEC allow Polycom and PictureTel to incorporate into this prospectus by reference certain reports, proxy and information statements and other information, which means that important information may be disclosed to you by referring you to another report, proxy or information statement or other information filed separately by Polycom or PictureTel with the SEC. The reports, proxy and information statements and other information incorporated into this prospectus by reference are deemed to be part of this prospectus, except for any information superseded by information contained in, or incorporated by reference into, this prospectus. This prospectus hereby incorporates by reference the reports, proxy and information statements and other information listed below, which have been previously filed by Polycom and PictureTel with the SEC. The following reports, proxy and information statements and other information contain information about Polycom and PictureTel and their respective financial condition, results of operations and business that are important to you, and we encourage you to read them carefully in connection with your review of this prospectus.

  Polycom

      (1) Annual Report on Form 10-K, filed by Polycom with the Securities and Exchange Commission on March 12, 2001 to report results for its fiscal year ended December 31, 2000.

      (2) Quarterly Report on Form 10-Q, filed by Polycom with the Securities and Exchange Commission on May 16, 2001 to report results for its fiscal quarter ended April 1, 2001.

      (3) Definitive Proxy Statement on Schedule 14A, filed by Polycom with the Securities and Exchange Commission on April 17, 2001.

      (4) Current Reports on Form 8-K, filed by Polycom with the Securities and Exchange Commission on January 30, 2001, March 12, 2001 and June 15, 2001.

      (5) Registration Statement on Form 8-A filed by Polycom with the Securities and Exchange Commission pursuant to Section 12 of the Exchange Act of 1934 on March 12, 1996, as amended on April 26, 1996, which contains a description of the terms, rights and provisions of Polycom Common Stock.

      (6) Registration Statement on Form 8-A filed by Polycom with the Securities and Exchange Commission pursuant to Section 12 of the Exchange Act of 1934 on July 22, 1998, as amended on March 2, 2001, which contains a description of the terms, rights and provisions of Polycom Series A Preferred Share Purchase Rights attached to and currently trading together with shares of Polycom Common Stock.

  PictureTel

      (1) Annual Report on Form 10-K, filed by PictureTel with the Securities and Exchange Commission on April 17, 2001 to report results for its fiscal year ended December 31, 2000.

      (2) Quarterly Report on Form 10-Q, filed by PictureTel with the Securities and Exchange Commission on May 15, 2001 to report results for its fiscal quarter ended March 31, 2001.

      (3) Definitive Proxy Statement on Schedule 14A, filed by PictureTel with the Securities and Exchange Commission on April 27, 2001.

      (4) Reports on Form 8-K, filed by PictureTel with the Securities and Exchange Commission on February 7, 2001 and May 25, 2001.

      (5) Description of PictureTel's common stock contained in its Registration Statement on Form 8-A, filed April 24, 1985, as amended by Form 8-A/A filed July 31, 2000.

    All documents that Polycom and PictureTel file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act of 1934 from the date of this prospectus to the last date that shares are accepted for exchange pursuant to the exchange offer or the merger, or the date that the exchange offer is terminated shall also be deemed to be incorporated by reference into this prospectus.

    Documents incorporated by reference are available from Polycom without charge upon request to:

Innisfree M&A Incorporated
59 Madison Avenue, 20th Floor
New York, NY 10022
Banks and Brokers Call Collect: (212) 750-5833
All Others Call Toll Free: (888) 750-5834

    In order to ensure timely delivery, any request should be submitted no later than July 10, 2001. If you request any incorporated documents from Polycom, Polycom will mail them to you by first class mail, or another equally prompt means, within one business day after Polycom receives your request.

    Polycom has not authorized anyone to give any information or make any representation about the exchange offer or the merger that is different from, or in addition to, that contained in this prospectus or in any of the materials that Polycom has incorporated by reference into this prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this document are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the exchange offer presented in this document does not extend to you. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

    The information contained in this document with respect to PictureTel was provided by PictureTel. The information contained in this document with respect to Polycom was provided by Polycom.

Trademarks

    This prospectus contains trademarks of Polycom and PictureTel as well as trademarks of other companies. Polycom and the Polycom logo are registered trademarks and ViewStation is a trademark of Polycom in the United States and various countries. PictureTel is a registered trademark and iPower is a trademark of PictureTel.

SCHEDULE A

INFORMATION CONCERNING DIRECTORS AND
EXECUTIVE OFFICERS OF POLYCOM, INC. AND PHARAOH ACQUISITION CORP.

    1.  Directors and Executive Officers of Polycom.  The following table sets forth the name and present principal occupation or employment, and material occupations, positions, offices or employments for the past five years, of each director and executive officer of Polycom. Each such person is a citizen of the United States, unless otherwise noted, and the business address of each such person is 1565 Barber Lane, Milpitas, California 95035.

Name and Business Address	Office(s)	Present Principal Occupation or Employment and Five-Year Employment History
Robert C. Hagerty	Chairman of the Board, President and Chief Executive Officer	Robert C. Hagerty joined Polycom in January 1997 as President and Chief Operating Officer and as a member of the Board of Directors. In July 1998, Mr. Hagerty was named Polycom's Chief Executive Officer. In March 2000, Mr. Hagerty was named Polycom's Chairman of the Board of Directors. Prior to joining Polycom, Mr. Hagerty served as President of Stylus Assets, Ltd., a developer of software and hardware products for fax, document management and Internet communications. He also held several key management positions with Logitech, Inc., including Operating Committee Member to the Office of the President, and Senior Vice President/General Manager of Logitech's retail division and worldwide operations. In addition, Mr. Hagerty's career history includes positions as Vice President, High Performance Products for Conner Peripherals, Director of Manufacturing Operations and General Manager for Signal Corporation, and Operations Manager for Digital Equipment Corporation.

S–1

Michael R. Kourey	Senior Vice President, Finance and Administration, Chief Financial Officer, Secretary and Director
Michael R. Kourey has been a director of Polycom since January 1999. Mr. Kourey has served as Senior Vice President, Finance and Administration since January 1999 and as Chief Financial Officer of Polycom since January 1995. Mr. Kourey has served as the Secretary of Polycom since June 1993. He also served as Vice President, Finance and Administration from January 1995 to January 1999, as Vice President, Finance and Operations from July 1991 to January 1995 and as the Treasurer of Polycom from June 1993 to March 1997. Mr. Kourey currently serves on the Advisory Board of the Business School at Santa Clara University. Prior to joining Polycom, he was Vice President, Operations of Verilink Corporation.
Betsey S. Atkins	Director
Betsy S. Atkins has been a director of Polycom since April 1999. Ms. Atkins has been a private investor since August 1993. Ms. Atkins served as President and Chief Executive Officer of NCI, Inc. from 1990 to 1993. Ms. Atkins was a founder and director of Ascend Communications Corporation, and from 1989 to 1990, she was its Vice President of Marketing and Sales. Ms. Atkins is also a director of Lucent Technologies, Olympic Steel, Inc., Selectica Corporation, and a number of private companies.
John Seely Brown	Director
John Seely Brown has been a director of Polycom since August 1999. Mr. Brown has been the chief scientist at Xerox Corporation since 1992 and the chief innovation officer at 12 Entrepreneuring since June 2000. Mr. Brown was the director of Xerox's Palo Alto Research Center from 1990 to May 2000. In addition, Mr. Brown is a co-founder of the Institute for Research on Learning, a member of the National Academy of Education and a fellow of the American Association for Artificial Intelligence. Mr. Brown serves on the boards of Varian Medical Systems and Corning Incorporated.

S–2

John A. Kelley	Director
John A. Kelley has been a director of Polycom since March 2000. Mr. Kelley served as Executive Vice President of Networks at Qwest Communications from August 2000 to December 2000. He served as President of Wholesale Markets for U S West from May 1998 to July 2000. From 1995 to April 1998, Mr. Kelley served as Vice President and General Manager of Large Business and Government Accounts and President of Federal Services for U S West. Prior to joining U S West, Mr. Kelley was the Area President for Mead Corporation's Zellerbach Southwest Business Unit and Vice President and General Manager for the Zellerbach Industrial Business Unit during 1991 to 1995. Mr. Kelley is also a director of AVT, Inc., HRZ, Inc., Colorado Women's Vision Foundation, and InRoads of Colorado.
Stanley J. Mersesman	Director
Stanley J. Meresman has been a director of Polycom since January 1995. Mr. Meresman has been a private investor since August 1997. Mr. Meresman served as the Senior Vice President, Finance and Chief Financial Officer of Silicon Graphics, Inc. from May 1989 to May 1997. Prior to joining Silicon Graphics, Mr. Meresman was Vice President, Finance and Administration, and Chief Financial Officer of Cypress Semiconductor Corporation. Mr. Meresman is also a director of GRIC Communications, Inc. and a number of private companies.
William A. Owens	Director
William A. Owens has been a director of Polycom since August 1999. Mr. Owens has been Co-Chief Executive Officer of Teledesic LLC, a satellite communications company, since February 1999 and Vice Chairman since 1998. He is also the Chairman and Chief Executive Officer of the affiliated Teledesic Holdings Ltd. From 1996 to 1998, Mr. Owens was President, Chief Operating Officer and Vice Chairman of Science Applications International Corporation (SAIC), an information technology systems integrator. From 1994 to 1996, he was Vice Chairman of the Joint Chiefs of Staff.

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    2.  Directors and Executive Officers of Pharaoh Acquisition Corp.  The following table sets forth the name and present principal occupation or employment, and material occupations, positions, offices or employments for the past five years, of each director and executive officer of Pharaoh Acquisition Corp. Each such person is a citizen of the United States, unless otherwise noted, and the business address of each such person is c/o Polycom, Inc., 1565 Barber Lane, Milpitas, California, 95035.

Name and Business Address	Office(s)	Present Principal Occupation or Employment and Five-Year Employment History
Michael R. Kourey	President, Chief Financial Officer and Secretary, Sole Director	Michael R. Kourey has been a director of Polycom since January 1999. Mr. Kourey has served as Senior Vice President, Finance and Administration since January 1999 and as Chief Financial Officer of Polycom since January 1995. Mr. Kourey has served as the Secretary of Polycom since June 1993. He also served as Vice President, Finance and Administration from January 1995 to January 1999, as Vice President, Finance and Operations from July 1991 to January 1995 and as the Treasurer of Polycom from June 1993 to March 1997. Mr. Kourey currently serves on the Advisory Board of the Business School at Santa Clara University. Prior to joining Polycom, he was Vice President, Operations of Verilink Corporation.
Mark Bertelsen c/o Wilson Sonsini Goodrich & Rosati 650 Page Mill Road Palo Alto, CA 94304	Assistant Secretary
Mark Bertelsen is a senior member of the law firm of Wilson Sonsini Goodrich & Rosati. He joined the firm in January of 1972 and became a member of the firm in January of 1977. He served as managing partner of the firm from 1991 to 1996. He currently serves on the firm's executive committee.

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ANNEX A

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

POLYCOM, INC.,

PHARAOH ACQUISITION CORP.

AND

PICTURETEL CORPORATION

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4.8	Absence of Litigation	A-32
4.9	Funds	A-32
4.10	Share Ownership	A-32
4.11	Merger Sub	A-32
4.12	Compliance; Permits	A-32
4.13	Brokers	A-32
ARTICLE V INTERIM CONDUCT		A-33
5.1	Conduct of Business by Company	A-33
5.2	Conduct of Business by Parent	A-35
ARTICLE VI ADDITIONAL AGREEMENTS		A-35
6.1	Stockholder Approval; Preparation of Registration Statement and Proxy Statement/prospectus	A-35
6.2	Stockholder Meeting	A-37
6.3	Confidentiality; Access to Information	A-37
6.4	No Solicitation	A-37
6.5	Public Disclosure	A-39
6.6	Best Efforts; Notification	A-40
6.7	Third Party Consents	A-40
6.8	Stock Options; ESPP; Warrants	A-41
6.9	Employee Benefits	A-42
6.10	Form S-8	A-43
6.11	No Rights Plan Amendment	A-43
6.12	Indemnification	A-43
6.13	Regulatory Filings	A-44
6.14	Disclosure Documents	A-44
6.15	Inspection of Real Property	A-45
6.16	Product Support Obligations	A-45
6.17	Tax Planning Cooperation	A-45
6.18	Company Affiliate Agreements	A-45
6.19	Nasdaq Listing	A-46
6.20	Assumption of Executive Officer Change in Control Agreements	A-46
6.21	Preference Stock	A-46
6.22	Convertible Note Financing	A-46
ARTICLE VII CONDITIONS TO THE MERGER		A-47
7.1	Conditions	A-47
ARTICLE VIII TERMINATION, AMENDMENT AND WAIVER		A-47
8.1	Termination	A-47
8.2	Notice of Termination; Effect of Termination	A-49
8.3	Fees and Expenses	A-49
8.4	Amendment	A-50
8.5	Extension; Waiver	A-50
ARTICLE IX GENERAL PROVISIONS		A-51
9.1	Non-Survival of Representations and Warranties	A-51
9.2	Notices	A-51
9.3	Interpretation; Knowledge	A-51
9.4	Counterparts	A-52
9.5	Entire Agreement; Third Party Beneficiaries	A-52
9.6	Severability	A-53
9.7	Other Remedies; Specific Performance	A-53
9.8	Governing Law	A-53

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9.9	Rules of Construction	A-53
9.10	Assignment	A-53
9.11	WAIVER OF JURY TRIAL	A-53
Annex 1	Conditions of the Offer	A-55
INDEX OF EXHIBITS
Exhibit 2	Form of Company Tender and Voting Agreement	A-57
Exhibit 3	Form of Company Affiliate Agreement	A-65

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AGREEMENT AND PLAN OF MERGER

    This AGREEMENT AND PLAN OF MERGER is made and entered into as of May 24, 2001, by and among Polycom, Inc., a Delaware corporation ("Parent"), Pharaoh Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent ("Merger Sub"), and PictureTel Corporation, a Delaware corporation (the "Company").

RECITALS

    A.  The Boards of Directors of the Company, Parent and Merger Sub have each (i) determined that the Merger (as defined in Section 2.1) is advisable and fair to and in the best interests of their respective stockholders and (ii) approved the Merger upon the terms and subject to the conditions set forth in this Agreement;

    B.  In furtherance thereof, it is proposed that Merger Sub shall, as promptly as practicable, commence an exchange offer (the "Offer") to acquire all of the outstanding shares (the "Shares") of Company Common Stock (as defined in Section 2.6), at a price for each Share of (i) $3.11 in cash (such price, or such higher price per share in cash that may be made pursuant to the Offer, is referred to as the "Cash Portion"), and (ii) 0.1177 of a share of Common Stock, $0.0005 par value per share, of Parent (the "Parent Common Stock") of Parent (such fraction of a share, or such higher fraction of a share that may be made pursuant to the Offer, is referred to as the "Stock Portion") (such Cash Portion and Stock Portion being hereinafter referred to as the "Offer Price"), in accordance with the terms and subject to the conditions provided herein;

    C.  Also in furtherance thereof, it is proposed that, following the consummation of the Offer, Merger Sub will merge with and into the Company (the "Merger") and that the Shares not tendered and accepted pursuant to the Offer will thereupon be converted into the right to receive both cash and a fraction of a share of Parent Common Stock in the amounts set forth in Section 2.6(a) hereof;

    D.  Concurrently with the execution of this Agreement, as a condition and inducement to Parent's willingness to enter into this Agreement, (i) all executive officers and directors of Company and all of their respective affiliates and James Crabbe, in their capacity as stockholders, are entering into Tender and Voting Agreements in substantially the form attached hereto as Exhibit A (the "Company Tender and Voting Agreements"), (ii) the Company and certain individuals identified on Schedule D have entered into various forms of amended and restated Executive Officer Change in Control Agreements (all such Executive Officer Change in Control Agreements being referred to herein collectively as the "Executive Officer Change in Control Agreements"), (iii) the Company Affiliates (as defined in Section 6.18) are entering into Company Affiliate Agreements in substantially the form attached hereto as Exhibit B (the "Company Affiliate Agreements"), and (iv) Company and First National Bank of Boston have amended (the "Rights Plan Amendment") the Rights Agreement between Company and the First National Bank of Boston as Rights Agent dated March 25, 1992, as amended (the "Company Rights Plan"), to render the Rights thereunder inapplicable to the Offer, the Merger and the other transactions contemplated by this Agreement and the Company Tender and Voting Agreements; and

    E.  Following the execution of this Agreement, Company may issue to Parent a Senior Convertible Note—Series A and a Senior Convertible Note—Series B (collectively, the "Convertible Notes"), pursuant to a Note Agreement to be entered into between Company and Parent (the "Note Agreement").

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    NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the Company, Parent and Merger Sub hereby agree as follows:

ARTICLE I
THE OFFER

    1.1  The Offer.

      (a) Provided that (i) this Agreement shall not have been terminated in accordance with Section 8.1 and (ii) none of the events set forth in Annex A hereto that would entitle Parent and Merger Sub to fail to consummate the Offer shall have occurred and be continuing, as promptly as practicable, Merger Sub shall (and Parent shall cause Merger Sub to) commence (within the meaning of Rule 14d-2 under the Exchange Act of 1934, as amended (the "Exchange Act")), the Offer for any and all of the Shares, at the Offer Price. The obligation of Merger Sub to accept for payment and to pay for any Shares tendered (and the obligation of Parent to cause Merger Sub to accept for payment and to pay for any Shares tendered) shall be subject only to (i) the condition that at least a majority of Shares on a fully-diluted basis (including for purposes of such calculation all Shares issuable upon conversion of the Company's Series A Preference Stock and Series B Preference Stock and upon exercise of all vested Company Stock Options (as defined in Section 6.8(a)) and Company Warrants (as defined in Section 2.6(c)) and unvested Company Stock Options that are scheduled to vest (after giving effect to any acceleration that would occur as a result of the consummation of the transactions contemplated by this Agreement) prior to the End Date (as defined in Section 8.1, but excluding any Shares held by the Company or any of its subsidiaries and excluding any Shares issuable upon conversion of the Convertible Notes) be validly tendered (the "Minimum Condition"), and (ii) the other conditions set forth in Annex A. Merger Sub expressly reserves the right to increase the Offer Price or to make any other changes in the terms and conditions of the Offer; provided, however, that unless previously approved by the Company in writing, no change may be made that (i) decreases the Offer Price or the Cash Portion or the Stock Portion thereof, (ii) changes the form or combination of consideration to be paid in the Offer, (iii) reduces the number of Shares to be purchased in the Offer, (iv) amends the conditions set forth in Annex A to broaden the scope of such conditions, add any additional conditions, or otherwise adversely affect the holders of Shares, (v) extends the Offer except as provided in Section 1.1(b), or (vi) amends or waives the Minimum Condition. It is agreed that the conditions set forth in Annex A are for the sole benefit of Parent and Merger Sub and may be waived by Parent and Merger Sub, in whole or in part at any time and from time to time, in their sole discretion, other than the Minimum Condition, as to which prior written Company approval is required. The failure by Parent and Merger Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time. The Company agrees that no Shares held by the Company or any of its subsidiaries will be tendered in the Offer.

      (b) Subject to the terms and conditions thereof, the Offer shall expire at midnight, New York City time, on the date that is twenty (20) business days after the date the Offer is commenced; provided, however, that without the consent of the Company's Board of Directors (the "Company Board"), Merger Sub may (i) from time to time extend the Offer, if at the scheduled expiration date of the Offer any of the conditions to the Offer shall not have been satisfied or waived, until such time as such conditions are satisfied or waived; (ii) extend the Offer for any period required by any rule, regulation, interpretation or position of the Securities and Exchange Commission (the "SEC") or the staff thereof applicable to the Offer; (iii) if the number of Shares tendered pursuant to the Offer is less than 90% of the outstanding Shares (on a fully-diluted basis) but at least 80% of the outstanding Shares (on a fully-diluted basis), extend the Offer for any reason on

A–2

  one or more occasions for an aggregate period of not more than five (5) business days beyond the date on which the Minimum Condition is satisfied if on such date there shall not have been tendered (and not properly withdrawn) at least 90% of the outstanding Shares on a fully-diluted basis; or (iv) include a subsequent offering period (as such term is defined in Rule 14d-1 under the Exchange Act) to the Offer for a period up to twenty (20) business days. Parent and Merger Sub agree that, if any one or more of the conditions to the Offer set forth on Annex A are not satisfied and none of the events set forth in paragraphs (a) through (i) of Annex A that would permit Merger Sub not to accept tendered Shares for payment has occurred and is continuing at the time of any scheduled expiration date of the Offer, then, provided that such conditions are reasonably capable of being satisfied in Parent and Merger Sub's sole judgement, Merger Sub shall extend the Offer from time to time unless any such condition is no longer reasonably capable of being satisfied or any such event has occurred; provided, however, that in no event shall Merger Sub be required to extend the Offer beyond February 24, 2002. Subject to the terms and conditions of the Offer and this Agreement, Merger Sub shall (and Parent shall cause Merger Sub to) accept for payment, and pay for, all Shares validly tendered and not withdrawn pursuant to the Offer that Merger Sub becomes obligated to accept for payment and pay for pursuant to the Offer, as promptly as practicable after the expiration of the Offer. No fraction of a share of Parent Common Stock will be issued in connection with the payment of the Stock Portion upon consummation of the Offer, but in lieu thereof each tendering stockholder who would otherwise be entitled to receive a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock that otherwise would be received by such holder) in the Offer shall receive from Parent an amount of cash (rounded to the nearest whole cent), without interest, equal to the product obtained by multiplying such fraction by the closing price of one (1) share of Parent Common Stock on the first date Merger Sub accepts Shares for exchange in the Offer, as reported on the Nasdaq National Market ("Nasdaq"). With respect to any such Shares the Cash Portion shall be net to the seller thereof in cash, subject to reduction only for any applicable federal back-up withholding or stock transfer taxes payable by such seller. Upon the issuance of any Parent Common Stock in the Offer, and consistent with, pursuant to and subject to Parent's existing Preferred Shares Rights Agreement, dated as of September 15, 1998 (as the same may be amended from time to time, the "Parent Rights Agreement"), between Parent and BankBoston N.A., as rights agent, one right issuable pursuant to the Parent Rights Agreement or any other right issued in substitution thereof (a "Parent Right") shall be issued together with and shall attach to each share of Parent Common Stock issued pursuant to the Offer, unless the Rights shall have expired or been redeemed prior to the date that such shares are accepted for payment pursuant to the Offer.

      (c) As soon as practicable after the date of this Agreement, Parent shall prepare and file with the SEC a registration statement on Form S-4 to register the offer and sale of Parent Common Stock pursuant to the Offer (the "Registration Statement"). The Registration Statement will include a preliminary prospectus containing the information required under Rule 14d-4(b) promulgated under the Exchange Act (the "Preliminary prospectus"). As soon as practicable on the date the Offer is commenced, Parent and Merger Sub shall file with the SEC a Tender Offer Statement on Schedule TO (together with all amendments and supplements thereto, and including all exhibits thereto, the "Schedule TO") with respect to the Offer. The Schedule TO shall contain as an exhibit or incorporate by reference the Preliminary prospectus (or portions thereof) and forms of the related letter of transmittal and summary advertisement, if any. Parent and Merger Sub agree that they shall cause the Schedule TO, the Preliminary prospectus and all amendments or supplements thereto (which together constitute the "Offer Documents") to comply in all material respects with the Exchange Act and the rules and regulations thereunder and other Legal Requirements (as defined in Section 3.3). Parent and Merger Sub further agree that the Offer Documents, on the date first published, sent or given to the Company's stockholders, shall not

A–3

  contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation or warranty is made by Parent or Merger Sub with respect to information supplied by the Company or any of its stockholders in writing specifically for inclusion or incorporation by reference in the Offer Documents. The Company agrees that the information provided by the Company in writing specifically for inclusion or incorporation by reference in the Offer Documents shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of Parent, Merger Sub and the Company agrees promptly to correct any information provided by it for use in the Registration Statement or the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect, and Parent and Merger Sub further agree to take all steps necessary to cause the Schedule TO as so corrected to be filed with the SEC and the other Offer Documents as so corrected to be disseminated to the Company's stockholders, in each case as and to the extent required by applicable federal securities laws. The Company and its counsel shall be given reasonable opportunity to review and comment on the Schedule TO, the Registration Statement and the Offer Documents prior to the filing thereof with the SEC. Parent and Merger Sub agree to provide in writing to the Company and its counsel with any comments Parent, Merger Sub or their counsel may receive from the SEC or its staff with respect to the Offer Documents promptly after receipt of such comments and shall provide Company and its counsel with a reasonable opportunity to participate in the response of Parent or Merger Sub to such comments.

    1.2  Company Actions.

      (a) The Company hereby approves of and consents to the Offer and represents that the Company Board, at a meeting duly called and held, has, subject to the terms and conditions set forth herein, (i) unanimously determined that this Agreement and the transactions contemplated hereby, including the Offer and the Merger, taken together, are at a price and on terms that are advisable and fair to and in the best interests of the Company and its stockholders; (ii) unanimously approved this Agreement and the transactions contemplated hereby, including the Offer and the Merger, in all respects, which approval constitutes approval under Section 203 of Delaware Law such that the Offer, the Merger, this Agreement and the other transactions contemplated hereby and the Company Tender and Voting Agreement and the transactions contemplated thereby, are not and shall not be subject to any restriction pursuant to Section 203 of the Delaware General Corporation Law ("Delaware Law"); and (iii) unanimously resolved to recommend that the stockholders of the Company accept the Offer, tender their Shares thereunder to Merger Sub and approve and adopt this Agreement and the Merger. To the extent that such recommendation is not withheld, withdrawn, amended or modified in accordance with Section 6.4 hereof, the Company consents to the inclusion of such recommendation and approval in the Offer Documents. In addition, Robertson Stephens, Inc. has delivered to the Company Board its opinion referred to in Section 3.18. The Company has been advised by its directors and executive officers that they intend to tender all Shares beneficially owned by them to Merger Sub pursuant to the Offer.

      (b) The Company shall file with the SEC, concurrently with the filing of the Schedule TO, a Solicitation/Recommendation Statement on Schedule 14D-9 (together with all amendments and supplements thereto, and including all exhibits thereto, the "Schedule 14D-9") containing the recommendations and opinion described in Section 1.2(a) and shall cause the Schedule 14D-9 to be mailed to the stockholders of the Company, together with the Offer Documents, promptly after the commencement of the Offer; provided, that the Company Board may withhold, withdraw, amend or modify its recommendation and recommend a Superior Proposal in accordance with the

A–4

  terms of Section 6.4. The Company agrees that it shall cause the Schedule 14D-9 to comply in all material respects with the Exchange Act and the rules and regulations thereunder and other Legal Requirements. The Company further agrees that the Schedule 14D-9, on the date first published, sent or given to the Company's stockholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation or warranty is made by the Company with respect to information supplied by Parent or Merger Sub in writing specifically for inclusion or incorporation by reference in the Schedule 14D-9. Parent and Merger Sub agree that the information provided by them specifically in writing for inclusion or incorporation by reference in the Schedule 14D-9 shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the Company, Parent and Merger Sub agrees promptly to correct any information provided by it for use in the Schedule 14D-9 or the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect, and the Company further agrees to take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and be disseminated to the Company's stockholders, in each case as and to the extent required by applicable federal securities laws. Parent and its counsel shall be given reasonable opportunity to review and comment on the Schedule 14D-9 prior to the filing thereof with the SEC. The Company agrees to provide in writing to Parent and its counsel any comments the Company or its counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after receipt of such comments and shall provide Parent and Merger Sub and their counsel with a reasonable opportunity to participate in the response of Company to such comments.

      (c) In connection with the Offer, the Company shall, or shall cause its transfer agent, promptly following a request by Parent, to furnish Parent with such information, including updated lists of the stockholders of the Company, mailing labels and updated lists of security positions, and such assistance as Parent or its agents may reasonably request in communicating the Offer to the record and beneficial holders of Shares. Subject to any Legal Requirements, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Merger, Parent and Merger Sub and their agents shall hold in confidence the information contained in any such labels, listings and files, will use such information only in connection with the Offer and the Merger and, if this Agreement shall be terminated, will deliver, and will use their reasonable efforts to cause their agents to deliver, to the Company all copies and any extracts or summaries from such information then in their possession or control.

      (d) Solely in connection with the tender and purchase of Shares pursuant to the Offer and the consummation of the Merger, the Company hereby waives any and all rights of first refusal it may have with respect to Shares owned by, or issuable to, any person, other than rights to repurchase unvested shares, if any, that may be held by persons pursuant to the grant of restricted stock purchase rights or following exercise of employee stock options.

    1.3  Boards of Directors and Committees; Section 14(f) of Exchange Act.

      (a) Effective upon the acceptance for payment by Merger Sub of Shares pursuant to the Offer (the "Appointment Date") and from time to time thereafter, if the Minimum Condition has been met, and subject to the second to last sentence of this Section 1.3(a), Parent shall be entitled to designate up to such number of directors, rounded up to the next whole number, on the Company Board as will give Parent representation on the Company Board equal to the product of the number of directors on the Company Board (giving effect to any increase in the number of directors pursuant to this Section 1.3) and the percentage that such number of Shares so purchased bears to the total number of outstanding Shares, and the Company shall use its best

A–5

  efforts to, upon request by Parent, promptly, at the Company's election, either increase the size of the Company Board or secure the resignation of such number of directors as is necessary to enable Parent's designees to be elected to the Company Board and to cause Parent's designees to be so elected. At such times, and subject to the second to last sentence of this Section 1.3(a), the Company shall use its best efforts to cause the individuals designated by Parent to constitute the same percentage as is on the Company Board of (i) each committee of the Company Board, (ii) each board of directors of each subsidiary of the Company (subject to Legal Requirements and except to the extent described in Section 1.3(a) of the Company Schedule) and (iii) each committee of each such board of directors. Notwithstanding the foregoing, the Company shall use its commercially reasonable efforts to ensure that two of the members of the Company Board as of the date hereof (the "Continuing Directors") shall remain members of such Board until the Effective Time and who initially shall be Norman Gaut and David Levi. If a Continuing Director resigns from the Company Board, Parent, Merger Sub and the Company shall permit the remaining Continuing Director or Directors to appoint the resigning Director's successor who shall be deemed to be a Continuing Director.

      (b) The Company's obligation to appoint designees to the Company Board shall be subject to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder. The Company shall promptly take all action required pursuant to such Section and Rule in order to fulfill its obligations under this Section 1.3 and shall include in the Schedule 14D-9 such information with respect to the Company and its officers and directors as is required under such Section and Rule in order to fulfill its obligations under this Section 1.3. Parent shall promptly supply to the Company in writing and be solely responsible for any information with respect to itself and its nominees, officers, directors and affiliates required by such Section and Rule.

      (c) Following the Appointment Date, if there shall be any Continuing Directors, any amendment of this Agreement, any termination of this Agreement by the Company, any extension by the Company of the time for the performance of any of the obligations or other acts of Parent or Merger Sub or any waiver of any of the Company's rights hereunder or any other determination with respect to any action to be taken or not to be taken by the Company relating to this Agreement, will require the concurrence of a majority of such Continuing Directors.

ARTICLE II
THE MERGER

    2.1  The Merger.  At the Effective Time (as defined in Section 2.2) and subject to and upon the terms and conditions of this Agreement and the applicable provisions of Delaware Law, Merger Sub shall be merged with and into Company (the "Merger"), the separate corporate existence of Merger Sub shall cease and Company shall continue as the surviving corporation. Company as the surviving corporation after the Merger is hereinafter sometimes referred to as the "Surviving Corporation."

    2.2  Effective Time; Closing.  Subject to the provisions of this Agreement, the parties hereto shall cause the Merger to be consummated by filing this Agreement with the Secretary of State of the State of Delaware in accordance with the relevant provisions of Delaware Law (the "Merger Documents") (the time of such filing, or such later time as may be agreed in writing by Company and Parent and specified in the Merger Documents, being the "Effective Time") as soon as practicable on or after the Closing Date (as herein defined). Unless the context otherwise requires, the term "Agreement" as used herein refers collectively to this Agreement and Plan of Reorganization and the Certificate of Merger. The closing of the Merger (the "Closing") shall take place at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, 650 Page Mill Road, Palo Alto, California, at a time and date to be specified by the parties, which shall be no later than the second business day after the satisfaction or waiver of the conditions set forth in Article VII, or at such other time, date and location as the parties hereto agree in writing (the "Closing Date").

A–6

    2.3  Effect of the Merger.  At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

    2.4  Certificate of Incorporation; Bylaws.

      (a) At the Effective Time, subject to the provisions of Section 6.12 hereof, the Certificate of Incorporation of Company shall be amended and restated in its entirety to be the same in substance as the Certificate of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time (except that the name of Company shall remain "PictureTel Corporation"), and such Certificate of Incorporation of Company, as so amended and restated, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended in accordance with Delaware Law and such Certificate of Incorporation.

      (b) The Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be, at the Effective Time, the Bylaws of the Surviving Corporation until thereafter amended.

    2.5  Directors and Officers.  The initial directors of the Surviving Corporation shall be the directors of Merger Sub immediately prior to the Effective Time, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified. The initial officers of the Surviving Corporation shall be the officers of Merger Sub immediately prior to the Effective Time, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation until their respective successors are duly appointed.

    2.6  Effect on Capital Stock.  Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, Company, or the holders of any of the following securities, the following shall occur:

      (a) Conversion of Company Common Stock. Each share of Common Stock, $0.01 par value per share, of Company (the "Company Common Stock") issued and outstanding immediately prior to the Effective Time (other than shares owned by Parent, Merger Sub or any other subsidiary of Parent or shares which are held by shareholders exercising dissenters' rights pursuant to Section 262 of the Delaware Law ("Dissenting Shares") will be canceled and extinguished and automatically converted into the right to receive (x) the Cash Portion in cash per Share, without any interest thereon and (y) a fraction of a share of Parent Common Stock equal to the Stock Portion (the Cash Portion and the Stock Portion, and cash in lieu of fractional shares as specified below, are collectively referred to as the "Merger Consideration") upon surrender of the certificate representing such share of Company Common Stock in the manner provided in Section 2.7 (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit (and bond, if required) in the manner provided in Section 2.9). Upon the issuance of any Parent Common Stock in the Merger, and consistent with, pursuant to and subject to the Parent Rights Agreement, one Parent Right shall be issued together with and shall attach to each share of Parent Common Stock issued pursuant to the terms and conditions of this Agreement, unless the Rights shall have expired or been redeemed prior to the Effective Time. Company shall take all action that may be necessary to ensure that, from and after the Effective Time, Parent is entitled to exercise any such repurchase option or other right set forth in any such restricted stock purchase agreement or other agreement.

      (b) Cancellation of Parent-Owned Stock. Each share of Company Common Stock held by Company or owned by Merger Sub, Parent or any direct or indirect wholly-owned subsidiary of

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  Company or of Parent immediately prior to the Effective Time shall be cancelled and extinguished without any conversion thereof.

      (c) Stock Options; Warrants; Employee Stock Purchase Plans. At the Effective Time: (i) all options to purchase Company Common Stock then outstanding under Company's Amended and Restated 1984 Stock Option Plan, 1989 Equity Incentive Plan, 1999 Equity Plan, 1998 Acquisition Stock Option Plan and Amended 1992 Non-Employee Directors' Stock Option Plan or other compensatory option plans or agreements, including option plans or agreements assumed by the Company pursuant to a merger or acquisition (the "Company Option Plans") shall be treated in accordance with Section 6.8 hereof; and (ii) all warrants to purchase shares of Company Common Stock then outstanding (collectively, the "Company Warrants") shall be treated as set forth in Section 6.8 hereof. Purchase rights outstanding under Company's Employee Stock Purchase Plan and 1999 Foreign Subsidiary Stock Purchase Plan (collectively, the "ESPP") shall be treated as set forth in Section 6.8 hereof.

      (d) Capital Stock of Merger Sub. Each share of Common Stock, $0.001 par value per share, of Merger Sub (the "Merger Sub Common Stock") issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of Common Stock, $0.001 par value per share, of the Surviving Corporation. Each certificate evidencing ownership of shares of Merger Sub Common Stock immediately prior to the Effective Time shall, as of the Effective Time, evidence ownership of such shares of capital stock of the Surviving Corporation.

      (e) Adjustments to the Stock Portion and the Cash Portion. The Stock Portion and the Cash Portion shall be adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock), extraordinary cash dividends, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to the Company Common Stock occurring on or after the date hereof and prior to the Effective Time. The Stock Portion shall be adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Parent Common Stock), extraordinary cash dividends, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to the Parent Common Stock occurring on or after the date hereof and prior to the Effective Time.

    2.7  Exchange of Certificates.

      (a) Exchange Agent. Parent shall select a bank or trust company reasonably acceptable to Company to act as the exchange agent (the "Exchange Agent") in the Merger.

      (b) Parent to Provide Cash and Stock. Promptly after the Effective Time, Parent shall make available to the Exchange Agent, for payment in accordance with this Article II, (i) an amount in cash equal to the product of the Cash Portion and the number of Shares that are issued and outstanding at the Effective Time and (ii) a number of shares of Parent Common Stock representing the number of shares of Parent Common Stock equal to the product of the Stock Portion and the number of Shares outstanding at the Effective Time, and (iii) the cash amount payable in lieu of fractional shares in accordance with Section 2.7(f). Any portion of such cash and stock which remains undistributed to the holders of the Certificates for six (6) months after the Effective Time shall be delivered to Parent, upon demand, and any holders of shares of Company Common Stock prior to the Merger who have not theretofore complied with this Article II shall thereafter look for payment of their claim, as general creditors thereof, only to Parent for their claim for the applicable Offer Price which such holders may be entitled.

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      (c) Payment Procedures. Promptly after the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of record (as of the Effective Time) of a certificate or certificates (the "Certificates"), which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (i) a letter of transmittal in customary form (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent, and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of Certificates for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in payment therefor an amount equal to the product of the Merger Consideration and the number of Shares represented by such Certificate, and the Certificate so surrendered shall be forthwith cancelled. In the event of a transfer of ownership of Shares that is not registered in the stock transfer books of Company, the proper amount of cash and Parent Common Stock may be paid in exchange therefor to a person other than the person in whose name the Certificate so surrendered is registered if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of such Certificate the Merger Consideration or establish to the satisfaction of Parent that such tax has been paid or is not applicable. The Exchange Agent shall accept such Certificates upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. No interest shall be paid or accrued for the benefit of holders of the Certificates on the cash payable upon the surrender of the Certificates. Until so surrendered, outstanding Certificates will be deemed from and after the Effective Time, to evidence only the right to receive the Merger Consideration.

      (d) Required Withholding. Each of the Exchange Agent, Parent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Company Common Stock such amounts as may be required to be deducted or withheld therefrom under U.S. federal or state, local or foreign law. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the person to whom such amounts would otherwise have been paid.

      (e) No Liability. Notwithstanding anything to the contrary in this Section 2.7, neither the Exchange Agent, Parent, the Surviving Corporation nor any party hereto shall be liable to a holder of shares of Parent Common Stock or Company Common Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

      (f)  Fractional Shares. No fraction of a share of Parent Common Stock will be issued in connection with the payment of the Stock Portion of the Merger Consideration, but in lieu thereof each holder of a Certificate who would otherwise be entitled to receive a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock that otherwise would be received by such holder) in the Merger shall receive from Parent an amount of cash (rounded to the nearest whole cent), without interest, equal to the product obtained by multiplying such fraction by the closing price of one (1) share of Parent Common Stock on the Effective Time, as reported on the Nasdaq.

    2.8  No Further Ownership Rights in Company Common Stock.  From and after the Effective Time, all shares of Company Common Stock shall no longer be outstanding and shall automatically be cancelled, retired and cease to exist and each holder of a Certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration

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therefor upon the surrender thereof in accordance with Section 2.7 hereof. The Merger Consideration issued in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Common Stock. There shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article II.

    2.9  Lost, Stolen or Destroyed Certificates.  In the event that any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, the Merger Consideration pursuant to Section 2.6; provided, however, that Parent may, in its discretion and as a condition precedent to the issuance of such Merger Consideration and other distributions, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent, the Surviving Corporation or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

    2.10  Dissenting Shares.  (a) Notwithstanding any provision of this Agreement to the contrary, Shares that are outstanding immediately prior to the Effective Time and that are held by stockholders who shall have neither voted in favor of the Merger nor consented thereto in writing and who shall have demanded properly in writing appraisal for such Shares in accordance with Section 262 of Delaware Law (collectively, the "Dissenting Shares") shall not be converted into, or represent the right to receive, the Merger Consideration. Such stockholders shall be entitled to receive payment of the appraised value of such Shares held by them in accordance with the provisions of such Section 262, except that all Dissenting Shares held by stockholders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal of such Shares under such Section 262 shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration, without any interest thereon, upon surrender, in the manner provided in Section 2.7, of the certificate or certificates that formerly evidenced such Shares.

      (a) The Company shall give Parent (i) prompt notice of any demands for appraisal received by the Company, withdrawals of such demands, and any other instruments served pursuant to Delaware Law and received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under Delaware Law. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

    2.11  Accounting Consequences.  It is intended by the parties hereto that the Merger shall qualify as a purchase for accounting purposes.

    2.12  Taking of Necessary Action; Further Action.  If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Company and Merger Sub, the officers and directors of Company and Merger Sub will take all such lawful and necessary action.

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ARTICLE III
REPRESENTATIONS AND WARRANTIES OF COMPANY

    Company represents and warrants to Parent and Merger Sub, subject to such exceptions as are disclosed in writing in the disclosure letter supplied by Company to Parent dated as of the date hereof (the "Company Schedule"), which disclosure shall provide an exception to or otherwise qualify the representations and warranties of Company contained in the section of this Agreement corresponding by number to such disclosure, as follows:

    3.1  Organization and Qualification; Subsidiaries.

      (a) Each of Company and its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted, except where the failure to do so would not, individually, or in the aggregate, have a Material Adverse Effect (as defined in Section 9.3 below) on Company. Each of Company and its subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, easements, consents, certificates, approvals and orders ("Approvals") necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to have such Approvals would not, individually or in the aggregate, have a Material Adverse Effect on Company. Company and its subsidiaries are and have been in compliance with the terms of the Approvals, except where the failure to be or have been in such compliance would not, individually or in the aggregate, result in a Material Adverse Effect on Company.

      (b) The Company's annual report on Form 10-K for the fiscal year ended December 31, 2000 lists each of Company's subsidiaries, the jurisdiction of incorporation of each such subsidiary, and Company's equity interest therein. Neither Company nor any of its subsidiaries has agreed nor is obligated to make nor is bound by any written or oral agreement, contract, subcontract, lease, binding understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan, commitment or undertaking of any nature, as of the date hereof or as may hereafter be in effect (a "Contract") under which it may become obligated to make, any future investment in or capital contribution to any other entity. Other than Company's interests in its subsidiaries or except as set forth in Section 3.1(b) of the Company Schedule, neither Company nor any of its subsidiaries directly or indirectly owns any equity or similar interest in or any interest convertible, exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business, association or entity.

      (c) Company and each of its subsidiaries is qualified to do business as a foreign corporation, and is in good standing, under the laws of all jurisdictions where the nature of their business requires such qualification, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, have a Material Adverse Effect on Company.

    3.2  Certificate of Incorporation and Bylaws.  Company has previously furnished to Parent a complete and correct copy of its Certificate of Incorporation and Bylaws as amended to date (together, the "Company Charter Documents"). Such Company Charter Documents and equivalent organizational documents of each of its subsidiaries are in full force and effect, Company is not in violation of any of the provisions of the Company Charter Documents, and no subsidiary of Company is in violation of its equivalent organizational documents except where the failure to be in full force or effect or the violation of any such equivalent organizational documents of a subsidiary of Company would not, individually or in the aggregate, have a Material Adverse Effect on Company.

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    3.3  Capitalization.

      (a) The authorized capital stock of Company consists of 80,000,000 shares of Company Common Stock, $0.01 par value per share and 15,000,000 shares of Preferred Stock, $0.01 par value per share, of which 4,500,000 shares have been designated as Series A Preference Stock, 9,000,000 have been designated as Series B Preference Stock, and 800,000 shares have been designated as Junior Preference Stock. As of the close of business on May 18, 2001: (i) 45,193,880 shares of Company Common Stock were issued and outstanding, all of which were validly issued, fully paid and nonassessable; (ii) 4,478,708 shares of Series A Preference Stock were issued and outstanding, all of which were validly issued, fully paid and nonassessable; (iii) 4,938,000 shares of Series B Preference Stock were issued and outstanding, all of which were validly issued, fully paid and nonassessable; (iv) 92,065 shares of Company Common Stock were held by the Company as treasury stock; (v) no shares of Company Common Stock were held by subsidiaries of Company; (vi) 1,194,555 shares of Company Common Stock were available for future issuance pursuant to the ESPP; (vii) 5,129,442 shares of Company Common Stock were reserved for issuance upon the exercise of outstanding options to purchase Company Common Stock under the Company Option Plans; (viii) 465,000 shares of Company Common Stock were issued and outstanding or reserved for issuance upon the exercise of outstanding options to purchase Company Common Stock; (ix) 2,723 shares of Company Common Stock were reserved for issuance upon the exercise of outstanding Company Warrants; and (x) no shares of Junior Preference Stock, par value $0.01 per share, were outstanding. Prior to the date hereof, the holders of all of the issued and outstanding shares of the Company's Series A Preference Stock and not less than 86% of Series B Preference Stock have delivered a notice of conversion in respect of all such shares, and such notice of conversion is irrevocable. After giving effect to such notice of conversion, as of the close of business on May 18, 2001, there would have been 54,610,588 shares of Company Common Stock issued and outstanding, all of which were validly issued, fully paid and nonassessable, and no shares of Series A Preference Stock or Series B Preference Stock issued and outstanding. Other than pursuant to the exercise of outstanding stock options set forth on Section 3.3(a) of the Company Schedule and in connection with the conversion of the Series A Preference Stock and Series B Preference Stock, the Company has not issued any shares of capital stock between May 18, 2001 and the date hereof. Except in connection with transactions contemplated by the Note Agreement, other than as listed above, Company has no other securities authorized, reserved for issuance, issued or outstanding. Section 3.3(a) of the Company Schedule sets forth the following information with respect to each Company Stock Option (as defined in Section 6.8) outstanding as of the date of this Agreement: (i) the name and address of the optionee; (ii) the number of shares of Company Common Stock subject to such Company Stock Option; (iii) the exercise price of such Company Stock Option; (iv) the date on which such Company Stock Option was granted and (v) the date on which such Company Stock Option expires. The exercisability of each such Company Stock Option will be accelerated in full upon the acceptance by Merger Sub of Shares for payment pursuant to the Offer. Company has made available to Parent accurate and complete copies of all stock option plans pursuant to which Company has granted such Company Stock Options that are currently outstanding and the form of all stock option agreements evidencing such Company Stock Options. All shares of Company Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instrument pursuant to which they are issuable, would be duly authorized, validly issued, fully paid and nonassessable. Except as set forth in Section 3.3(a) of the Company Schedule, there are no commitments or agreements of any character to which Company is bound obligating Company to accelerate the vesting of any Company Stock Option as a result of the Merger. All outstanding shares of Company Common Stock, all outstanding Company Stock Options, and all outstanding shares of capital stock of each subsidiary of Company have been issued and granted in compliance with (i) all applicable securities laws and other applicable Legal Requirements (as defined below)

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  and (ii) all requirements set forth in applicable Contracts in all material respects. For the purposes of this Agreement, "Legal Requirements" means any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issues, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity (as defined below). The Company has never declared dividends with respect to the Series A Preference Stock or the Series B Preference Stock.

      (b) Except for securities set forth in Schedule 3.3(b) of the Company Schedule, Company owns free and clear of all liens, pledges, hypothecations, charges, mortgages, security interests, encumbrances, claims, infringements, interferences, options, right of first refusals, preemptive rights, community property interests or restrictions of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset but other than restrictions imposed by federal or state securities laws) directly or indirectly through one or more subsidiaries, and except for shares of capital stock or other similar ownership interests of subsidiaries of Company that are owned by certain nominee equity holders as required by the applicable law of the jurisdiction of organization of such subsidiaries (which shares or other interests do not materially affect Company's control of such subsidiaries), there are no equity securities, partnership interests or similar ownership interests of any class of equity security of any subsidiary of Company, or any security exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests, issued, reserved for issuance or outstanding. Except as set forth in Section 3.3(b) of Company Schedule or as set forth in Section 3.3(a) hereof, there are no subscriptions, options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which Company or any of its subsidiaries is a party or by which it is bound obligating Company or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any shares of capital stock, partnership interests or similar ownership interests of Company or any of its subsidiaries or obligating Company or any of its subsidiaries to grant, extend, accelerate the vesting of or enter into any such subscription, option, warrant, equity security, call, right, commitment or agreement. Except as contemplated by the Convertible Notes, the Note Agreement and a registration rights agreement to be prepared in connection therewith in a form satisfactory to Parent (the "Registration Rights Agreement") or as set forth on Schedule 3.4 of the Company Schedule, there are no registration rights and there is, except for the Company Tender and Voting Agreements, no voting trust, proxy, rights plan, antitakeover plan or other agreement or understanding to which Company or any of its subsidiaries is a party or by which they are bound with respect to any equity security of any class of Company or with respect to any equity security, partnership interest or similar ownership interest of any class of any of its subsidiaries.

    3.4  Authority Relative to this Agreement.  Company has all necessary corporate power and authority to execute and deliver this Agreement, the Note Agreement and the Convertible Notes and to perform its obligations hereunder and thereunder and, subject to obtaining the approval of the stockholders of Company of this Agreement and the Merger (if required), to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement, the Note Agreement and the Convertible Notes by Company and the consummation by Company of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of Company and no other corporate proceedings on the part of Company are necessary to authorize this Agreement, the Note Agreement and the Convertible Notes or to consummate the transactions contemplated hereby and thereby (other than the approval and adoption of this Agreement and the Merger by holders of a majority of the outstanding shares of Company

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Common Stock in accordance with Delaware Law and the Company Charter Documents, if required). This Agreement, the Note Agreement and the Convertible Notes have been duly and validly executed and delivered by Company and, assuming the due authorization, execution and delivery by Parent and/or Merger Sub, constitute legal and binding obligations of Company, enforceable against Company in accordance with their respective terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditor rights and for general equitable principles.

    3.5  No Conflict; Required Filings and Consents.

      (a) The execution and delivery of this Agreement by Company does not, and the performance of this Agreement by Company shall not, (i) violate the Company Charter Documents or the equivalent organizational documents of any of Company's subsidiaries, (ii) subject to obtaining the approval of Company's stockholders of this Agreement and the Merger (if required) and the consents, approvals, authorizations and permits, and making the filings and notifications, set forth in Section 3.5(b) below, conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Company or any of its subsidiaries or by which its or any of their respective properties is bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or materially impair Company's or any of its subsidiaries' rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of Company or any of its subsidiaries pursuant to, any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Company or any of its subsidiaries is a party or by which Company or any of its subsidiaries or its or any of their respective properties are bound or affected.

      (b) The execution and delivery of this Agreement, the Note Agreement and the Convertible Notes by Company does not, and the performance of this Agreement, the Note Agreement and the Convertible Notes by Company shall not, require any consent, approval, authorization or permit of, or filing with or notification to, any court, administrative agency, commission, governmental or regulatory authority, domestic or foreign (a "Governmental Entity"), except (i) for applicable requirements, if any, of the Securities Act of 1933, as amended (the "Securities Act"), the Exchange Act of 1934, as amended (the "Exchange Act"), state securities laws ("Blue Sky Laws"), the pre-merger notification requirements (the "HSR Approval") of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the "HSR Act") and the applicable requirements of antitrust or competition laws and regulations of foreign Governmental Entities ("Foreign Filings"), the rules and regulations of the Nasdaq, and the filing and recordation of the Agreement of Merger as required by Delaware Law and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications (A) would not prevent consummation of the Merger or otherwise prevent the parties hereto from performing their respective obligations under this Agreement, the Note Agreement and the Convertible Notes, or (B) would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Company.

    3.6  Compliance; Permits

      (a)  Definitions.

         (i) "Hazardous Material" is any material or substance that is prohibited or regulated by any Environmental Law or that has been designated by any governmental authority to be radioactive, toxic, hazardous or otherwise a danger to health, reproduction or the environment.

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        (ii) "Environmental Laws" are all applicable laws, rules, regulations, orders, treaties, statutes, and codes promulgated by any governmental authority which prohibit, regulate or control any Hazardous Material or any Hazardous Material activity, including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, the Resource Recovery and Conservation Act of 1976, the Federal Water Pollution Control Act, the Clean Air Act, the Hazardous Materials Transportation Act, the Clean Water Act, comparable laws, rules, regulations, ordinances, orders, treaties, statutes, and codes of other governmental authorities, the regulations promulgated pursuant to any of the foregoing, and all amendments and modifications of any of the foregoing, all as amended to date.

      (b) Neither Company nor any of its subsidiaries is in conflict with, or in default or violation of, (i) any law, rule (including Environmental Laws), regulation, order, judgment or decree applicable to Company or any of its subsidiaries or by which its or any of their respective properties is bound, or (ii) any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Company or any of its subsidiaries is a party or by which Company or any of its subsidiaries or its or any of their respective properties is bound, except for any conflicts, defaults or violations that (individually or in the aggregate) would not reasonably be expected to have a Material Adverse Effect on the Company. No investigation or review by any governmental or regulatory body or authority is, to the knowledge of Company, pending or threatened against Company or its subsidiaries, nor has any governmental or regulatory body or authority indicated to Company or any of its subsidiaries an intention to conduct the same, other than, in each such case, those the outcome of which could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

      (c) Neither Company nor any of its subsidiaries has (and no Hazardous Materials generated, stored or used by Company or any of its subsidiaries have been) disposed of, released, discharged or emitted any Hazardous Materials into the soil or groundwater at any properties owned or leased at any time by Company or any of its subsidiaries, or at any other property, or exposed any employee or other individual to any Hazardous Materials or any workplace or environmental condition in such a manner as would result in any liability or clean-up obligation of any kind or nature to Company or any of its subsidiaries. To the knowledge of Company, no Hazardous Materials are present in, on, or under any properties owned, leased or used at any time by Company or any of its subsidiaries, and no reasonable likelihood exists that any Hazardous Materials will come to be present in, on, or under any properties owned, leased or used at any time by Company or any of its subsidiaries, so as to give rise to any liability or clean-up obligation under any Environmental Laws.

      (d) Company and its subsidiaries hold all permits, licenses, variances, exemptions, orders, approvals and other authorizations from governmental authorities which are material to the operation of the business of Company and its subsidiaries taken as a whole (collectively, the "Company Permits"). Company and its subsidiaries have been and are in compliance in all material respects with the terms of the Company Permits and any conditions placed thereon.

    3.7  SEC Filings; Financial Statements.

      (a) Company has delivered or made available to Parent a correct and complete copy of each report, schedule, registration statement and definitive proxy statement filed by Company with the Securities and Exchange Commission ("SEC") since December 31, 1999 (the "Company SEC Reports"), which are all the forms, reports and documents required to be filed by Company with the SEC since such time. The Company SEC Reports (i) were prepared in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder, and (ii) did not at the time they were filed (or, if

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  such Company SEC Report was amended or superseded by another filing, then on the date of filing of such amendment or superceding filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of Company's subsidiaries is required to file any reports or other documents with the SEC.

      (b) As of their respective dates, each set of consolidated financial statements (including, in each case, any related notes thereto) contained in the Company SEC Reports, (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (ii) was prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, do not contain footnotes as permitted by Form 10-Q of the Exchange Act) and each fairly presents the consolidated financial position of Company and its subsidiaries at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to the absence of footnotes and normal adjustments which (in addition to those noted therein) were not or are not expected to be material in amount.

      (c) Company has previously furnished to Parent a complete and correct copy of any amendments or modifications, which have not yet been filed as of the date hereof with the SEC but which are required to be filed, to agreements, documents or other instruments which previously had been filed by Company with the SEC pursuant to the Securities Act or the Exchange Act or any material agreements potentially required to be filed that have not been so filed.

    3.8  No Undisclosed Liabilities.  Neither Company nor any of its subsidiaries has any liabilities (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a balance sheet or in the related notes to the consolidated financial statements prepared in accordance with GAAP which are, individually or in the aggregate, material to the business, results of operations, assets or financial condition of Company and its subsidiaries taken as a whole, except (i) liabilities provided for in Company's balance sheet as of March 31, 2001 set forth in the Company SEC Reports or (ii) liabilities incurred since March 31, 2001 in the ordinary course of business, none of which is material to the business, results of operations or financial condition of Company and its subsidiaries, taken as a whole.

    3.9  Absence of Certain Changes or Events.  Except as set forth in this Agreement, since March 31, 2001, there has not been: (i) any Material Adverse Effect on Company, (ii) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of Company's or any of its subsidiaries' capital stock, or any purchase, redemption or other acquisition by Company of any of Company's capital stock or any other securities of Company or its subsidiaries or any options, warrants, calls or rights to acquire any such shares or other securities except for repurchases from employees following their termination pursuant to the terms of their pre-existing stock option or purchase agreements, (iii) any split, combination or reclassification of any of Company's or any of its subsidiaries' capital stock, (iv) any granting by Company or any of its subsidiaries of any increase in compensation or fringe benefits, except for normal increases of cash or non-cash benefits compensation in the ordinary course of business consistent with past practice, or any payment by Company or any of its subsidiaries of any bonus, except for bonuses made in the ordinary course of business consistent with past practice, or any granting by Company or any of its subsidiaries of any increase in severance or termination pay or any entry by Company or any of its subsidiaries into any currently effective employment, severance, termination or indemnification agreement or any agreement the benefits of which are contingent or the terms of which are materially altered upon the occurrence of a transaction involving Company of the nature contemplated hereby, (v) entry by Company or any of its subsidiaries into any material licensing or other agreement with regard to the acquisition or disposition of any Intellectual Property (as defined in Section 3.16) other than licenses in

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the ordinary course of business consistent with past practice or any amendment or consent with respect to any licensing agreement filed or required to be filed by Company with the SEC, (vi) any material change by Company in its accounting methods, principles or practices, except as required by concurrent changes in GAAP, or (vii) any material revaluation by Company of any of its assets, including, without limitation, writing down the value of capitalized inventory or writing off notes or accounts receivable or any sale of assets of Company other than in the ordinary course of business consistent with past practice.

    3.10  Absence of Litigation.  Except as specifically disclosed in the Company SEC Reports as of the date hereof, there are no material claims, actions, suits or proceedings pending or, to the knowledge of Company, threatened (or, to the knowledge of Company, any governmental or regulatory investigation pending or threatened) against Company or any of its subsidiaries or any properties or rights of Company or any of its subsidiaries, before any court, arbitrator or administrative, governmental or regulatory authority or body, domestic or foreign.

    3.11  Employee Matters and Benefit Plans.

      (a)  Definitions.  With the exception of the definition of "Affiliate" set forth in Section 3.11(a)(i) below (which definition shall apply only to this Section 3.11), for purposes of this Agreement, the following terms shall have the meanings set forth below:

         (i) "Affiliate" shall mean any other person or entity under common control with Company within the meaning of Section 414(b), (c), (m) or (o) of the Code and the regulations issued thereunder;

        (ii) "COBRA" shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended;

        (iii) "Code" shall mean the Internal Revenue Code of 1986, as amended;

        (iv) "Company Employee Plan" shall mean any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written or unwritten or otherwise, funded or unfunded, including without limitation, each "employee benefit plan," within the meaning of Section 3(3) of ERISA which is or has been maintained, contributed to, or required to be contributed to, by Company or any Affiliate for the benefit of any Employee, or with respect to which Company or any Affiliate has or may have any liability or obligation;

        (v) "DOL" shall mean the Department of Labor;

        (vi) "Employee" shall mean any current or former or retired employee, consultant or director of Company or any Affiliate;

       (vii) "Employment Agreement" shall mean each employment, severance, consulting, relocation, repatriation, expatriation, visas, work permit or other agreement or contract relating to provisions of services between the Company or any Affiliate and any Employee;

       (viii) "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended;

        (ix) "FMLA" shall mean the Family Medical Leave Act of 1993, as amended;

        (x) "International Employee Plan" shall mean each Company Employee Plan that has been adopted or maintained by Company or any Affiliate, whether informally or formally, or

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    with respect to which Company or any Affiliate will or may have any liability, for the benefit of Employees who perform services outside the United States;

        (xi) "IRS" shall mean the Internal Revenue Service;

       (xii) "Multiemployer Plan" shall mean any "Pension Plan" (as defined below) which is a "multiemployer plan," as defined in Section 3(37) of ERISA; and

       (xiii) "Pension Plan" shall mean each Company Employee Plan which is an "employee pension benefit plan," within the meaning of Section 3(2) of ERISA.

      (b)  Schedule.  Section 3.11(b) of the Company Schedule contains an accurate and complete list in all material respects of each Company Employee Plan, International Employee Plan, and each Employment Agreement. Company does not have any plan or commitment to establish any new Company Employee Plan, International Employee Plan, or Employment Agreement, to modify any Company Employee Plan or Employment Agreement (except to the extent required by law or to conform any such Company Employee Plan or Employment Agreement to the requirements of any applicable law, in each case as previously disclosed to Parent in writing, or as required by this Agreement), or to adopt or enter into any Company Employee Plan, International Employee Plan, or Employment Agreement. Section 3.11(b) of the Company Schedule contains a representation of the percentage of the Company's employee base which falls within each of the following categories: non-exempt employees, exempt employees and key employees; average employee salary in each such category; and average tenure in each such category. The Company represents and warrants that the foregoing information, as more fully reflected in Section 3.11(b) of the Company Schedule, is accurate and complete.

      (c)  Documents.  Company has provided to Parent correct and complete copies of: (i) all documents embodying each Company Employee Plan, International Employee Plan, and each Employment Agreement including (without limitation) all amendments thereto and all related trust documents, administrative service agreements, group annuity contracts, group insurance contracts, and policies pertaining to fiduciary liability insurance covering the fiduciaries for each Plan; (ii) the most recent annual actuarial valuations, if any, prepared for each Company Employee Plan; (iii) the three (3) most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Company Employee Plan; (iv) if Company Employee Plan is funded, the most recent annual and periodic accounting of Company Employee Plan assets; (v) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA with respect to each Company Employee Plan; (vi) the most recent IRS determination letter, and all applications and correspondence to or from the IRS or the DOL with respect to any such application or letter; (vii) all written communications material to any Employee or Employees relating to any Company Employee Plan and any proposed Company Employee Plans, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any material liability to Company; (viii) all material correspondence to or from any governmental agency relating to any Company Employee Plan; (ix) all current model COBRA forms and related notices (or such forms and notices as required under comparable law); (x) the three (3) most recent plan years discrimination tests for each Company Employee Plan; and (xi) all registration statements, annual reports (Form 11-K and all attachments thereto) and prospectuses prepared in connection with each Company Employee Plan.

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      (d)  Employee Plan Compliance.  Except as set forth on Section 3.11(d) of the Company Schedule, (i) Company has performed in all material respects all obligations required to be performed by it under, is not in material default or violation of, and has no knowledge of any material default or violation by any other party to each Company Employee Plan, and each Company Employee Plan has been established and maintained in all material respects in accordance with its terms and in compliance with all applicable laws, statutes, orders, rules and regulations, including but not limited to ERISA or the Code; (ii) each Company Employee Plan intended to qualify under Section 401(a) of the Code and each related trust intended to qualify under Section 501(a) of the Code has either received a favorable determination, opinion, notification or advisory letter from the IRS with respect to each such Company Employee Plan as to its qualified status under the Code, including all amendments to the Code effected by the Tax Reform Act of 1986 and subsequent legislation, or has remaining a period of time under applicable Treasury regulations or IRS pronouncements in which to apply for such a letter and make any amendments necessary to obtain a favorable determination as to the qualified status of each such Company Employee Plan; (iii) no "prohibited transaction," within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 4975 of the Code or Section 408 of ERISA (or any administrative class exemption issued thereunder), has occurred with respect to any Company Employee Plan; (iv) there are no actions, suits or, to the knowledge of the Company, claims pending or threatened (other than routine claims for benefits) against any Company Employee Plan or against the assets of any Company Employee Plan; (v) each Company Employee Plan (other than any stock option plan) can be amended, terminated or otherwise discontinued after the Effective Time, without material liability to Parent, Company or any of its Affiliates (other than benefits accrued to date and ordinary administration expenses); (vi) there are no audits, inquiries or proceedings pending or, to the knowledge of Company, threatened by the IRS or DOL with respect to any Company Employee Plan; and (vii) neither Company nor any Affiliate is subject to any penalty or tax with respect to any Company Employee Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code.

      (e)  Pension Plan.  Neither Company nor any Affiliate has ever maintained, established, sponsored, participated in, or contributed to, any Pension Plan which is subject to Title IV of ERISA or Section 412 of the Code.

      (f)  Collectively Bargained, Multiemployer and Multiple Employer Plans.  At no time within the six (6) year period ending on the date hereof, has the Company or any Affiliate contributed to or been obligated to contribute to any Multiemployer Plan or ever maintained, established, sponsored, participated in, or contributed to any multiple employer plan, or to any plan described in Section 413 of the Code.

      (g)  No Post-Employment Obligations.  Except as set forth in Section 3.11(g) of the Company Schedule, no Company Employee Plan provides, or reflects or represents any liability to provide retiree health insurance coverage to any person for any reason, except as may be required by COBRA or other applicable statute.

      (h)  Health Care Compliance.  Neither Company nor any Affiliate has, prior to the Effective Time and in any material respect, violated any of the health care continuation requirements of COBRA, the requirements of FMLA, the requirements of the Health Insurance Portability and Accountability Act of 1996, the requirements of the Women's Health and Cancer Rights Act of 1998, the requirements of the Newborns' and Mothers' Health Protection Act of 1996, or any amendment to each such act, or any similar provisions of state law applicable to its Employees.

      (i)  Effect of Transaction.

         (i) Except as set forth in Section 3.11(i) of the Company Schedule, the execution of this Agreement and the consummation of the transactions contemplated hereby will not (either

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    alone or upon the occurrence of any additional or subsequent events) constitute an event under any Company Employee Plan, Employment Agreement, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee.

        (ii) Except as set forth in Section 3.11(i) of the Company Schedule, no payment or benefit which will or may be made by Company or its Affiliates with respect to any Employee will be characterized as a "parachute payment," within the meaning of Section 280G(b)(2) of the Code.

      (j)  Employment Matters.  To the best of its knowledge and belief, Company: (i) is in material compliance in all respects with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to Employees; (ii) has withheld and reported all amounts required by law or by agreement to be withheld and reported with respect to wages, salaries and other payments to Employees; (iii) is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing; and (iv) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any governmental authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice). To the Company's knowledge, there are no pending, threatened or reasonably anticipated claims or actions against Company under any worker's compensation policy or long-term disability policy (other than routine claims for benefits).

      (k)  Labor.  No work stoppage or labor strike against Company is pending or, to the knowledge of Company, threatened. Company does not know of any activities or proceedings of any labor union to organize any Employees. Except as set forth in Section 3.11(k) of the Company Schedule, there are no actions, suits, claims, labor disputes or grievances pending, or, to the knowledge of Company, threatened or reasonably anticipated relating to any labor, safety or discrimination matters involving any Employee, including, without limitation, charges of unfair labor practices or discrimination complaints, which, if adversely determined, would, individually or in the aggregate, result in any material liability to Company. Neither Company nor any of its subsidiaries has engaged in any unfair labor practices within the meaning of the National Labor Relations Act. Except as set forth in Section 3.11(k) of the Company Schedule, Company is not presently, nor has it been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to Employees and no collective bargaining agreement is being negotiated by Company.

      (l)  International Employee Plan.  Except as set forth on Schedule 3.11(l), Company does not now, nor has it ever had the obligation to, maintain, establish, sponsor, participate in, or contribute to any International Employee Plan.

    3.12  Restrictions on Business Activities.  Except as set forth on Schedule 3.12 of the Company Schedule, there is no agreement, commitment, judgment, injunction, order or decree binding upon Company or its subsidiaries or to which Company or any of its subsidiaries is a party which has or could reasonably be expected to have the effect of prohibiting or materially impairing any material business practice of Company or any of its subsidiaries, any material acquisition of property by Company or any of its subsidiaries or the conduct of business by Company or any of its subsidiaries as currently conducted.

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    3.13  Title to Property.

      (a) Neither Company nor any of its subsidiaries owns any material real property. Company and each of its subsidiaries have good and marketable title to all of their material owned properties and assets, free and clear of all liens, charges and encumbrances except liens for taxes not yet due and payable and such liens or other imperfections of title, if any, as do not materially interfere with the present use of the property affected thereby.

      (b) All leases (the "Leases") pursuant to which Company or any of its subsidiaries lease from others material real or personal property are in good standing, valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing material default or event of default of Company or any of its subsidiaries or, to Company's knowledge, any other party (or any event which with notice or lapse of time, or both, would constitute a material default and in respect of which Company or subsidiary has not taken adequate steps to prevent such default from occurring).

      (c) Section 3.13 of the Company Schedule sets forth a list of all real property currently leased by Company, the landlord contact, the expiration date of the Lease and (as regards all Leases of more than 10,000 square feet of space) each amendment thereto, and, with respect to each Lease, the square footage of the premises leased thereunder and the aggregate monthly rental payable thereunder. Company has provided Parent with true, complete and correct copies of each Lease of more than 10,000 square feet of space; no term or condition of any such Lease has been modified, amended or waived except as shown in such copies; each such Lease constitutes the entire agreement of the landlord and the tenant thereunder; and there are no other agreements or arrangements whatsoever relating to Company's use or occupancy of any of the premises described in such Leases. Company has not transferred or assigned any interest in any Lease, nor has Company subleased or otherwise granted rights of use or occupancy of any of the premises described therein to any other person or entity, except as shown in Section 3.13 of the Company Schedule.

      (d) As of the date of this Agreement, to the knowledge of Company, the landlord under each Lease has complied with all of the requirements, conditions, representations, warranties and covenants of the landlord thereunder, including, without limitation, the timely completion of construction of the leased premises in a good and workmanlike manner and otherwise in accordance with the Leases.

      (e) Company has not received any notice from any insurance company of any defects or inadequacies in any leased property or any part thereof which could materially and adversely affect the insurability of such leased property or the premiums for the insurance thereof. No notice has been given by any insurance company which has issued a policy with respect to any portion of any leased property or by any board of fire underwriters (or other body exercising similar functions) requesting the performance of any repairs, alterations or other work with which compliance has not been made. To Company's knowledge, there exist no structural, soil or other conditions with respect to any leased property that could increase the probability of material damage to any leased property as a result of earthquake or other seismic activity.

      (f)  To the Company's knowledge, no law, ordinance, regulation or restriction is, or as of the Closing Date will be, violated by the continued occupancy, maintenance, operation or use of the leased properties in their present manner. To Company's knowledge, there are no Legal Requirements now in existence or under active consideration by any Governmental Entity which could require the tenant of any leased property to make any expenditure in excess of $25,000 to modify or improve such leased property to bring it into compliance therewith.

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      (g) There is no pending or, to Company's knowledge, threatened condemnation or similar proceeding affecting any leased property or any portion thereof, and Company has no knowledge that any such action is currently contemplated. There are no material legal actions, suits or other legal or administrative proceedings pending or threatened against Company, or, to Company's knowledge, against third parties affecting any leased property, and Company is not aware of any facts which might result in any such action, suit or proceeding. All material plants, structures and equipment of Company and its subsidiaries are in good operating condition and repair in all material respects.

    For purposes of this Section 3.13, the Company's knowledge shall be deemed to include the knowledge of the Company's management personnel responsible for the Company's facilities and property.

    3.14  Taxes.

      (a)  Definition of Taxes.  For purposes of this Agreement, (i) "Tax" or, collectively, "Taxes", means (i) any and all federal, state, local and foreign taxes, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts; (ii) any liability for the payment of any amounts of the type described in clause (i) as a result of being or ceasing to be a member of an affiliated, consolidated, combined or unitary group for any period (including, without limitation, any liability under Treas. Reg. Section 1.1502-6 or any comparable provision of foreign, state or local law); and (iii) any liability for the payment of any amounts of the type described in clause (i) or (ii) as a result of any express or implied obligation to indemnify any other Person or as a result of any obligations under any agreements or arrangements with any other Person with respect to such amounts and including any liability for taxes of a predecessor entity.

      (b)  Tax Returns and Audits.

         (i) The Company and each of its subsidiaries have timely filed all federal, state, local and foreign returns, estimates, information statements and reports ("Returns") relating to Taxes required to be filed by the Company and each of its subsidiaries with any Tax authority, except such Returns which are not material to the Company. All such Returns were correct and complete in all material respects. The Company and each of its subsidiaries have paid all Taxes shown to be due on such Returns.

        (ii) The Company and each of its subsidiaries has withheld with respect to its employees, independent contractors, creditors, stockholders, and all other third parties all federal and state income taxes, Taxes pursuant to the Federal Insurance Contribution Act, Taxes pursuant to the Federal Unemployment Tax Act and other Taxes required to be withheld and have timely paid over to the proper governmental authorities all amounts required to be withheld and paid over under all applicable laws.

        (iii) Neither the Company nor any of its subsidiaries has executed any unexpired waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

        (iv) To the knowledge of the Company, no audit or other examination of any Return of the Company or any of its subsidiaries by any Tax authority is presently in progress, nor has the Company or any of its subsidiaries been notified in writing of any request for such an audit or other examination.

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        (v) No material adjustment relating to any Returns filed by the Company or any of its subsidiaries (and no claim by a Tax authority in a jurisdiction in which the Company or any of its subsidiaries does not file Returns that the Company or any of its subsidiaries may be subject to taxation by such jurisdiction) has been proposed in writing formally or informally by any Tax authority to the Company or any of its subsidiaries.

        (vi) Neither the Company nor any of its subsidiaries has any liability for any unpaid Taxes which has not been accrued for or reserved on the Company Balance Sheet in accordance with GAAP, whether asserted or unasserted, contingent or otherwise, other than any liability for unpaid Taxes that may have accrued since March 31, 2001 in connection with the operation of the business of the Company and its subsidiaries in the ordinary course.

       (vii) There is no contract, agreement, plan or arrangement to which the Company or any of its subsidiaries is a party as of the date of this Agreement, including but not limited to the provisions of this Agreement, covering any employee or former employee of the Company or any of its subsidiaries that, individually or collectively, would reasonably be expected to give rise to the payment of any amount that would not be deductible pursuant to Sections 404 or 162(m) of the Code. There is no contract, agreement, plan or arrangement to which the Company is a party or by which it is bound to compensate any individual for excise taxes paid pursuant to Section 4999 of the Code.

       (viii) Neither the Company nor any of its subsidiaries has filed any consent agreement under Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by the Company or any of its subsidiaries.

        (ix) Neither the Company nor any of its subsidiaries (i) has ever been a member of an affiliated group filing a consolidated federal income Tax Return (other than a consolidated group the common parent of which is the Company), (ii) is a party to any Tax sharing or Tax allocation agreement, arrangement or understanding, (iii) is liable for the Taxes of any other person (other than any of the Company and its subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise, or (iv) is a party to any joint venture, partnership or, to the knowledge of the Company, any other arrangement that could be treated as a partnership for income Tax purposes.

        (x) Neither the Company nor any of its subsidiaries has constituted either a "distributing corporation" or a "controlled corporation" in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (i) in the two years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) in conjunction with the Offer and the Merger.

    3.15  Brokers.  Except for fees payable to Robertson Stephens, Inc. pursuant to an engagement letter, a true and correct copy of which has been provided to Parent, Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders fees or agent's commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

    3.16  Intellectual Property.  For the purposes of this Agreement, the following terms have the following definitions:

  "Intellectual Property" shall mean any or all of the following and all worldwide common law and statutory rights in, arising out of, or associated therewith: (i) U.S. and foreign patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof ("Patents"); (ii) inventions (whether patentable or not), invention

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  disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data and customer lists, and all documentation relating to any of the foregoing; (iii) copyrights, copyrights registrations and applications therefor, and all other rights corresponding thereto throughout the world; (iv) domain names, uniform resource locators ("URLs"), other names and locators associated with the Internet, and applications or registrations therefor ("Domain Names"); (v) industrial designs and any registrations and applications therefor; (vi) trade names, logos, common law trademarks and service marks, trademark and service mark registrations, related goodwill and applications therefor throughout the world; (vii) all databases and data collections and all rights therein; (viii) all moral and economic rights of authors and inventors, however denominated, (ix) any works of authorship, including, without limitation, computer programs, source code, executable code, whether embodied in software, firmware or otherwise, documentation, designs, files, records, data and mask works; and (x) any similar or equivalent rights to any of the foregoing (as applicable).

  "Company Intellectual Property" shall mean any Intellectual Property that is owned by, or exclusively licensed to, Company and it subsidiaries.

  "Registered Intellectual Property" means all Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any private, state, government or other legal authority.

  "Company Registered Intellectual Property" means all of the Registered Intellectual Property owned by, or filed in the name of, Company or any of its subsidiaries.

      (a) Section 3.16(a) of the Company Schedule is a complete and accurate list of all Company Registered Intellectual Property and specifies, where applicable, the jurisdictions in which each such item of Company Registered Intellectual Property has been issued or registered, the filing date, and the current status of each such item of Company Registered Intellectual Property.

      (b) No Company Intellectual Property or product or service offering of Company or any of its subsidiaries (a "Company Product") is subject to any proceeding or outstanding decree, order, judgment, or stipulation restricting in any manner, or any contract, license, or agreement, restricting in any material manner the use, transfer, or licensing thereof by Company or any of its subsidiaries, or which may affect the validity, use or enforceability of such Company Intellectual Property or Company Product, except as identified in the Company Schedule.

      (c) Each item of Company Registered Intellectual Property is valid and subsisting, all necessary registration, maintenance and renewal fees currently due in connection with such Company Registered Intellectual Property have been made and all necessary documents, recordations and certificates in connection with such Company Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Company Registered Intellectual Property, except where such Company Registered Intellectual Property has been intentionally abandoned by the Company, as reflected in section 3.16(a) of the Company Schedule.

      (d) Company owns and has good and exclusive title to, each item of Company Intellectual Property owned by it free and clear of any lien or encumbrance (excluding non-exclusive licenses and related restrictions granted in the ordinary course). Without limiting the foregoing: (i) Company is the exclusive owner of all trademarks and trade names used in connection with the operation or conduct of the business of Company and its subsidiaries, including the sale, distribution or provision of any Company Products by Company or its subsidiaries; (ii) Company owns exclusively, and has good title to, all copyrighted works that are Company Products or services or which Company or any of its subsidiaries otherwise purports to own; and (iii) to the

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  extent that any Patents would be infringed by any Company Products, Company is the exclusive owner of such Patents, or has secured appropriate rights through license or other agreement.

      (e) Any agreements between Company and third parties for the development or manufacture of a Company product shall permit Company to continue the development or manufacture of any such product notwithstanding any termination or expiration of such agreement(s), without the payment of any additional royalty, fee or other payment to any such third party.

      (f)  Company knows of no information, materials, facts, or circumstances, including any information or fact that would constitute prior art, that would render any of the Company Registered Intellectual Property invalid or unenforceable, or would adversely affect any pending application for any Company Registered Intellectual Property and the Company has not misrepresented, or knowingly failed to disclose, any facts or circumstances in any application for any Company Registered Intellectual Property that would constitute fraud or a misrepresentation with respect to such application or that would otherwise affect the validity or enforceability of any Company Registered Intellectual Property.

      (g) To the extent that any technology, software or Intellectual Property has been developed or created independently or jointly by a third party or employee for Company or any of its subsidiaries or is incorporated into any of the Company Products, Company has a written agreement with such third party or employee with respect thereto and Company thereby either (i) has obtained ownership of, and is the exclusive owner of, or (ii) has obtained a perpetual, non-terminable license (sufficient for the conduct of its business as currently conducted and as proposed to be conducted) to all such third party's Intellectual Property in such work, material or invention by operation of law or by valid assignment.

      (h) Neither Company nor any of its subsidiaries has transferred ownership of any Intellectual Property that is Company Intellectual Property, to any third party or subsidiary (other than a wholly-owned subsidiary), or knowingly permitted Company's rights in such Company Intellectual Property to lapse or enter the public domain, except as noted in the Company Schedule.

      (i)  Section 3.16(h) of the Company Schedule lists all material contracts, licenses and agreements to which Company or any of its subsidiaries is a party: (i) with respect to Company Intellectual Property licensed or transferred to any third party (other than end-user licenses in the ordinary course); or (ii) pursuant to which a third party has licensed or transferred any material Intellectual Property to Company.

      (j)  All material contracts, licenses and agreements relating to either (i) Company Intellectual Property or (ii) Intellectual Property of a third party licensed to Company or any of its subsidiaries, including, without limitation, third party licenses to Company relating to or in any way permitting Company Products, services or Company Intellectual Property to interoperate with other products, systems or standards, are in full force and effect. The consummation of the transactions contemplated by this Agreement will neither violate nor result in the breach, modification, cancellation, termination or suspension of such contracts, licenses and agreements. Each of Company and its subsidiaries is in material compliance with, and has not materially breached any term of any such contracts, licenses and agreements and, to the knowledge of Company, all other parties to such contracts, licenses and agreements are in compliance with, and have not materially breached any term of, such contracts, licenses and agreements. Following the Closing Date, the Surviving Corporation will be permitted to exercise all of Company's rights under such contracts, licenses and agreements to the same extent Company and its subsidiaries would have been able to had the transactions contemplated by this Agreement not occurred and without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which Company would otherwise be required to pay. Neither this Agreement nor the transactions contemplated by this Agreement, including the assignment to Parent or Merger Sub by

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  operation of law or otherwise of any contracts or agreements to which Company is a party, will result in (i) either Parent's or the Merger Sub's granting to any third party any right to or with respect to any material Intellectual Property right owned by, or licensed to, either of them, (ii) either Parent's or the Merger Sub's being bound by, or subject to, any non-compete or other material restriction on the operation or scope of their respective businesses, or (iii) either Parent's or the Merger Sub's being obligated to pay any royalties or other material amounts to any third party in excess of those payable by Parent or Merger Sub, respectively prior to the Closing.

      (k) The operation of the business of Company and its subsidiaries as such business currently is conducted or is currently contemplated to be conducted, including (i) Company's and its subsidiaries' design, development, manufacture, distribution, import, reproduction, marketing or sale of the products or services of Company and its subsidiaries (including Company Products and products, technology or service offerings under development) and (ii) Company's use of any product, device or process, has not, does not and, to its knowledge, will not infringe or misappropriate the Intellectual Property of any third party or constitute unfair competition or trade practices under the laws of any jurisdiction.

      (l)  Neither Company nor any of its subsidiaries has received written notice from any third party alleging that the operation of the business of Company or any of its subsidiaries or any act, product or service (including Products, technology or service offerings currently under development) of Company or any of its subsidiaries, infringes or misappropriates the Intellectual Property of any third party or constitutes unfair competition or trade practices under the laws of any jurisdiction, except as otherwise noted herein and resolved through appropriate license or other agreement.

      (m) To the knowledge of Company, no person has or is infringing or misappropriating any Company Intellectual Property.

      (n) Company and each of its subsidiaries has taken reasonable steps to protect Company's and its subsidiaries' rights in Company's confidential information and trade secrets that it wishes to protect or any trade secrets or confidential information of third parties provided to Company or any of its subsidiaries, and, without limiting the foregoing, each of Company and its subsidiaries has required each employee and contractor to execute a proprietary information/confidentiality agreement and all current and former employees and contractors of Company and any of its subsidiaries have executed such an agreement, except where the failure to do so is not reasonably expected to be material to Company.

      (o) To the knowledge of Company and each of its subsidiaries, no (i) product, technology, service or publication of the Company, (ii) material or collateral published or distributed by the Company, or (iii) conduct or statement of the Company constitutes obscene material, a defamatory statement or material, disparagement of any third party, or false advertising.

      (p) None of the Company Intellectual Property was developed by or on behalf of, or using grants or any other subsidies of, any governmental entity or any university.

      (q) Under the terms of that certain Joint Development, OEM and Marketing Agreement between Company and Sharp Corporation ("Sharp"), dated April 13, 2000, and any extensions, renewals, amendments or modifications thereof, neither Company nor Sharp has acquired any rights of ownership of more than de minimis significance that are or may be considered "Jointly Owned Technology", as that term is defined in the foregoing agreement, nor is Company aware of any future products, standards or processes, based on the current product and business plans of Company and Sharp, that would give rise to "Jointly Owned Technology" in the future course of business.

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      (r) The Joint Development, OEM and Marketing Agreement between Company and Intel Corporation ("Intel") dated January 18, 1999, and all amendments, modifications or extensions thereto, have expired on their terms, and Intel is not currently licensed by the Company to distribute products or services based on Company Intellectual Property.

      (s) Following the Closing, the Company will have the right to grant to Parent an unrestricted, non-exclusive, perpetual, irrevocable, fully paid up, royalty free, worldwide, transferable, sublicensable license, under all of the Company's current and future Intellectual Property rights, to make, have made, use, sell, offer to sell, import, distribute, reproduce and create derivative works of Siren technology, in any and all products and components, including, without limitation, any product whose primary function is as a stand-alone speakerphone, including any and all services, without any obligation on the part of Parent to license to the Company or any other party any improvements, enhancements, new versions, new releases, updates or derivative works of Siren technology.

    3.17  Agreements, Contracts and Commitments.  Neither Company nor any of its subsidiaries is a party to or is bound by:

      (a) any written employment or consulting agreement, contract or commitment with any officer, director, Company employee or member of the Company's Board, or any service, operating or management agreement or arrangement with respect to any of its properties (whether leased or owned), other than those that are terminable by Company or any of its subsidiaries on no more than thirty (30) days' notice without liability or financial obligation to Company;

      (b) any agreement or plan, including, without limitation, any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

      (c) any agreement of indemnification or any guaranty other than any agreement of indemnification entered into in connection with the sale of products in the ordinary course of business in excess of $50,000;

      (d) any material agreement, contract or commitment containing any covenant limiting in any respect the right of Company or any of its subsidiaries to engage in any line of business or to compete with any person or entity or granting any exclusive distribution rights;

      (e) any agreement, contract or commitment currently in force relating to the disposition or acquisition by Company or any of its subsidiaries after the date of this Agreement of an amount of assets in excess of $200,000 not in the ordinary course of business or pursuant to which Company or any of its subsidiaries has any material ownership interest in any corporation, partnership, joint venture or other business enterprise other than Company's subsidiaries;

      (f)  any dealer, distributor, joint marketing or development agreement currently in force under which Company or any of its subsidiaries have continuing material obligations to jointly market any product, technology or service and which may not be canceled without penalty upon notice of ninety (90) days or less, or any material agreement pursuant to which Company or any of its subsidiaries have continuing material obligations to jointly develop any intellectual property that will not be owned, in whole or in part, by Company or any of its subsidiaries and which may not be canceled without penalty upon notice of ninety (90) days or less;

      (g) any agreement, contract or commitment currently in force to license any third party to manufacture or reproduce any Company product, service or technology or any agreement, contract or commitment currently in force to sell or distribute any Company products, service or technology

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  except agreements with distributors or sales representative in the normal course of business cancelable without penalty upon notice of ninety (90) days or less and substantially in the form previously provided to Parent;

      (h) any agreement, contract or commitment currently in force to provide source code to any third party for any product or technology that is material to Company and its subsidiaries taken as a whole;

      (i)  any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit;

      (j)  any material settlement agreement under which Company has ongoing obligations; or

      (k) any agreement with a customer of the Company involving in excess of $250,000 in any 12 month period.

    Neither Company nor any of its subsidiaries, nor to Company's knowledge any other party to a Company Contract (as defined below), is in breach, violation or default under, and neither Company nor any of its subsidiaries has received written notice that it has breached, violated or defaulted under, any of the material terms or conditions of any of the agreements, contracts or commitments to which Company or any of its subsidiaries is a party or by which it is bound that are required to be disclosed in the Company Schedule (any such agreement, contract or commitment, a "Company Contract") in such a manner as would permit any other party to cancel or terminate any such Company Contract, or would permit any other party to seek material damages or other remedies (for any or all of such breaches, violations or defaults, in the aggregate). Company has made available to Parent true and correct copies of any contracts Company may have with its top ten customers.

    3.18  Opinion of Financial Advisor.  The Board of Directors of the Company has been advised by its financial advisor, Robertson Stephens, Inc. that in its opinion, as of the date of this Agreement, the Offer Price is fair to the holders of shares of Company Common Stock (other than Parent and its affiliates and holders of Dissenting Shares) from a financial point of view, and Company will provide a copy of the written confirmation of such opinion to Parent for informational purposes as soon as reasonably practicable.

    3.19  Insurance.  Company maintains insurance policies or fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors of Company and its subsidiaries (collectively, the "Insurance Policies") which the Company believes are of the type and in amounts customarily carried by persons conducting businesses similar to those of Company and its subsidiaries. There is no material claim by Company or any of its subsidiaries pending under any of the material Insurance Policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds.

    3.20  State Takeover Statutes.  The Company Board has approved the Offer, the Merger, this Agreement and the transactions contemplated hereby, and the Convertible Notes, the Note Agreement and the Company Tender and Voting Agreements and the transactions contemplated thereby, and such approval is sufficient to render inapplicable to the Offer, the Merger, the Convertible Notes, the Note Agreement, the Company Tender and Voting Agreements, and the transactions contemplated by each such agreement, the provisions of Section 203 of the Delaware Law to the extent, if any, such section is applicable to the Offer, the Merger, this Agreement and the transactions contemplated hereby, and the Convertible Notes, the Note Agreement and the Company Tender and Voting Agreements and the transactions contemplated thereby. No other state takeover statute or similar statute or regulation applies to or purports to apply to the Offer, the Merger, this Agreement and the transactions contemplated hereby, and the Convertible Notes, the Note Agreement, the Registration Rights Agreement and the Company Tender and Voting Agreements and the transactions contemplated thereby.

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    3.21  Board Approval.  The Company Board, at a meeting duly called and held on May 24, 2001, has unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the Offer and the Merger, taken together, are at a price and on terms that are advisable and fair to and in the best interests of the Company and its stockholders; (ii) approved this Agreement and the transactions contemplated hereby, including the Offer and the Merger, in all respects; and (iii) as of the date hereof, resolved to recommend that the stockholders of the Company accept the Offer, tender their Shares thereunder to Merger Sub and approve and adopt this Agreement and the Merger.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

    Parent and Merger Sub jointly and severally represent and warrant to Company, subject to such exceptions as are disclosed in writing in the disclosure letter supplied by Parent to Company dated as of the date hereof (the "Parent Schedule"), which disclosure shall provide an exception to or otherwise qualify the representations and warranties of Parent and Merger Sub contained in the section of this Agreement corresponding by number to such disclosure, as follows:

    4.1  Organization and Qualification; Subsidiaries.  Each of Parent and its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted, except where the failure to do so would not, individually or in the aggregate, have a Material Adverse Effect on Parent. Each of Parent and its subsidiaries is in possession of all Approvals necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to have such Approvals would not, individually or in the aggregate, have a Material Adverse Effect on Parent. Each of Parent and its subsidiaries is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not, either individually or in the aggregate, have a Material Adverse Effect on Parent.

    4.2  Certificate of Incorporation and Bylaws.  Parent has previously furnished to Company complete and correct copies of its Certificate of Incorporation and Bylaws as amended to date (together, the "Parent Charter Documents"). Such Company Charter Documents and equivalent organizational documents of each of its subsidiaries are in full force and effect, Parent is not in violation of any of the provisions of the Company Charter Documents, and no subsidiary of Company is in violation of any of its equivalent organizational documents except where the failure to be in full force or effect or the violation of any such equivalent organizational documents of a subsidiary of Company would not, individually or in the aggregate, have a Material Adverse Effect on Parent.

    4.3  Capitalization.  The authorized capital stock of Parent consists of (i) 175,000,000 shares of Parent Common Stock, par value $0.0005 per share, and (ii) 5,000,000 shares of Preferred Stock, par value $0.001 per share ("Parent Preferred Stock"). As of the close of business on May 22, 2001, 83,003,821 shares of Parent Common Stock were issued and outstanding. As of the date hereof, no shares of Parent Preferred Stock were issued or outstanding. As of May 22, 2001, Parent had reserved an aggregate of 18,874,680 shares of Parent Common Stock for issuance pursuant to Parent's stock option plans, under which options to purchase 10,472,700 shares were outstanding, and 1,076,242 shares of Parent Common Stock were available for issuance pursuant to the Parent Employee Stock Purchase Plan. Except as set forth in the immediately preceding sentence, no shares of capital stock or other equity securities of Parent are issued, reserved for issuance or outstanding except as set forth in the Parent SEC Reports and except for the Parent Rights. Under the Parent Rights Agreement, until the distribution date, (i) the Parent Rights will be evidenced (subject to the provisions of Section 3(b) and

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3(c) thereof) by the certificates for Parent Common Stock registered in the names of the holders of thereof (which certificates shall also be deemed to be Rights Certificates, as such term is defined in the Parent Rights Agreement) and not by separate Rights Certificates and (ii) the right to receive Rights Certificates will be transferable only in connection with the transfer of Parent Common Stock. The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.001 per share, all of which of are issued and outstanding as of the date hereof. All of the outstanding shares of Parent's and Merger Sub's respective capital stock have been duly authorized and validly issued and are fully paid and nonassessable. All shares of Parent Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, shall, and the shares of Parent Common Stock to be issued pursuant to the Merger will be, duly authorized, validly issued, fully paid and nonassessable. All of the outstanding shares of capital stock (other than directors' qualifying shares) of each of Parent's subsidiaries is duly authorized, validly issued, fully paid and nonassessable and all such shares (other than directors' qualifying shares) are owned by Parent or another subsidiary free and clear of all security interests, liens, claims, pledges, agreements, limitations in Parent's voting rights, charges or other encumbrances of any nature whatsoever.

    4.4  Authority Relative to this Agreement.  Each of Parent and/or Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, the Note Agreement and the Convertible Notes and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement, the Note Agreement and the Convertible Notes by Parent and/or Merger Sub and the consummation by Parent and/or Merger Sub of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of Parent and/or Merger Sub, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement, the Note Agreement and the Convertible Notes or to consummate the transactions contemplated hereby and thereby. This Agreement, the Note Agreement and the Convertible Notes have been duly and validly executed and delivered by Parent and/or Merger Sub and, assuming the due authorization, execution and delivery by Company, constitute legal and binding obligations of Parent and/or Merger Sub, enforceable against Parent and/or Merger Sub in accordance with their respective terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditor rights and for general equitable principles.

    4.5  No Conflict; Required Filings and Consents.

      (a) The execution and delivery of this Agreement, by Parent and Merger Sub and the Company Tender and Voting Agreement by Parent do not, and the performance of this Agreement, by Parent and Merger Sub and the Company Tender and Voting Agreement by Parent shall not, (i) conflict with or violate the Parent Charter Documents or equivalent organizational documents or any of Parent's subsidiaries, (ii) subject to obtaining the consents, approvals, authorization and permits, and making the filings and notifications, set forth in Section 4.5(b) below, conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Parent or any of its subsidiaries or by which it or their respective properties are bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair Parent's or any such subsidiary's rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of Parent or any of its subsidiaries pursuant to, any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or any of its subsidiaries is a party or by which Parent or any of its subsidiaries or its or any of their respective properties are bound or affected, except to the extent such conflict, violation, breach, default, impairment or other effect could not in the case

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  of clauses (ii) or (iii), individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent.

      (b) The execution and delivery of this Agreement, the Note Agreement and the Convertible Notes by Parent and Merger Sub do not, and the performance of this Agreement, the Note Agreement and the Convertible Notes by Parent and Merger Sub shall not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity except (i) for applicable requirements, if any, of the Securities Act, the Exchange Act, Blue Sky Laws, the pre-merger notification requirements of the HSR Act and Foreign Filings, the rules and regulations of the Nasdaq, and the filing and recordation of the Agreement of Merger as required by Delaware Law and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, (A) would not prevent consummation of the Merger or otherwise prevent Parent or Merger Sub from performing their respective obligations under this Agreement, the Note Agreement and the Convertible Notes, or (B) could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent.

    4.6  SEC Filings; Financial Statements.

      (a) Parent has made available to Company a correct and complete copy of each report, schedule, registration statement and definitive proxy statement filed by Parent with the SEC on or after December 31, 1999 and prior to the date of this Agreement (the "Parent SEC Reports"), which are all the forms, reports and documents required to be filed by Parent with the SEC since such date. The Parent SEC Reports (i) were prepared in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and (ii) did not at the time they were filed (and if any Parent SEC Report filed prior to the date of this Agreement was amended or superseded by a filing prior to the date of this Agreement, then on the date of such amendment or superceded filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of Parent's subsidiaries is required to file any reports or other documents with the SEC.

      (b) At their respective dates, each set of consolidated financial statements (including, in each case, any related notes thereto) contained in the Parent SEC Reports was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the Exchange Act) and each fairly presents the consolidated financial position of Parent and its subsidiaries at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to the absence of footnotes and normal adjustments which (in addition to those noted therein) were not or are not expected to be material in amount.

      (c) Parent has previously furnished to Company a complete and correct copy of any amendments or modifications, which have not yet been filed as of the date hereof with the SEC but which are required to be filed as of the date hereof, to agreements, documents or other instruments which previously had been filed by Parent with the SEC pursuant to the Securities Act or the Exchange Act.

    4.7  No Undisclosed Liabilities.  Neither Parent nor any of its subsidiaries has any liabilities (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a balance sheet or in the related notes to the consolidated financial statements prepared in accordance with GAAP which are, individually or in the aggregate, material to the business, results of operations or financial condition of Parent and its subsidiaries taken as a whole, except (i) liabilities provided for in Parent's balance sheet as of March 31, 2001 or (ii) liabilities incurred since March 31, 2001 in the ordinary

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course of business, none of which is material to the business, results of operations or financial condition of Parent and its subsidiaries, taken as a whole.

    4.8  Absence of Litigation.  Except as specifically disclosed in the Parent SEC Reports as of the date hereof, there are no material claims, actions, suits or proceedings that have a reasonable likelihood of success on the merits pending or, to the knowledge of Parent, threatened (or to the knowledge of Parent, any governmental or regulatory investigation pending or threatened) against Parent or any property or rights of Parent or any of its subsidiaries, before any court, arbitrator or administrative, governmental or regulatory authority or body, domestic or foreign, except for those claims, actions, suits or proceedings which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent.

    4.9  Funds.  Parent has the funds necessary to consummate the Offer and the Merger and as of the date hereafter has purchased the Convertible Notes pursuant to the Note Agreement.

    4.10  Share Ownership.  None of Parent, Merger Sub or any of their respective subsidiaries beneficially owns any Shares as of the date of this Agreement, except pursuant to the Convertible Notes.

    4.11  Merger Sub.  Merger Sub was formed solely for the purpose of engaging in the Offer and Merger and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated by this Agreement, including the Offer and Merger. As of the Effective Time, all of the outstanding capital stock of Merger Sub will be owned directly by Parent.

    4.12  Compliance; Permits.  (a) Except as set forth in Section 4.12 of the Parent Schedule, neither Parent nor any of its subsidiaries is in conflict with, or in default or violation of, (i) any law, rule, regulation, order, judgment or decree applicable to Parent or any of its subsidiaries or by which its or any of their respective properties is bound, or (ii) any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or any of its subsidiaries is a party or by which Parent or any of its subsidiaries or its or any of their respective properties is bound, except for any conflicts, defaults or violations that (individually or in the aggregate) would not reasonably be expected to have a Material Adverse Effect on Parent. No investigation or review by any governmental or regulatory body or authority is, to the knowledge of Parent, pending or threatened against Parent or its subsidiaries, nor to the knowledge of Parent has any governmental or regulatory body or authority indicated an intention to conduct the same, other than, in each such case, those the outcome of which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent.

      (b) Except as set forth in Section 4.12 of the Parent Schedule, Parent and its subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals and other authorizations from governmental authorities which are material to the operation of the business of Parent and its subsidiaries taken as a whole (collectively, the "Parent Permits"). Parent and its subsidiaries have been and are in compliance in all material respects with the terms of the Parent Permits and any conditions placed thereon.

    4.13  Brokers.  Except for fees payable to Thomas Weisel Partners and Morgan Stanley Dean Witter, Parent has not incurred nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

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ARTICLE V
INTERIM CONDUCT

    5.1  Conduct of Business by Company.  Except as contemplated by this Agreement, disclosed in Section 5.1 of the Company Schedule, or consented to by Parent in writing, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Appointment Date, Company and each of its subsidiaries shall, except to the extent that Parent shall otherwise consent in writing, carry on its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and in material compliance with all applicable laws and regulations, pay its debts and taxes when due subject to good faith disputes over such debts or taxes, pay or perform other material obligations when due, and use its commercially reasonable efforts consistent with past practices and policies to (i) preserve intact its present business organization, (ii) keep available the services of its present officers and employees and (iii) preserve its relationships with customers, suppliers, distributors, licensors, licensees and others with which it has significant business dealings.

    In addition, except as permitted by the terms of this Agreement and except as provided in Section 5.1 of the Company Schedule, without the prior written consent of Parent (which consent, or refusal thereof, shall not be unreasonably delayed; provided that Parent shall not refuse to consent if such failure would result in a violation of the antitrust laws), during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Appointment Date, Company shall not do any of the following and shall not permit its subsidiaries to do any of the following:

      (a) Waive any stock repurchase rights, accelerate, amend or change the period of exercisability of options or restricted stock (except as required by the terms of the Company Option Plans as in effect on the date hereof and as permitted by Section 6.8 hereof), or reprice options granted under any employee, consultant, director or other stock plans or authorize cash payments in exchange for any options granted under any of such plans;

      (b) Grant any severance or termination pay or benefits, or payments or benefits triggered by a change of control or merger (including the Offer and the Merger), to any officer or employee except to persons who are officers or employees of the Company as of the date hereof pursuant to written agreements outstanding, or written policies existing, on the date hereof and as previously disclosed in writing or made available to Parent (provided, however, that the Company shall not grant, or offer to grant, any such severance or termination payments or benefits, or payments or benefits triggered upon a change of control or merger (including the Offer and the Merger), to any person who is hired or offered employment with the Company on or after the date hereof, and the Company shall revise all employee handbooks and similar materials provided to each such person after the date hereof to reflect the foregoing), or adopt any new severance plan, or amend or modify or alter in any manner any severance plan, agreement or arrangement existing on the date hereof, or take any other action that would trigger the payment of any severance payments or other benefits pursuant to any Executive Officer Change in Control Agreement;

      (c) Transfer or license to any person or entity or otherwise extend, amend or modify any rights to the Company Intellectual Property, or enter into grants to transfer or license to any person future patent rights, other than non-exclusive licenses granted to resellers and end-users in the ordinary course of business consistent with past practices;

      (d) Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock, except for (i) dividends required to be paid or accrued with respect to Company's Series A Preference Stock and Series B Preference Stock

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  pursuant to the Company Charter Documents as in effect on the date hereof and (ii) dividends or other distributions paid to the Company by any of its subsidiaries;

      (e) Purchase, redeem or otherwise acquire, directly or indirectly, any shares of capital stock of Company or its subsidiaries, except repurchases of unvested shares at cost in connection with the termination of the employment relationship with any employee pursuant to stock option or purchase agreements in effect on the date hereof (or any such agreements entered into in the ordinary course consistent with past practice by Company with employees hired after the date hereof);

      (f)  Issue, deliver, sell, authorize, pledge or otherwise encumber or propose any of the foregoing with respect to any shares of capital stock or any securities convertible into shares of capital stock, or subscriptions, rights, warrants or options to acquire any shares of capital stock or any securities convertible into shares of capital stock, or enter into other agreements or commitments of any character obligating it to issue any such shares or convertible securities, other than (x) the issuance delivery and/or sale of (i) shares of Company Common Stock pursuant to the exercise of stock options, warrants and convertible preferred stock outstanding as of the date of this Agreement, and (ii) shares of Company Common Stock issuable to participants in the ESPP consistent with the terms thereof and (y) the granting of the Company Grants.

      (g) Cause, permit or propose any amendments to the Company's Certificate of Incorporation or Bylaws (or similar governing instruments of any of its subsidiaries);

      (h) Acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a material portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to enter into any joint ventures, strategic partnerships or alliances, other than ordinary course distribution arrangements which are consistent with past practices and cancellable by the Company upon 90 days prior notice without penalty;

      (i)  Sell, lease, license, encumber or otherwise dispose of any properties or assets except sales of inventory in the ordinary course of business consistent with past practice, and except for the sale, lease or disposition (other than through licensing permitted by clause (c)) of property or assets which are not material, individually or in the aggregate, to the business of Company and its subsidiaries, taken as a whole;

      (j)  modify, amend or terminate any existing lease, license or contract affecting the use, possession or operation of any such material properties or assets; grant or otherwise create or consent to the creation of any easement, covenant, restriction, assessment or charge affecting any material owned property or leased property or any part thereof; convey, assign, sublease, license or otherwise transfer all or any portion of any material real property or any interest or rights therein; commit any waste or nuisance on any such property; or make any material changes in the construction or condition of any such property;

      (k) Incur any indebtedness for borrowed money other than pursuant to the Convertible Note or guarantee any such indebtedness of another person other than a wholly-owned subsidiary, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Company, enter into any "keep well" or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing other than in connection with the financing of working capital consistent with past practice;

      (l)  Adopt or amend any employee benefit plan, policy or arrangement; any employee stock purchase or employee stock option plan; or enter into any employment contract or collective bargaining agreement (other than offer letters and letter agreements entered into in the ordinary course of business consistent with past practice with employees who are terminable "at will"); pay

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  any special bonus or special remuneration to any director or employee; or increase the salaries or wage rates or fringe benefits (including rights to severance or indemnification) of its directors, officers, employees or consultants except, in each case, as may be required by law; provided, however, that the foregoing shall not prohibit the Company from making CPI-indexed adjustments to non-officer employees.

      (m) (i) pay, discharge, settle or satisfy any material litigation (whether or not commenced prior to the date of this Agreement) or any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, or liabilities recognized or disclosed in the most recent consolidated financial statements (or the notes thereto) of Company included in the Company SEC Reports or incurred since the date of such financial statements, or (ii) waive the benefits of, agree to modify in any manner, terminate, release any person from or knowingly fail to enforce any confidentiality or similar agreement to which Company or any of its subsidiaries is a party or of which Company or any of its subsidiaries is a beneficiary;

      (n) Except in the ordinary course of business consistent with past practice, modify, amend or terminate any material contract or agreement to which Company or any subsidiary thereof is a party or waive, delay the exercise of, release or assign any material rights or claims thereunder;

      (o) Except as required by GAAP, revalue any of its assets or make any change in accounting methods, principles or practices;

      (p) Incur or enter into any agreement, contract or commitment requiring Company or any of its subsidiaries to pay in excess of $250,000;

      (q) Make any Tax election or accounting method change inconsistent with past practice that, individually or in the aggregate, would be reasonably likely to adversely affect in any material respect the Tax liability or Tax attributes of Company or any of its subsidiaries, taken as a whole, settle or compromise any material Tax liability, or consent to any extension or waiver of any limitation period with respect to Taxes;

      (r) Agree in writing or otherwise to take any of the actions described in Section 5.1 (a) through (q) above.

    5.2  Conduct of Business by Parent.  During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, except as permitted by the terms of this Agreement and except as provided in Section 5.2 of the Parent Schedule, without the prior written consent of Company (which consent, or refusal thereof, shall not be unreasonably delayed), Parent shall not declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock, unless the Stock Amount shall be appropriately adjusted.

ARTICLE VI
ADDITIONAL AGREEMENTS

    6.1  Stockholder Approval; Preparation of Registration Statement and Proxy Statement/prospectus

      (a) If approval of Company's stockholders is required by applicable law in order to consummate the Merger other than pursuant to Section 253 of Delaware Law, following the acceptance for exchange of Shares pursuant to the Offer, Parent and Company shall, as soon as practicable following the acceptance of Shares pursuant to the Offer, prepare and Company shall

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  file with the SEC the Proxy Statement and Parent and Company shall prepare and Parent shall file with the SEC a post-effective amendment to the Registration Statement (the "Post-Effective Amendment") for the offer and sale of the Parent Common Stock pursuant to the Merger and in which the Proxy Statement will be included as a prospectus. Each of Company and Parent shall use all commercially reasonable efforts to have the Post-Effective Amendment declared effective under the Securities Act as promptly as practicable after such filing. Company will use all commercially reasonable efforts to cause the Proxy Statement to be mailed to Company's stockholders as promptly as practicable after the Post-Effective Amendment is declared effective under the Securities Act. Parent shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or to file a general consent to service of process) required to be taken under any applicable state securities laws in connection with the issuance of Parent Common Stock in the Merger and Company shall furnish all information concerning Company and the holders of capital stock of Company as may be reasonably requested in connection with any such action and the preparation, filing and distribution of the Proxy Statement. No filing of, or amendment or supplement to, or correspondence to the SEC or its staff with respect to, the Post-Effective Amendment will be made by Parent, or with respect to the Proxy Statement will be made by Company, without providing the other party a reasonable opportunity to review and comment thereon. Parent will advise Company, promptly after it receives notice thereof, of the time when the Post-Effective Amendment has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Post-Effective Amendment or comments thereon and responses thereto or requests by the SEC for additional information. Company will advise Parent, promptly after it receives notice thereof, of any request by the SEC for the amendment of the Proxy Statement or comments thereon and responses thereto or requests by the SEC for additional information. If at any time prior to the Effective Time any information relating to Company or Parent, or any of their respective affiliates, officers or directors, should be discovered by Company or Parent which should be set forth in an amendment or supplement to either of the Post-Effective Amendment or the Proxy Statement, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law, disseminated to the stockholders of Company. Each of the parties hereto shall cause the Proxy Statement to comply as to form and substance to such party in all material respects with the applicable requirements of (i) the Exchange Act, (ii) the Securities Act, and (iii) the rules and regulations of the Nasdaq.

      (b) The Proxy Statement shall include the approval and adoption of this Agreement and the approval of the Merger and the recommendation of the Company Board to Company's stockholders that they vote in favor of the approval and adoption of this Agreement and approval of the Merger, subject to the right of the Company Board to withhold, withdraw, amend or modify its recommendation and recommend a Superior Proposal in accordance with the terms of Section 6.4 of this Agreement; provided, however, that the Company Board shall submit this Agreement to Company's stockholders whether or not at any time subsequent to the date hereof such board determines that it can no longer make such recommendation. The Proxy Statement shall also include a reproduced copy of the opinion of Robertson Stephens, Inc. referred to in Section 3.18.

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    6.2  Stockholder Meeting.  If approval of Company's stockholders is required by applicable law in order to consummate the Merger other than pursuant to Section 253 of Delaware Law, the Company shall call and hold a meeting of the stockholders of the Company (the "Company Stockholders' Meeting") as promptly as reasonably practicable after the date upon which the Post-Effective Amendment becomes effective for the purpose of voting upon the adoption and approval of this Agreement and the approval of the Merger pursuant to the Proxy Statement, and Company shall use all reasonable efforts to hold the Company Stockholders' Meeting as promptly as reasonably practicable after the date upon which the Post-Effective Amendment becomes effective. Nothing herein shall prevent Company from adjourning or postponing the Company Stockholders' Meeting if there are insufficient shares of Company Common Stock necessary to conduct business at the Company Stockholders' Meeting. Subject to the right of the Company Board to withhold, withdraw, amend or modify its recommendation and recommend a Superior Proposal in accordance with the terms of Section 6.4 of this Agreement, Company shall use commercially reasonable efforts to solicit from its shareholders proxies in favor of the adoption and approval of this Agreement and the approval of the Merger pursuant to the Proxy Statement and shall take all other commercially reasonable action necessary or advisable to secure the vote or consent of shareholders required by Delaware Law or applicable Nasdaq requirements to obtain such approval. Company shall call and hold the Company Stockholders' Meeting for the purpose of voting upon the adoption and approval of this Agreement and the approval of the Merger whether or not the Company Board at any time subsequent to the date hereof determines that this Agreement is no longer advisable or recommends that Company's shareholders reject it. Notwithstanding anything to the contrary contained in this Agreement, the Company's obligation to establish a record date for, call, give notice of, convene and hold the Company Stockholders' Meeting in accordance with this Section 6.2 shall not be limited to or otherwise affected by the commencement, disclosure, announcement or submission to the Company of any Acquisition Proposal (as defined below).

      (a) Notwithstanding Section 6.1 hereof or this Section 6.2, in the event that Parent, Merger Sub or any other subsidiary of Parent, shall acquire at least 90 percent of the Shares pursuant to the Offer or otherwise, each of the parties hereto shall take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after such acquisition, without a meeting of stockholders in accordance with Section 253 of Delaware Law.

    6.3  Confidentiality; Access to Information.  The parties acknowledge that Company and Parent have previously executed a Confidentiality and Standstill Agreement, dated as of March 7, 2001, (the "Confidentiality Agreement"), which Confidentiality Agreement will continue in full force and effect in accordance with its terms. Company will afford Parent and its accountants, counsel and other representatives reasonable access during normal business hours, upon reasonable notice, to the properties, books, records and personnel of Company during the period prior to the Effective Time to obtain all information concerning the business, including the status of product development efforts, properties, results of operations and personnel of Company, as Parent may reasonably request. No information or knowledge obtained by Parent in any investigation pursuant to this Section 6.3 will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger.

    6.4  No Solicitation.

      (a) From and after the date of this Agreement until the Appointment Date or termination of this Agreement pursuant to Article VIII, Company and its subsidiaries will not, nor will they authorize or permit any of their respective officers, directors, affiliates or employees or any investment banker, attorney or other advisor or representative retained by any of them to, directly or indirectly, (i) solicit, initiate, encourage or induce the making, submission or announcement of any Acquisition Proposal (as defined below), (ii) participate in any discussions or negotiations regarding, or furnish to any person any information relating to Company or any of its subsidiaries

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  or afford access to the business, properties, assets, books or records of Company or any of its subsidiaries to any person that has made, or take any other action intended to assist or facilitate any inquiries or the making of any proposal that constitutes or would reasonably be expected to lead to, any Acquisition Proposal, (iii) engage in discussions or negotiations with any person with respect to any Acquisition Proposal, (iv) approve, endorse or recommend any Acquisition Proposal or (v) enter into any letter of intent or similar document or any contract, agreement or commitment contemplating or otherwise relating to any Acquisition Transaction (as defined below). Notwithstanding the foregoing, prior to the Appointment Date the Company Board, directly or indirectly through advisors, agents or other intermediaries, may (i) subject to Company's compliance with this Section 6.4, engage or participate in discussions or negotiations with any third party that has made (and not withdrawn) a bona fide Acquisition Proposal that the Company Board reasonably concludes in good faith (after consultation with a financial advisor of nationally recognized reputation) constitutes a Superior Proposal, (ii) furnish to such third party nonpublic information relating to Company or any of its subsidiaries pursuant to a confidentiality agreement with terms no less favorable to Company than those contained in the Confidentiality Agreement, and/or (iii) following receipt of such an Acquisition Proposal, withhold, withdraw, amend or modify its recommendations and approve, endorse or recommend such Acquisition Proposal; provided, that in each case (x) neither Company nor any representative of Company and its subsidiaries shall have violated any of the restrictions set forth in this Section 6.4 in connection with such Acquisition Proposal or person making such Acquisition Proposal, (y) the Company Board reasonably concludes in good faith, after consultation with its outside legal counsel, that in light of such Superior Proposal such action is required for the Board of Directors of Company to comply with its fiduciary obligations to Company's stockholders under Delaware Law, (z) at least three days prior to furnishing any such information to, or entering into any such discussions or negotiations with, such person or group, Company gives Parent written notice of the identity of such person or group and all of the material terms and conditions of such Acquisition Proposal and of Company's intention to furnish nonpublic information to, or enter into discussions or negotiations with, such person or group, and (4) contemporaneously with furnishing any such information to such person or group, Company furnishes such information to Parent (to the extent such information has not been previously furnished by Company to Parent). Company and its subsidiaries will immediately cease any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in this Section 6.4 by any officer, director or employee of Company or any of its subsidiaries or any investment banker, attorney or other advisor or representative of Company or any of its subsidiaries shall be deemed to be a breach of this Section 6.4 by Company. Company shall not be entitled to enter into any letter of intent or similar document or any agreement, contract or commitment (other than a confidentiality agreement as permitted by this Section 6.4) contemplating or otherwise relating to an Acquisition Proposal unless and until this Agreement is terminated by its terms pursuant to Section 8.1(h) and Company has paid all amounts due to Parent pursuant to Section 8.3. This Section 6.4 shall not prohibit Company's Board of Directors from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or complying with the provisions of Rule 14d-9 promulgated under the Exchange Act.

    For purposes of this Agreement, (i) "Acquisition Proposal" shall mean any offer or proposal (other than an offer or proposal by Parent) relating to any Acquisition Transaction; (ii) "Acquisition Transaction" shall mean any transaction or series of related transactions other than the transactions contemplated by this Agreement involving: (A) any acquisition or purchase from Company by any person or "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of more than a 15% interest in the total outstanding voting securities of Company or any of its subsidiaries or any tender offer or exchange offer that if consummated would result in any person

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or "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) beneficially owning 15% or more of the total outstanding voting securities of Company or any of its subsidiaries or any merger, consolidation, business combination or similar transaction involving Company pursuant to which the shareholders of Company immediately preceding such transaction hold less than 85% of the equity interests in the surviving or resulting entity of such transaction; (B) any sale, lease (other than in the ordinary course of business), exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of more than 15% of the assets of Company; or (C) any liquidation, dissolution, recapitalization or other significant corporate reorganization of Company; and (iii) "Superior Proposal" shall mean an Acquisition Proposal involving the acquisition of all outstanding voting securities of the Company with respect to which the Company Board shall have reasonably determined in good faith (after consultation with a financial advisor of a nationally recognized standing) (A) taking into account, among other things, the legal, financial and regulatory aspects of such Acquisition Proposal and the Person making such Acquisition Proposal, that the acquiring party is capable of consummating the proposed Acquisition Transaction on the terms proposed, and which, if any cash consideration is involved, shall not be subject to any financing contingency, and (B) that the proposed Acquisition Transaction would, if consummated, be more favorable to the Company's stockholders (in their capacities as such), from a financial point of view, than the transactions contemplated by this Agreement.

      (b) In addition to the obligations of Company set forth in paragraph (a) of this Section 6.4, Company as promptly as practicable, and in any event within 24 hours, shall advise Parent orally and in writing of any request for information which Company reasonably believes would lead to an Acquisition Proposal or of any Acquisition Proposal, or any inquiry with respect to or which Company reasonably believes would lead to any Acquisition Proposal; the material terms and conditions of such request, Acquisition Proposal or inquiry; and the identity of the person or group making any such request, Acquisition Proposal or inquiry, unless any such disclosure is prohibited pursuant to an agreement entered into before the date of this Agreement between the Company and the person making such Acquisition Proposal and such agreement is listed on the Company Schedule. Company will keep Parent informed in all material respects of the status and details (including material amendments or proposed amendments) of any such request, Acquisition Proposal or inquiry, unless any such disclosure is prohibited pursuant to an agreement entered into before the Date of this Agreement between the Company and the person making such Acquisition Proposal and such agreement is listed on the Company Schedule. In addition to the foregoing, Company shall (i) provide Parent with at least 48 hours prior written notice (or such lesser prior notice as provided to the members of the Company Board but in no event less than eight hours) of any meeting of the Company Board at which the Company Board is reasonably expected to consider an Acquisition Proposal and (ii) provide Parent with at least one (1) business days prior written notice of a meeting of the Company Board at which the Company Board is reasonably expected to approve, endorse or recommend a Superior Proposal to its shareholders and together with such notice a copy of the definitive documentation relating to such Superior Proposal.

    6.5  Public Disclosure.  Parent and Company will consult with each other, and agree, before issuing any press release, and will consult with each other and to the extent practicable, agree, before otherwise making any public statement with respect to the Offer, this Agreement, the other party, or an Acquisition Proposal, and will not issue any such press release or make any such public statement prior to such consultation, except as may be required by law or any listing agreement with a national securities exchange, in which case reasonable efforts to consult with the other party will be made prior to any such release or public statement. All press releases and other public statements by Parent with respect to the Offer and this Agreement shall comply with Section 6.16 hereof.

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    6.6  Best Efforts; Notification.

      (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use its best efforts to take, or cause to be taken, all reasonable actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things reasonably necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including to accomplish the following: (i) causing of the conditions precedent set forth in Article VII and on Annex A hereto be satisfied, (ii) the obtaining of all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from Governmental Entities and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Entities, if any) and the taking of all commercially reasonable steps as may be necessary to avoid any suit, claim, action, investigation or proceeding by any Governmental Entity, (iii) the defending of any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed and (iv) the execution or delivery of any additional instruments reasonably necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. In connection with and without limiting the foregoing, Company and the Company Board shall, if any state takeover statute or similar statute or regulation is or becomes applicable to this Agreement or any of the transactions contemplated by this Agreement, use its best efforts to take, or cause to be taken, all reasonable actions to ensure that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on this Agreement and the transactions contemplated hereby. Notwithstanding anything herein to the contrary, nothing in this Agreement shall be deemed to require Parent or Company or any subsidiary or affiliate thereof to agree to any divestiture by itself or any of its affiliates of shares of capital stock or of any business, assets or property, or the imposition of any limitation on the ability of any of them to conduct their business or to own or exercise control of such assets, properties and stock.

      (b) Company shall give prompt notice to Parent upon becoming aware that any representation or warranty made by it contained in this Agreement has become materially untrue or inaccurate, or of any failure of Company to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

      (c) Parent shall give prompt notice to Company upon becoming aware that any representation or warranty made by it or Merger Sub contained in this Agreement has become materially untrue or inaccurate, or of any failure of Parent or Merger Sub to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

    6.7  Third Party Consents.  As soon as practicable following the date hereof, Parent and Company will each use commercially reasonable efforts to obtain all consents, waivers and approvals set forth in Section 6.7 of the Company Schedule.

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    6.8  Stock Options; ESPP; Warrants.

      (a) Stock Options. Except as provided in Section 6.8(b) below, immediately prior to the Effective Time of the Merger each outstanding option to purchase shares of Company Common Stock (each, a "Company Stock Option") under the Company Option Plans, and the Company Option Plans themselves (except for the 1998 Acquisition Stock Plan), shall terminate. Company shall take all necessary actions (including providing all required notices) to ensure that all outstanding Company Stock Options and such Company Option Plans are terminated immediately prior to the Effective Time of the Merger. In the case of any holder of a Company Stock Option, the parties shall take steps (i) to enable the holder thereof to exercise the option (including any portion thereof that first becomes exercisable in connection with the Offer) on a basis that enables the holder effectively to tender in the Offer the shares acquired upon exercise, and (ii) in the case of any such option that is not an "incentive stock option," to permit the holder of the option, in his or her discretion, to tender the option (in lieu of exercising it) and receive the Offer Price payable with respect to the number of shares for which the option was exercisable, net of the exercise price.

      (b) Amendment to Company's 1998 Acquisition Stock Plan; Additional Company Grants, and Assumption of Company Grants.

         (i) Prior to the date of the expiration of the Offer (the "Expiration Date"), Company shall take all actions necessary to amend Company's 1998 Acquisition Stock Plan and form of option agreement thereunder to provide that with respect to the future grant of Company Stock Options (the "Company Grants"): (a) the exercisability of such Company Grants shall not accelerate as a result of the transactions contemplated by this Agreement, including the Offer and the Merger, and (b) in connection with this Agreement, such Company Grants shall be assumed by Parent in accordance with the provisions of Section 6.8(b)(iii) hereof.

        (ii) Prior to the Expiration Date, Company shall make such Company Grants in such numbers and pursuant to such terms and conditions as shall be directed by Parent at least five (5) business days prior to the Expiration Date provided, however, that the exercise price of such Company Grants shall be equal to the fair market value of the Company's common stock on the date of grant; and provided further, that the total number of shares of Company common stock reserved for issuance as Company Grants shall not exceed 5,500,000 shares. The Company Grants shall be non-qualified options.

        (iii) At the Effective Time of the Merger, Parent shall assume such Company Grants, and such assumed Company Grants will continue to have, and be subject to, the terms and conditions of such options immediately prior to the Effective Time except that (a) each Company Grant will be solely exercisable (or will become exercisable in accordance with its terms) for that number of whole shares of Parent Common Stock equal to the product of the number of shares of Company Common Stock that were issuable upon exercise of such Company Grant immediately prior to the Effective Time multiplied by the Option Exchange Ratio (as defined below), rounded down to the nearest whole number of shares of Parent Common Stock and (b) the per share exercise price for the shares of Parent Common Stock issuable upon exercise of such assumed Company Grant will be equal to the quotient determined by dividing the exercise price per share of Company Common Stock at which such Company Grant was exercisable immediately prior to the Effective Time by the Option Exchange Ratio, rounded up to the nearest whole cent. Parent shall comply with the terms of all such Company Grants. Parent shall take all corporate actions necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery pursuant to the terms set forth in this Section 6.8(b). The "Option Exchange Ratio" shall be equal to the sum obtained by adding (i) the Stock Portion and (ii) the quotient obtained by dividing the Cash

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    Portion by the average closing sale price of one share of Parent Common Stock as reported on The Nasdaq National Market for the five (5) consecutive trading days ending immediately prior to the Effective Time.

      (c) ESPP. Company shall take all steps necessary to terminate Company's ESPP on the earlier to occur of the (i) the Expiration Date or (ii) August 31, 2001. In the event the ESPP is terminated on the Expiration Date, the exercise date for outstanding purchase rights under the ESPP shall be accelerated to enable participants effectively to exercise and tender in the Offer shares acquired upon exercise.

      (d) Company Warrants. At the Effective Time, each outstanding Company Warrant, shall become and represent, for each share of Company Common Stock subject to a Company Warrant, the right to receive a unit consisting of (i) the Cash Portion and (ii) the Stock Portion, and shall have an exercise price per such unit equal to the exercise price of such Company Warrant per share of Company Common Stock immediately prior to the Effective Time. After the Effective Time, each Company Warrant shall be exercisable upon the same terms and conditions as were applicable to such Company Warrant immediately prior to the Effective Time. Parent shall take all corporate actions necessary to reserve for issuance a sufficient amount of cash and number of shares of Parent Common Stock for delivery following the exercise of the Company Warrants, or shall receive such other treatment as shall be required in accordance with the terms of the applicable Company Warrant. The Company will provide any notice to warrantholders required under the terms of each Company Warrant in connection with the Offer and the Merger.

    6.9  Employee Benefits.

      (a) Company shall terminate, effective as of the day immediately preceding the date the Company becomes a member of the same Controlled Group of Corporations (as defined in Section 414(b) of the Code) as the Parent (the "401(k) Termination Date"), any and all 401(k) plans unless Parent provides notice to Company that such 401(k) plan(s) shall not be terminated. Parent shall receive from Company evidence that Company's plan(s) and/or program(s) have been terminated pursuant to resolutions of each such entity's Board of Directors (the form and substance of such resolutions shall be subject to review and approval of Parent), effective as of the 401(k) Termination Date. To the extent permitted by Parent's applicable plan and otherwise practicable, Parent shall take appropriate steps to enable continuing employees to roll over distributions from the terminated plans to a tax-qualified defined contribution plan or plans maintained by Parent or an affiliate.

      (b) Parent will cause the Surviving Corporation to provide the benefits (including health benefits, severance policies, 401(k) plans and general employment policies and procedures, subject to the terms and conditions of such plans) which are substantially comparable in the aggregate to benefits that are available to similarly situated employees of Parent and its subsidiaries as of the date hereof, provided, however, that such insurance carriers, outside providers or the like are able to provide such benefits on terms reasonably acceptable to Parent, and provided, further, that nothing in this Section 6.8 shall prevent the Surviving Corporation or any of its subsidiaries from making any change required by applicable law, and provided, further, that it shall not result in any duplication of benefits.

      (c) To the extent permitted under applicable law, each employee of Company or its subsidiaries shall be given credit for all service with Company or its subsidiaries (or service credited by Company or its subsidiaries) under all employee benefit plans, programs, policies and arrangements maintained by Parent or the Surviving Corporation (other than sabbatical benefits, for which employees of Company or its subsidiaries will not receive any such past service credit) in which they participate or in which they become participants for purposes of eligibility and vesting; provided, however, that no such credit shall be provided in any circumstance that would result in

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  duplicative benefits, and provided, further that such insurance carriers, outside providers or the like are able to honor such commitments or terms reasonably acceptable to Parent.

    6.10  Form S-8.  Parent agrees to file, if available for use by Parent, a registration statement on Form S-8 for the shares of Parent Common Stock issuable with respect to assumed Company Stock Options granted pursuant to the Company Grants as soon as is reasonably practicable after the Effective Time.

    6.11  No Rights Plan Amendment.  Prior to the earlier of the termination of this Agreement or the Closing, Company and the Company Board shall not amend or modify or take any other action with regard to the Company Rights Plan in any manner or take another action so as to (i) render the Company Rights Plan inapplicable to any transaction(s) other than the Offer, the Merger and other transactions contemplated by this Agreement and the Company Tender and Voting Agreements, or (ii) permit any person or group (other than Parent, Merger Sub or any of their affiliates) who would otherwise be an Acquiring Person (as defined in the Company Rights Plan) not to be an Acquiring Person, or (iii) provide that a Distribution Date or a Stock Acquisition Date (as such terms are defined in the Company Rights Plan) or similar event does not occur as promptly as practicable by reason of the execution of any agreement or transaction other than this Agreement and the Company Tender and Voting Agreements and the Offer, the Merger and the agreements and transactions contemplated hereby and thereby, or (iv) except as specifically contemplated by this Agreement, otherwise affect the rights of holders of Rights.

    6.12  Indemnification.

      (a) From and after the Effective Time, Parent will cause the Surviving Corporation to fulfill and honor in all respects the obligations of Company pursuant to any indemnification agreements between Company and its directors and officers in effect immediately prior to the Effective Time (the "Indemnified Parties") and any indemnification provisions under the Company Charter Documents as in effect on the date hereof to the maximum extent permitted by law; provided, however, that the foregoing obligations shall not extend to claims against the Company's officers and directors arising out of or in connection with the SEC's investigation of the restatement of the financial reports of the Company in certain periods of 1997 and 1998. The Certificate of Incorporation of the Surviving Corporation will contain provisions with respect to exculpation and indemnification that are at least as favorable to the Indemnified Parties as those contained in the Company Charter Documents as in effect on the date hereof, which provisions will not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of individuals who, immediately prior to the Effective Time, were directors, officers, employees or agents of Company, unless such modification is required by law.

      (b) For a period of three (3) years after the Effective Time, Parent will cause the Surviving Corporation to maintain in effect, if available, directors' and officers' liability insurance covering those persons who are currently covered by the Company's directors' and officers' liability insurance policy in an amount and on terms no less advantageous, when taken as a whole, to those applicable to the current directors and officers of the Company; provided, however, that in no event will Parent or the Surviving Corporation be required to expend an annual premium for such coverage in excess of 150% of the annual premium currently paid by Company (and if the cost for such coverage is in excess of such amount the Surviving Corporation shall only be required to maintain such coverage as is available for such amount).

      (c) In the event the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, proper provisions shall be made so that the successors and

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  assigns of the Surviving Corporation, assume or continue the obligations set forth in this Section 6.12.

      (d) The provisions of this Section 6.12 shall survive the consummation of the Merger at the Effective Time and continue for the periods specified in this Section 6.12 and are (i) intended to be for the benefit of, and will be enforceable by, each of the Indemnified Parties and their respective heirs and representatives and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise.

    6.13  Regulatory Filings.  As soon as may be reasonably practicable, Company and Parent each shall file with the United States Federal Trade Commission (the "FTC") and the Antitrust Division of the United States Department of Justice ("DOJ") Notification and Report Forms relating to the transactions contemplated herein as required by the HSR Act, as well as comparable pre-merger notification filings and submissions with any foreign Governmental Entity as the parties may agree in their best judgment are necessary, material or appropriate. Company and Parent each shall (a) cooperate and coordinate with one another in the making of such filings, (b) supply the other with any information which may be required in order to effectuate such filings, and (c) supply any additional information which reasonably may be required by the FTC, the DOJ or the competition or merger control authorities of any other Governmental Entity; provided, however, that Parent shall not be required to agree to any divestiture by Parent or Company or any of Parent's subsidiaries or affiliates of shares of capital stock or of any business, assets or property of Parent or its subsidiaries or affiliates or of Company, its affiliates, or the imposition of any limitation on the ability of any of them to conduct their businesses or to own or exercise control of such assets, properties and stock.

    6.14  Disclosure Documents.

      (a) Neither the Schedule 14D-9 nor the Proxy Statement, nor any of the information supplied or to be supplied by Company or its subsidiaries or representatives for inclusion or incorporation by reference in the Offer Documents, the Registration Statement or the Post-Effective Amendment will, at the respective times any such documents or any amendments or supplements thereto are filed with the SEC, are first published, sent or given to stockholders or become effective under the Securities Act or, in the case of the Proxy Statement, at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. The Schedule 14D-9 and the Proxy Statement will comply as to form in all material respects with the requirements of all applicable laws, including the Exchange Act and the rules and regulations thereunder. No representations or warranty is made by Company with respect to statements made or incorporated by reference in any such documents based on information supplied by Parent or Merger Sub for inclusion or incorporation by reference therein.

      (b) Neither the Offer Documents nor the Registration Statement nor the Post-Effective Amendment, nor any of the information supplied or to be supplied by Parent or its subsidiaries or representatives for inclusion or incorporation by reference in the Schedule 14D-9 or the Proxy Statement will, at the respective times any such documents or any amendments or supplements thereto are filed with the SEC, are first published, sent or given to stockholders or become effective under the Securities Act or, in the case of the Proxy Statement, at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. The Offer Documents and the Registration Statement and the Post-Effective Amendment will comply as to form in all material respects with the requirements of all applicable laws, including the Securities Act and the Exchange Act and the rules and regulations thereunder. No representation or warranty is made by Parent or Merger Sub with respect to statements made

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  or incorporated by reference in any such documents based on information supplied by Company for inclusion or incorporation by reference therein.

    6.15  Inspection of Real Property.  From and after the date of this Agreement, Parent and its agents, contractors and representatives shall have the right and privilege of entering upon all properties owed or leased by Company and of reviewing Company's books and records regarding such properties from time to time as needed to make any inspections, evaluations, surveys or tests which Parent may reasonably deem necessary or appropriate. Without limiting the generality of the foregoing, Parent and its agents, contractors and representatives shall have the right and privilege of conducting such engineering studies, seismic tests, environmental studies (including, without limitation, surface and subsurface tests, borings and samplings) and surveys of such properties and such feasibility studies as Parent deems necessary or appropriate and to investigate all matters relating to zoning, use and compliance with other applicable laws regarding the use and occupancy of such properties and any proposed impositions, assessments and governmental regulations affecting such properties. Company shall cooperate reasonably with Parent in completing such inspections and evaluations. Parent's exercise of its right to inspect such properties, or Parent's election not to inspect any property, shall in no way be interpreted as a waiver of any of Parent's rights or remedies contained in this Agreement, including, without limitation, Parent's right to rely on Company's representations and warranties made herein.

    6.16  Product Support Obligations.  In connection with all press releases relating to this Agreement or the Offer, Parent and Company shall make public statements, which will be communicated in writing by each party to their respective sales forces and others, that: (i) Parent's belief in the iPower PC architecture and Company's belief in the Viewstation's architecture are significant factors in their decision to enter into this Agreement as it rounds out their respective product lines allowing them to address increasing customer demand for a broad range of video communication products for the expanding IP and circuit-switched broadband networks and (ii) after the consummation of the Offer and the Merger, in addition to its Viewstation products, Parent intends to sell and support Company's iPower PC based products, and to develop next generation appliance and PC products that leverage the best of breed features and functionality of the Viewstation and iPower PC platforms. In connection with all press releases relating to this Agreement or the Offer, both Parent and Company will state their respective individual beliefs that appliance and PC based architectures are needed to exploit pent up demand. Parent agrees that it will not issue press releases or make other public statements, or give instructions to its sales force, in contravention of the above obligations. Each of Parent and Company shall carry out its individual obligations under this Section 6.16 in all material respects. Parent and Company acknowledge that the agreements contained in this Section 6.16 are an integral part of the transactions contemplated by this Agreement.

    6.17  Tax Planning Cooperation.  Prior to the Expiration Date, the parties shall use their commercially reasonable efforts to cooperate in developing and implementing a comprehensive tax planning strategy for the combined entity.

    6.18  Company Affiliate Agreements.  Set forth in Section 6.18 of the Company Schedule is a complete and accurate list of those persons who may be deemed to be, in Company's reasonable judgment, affiliates of Company within the meaning of Rule 145 promulgated under the Securities Act (each, a "Company Affiliate"). Company will provide Parent with such information and documents as Parent reasonably requests for purposes of reviewing such list. Company has delivered herewith written Company Affiliate Agreements substantially in the form attached hereto as Exhibit D executed by all Company Affiliates as of the date hereof. Company will use its commercially reasonable efforts to deliver or cause to be delivered to Parent, on or as promptly as practicable following the date hereof, from each Company Affiliate that has not delivered a Company Affiliate Agreement on or prior to the date hereof, an executed Company Affiliate Agreement. Each Company Affiliate Agreement will be in full force and effect as of the Effective Time. Parent will be entitled to place appropriate legends on the certificates evidencing any Parent Common Stock to be received by a Company Affiliate pursuant

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to the terms of this Agreement, and to issue appropriate stop transfer instructions to the transfer agent for the Parent Common Stock, consistent with the terms of the Company Affiliate Agreement.

    6.19  Nasdaq Listing.  Parent agrees to cause the listing on Nasdaq the shares of Parent Common Stock issuable, and those required to be reserved for issuance, in connection with the Offer and Merger, subject to official notice of issuance.

    6.20  Assumption of Executive Officer Change in Control Agreements.  Immediately prior to the closing of the Merger Parent hereby assumes and agrees to perform in the same manner and to the same extent as the Company would have been required to perform had the Merger not been consummated, the Executive Officer Change in Control Agreements entered into between the Company and certain individuals effective immediately prior to the execution of this Agreement. Parent will cause Company to perform its obligations under the Company's Key Employee Change in Control Severance Plan and Special Change in Control Severance Plan.

    6.21  Preference Stock.  On the date Merger Sub first accepts for payment Shares tendered pursuant to the Offer, the holders of Series A Preference Stock of the Company and the holders of Series B Preference Stock of the Company as of such date (to the extent that such shares shall not have previously been converted to Company Common Stock) shall be entitled to a payment equal to the purchase price each originally paid for the Series A Preference Stock and Series B Preference Stock upon issuance of such stock together with, in the case of the Series A Preferred Stock, any declared but unpaid dividends thereon, and, in the case of the Series B Preferred Stock, cumulative but unpaid dividends thereon. Company shall cause to be sent to each holder of Series A Preference Stock and Series B Preference Stock the Offer Documents and the Schedule 14D-9 concurrently with, and in the same manner as, such are sent to the holders of the Company Common Stock. In addition, the Company shall cause to be sent to each holder of Series A Preference Stock and Series B Preference Stock copies of any other documents filed with the SEC on a non-confidential basis promptly following the filing of such documents with the SEC.

    6.22  Convertible Note Financing.  In the event that each of the following events shall have occurred: (a) Company and Congress Financial Corporation (New England) ("Financial Lender") shall have entered into an amendment to the Loan and Security Agreement dated August 22, 2000 entered into by and between Financial Lender and Company (the "Facility") in a manner satisfactory to Parent, (b) Parent shall have made arrangements to cause a letter of credit to be issued to Lender in respect of Company's obligations to Financial Lender under the Facility, (c) Company shall have granted to Parent a second priority perfected security interest in substantially all of the assets of Company in a manner satisfactory to Parent, (d) Parent shall have been granted a first priority perfected security interest in the deposit account in which the $34,900,000 to be advanced to Company pursuant to the Senior Convertible Note—Series B will be held, such deposit account to be free and clear of all other liens, and (e) Company shall have executed and delivered to Parent the Convertible Notes, Note Agreement pursuant to which the Convertible Notes will be issued to Parent, and the Registration Rights Agreement then (i) $15,000,000 shall be released from the Escrow Fund (as defined in that certain Escrow Agreement, dated as of May 23, 2001, among Parent, Company and the Escrow Agent Party thereto) to Company pursuant to the Convertible Note—Series A, (ii) Parent shall execute and deliver to Company the Note Agreement and the Registration Rights Agreement, and (iii) the $34,900,000 to be advanced to Company pursuant to the Senior Convertible Note—Series B shall be released to Company pursuant to the Senior Convertible Note—Series B in the manner specified therein and in the Note Agreement pertaining thereto.

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ARTICLE VII
CONDITIONS TO THE MERGER

    7.1  Conditions.  The respective obligations of each party to consummate the Merger shall be subject to the satisfaction or waiver, where permissible, prior to the Effective Time, of the following conditions:

      (a)  Stockholder Approval.  If required by Delaware Law, this Agreement and the Merger shall have been duly approved and adopted by the holders of a majority of the outstanding shares of each class of the Company entitled to vote on this Agreement and the Merger, in accordance with applicable law and the Certificate of Incorporation and Bylaws of the Company;

      (b)  Purchase of Shares.  Merger Sub (or Parent) shall have purchased all of the Shares validly tendered pursuant to the Offer; and

      (c)  Litigation.  No court or other Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and prohibits consummation of the Merger (collectively, an "Order").

      (d)  Registration Statement.  The Registration Statement or the Post-Effective Amendment, as the case may be, shall have been declared effective and no stop order suspending effectiveness shall be in effect and no proceedings for such purpose shall be pending before or threatened by the SEC.

      (e)  Listing.  The shares of Parent Common Stock to be issued in the Merger shall have been approved for listing on the Nasdaq, subject to official notice of issuance, or shall be exempt from such requirement under then applicable laws, regulations and rules of Nasdaq.

ARTICLE VIII
TERMINATION, AMENDMENT AND WAIVER

    8.1  Termination.  This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the stockholders of Company):

      (a) by mutual written agreement of Company and Parent; or

      (b) by either Company or Parent, if:

         (i) the Offer shall have expired or been terminated in accordance with the terms of this Agreement without Parent or Merger Sub having accepted for exchange any Shares pursuant to the Offer, provided that Parent and Merger Sub shall not be permitted to terminate this Agreement pursuant to this Section 8.1(b)(i) if the Offer is terminated or expires without Shares having been accepted for exchange as a result of a breach by Parent or Merger Sub of this Agreement; or

        (ii) the Offer has not been consummated on or before February 24, 2002 (the "End Date"); provided, however, that the right to terminate this Agreement under this Section 8.1(b)(ii) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the principal cause of or resulted in the failure of the Offer to have been consummated on or before such date and such action or failure to act constitutes a material breach of this Agreement; or

        (iii) there shall be any applicable law or regulation that makes consummation of the Merger illegal or otherwise prohibited or any judgment, injunction, order or decree of any court or governmental body having competent jurisdiction enjoining Company or Parent from

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    consummating the Merger is entered and such judgment, injunction, judgment or order shall have become final and nonappealable; or

      (c) at any time prior to the Appointment Date, by Company, upon a material breach of any covenant or agreement on the part of Parent set forth in this Agreement, or if any representation or warranty of Parent shall have been untrue or inaccurate when made or shall have become untrue or inaccurate such that, in the aggregate, in the case of such representations and warranties, such untruths or inaccuracies would reasonably be expected to have a Material Adverse Effect on Parent; provided, that if such untruth or inaccuracy in Parent's representations and warranties or breach by Parent is curable by Parent through exercise of its commercially reasonable efforts, then Company may not terminate this Agreement pursuant to this Section 8.1(c) until the earlier of (i) the expiration of a thirty (30) day period after delivery of written notice from Company to Parent of such untruth or inaccuracy or breach, or (ii) Parent ceasing to exercise commercially reasonable efforts to cure such untruth or inaccuracy or breach, provided, that Parent continues to exercise commercially reasonable efforts to cure such untruth or inaccuracy or breach (it being understood that Company may not terminate this Agreement pursuant to this Section 8.1(c) if such untruth or inaccuracy or breach by Parent is cured during such thirty-day period); or

      (d) at any time prior to the Appointment Date, by Parent, upon a material breach of any covenant or agreement on the part of Company set forth in this Agreement, or if any representation or warranty of Company shall have been untrue or inaccurate when made or shall have become untrue or inaccurate such that Merger Sub would not have been required to accept for exchange any Shares tendered pursuant to the Offer by virtue of clause (e) or (f) of the condition (v) of Annex A hereto if the expiration of the Offer had occurred on such date, provided, that if such untruth or inaccuracy in Company's representations and warranties or breach by Company is curable by Company through exercise of its commercially reasonable efforts, then Parent may not terminate this Agreement pursuant to this Section 8.1(d) until the earlier of (i) the expiration of a thirty (30) day period after delivery of written notice from Parent to Company of such untruth or inaccuracy or breach, or (ii) Company ceasing to exercise commercially reasonable efforts to cure such untruth or inaccuracy or breach, provided, that Company continues to exercise commercially reasonable efforts to cure such untruth or inaccuracy or breach (it being understood that Parent may not terminate this Agreement pursuant to this Section 8.1(d) if such untruth or inaccuracy or breach by Company is cured during such thirty-day period); or

      (e) by Parent, if an event has occurred or a circumstance has arisen that would reasonably be expected to have a Material Adverse Effect on the Company that is not curable by the Company through the exercise of its commercially reasonable efforts; or

      (f)  by Company, if an event has occurred or a circumstance has arisen that would reasonably be expected to have a Material Adverse Effect on Parent that is not curable by Parent through the exercise of its commercially reasonable efforts; or

      (g) by Parent if a Triggering Event shall have occurred; or

      (h) at any time prior to the Appointment Date, by Company, prior to acceptance for payment of Shares in the Offer, to enter into a definitive agreement with respect to an Acquisition Proposal, provided that, (i) Company is not in breach of its obligations under this Section 8.1(f) and under Section 6.4 hereof and continues to comply with all such obligations in all respects, (ii) the Company Board has authorized, subject to complying with the terms of this Agreement, Company to enter into a definitive written agreement for a transaction that constitutes a Superior Proposal, (iii) Company notifies Parent in writing that Company has received a Superior Proposal and intends to enter into a definitive agreement with respect to such Superior Proposal, attaching the most current version of such agreement to such notice, (iv) Parent does not make, within three

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  (3) business days after receipt of Company's written notice of its intention to enter into a definitive agreement for a Superior Proposal, an offer that the Company Board in good faith reasonably determines, after consultation with a financial advisor of nationally recognized standing and its outside legal counsel, is at least as favorable to Company's stockholders as such Superior Proposal, (v) during such period Company has informed Parent of the terms and conditions of such Superior Proposal, and the identity of the person making such Superior Proposal, with the intent of enabling both parties to agree to a modification of the terms and conditions of this Agreement so that the transactions contemplated hereby may be effected, (vi) prior to Company's termination pursuant to this Section 8.1(h), Company pays to Parent the Termination Fee required by Section 8.3, and (vii) following such termination Company enters into a definitive agreement to effect the Superior Proposal.

    For purposes of this Agreement, a "Triggering Event" shall be deemed to have occurred if, prior to the Effective Time: (i) the Company Board or any committee thereof shall have approved or recommended to Company stockholders any Acquisition Proposal, (ii) the Company Board or any committee thereof shall for any reason have withheld, withdrawn, amended or modified its recommendation in favor of the Offer, the adoption and approval of the Agreement or the approval of the Merger (the "Recommendations"); (iii) Company shall have failed to include the Recommendations in the Offer Documents or the Schedule 14D-9; (iv) Company shall have breached the provisions of Section 6.4 in any material respect; (v) Company shall have entered into any letter of intent or similar document or any agreement, contract or commitment (other than a confidentiality agreement as permitted by Section 6.4) accepting any Acquisition Proposal; or (vi) a tender or exchange offer shall have been commenced by a person unaffiliated with Parent, and Company shall not have sent to its security holders pursuant to Rule 14e-2 promulgated under the Securities Act, within ten (10) business days after such tender or exchange offer is first published sent or given, a statement disclosing that Company recommends rejection of such tender or exchange offer and reaffirming the recommendations.

    The party desiring to terminate this Agreement pursuant to this Section 8.1 (other than pursuant to Section 8.1(a)) shall give notice of such termination to the other party.

    8.2  Notice of Termination; Effect of Termination.  Any proper termination of this Agreement under Section 8.1 above will be effective immediately (or if the termination is pursuant to Section 8.1(c) or (d) above and the proviso is applicable, thirty (30) days after) upon the delivery of written notice of the terminating party to the other parties hereto. In the event of the termination of this Agreement under Section 8.1, this Agreement shall be of no further force or effect without liability of any party (or any stockholder, director, officer, employee, agent, consultant or representative of such party) to the other parties hereto, except (i) as set forth in this Section 8.2, Section 8.3 and Article IX, each of which shall survive the termination of this Agreement, and (ii) that nothing herein shall relieve any party from liability for any intentional or willful breach of or fraud in connection with this Agreement. No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.

    8.3  Fees and Expenses.

      (a)  General.  Except as set forth in this Section 8.3, all attorneys', accountants' and consultants' fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees and expenses whether or not the Merger is consummated; provided, however, that Parent and Company shall share equally all fees and expenses in relation to the printing, filing and mailing of the Offer Documents, Schedule 14D-9, Registration Statement, Post-Effective Amendment and Company Proxy Statement (including any preliminary materials related thereto and including the financial

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  statements included therein and exhibits thereto) and any amendments or supplements thereto and any filing fees required to be paid under the HSR Act and in connection with any Foreign Filings.

      (b)  Company Payments.  If this Agreement is terminated by Parent or Company, as applicable, prior to the Effective Time pursuant to Sections 8.1(b)(i) or (ii) or Section 8.1(e), Company shall promptly, but in any event no later than one day after the date of such termination, pay Parent a fee equal to $14,500,000 in immediately available funds (the "Termination Fee"); provided, that in the case of a termination under Section 8.1(b)(i) or (ii) prior to which no Triggering Event has occurred, (i) such payment shall be made only if (A) following the date of this Agreement and prior to the termination of this Agreement, any Acquisition Proposal shall have been publicly announced or shall have become publicly known and shall not have been unconditionally and publicly withdrawn prior to the date that is five (5) business days prior to the date of any such termination, and (B) within nine (9) months following the termination of this Agreement, either a Company Acquisition (as defined below) is consummated, or Company enters into an agreement providing for a Company Acquisition and such Company Acquisition is later consummated, and (ii) such payment shall be made promptly, but in any event no later than one day after the consummation of such Company Acquisition. Company shall pay to Parent in immediately available funds an amount in cash equal to the Termination Fee prior to any termination of this Agreement by Company pursuant to Section 8.1(h).

    Company acknowledges that the agreements contained in this Section 8.3(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent would not enter into this Agreement. Accordingly, if Company fails to pay in a timely manner the amounts due pursuant to this Section 8.3(b), and, in order to obtain such payment, Parent makes a claim that results in a judgment against Company, Company shall pay to Parent its reasonable costs and expenses (including reasonable attorneys' fees and expenses) in connection with such suit, together with interest on the amounts set forth in this Section 8.3(b) at the prime rate Bank of America N.T. and S.A. in effect on the date such payment was required to be made. Payment of the fees described in this Section 8.3(b) shall not be in lieu of damages incurred in the event of breach of this Agreement.

    For the purposes of this Agreement, "Company Acquisition" shall mean any of the following transactions (other than the transactions contemplated by this Agreement): (i) a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Company pursuant to which the shareholders of Company immediately preceding such transaction hold less than 50% of the aggregate equity interests in the surviving or resulting entity of such transaction, (ii) a sale or other disposition by Company of assets representing in excess of 50% of the aggregate fair market value of Company's business immediately prior to such sale or (iii) the acquisition by any person or group (including by way of a tender offer or an exchange offer or issuance by Company), directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership of shares representing in excess of 50% of the voting power of the then outstanding shares of capital stock of Company.

    8.4  Amendment.  Subject to applicable law and to Section 1.3(c), this Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of Parent and Company.

    8.5  Extension; Waiver.  At any time prior to the Effective Time any party hereto may, to the extent legally allowed and except as otherwise set forth herein, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Delay in exercising any right under this Agreement shall not constitute a waiver of such right.

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ARTICLE IX
GENERAL PROVISIONS

    9.1  Non-Survival of Representations and Warranties.  The representations, warranties and covenants of Company, Parent and Merger Sub contained in this Agreement shall terminate at the Effective Time, and only the covenants that by their terms survive the Effective Time shall survive the Effective Time.

    9.2  Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or sent via telecopy (receipt confirmed) to the parties at the following addresses or telecopy numbers (or at such other address or telecopy numbers for a party as shall be specified by like notice):

      (a) if to Parent or Merger Sub, to:

    Polycom, Inc.
    1565 Barber Lane
    Milpitas, CA 95035
    Attention: Robert C. Hagerty and Frederick Gonzalez
    Telecopy No.: (408) 474-2955

    with a copy to:

    Wilson Sonsini Goodrich & Rosati
    Professional Corporation
    650 Page Mill Road
    Palo Alto, California 94304-1050
    Attention: Mark A. Bertelsen, Esq.
    Telecopy No.: (650) 496-4367

      (b) if to Company, to:

    PictureTel Corporation
    100 Minuteman Road
    Andover, MA 01810
    Attention: Lewis Jaffe
    Telecopy No.: (978) 292-3394

    with a copy to:

    Ropes & Gray
    One International Place
    Boston, MA 02110
    Attention: Howard K. Fuguet, Esq.
    Telecopy No.: (617) 951-7050

    9.3  Interpretation; Knowledge.

      (a) When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement. Unless otherwise indicated the words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to "the business of" an entity, such reference shall be deemed to include the business of all direct and indirect subsidiaries of

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  such entity. Reference to the subsidiaries of an entity shall be deemed to include all direct and indirect subsidiaries of such entity.

      (b) For purposes of this Agreement, the term "knowledge" means with respect to a party hereto, with respect to any matter in question, knowledge of the executive officers or directors of such party if: (a) such individual is actually aware of such fact or matter; or (b) a prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonable investigation concerning the existence of such fact or matter.

      (c) The word "agreement" when used herein shall be deemed in each case to mean any contract, commitment or other agreement, whether oral or written, that is legally binding.

      (d) For purposes of this Agreement, the term "person" shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity.

      (e) When used in connection with Parent or Company, as the case may be, the term "Material Adverse Effect" means any change or effect that, individually or when taken together with all other such changes or effects that have occurred prior to the date of determination of the occurrence of the Material Adverse Effect, is or is reasonably likely to be materially adverse to the business, assets (including intangible assets), financial condition or results of operations of such entity and its subsidiaries, taken as a whole; provided, however, that in no event shall any of the following, alone or in combination, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has been or will be, a Material Adverse Effect on any entity: (i) any change in such entity's stock price or trading volume or any failure by such entity to meet internal projections or forecasts or published revenue or earnings projections, in each case in and of itself; or (ii) any change or effect that results or arises from changes affecting any of the industries in which such entity operates generally or the United States economy generally (which changes or effects in each case do not materially disproportionately affect such entity); (iii) any change or effect that results or arises from changes affecting general worldwide economic or capital market conditions (which changes in each case do not materially disproportionately affect such entity) or (iv) any change or effect resulting from the disruption or loss of any existing or prospective customer, distributor or supplier relationships and any delays or cancellations in customer or distributor orders in that results from either the public announcement or pendency of the transactions contemplated hereby or, in the case of the Company, from a material breach by Parent of its obligations under Section 6.16 hereof.

    9.4  Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

    9.5  Entire Agreement; Third Party Beneficiaries.  This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Company Schedule and the Parent Schedule (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, it being understood that the Confidentiality Agreement shall continue in full force and effect until the Closing and shall survive any termination of this Agreement; and (b) except with respect to the Indemnified Parties pursuant to Section 6.12, are not intended to confer upon any other person any rights or remedies hereunder.

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    9.6  Severability.  In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

    9.7  Other Remedies; Specific Performance.  Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

    9.8  Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

    9.9  Rules of Construction.  The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

    9.10  Assignment.  No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

    9.11  WAIVER OF JURY TRIAL.  EACH OF PARENT, COMPANY AND MERGER SUB HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARENT, COMPANY OR MERGER SUB IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

*****

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    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized respective officers as of the date first written above.

POLYCOM, INC.
By:	/s/ Robert C. Hagerty
Name:	Robert C. Hagerty
Title:	CEO
PHARAOH ACQUISITION CORP.
By:	/s/ Michael R. Kourey
Name:	Michael R. Kourey
Title:	CFO
PICTURETEL CORPORATION
By:	/s/ Lewis Jaffe
Name:	Lewis Jaffe
Title:	President & COO for PCTL

**** REORGANIZATION AGREEMENT ****

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ANNEX 1

    Certain Conditions of the Offer.  Notwithstanding any other provisions of the Offer, and in addition to (and not in limitation of) the Parent's rights to extend and amend the Offer at any time in its sole discretion (subject to the provisions of the Agreement), Parent shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to the Parent's obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for, and may delay the acceptance for payment of or, subject to the restriction referred to above, the payment for, any tendered Shares, and may terminate or amend the Offer as to any Shares not then paid for, if by the expiration of the Offer (as it may be extended in accordance with the requirements of Section 1.1) (i) any applicable waiting period under the HSR Act or any Foreign Filing has not expired or terminated, (ii) the Minimum Condition has not been satisfied, (iii) the Registration Statement shall not have become effective under the Securities Act or shall be the subject of any stop order or proceedings seeking a stop order, (iv) the shares of Parent Common Stock to be issued in the Offer and the Merger shall not have been approved for listing on Nasdaq, subject to official notice of issuance, and shall not be exempt from such requirement under then applicable laws, regulations and rules of Nasdaq, or (v) at any time on or after the date of the Agreement and before the time of acceptance for payment for any such Shares, any of the following events shall occur or shall reasonably be determined by the Parent to have occurred:

    (a) there shall be pending or overtly threatened in writing any suit, action or proceeding by any Governmental Entity against Parent, Merger Sub, the Company or any subsidiary of the Company (i) seeking to prohibit or impose any material limitations on Parent's or Merger Sub ownership or operation (or that of any of their respective subsidiaries or affiliates) of all or a material portion of their or the Company's businesses or assets, or to compel Parent, Merger Sub or their respective subsidiaries and affiliates to dispose of or hold separate any material portion of the business or assets of the Company or Parent and their respective subsidiaries, in each case taken as a whole, (ii) challenging the acquisition by Parent or Merger Sub of any Shares under the Offer, seeking to restrain or prohibit the making or consummation of the Offer or the Merger or the performance of any of the other transactions contemplated by this Agreement or the Company Tender and Voting Agreements (including the voting provisions thereunder), or seeking to obtain from the Company, Merger Sub or the Parent any damages that are material in relation to the Company and its subsidiaries taken as a whole, (iii) seeking to impose material limitations on the ability of Merger Sub, or render Merger Sub unable, to accept for payment, pay for or purchase some or all of the Shares pursuant to the Offer and the Merger, (iv) seeking to impose material limitations on the ability of the Parent or Merger Sub effectively to exercise full rights of ownership of the Shares, including, without limitation, the right, to vote the Shares purchased by it on all matters properly presented to the Company's stockholders, (v) compel Parent or its affiliates to dispose of or hold separate any portion of the business or assets of Company or Parent and their respective subsidiaries which would be material in the context of Company and its subsidiaries taken as a whole or Parent and its subsidiaries taken as a whole, whichever is applicable, (vi) oblige Company, Parent or any of their respective subsidiaries to pay material damages in connection with the transactions contemplated by the Agreement, or (vii) which otherwise is reasonably likely to have a Material Adverse Effect on the Company or, as a result of the transactions contemplated by this Agreement, on Parent;

    (b) there shall be any statute, rule, regulation, judgment, order or injunction enacted, entered, enforced, promulgated, or deemed applicable, pursuant to an authoritative interpretation by or on behalf of a Government Entity, to the Offer or the Merger, or any other action shall be taken by any Governmental Entity, other than the application to the Offer or the Merger of applicable waiting periods under the HSR Act, that, is reasonably likely to result, directly or indirectly, in any of the consequences referred to in clauses (i) through (iv) of paragraph (a) above;

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    (c) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on the Nasdaq, for a period in excess of 24 hours (excluding suspensions or limitations resulting solely from physical damage or interference with such exchanges not related to market conditions), (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory), (iii) a commencement of a war, armed hostilities or other international or national calamity directly involving the United States, (iv) any limitation (whether or not mandatory) by any United States governmental authority on the extension of credit generally by banks or other financial institutions, or (v) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof;

    (d) the representations and warranties of Company contained in this Agreement (i) shall not have been true and correct in all respects as of the date of this Agreement and (ii) shall not be true and correct in all respects on and as of the date of the expiration of the Offer with the same force and effect as if made or as of such date, except, with respect to clauses (i) and (ii), (A) in each case, or in the aggregate, as does not constitute a Material Adverse Effect on Company; provided, however, that such Material Adverse Effect qualifier shall be inapplicable with respect to representations and warranties contained in Sections 3.1, 3.2, 3.3, 3.4, 3.15, 3.16(q)-(s), 3.18, 3.20 and 3.21 (the "Special Representations"), each of which individually shall have been true and correct in all material respects as of the date of this Agreement and shall be true and correct in all material respects on and as of the date of the expiration of the Offer, (B) for changes contemplated by this Agreement, and (C) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct (subject to the Material Adverse Effect and materiality qualifications and limitations set forth in the preceding clause (A)) as of such particular date) (it being understood that, for purposes of determining the accuracy of such representations and warranties other than the Special Representations, (x) all "Material Adverse Effect" and materiality qualifications and other qualifications based on the word "material" or similar phrases contained in such representations and warranties shall be disregarded, and (y) any update of or modification to the Company Schedule made or purported to have been made after the date of this Agreement shall be disregarded).

    (e) the Company shall have failed to perform in any material respect any material obligation or to comply in any material respect with any material agreement or covenant of the Company to be performed or complied with by it under this Agreement;

    (f)  the Company shall not have received the consents, waivers and approvals required to be obtained in connection with the consummation of the transactions contemplated by the Agreement, which consents, waivers and approvals are set forth in Section 6.7 of the Company Schedule;

    (g) any of the Executive Officer Change in Control Agreements shall fail to be in full force and effect; or

    (h) the Rights Plan Amendment shall fail to be in full force and effect; or

    (i)  the Agreement shall have been terminated in accordance with its terms;

which in the reasonable good faith judgment of Parent or Merger Sub, in any such case, and regardless of the circumstances (including any action or inaction by Parent or Merger Sub) giving rise to such condition makes it inadvisable to proceed with the Offer and/or with such acceptance for payment of or payment for Shares.

    The foregoing conditions are for the sole benefit of Parent and Merger Sub and may be waived by Parent or Merger Sub, in whole or in part at any time and from time to time in the sole discretion of Parent or Merger Sub. The failure by Parent or Merger Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

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Exhibit 2

TENDER AND VOTING AGREEMENT

    TENDER AND VOTING AGREEMENT (this "Agreement"), dated as of May 24, 2001, by and among Polycom, Inc., a Delaware corporation ("Parent"), Pharaoh Acquisition Corp., a Delaware corporation ("Purchaser") and a wholly owned subsidiary of Parent, and each of the individuals listed on the Signature Pages hereto (each in his individual capacity, a "Stockholder", and collectively, the "Stockholders").

    WHEREAS, each of the Stockholders is, as of the date hereof, the record and beneficial owner of the shares of common stock, par value $0.01 per share, of PictureTel Corporation, a Delaware corporation (the "Company"), (the "Common Stock"), together with associated rights to purchase Junior Preference Stock, $0.01 par value per share, of the Company, set forth on Annex I hereto;

    WHEREAS, Parent, Purchaser and the Company concurrently herewith are entering into an Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"; capitalized terms used but not defined herein have the meanings ascribed to such terms in the Merger Agreement), which provides, among other things, for the acquisition of the Company by Parent by means of an exchange offer (the "Offer") by Purchaser for all of the outstanding shares of Common Stock, together with associated rights to purchase Junior Preference Stock, $0.01 par value per share, of the Company, and for the subsequent merger (the "Merger") of Purchaser with and into the Company upon the terms and subject to the conditions set forth in the Merger Agreement; and

    WHEREAS, as a condition to the willingness of Parent and Purchaser to enter into the Merger Agreement, and in order to induce Parent and Purchaser to enter into the Merger Agreement, the Stockholders have agreed (solely in his capacity as a stockholder of the Company) to enter into this Agreement.

    NOW, THEREFORE, in consideration of the execution and delivery by Parent and Purchaser of the Merger Agreement and the foregoing and the mutual representations, warranties, covenants and agreements set forth herein and therein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

    SECTION 1.  Representations and Warranties of the Stockholder.  Stockholder (i) is the beneficial owner of the shares of Common Stock and the options and warrants to purchase shares of Common Stock indicated on the final page of this Agreement, free and clear of any liens, claims, options, rights of first refusal, co-sale rights, charges or other encumbrances that, in each case, would deprive Parent of the benefits of this Agreement; (ii) does not beneficially own any securities of the Company other than the shares of Common Stock and options and warrants to purchase shares of Common Stock of the Company indicated on the final page of this Agreement; and (iii) has full power and authority to make, enter into and carry out the terms of this Agreement and the proxy contained herein.

    SECTION 2.  Purchase and Sale of the Shares.  Each of the Stockholders hereby agrees that he shall tender, or if Stockholder holds his shares through a broker, instruct the broker to tender his Shares into the Offer promptly, and in any event no later than the tenth business day following the commencement of the Offer pursuant to Section 1.1 of the Merger Agreement, and that such Stockholder shall not withdraw any Shares so tendered unless the Offer is terminated or has expired. Purchaser hereby agrees to purchase all the Shares so tendered at a price per Share equal to the Offer Price (as defined in the Merger Agreement); provided, however, that Purchaser's obligation to accept for payment and pay for the Shares in the Offer is subject to all the terms and conditions of the Offer set forth in the Merger Agreement and Annex A thereto.

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    SECTION 3.  Transfer of the Shares.  Each of the Stockholders hereby agrees that, at all times during the period commencing with the execution and delivery of this Agreement until the Effective Time or termination of the Merger Agreement pursuant to Article VIII thereof, he shall not cause or permit any Transfer (as defined below) of any of the Shares to be effected, or discuss, negotiate or make any offer regarding any Transfer of any of the Shares, unless each person to which any such Shares, or any interest therein, is or may be Transferred shall have (i) executed a counterpart of this Agreement and a proxy in the form attached hereto as Exhibit A (with such modifications as Parent may reasonably request) (the "Proxy"), and (ii) agreed in writing to hold such Shares, or such interest therein, subject to all of the terms and conditions set forth in this Agreement. A Stockholder shall be deemed to have effected a "Transfer" of Shares if such Stockholder directly or indirectly (i) sells, pledges, encumbers, grants an option with respect to, transfers or otherwise disposes of such Shares or any interest therein, or (ii) enters into an agreement or commitment providing for the sale of, pledge of, encumbrance of, grant of an option with respect to, transfer of or disposition of such Shares or any interest therein. Each of the Stockholders hereby also agrees that, at all times commencing with the execution and delivery of this Agreement until the Expiration Date, he shall not deposit, or permit the deposit of, any Shares in a voting trust, grant any proxy (other than the Proxy) in respect of the Shares, or enter into any stockholder agreement or similar arrangement or commitment in contravention of the obligations of such Stockholder under this Agreement with respect to any of the Shares.

    SECTION 4.  Grant of Irrevocable Proxy; Appointment of Proxy.  Concurrently with the execution of this Agreement, the Stockholder agrees to deliver to Parent the Proxy in the form attached hereto as Exhibit A, which shall be irrevocable to the fullest extent permissible by applicable law, with respect to the Shares.

    SECTION 5.  Certain Events.  In the event of any stock split, stock dividend, merger, reorganization, recapitalization or other change in the capital structure of the Company affecting the Common Stock or the acquisition of additional shares of Common Stock or other securities or rights of the Company by any Stockholder, the number of Shares shall be adjusted appropriately, and this Agreement and the rights and obligations hereunder shall attach to any additional shares of Common Stock or other securities or rights of the Company issued to or acquired by any such Stockholder.

    SECTION 6.  Certain Other Agreements.  From and after the date of this Agreement until the Effective Time or termination of the Merger Agreement pursuant to Article VIII thereof, no Stockholder will, nor will any Stockholder authorize or permit any of such Stockholder's affiliates or any investment banker, attorney or other advisor or representative retained by any of them to, directly or indirectly, (i) solicit, initiate, encourage or induce the making, submission or announcement of any Acquisition Proposal, (ii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any Acquisition Proposal, (iii) engage in discussions with any person with respect to any Acquisition Proposal, (iv) approve, endorse or recommend any Acquisition Proposal or (v) enter into any letter of intent or similar document or any contract, agreement or commitment contemplating or otherwise relating to any Acquisition Transaction; provided, however, that nothing herein shall prohibit a Stockholder from taking action in his capacity as a director or officer of the Company to the extent otherwise permitted by the Merger Agreement.

    SECTION 7.  Further Assurances.  Each of the Stockholders shall, upon request of Parent or Purchaser, execute and deliver any additional documents and take such further actions as may reasonably be deemed by Parent or Purchaser to be necessary or desirable to carry out the provisions hereof and to vest in Parent the power to vote the Shares as contemplated by Section 4 hereof.

    SECTION 8.  Termination.  Except as otherwise provided in this Agreement, this Agreement, and all rights and obligations of the parties hereunder, shall terminate immediately upon the earlier of

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(i) the termination of the Merger Agreement in accordance with its terms or (ii) the Effective Time; provided, however, that Sections 9 and 11 shall survive any termination of this Agreement.

    SECTION 9.  Expenses.  All fees and expenses incurred by any one party hereto shall be borne by the party incurring such fees and expenses.

    SECTION 10.  Appraisal.  Each Stockholder also agrees not to exercise any rights (including, without limitation, under Section 262 of the General Corporation Law of the State of Delaware) to demand appraisal of any Shares which may arise with respect to the Merger.

    SECTION 11.  Miscellaneous.

      (a)  Severability.  If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, then the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

      (b)  Binding Effect and Assignment.  This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but, except as otherwise specifically provided herein, neither this Agreement nor any of the rights, interests or obligations of the parties hereto may be assigned by either of the parties without prior written consent of the other.

      (c)  Amendments and Modification.  This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

      (d)  Specific Performance; Injunctive Relief.  The parties hereto acknowledge that Parent shall be irreparably harmed and that there shall be no adequate remedy at law for a violation of any of the covenants or agreements of Stockholder set forth herein. Therefore, it is agreed that, in addition to any other remedies that may be available to Parent upon any such violation, Parent shall have the right to enforce such covenants and agreements by specific performance, injunctive relief or by any other means available to Parent at law or in equity.

      (e)  Notices.  All notices and other communications pursuant to this Agreement shall be in writing and deemed to be sufficient if contained in a written instrument and shall be deemed given if delivered personally, telecopied, sent by nationally-recognized overnight courier or mailed by

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  registered or certified mail (return receipt requested), postage prepaid, to the parties at the following address (or at such other address for a party as shall be specified by like notice):

If to Parent:	Polycom, Inc. 1565 Barber Lane Milpitas, CA 95035 Attention: President Facsimile: (408) 526-9100
With a copy to:	Wilson Sonsini Goodrich & Rosati Professional Corporation 650 Page Mill Road Palo Alto, California 94304 Attention: Mark Bertelsen, Esq. Facsimile No.: (650) 493-6811
If to the Stockholder:	To the address for notice set forth on the signature page hereof.
With a copy to:	Ropes & Gray One International Place Boston, MA 02110 Attention: Howard K. Fuguet, Esq. Telecopy No.: (617) 951-7050

      (f)  Governing Law.  This Agreement shall be governed by the laws of the State of Delaware, without giving effect to the conflicts of law principles thereof.

      (g)  Entire Agreement.  This Agreement and the Proxy contain the entire understanding of the parties in respect of the subject matter hereof, and supersede all prior negotiations and understandings between the parties with respect to such subject matter.

      (h)  Effect of Headings.  The section headings are for convenience only and shall not affect the construction or interpretation of this Agreement.

      (i)  Counterparts.  This Agreement may be executed in several counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

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    IN WITNESS WHEREOF, each of Parent, the Purchaser and the Stockholders have caused this Agreement to be duly executed and delivered as of the date first written above.

POLYCOM, INC.
By:
Name: Title:
PHARAOH ACQUISITION CORP.
By:
Name: Title:
STOCKHOLDERS
Name:
Name:

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EXHIBIT A
IRREVOCABLE PROXY

    The undersigned stockholder of PictureTel Corporation, a Delaware corporation (the "Company"), hereby irrevocably (to the fullest extent permitted by law), solely in his capacity as a stockholder, appoints the directors on the Board of Directors of Polycom, Inc., a Delaware corporation ("Parent"), and each of them, as the sole and exclusive attorneys and proxies of the undersigned, with full power of substitution and resubstitution, to vote and exercise all voting and related rights (to the full extent that the undersigned is entitled to do so) with respect to all of the shares of capital stock of the Company that now are or hereafter may be beneficially owned by the undersigned, and any and all other shares or securities of the Company issued or issuable in respect thereof on or after the date hereof (collectively, the "Shares") in accordance with the terms of this Proxy. The Shares beneficially owned by the undersigned stockholder of the Company as of the date of this Proxy are listed on the final page of this Proxy. Upon the execution of this Proxy by the undersigned, any and all prior proxies given by the undersigned with respect to any Shares are hereby revoked and the undersigned hereby agrees not to grant any subsequent proxies with respect to the Shares until after the Expiration Date (as defined below).

    This Proxy is irrevocable (to the fullest extent permitted by law), is coupled with an interest and is granted pursuant to that certain Tender and Voting Agreement of even date herewith by and between Parent and the undersigned stockholder, and is granted in consideration of Parent entering into that certain Agreement and Plan of Merger (the "Merger Agreement"), by and among Parent, Pharaoh Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent ("Purchaser"), and the Company, which provides for the merger of Purchaser with and into the Company in accordance with its terms (the "Merger"). As used herein, the term "Expiration Date" shall mean the earlier to occur of (i) such date and time as the Merger Agreement shall have been validly terminated pursuant to its terms, or (ii) such date and time as the Merger shall become effective in accordance with the terms and conditions set forth in the Merger Agreement.

    The attorneys and proxies named above, and each of them, are hereby authorized and empowered by the undersigned, at any time prior to the Expiration Date, to act as the undersigned's attorney and proxy to vote the Shares, and to exercise all voting, consent and similar rights of the undersigned with respect to the Shares (including, without limitation, the power to execute and deliver written consents) at every annual, special, adjourned or postponed meeting of stockholders of the Company and in every written consent in lieu of such meeting:

     (i) in favor of approval of the Merger and the adoption and approval of the Merger Agreement, and in favor of each of the other actions contemplated by the Merger Agreement and any action required in furtherance thereof;

    (ii) against approval of any proposal made in opposition to, or in competition with, consummation of the Merger and the transactions contemplated by the Merger Agreement;

    (iii) against any of the following actions (other than those actions that relate to the Merger and the transactions contemplated by the Merger Agreement): (A) any merger, consolidation, business combination, sale of assets, reorganization or recapitalization of the Company or any subsidiary of the Company with any party, (B) any sale, lease or transfer of any significant part of the assets of the Company or any subsidiary of the Company, (C) any reorganization, recapitalization, dissolution, liquidation or winding up of the Company or any subsidiary of the Company, (D) any material change in the capitalization of the Company or any subsidiary of the Company, or the corporate structure of the Company or any subsidiary of the Company, or (E) any other action that is intended, or could reasonably be expected to, impede, interfere with, delay, postpone, discourage or adversely affect the Merger or any of the other transactions contemplated by the Merger Agreement; and

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    (iv) in favor of waiving any notice that may have been or may be required relating to any reorganization of the Company or any subsidiary of the Company, any reclassification or recapitalization of the capital stock of the Company or any subsidiary of the Company, or any sale of assets, change of control, or acquisition of the Company or any subsidiary of the Company by any other person, or any consolidation or merger of the Company or any subsidiary of the Company with or into any other person.

    The attorneys and proxies named above may not exercise this Proxy on any other matter except as provided above. The undersigned stockholder may vote the Shares on all other matters.

    Any obligation of the undersigned hereunder shall be binding upon the successors and assigns of the undersigned.

[Remainder of Page Intentionally Left Blank]

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    This Proxy is irrevocable (to the fullest extent permitted by law). This Proxy shall terminate, and be of no further force and effect, automatically upon the Expiration Date.

Dated: May  , 2001

Signature of Stockholder:

Print Name of Stockholder:

Shares beneficially owned:
shares of the Company Common Stock
shares of the Company Common Stock issuable upon the exercise of outstanding options, warrants or other rights

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Exhibit 3

AFFILIATE AGREEMENT

    THIS AFFILIATE AGREEMENT (this "Agreement") is made and entered into as of May 24, 2001, by and between Polycom, Inc., a corporation organized under the laws of the State of Delaware ("Parent"), and the undersigned stockholder who may be deemed an affiliate ("Affiliate") of PictureTel Corporation, a Delaware corporation (the "Company"). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Merger Agreement (as defined below).

RECITALS

    A.  Parent, Pharaoh Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Parent ("Purchaser"), and the Company concurrently herewith are entering into an Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"; capitalized terms used but not defined herein have the meanings ascribed to such terms in the Merger Agreement), which provides, among other things, for the acquisition of the Company by Parent by means of an exchange offer (the "Offer") by Purchaser for all of the outstanding shares of common stock, par value $0.01 per share of the Company, together with associated rights to purchase Junior Preference Stock, $0.01 par value per share, of the Company, (the "Company Capital Stock") and for the subsequent merger (the "Merger") of Purchaser with and into the Company upon the terms and subject to the conditions set forth in the Merger Agreement. As a result of the Offer or the Merger, Affiliate will receive cash and common stock, par value $0.0005 per share, of Parent (the "Parent Common Stock") in exchange for Company Capital Stock owned by Affiliate.

    B.  Affiliate has been advised that Affiliate may be deemed to be an "affiliate" of the Company, as the term "affiliate" is used for purposes of Rule 145 of the Rules and Regulations of the Securities and Exchange Commission and of Opinion 16 of the Accounting Principles Board.

    C.  The execution and delivery of this Agreement by Affiliate is a material inducement to Parent to enter into the Merger Agreement.

    NOW, THEREFORE, intending to be legally bound, the parties hereto agree as follows:

    1.  Acknowledgments by Affiliate.  Affiliate acknowledges and understands that the representations, warranties and covenants by Affiliate set forth herein shall be relied upon by Parent, the Company and their respective affiliates, counsel and accounting firms, and that substantial losses and damages may be incurred by these persons if Affiliate's representations, warranties or covenants are breached. Affiliate has carefully read this Agreement and the Merger Agreement and has discussed the requirements of this Agreement with Affiliate's professional advisors, who are qualified to advise Affiliate with regard to such matters.

    2.  Beneficial Ownership of the Company Capital Stock.  The Affiliate is the sole record and beneficial owner of the number of shares of the Company Capital Stock set forth next to its name on the signature page hereto (the "Shares"). The Shares are not subject to any claim, lien, pledge, charge, security interest or other encumbrance or to any rights of first refusal of any kind. There are no options, warrants, calls, rights, commitments or agreements of any character, written or oral, to which the Affiliate is party or by which it is bound obligating the Affiliate to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any Shares or obligating the Affiliate to grant or enter into any such option, warrant, call, right, commitment or agreement. The Affiliate has the sole right to transfer such Shares. The Shares constitute all shares of the Company Capital Stock owned, beneficially or of record, by the Affiliate. The Shares are not subject to preemptive rights created by any agreement to which the Affiliate is party. The Affiliate has not

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engaged in any sale or other transfer of the Shares in contemplation of the Offer or the Merger. All shares of the Company Capital Stock and Parent Common Stock acquired by Affiliate subsequent to the date hereof (including shares of Parent Common Stock acquired in the Merger) shall be subject to the provisions of this Agreement as if held by Affiliate as of the date hereof.

    3.  Compliance with Rule 145 and the Securities Act.

      (a) Affiliate has been advised that (i) the issuance of shares of Parent Common Stock in connection with the Offer and the Merger is expected to be effected pursuant to a registration statement on Form S-4 promulgated under the Securities Act of 1933, as amended (the "Securities Act"), and the resale of such shares shall be subject to restrictions set forth in Rule 145 under the Securities Act, and (ii) Affiliate may be deemed to be an affiliate of the Company. Affiliate accordingly agrees not to sell, transfer or otherwise dispose of any Parent Common Stock issued to Affiliate in the Offer or the Merger unless (i) such sale, transfer or other disposition is made in conformity with the requirements of Rule 145(d) promulgated under the Securities Act, or (ii) such sale, transfer or other disposition is made pursuant to an effective registration statement under the Securities Act or an appropriate exemption from registration, or (iii) Affiliate delivers to Parent a written opinion of counsel, reasonably acceptable to Parent in form and substance, that such sale, transfer or other disposition is otherwise exempt from registration under the Securities Act.

      (b) Execution of this Agreement shall not be considered an admission on Affiliate's part that he is an "affiliate" of the Company as described in the recitals to this Agreement, or as a waiver of any rights that Affiliate may have to object to any claim that Affiliate is such an affilate of the Company on or after the date of this Agreement.

      (c) Parent shall give stop transfer instructions to its transfer agent with respect to any Parent Common Stock received by Affiliate pursuant to the Merger and there shall be placed on the certificates representing such Common Stock, or any substitutions therefor, a legend stating in substance:

    "THE SHARES REPRESENTED BY THIS CERTIFICATE WERE ISSUED IN A TRANSACTION TO WHICH RULE 145 APPLIES AND MAY ONLY BE TRANSFERRED IN CONFORMITY WITH RULE 145(d) OR PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR IN ACCORDANCE WITH A WRITTEN OPINION OF COUNSEL, REASONABLY ACCEPTABLE TO THE ISSUER IN FORM AND SUBSTANCE, THAT SUCH TRANSFER IS EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED."

The legend set forth above shall be removed (by delivery of a substitute certificate without such legend) and Parent shall so instruct its transfer agent, if Affiliate delivers to Parent (i) satisfactory written evidence that the shares have been sold in compliance with Rule 145 (in which case, the substitute certificate shall be issued in the name of the transferee), or (ii) an opinion of counsel, in form and substance reasonably satisfactory to Parent, to the effect that public sale of the shares by the holder thereof is no longer subject to Rule 145.

      (d) Parent hereby agrees that for so long as and to the extent necessary to permit Affiliate to sell Parent Common Stock pursuant to Rule 145 and, to the extent applicable, Rule 144 under the Securities Act, Parent shall (i) use its reasonable efforts to file on a timely basis, all reports and data required to be filed with the Securities and Exchange Commission by it pursuant to Section 13 of the Exchange Act of 1934, as amended.

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    4.  Termination.  This Agreement shall be terminated and shall be of no further force and effect in the event of the termination of the Merger Agreement pursuant to Article VIII of the Merger Agreement.

    5.  Miscellaneous.

      (a)  Waiver; Severability.  No waiver by any party hereto of any condition or of any breach of any provision of this Agreement shall be effective unless in writing and signed by each party hereto. In the event that any provision of this Agreement, or the application of any such provision to any person, entity or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to persons, entities or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law.

      (b)  Binding Effect and Assignment.  This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but, except as otherwise specifically provided herein, neither this Agreement nor any of the rights, interests or obligations of the parties hereto may be assigned by either of the parties without prior written consent of the other party hereto.

      (c)  Amendments and Modification.  This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

      (d)  Injunctive Relief.  Each of the parties acknowledge that (i) the covenants and the restrictions contained in this Agreement are necessary, fundamental and required for the protection of Parent and the Company and to preserve for Parent the benefits of the Offer and the Merger; (ii) such covenants relate to matters which are of a special, unique, and extraordinary character that gives each of such covenants a special, unique, and extraordinary value; and (iii) a breach of any such covenants or any other provision of this Agreement shall result in irreparable harm and damages to Parent and the Company which cannot be adequately compensated by a monetary award. Accordingly, it is expressly agreed that in addition to all other remedies available at law or in equity, Parent and the Company shall be entitled to the immediate remedy of a temporary restraining order, preliminary injunction, or such other form of injunctive or equitable relief as may be used by any court of competent jurisdiction to restrain or enjoin any of the parties hereto from breaching any such covenant or provision or to specifically enforce the provisions hereof.

      (e)  Governing Law.  This Agreement shall be governed by and construed, interpreted and enforced in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

      (f)  Entire Agreement.  This Agreement, the Merger Agreement and any other agreements referred to in the Merger Agreement set forth the entire understanding of Affiliate and Parent relating to the subject matter hereof and thereof and supersede all prior agreements and understandings between Affiliate and Parent relating to the subject matter hereof and thereof.

      (g)  Further Assurances.  Affiliate shall execute and/or cause to be delivered to Parent such instruments and other documents and shall take such other actions as Parent may reasonably request to effectuate the intent and purposes of this Agreement.

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      (h)  Third Party Reliance.  Counsel to and independent auditors for Parent and the Company shall be entitled to rely upon this Affiliate Agreement.

      (i)  Survival.  The representations, warranties, covenants and other provisions contained in this Agreement shall survive the Merger.

      (j)  Notices.  All notices and other communications pursuant to this Agreement shall be in writing and deemed to be sufficient if contained in a written instrument and shall be deemed given if delivered personally, telecopied, sent by nationally-recognized overnight courier or mailed by registered or certified mail (return receipt requested), postage prepaid, to the parties at the following address (or at such other address for a party as shall be specified by like notice):

If to Parent:	Polycom, Inc. 1565 Barber Lane Milpitas, CA 95035 Attention: President Facsimile: (408) 526-9100
With a copies to:	Wilson Sonsini Goodrich & Rosati, Professional Corporation 650 Page Mill Road Palo Alto, California 94304 Attention: Mark Bertelsen, Esq. Facsimile: (650) 493-6811
If to Affiliate:	To the address for notice set forth on the signature page hereof.

      (k)  Counterparts.  This Agreement shall be executed in one or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

[Remainder of Page Intentionally Left Blank]

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    IN WITNESS WHEREOF, the parties have caused this Affiliate Agreement to be duly executed on the day and year first above written.

POLYCOM, INC.	AFFILIATE
By:	By:

Name:	Affiliate's Address for Notice:

Title:

Shares beneficially owned:
shares of the Company Common Stock
shares of the Company Common Stock issuable upon exercise of outstanding options and warrants shares of Parent Common Stock

[Signature Page to Affiliate Agreement]

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ANNEX B

Section 262 of the General Corporation Law of the State of Delaware

§ 262.  Appraisal rights.

    (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

    (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

      (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsections (f) of § 251 of this title.

      (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

        a.  Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

        b.  Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

        c.  Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

        d.  Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

      (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

    (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

    (d) Appraisal rights shall be perfected as follows:

      (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

      (2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within twenty days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent

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  to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

    (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

    (f)  Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

    (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

    (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all

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relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

    (i)  The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

    (j)  The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

    (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

    (l)  The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

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The Exchange Agent:

.)

By Mail: EquiServe Trust Corporate Actions Post Office Box 43014 Providence, RI 02940-3014	By Hand: Securities Transfer & Reporting c/o EquiServe Trust 100 William's Street, Galleria New York, NY 10038	By Overnight: EquiServe Trust Attn: Corporate Actions 150 Royall Street Canton, MA 02021 Facsimile (for eligible institutions only): (781) 575-2233 Confirm facsimile by telephone ONLY: (781) 575-3100

The Information Agent:

501 Madison Avenue, 20th Floor
New York, NY 10022
Banks and Brokers Call Collect: (212) 750-5833
(212) 750-5833

or

All others Call Toll Free: (888) 750-5834

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    The certificate of incorporation of Polycom eliminates the liability of directors to Polycom for monetary damages for breach of fiduciary duty as a director to the fullest extent permissible under Delaware law, as such law exists currently or as it may be amended in the future. Under Delaware law, such provision may not eliminate or limit director monetary liability for:

  •
  breaches of the director's duty of loyalty to Polycom or its stockholders;

  •
  acts or omissions not in good faith or involving intentional misconduct or knowing violations of law;

  •
  the payment of unlawful dividends or unlawful stock repurchases or redemptions; or

  •
  transactions in which the director received an improper personal benefit.

    Such limitation of liability provisions also may not limit a director's liability for violation of, or otherwise relieve Polycom or its directors from the necessity of complying with, federal or state securities laws, or affect the availability of non-monetary remedies such as injunctive relief or rescission. Polycom's bylaws provide that Polycom shall indemnify its directors and officers and may indemnify its employees and other agents to the fullest extent permitted by law. Polycom believes that indemnification under its bylaws covers at least negligence and gross negligence on the part of indemnified parties. Polycom's bylaws also permit Polycom to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in such capacity, regardless of whether Polycom would have the power to indemnify him or her against such liability under the General Corporation Law of Delaware. Polycom currently has secured such insurance on behalf of its officers and directors. Polycom has entered into agreements to indemnify its directors and officers, in addition to indemnification provided for in Polycom's bylaws. Subject to certain conditions, these agreements, among other things, indemnify Polycom's directors and officers for certain expenses (including attorney's fees), judgments, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by or in the right of Polycom, arising out of such person's services as a director or officer of Polycom, any subsidiary of Polycom or any other company or enterprise to which the person provides services at the request of Polycom.

    Polycom's policy is to enter into indemnification agreements with each of its directors and officers that provide the maximum indemnity allowed by Section 145 of the DGCL and Polycom's charter and bylaws, as well as certain additional procedural protections. In addition, these indemnification agreements provide that directors and officers will be indemnified to the fullest possible extent not prohibited by law against all expenses (including attorney's fees), judgments, fines, penalties and settlement amounts paid or incurred by them in an action or proceeding, including any action by or in the right of Polycom, arising out of such person's services as a director or officer of Polycom, any subsidiary of Polycom or any other company or enterprise to which such person provides services at the request of Polycom. The indemnification agreements do not require Polycom to indemnify or advance expenses to an indemnified party with respect to proceedings or claims initiated by the indemnified party and not by way of defense, except with respect to proceedings specifically authorized by the Board of Directors or brought to enforce a right to indemnification under the indemnification agreements, Polycoms's bylaws or any statute or law.

    Under the indemnification agreements and Sections 102 and 145 of the DGCL, Polycom is not obligated to indemnify the indemnified party

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  •
  for any expenses incurred by the indemnified party with respect to any proceeding instituted by the indemnified party to enforce or interpret the indemnification agreements, if a court of competent jurisdiction determines that each of the material assertions made by the indemnified party in such proceeding was not made in good faith or was frivolous;

  •
  for any amounts paid in settlement of a proceeding unless Polycom consents to such settlement;

  •
  for any expenses incurred by the indemnified party with respect to any proceeding instituted by Polycom to enforce or interpret the indemnification agreements if a court determines that each of such defenses asserted by the indemnified party in such action was made in bad faith or was frivolous;

  •
  on account of any suit in which judgment is rendered against the indemnified party for an accounting of profits made from the purchase or sale by the indemnified party of securities of Polycom pursuant to the provisions of Section 16(b) of the Exchange Act and related laws;

  •
  on account of the indemnified party's acts or omissions which are finally adjudged to have been knowingly fraudulent or deliberately dishonest, or to constitute willful misconduct or a knowing violation of the law;

  •
  on account of any conduct from which the indemnified party derived an improper personal benefit;

  •
  on account of conduct the indemnified party believed to be contrary to the best interests of Polycom or its stockholders;

  •
  on account of conduct that constituted a breach of the indemnified party's duty of loyalty to Polycom or its stockholders; or

  •
  if a final decision by a court having jurisdiction in the matter shall determine that such indemnification is not lawful.

    From and after the effective time of the merger, Polycom will cause the surviving corporation to fulfill and honor in all respects the obligations of PictureTel pursuant to any indemnification agreements between PictureTel and its directors or officers in effect immediately prior to the effective time of the merger and the indemnification provisions of the PictureTel charter documents in effect as of the date of the merger agreement, provided, however, that the foregoing obligations shall not extend to claims against PictureTel's officers and directors arising out of or in connection with the SEC's investigation of the restatement of the financial reports of PictureTel in certain periods of 1997 and 1998. The certificate of incorporation of the surviving corporation will contain provisions with respect to exculpation and indemnification that are at least as favorable to the former directors and officers of PictureTel as those contained in PictureTel's charter documents as in effect on the date of the merger agreement, which provisions will not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of individuals who, immediately prior to the effective time of the merger, were directors, officers, employees or agents of PictureTel, unless such modification is required by law. Furthermore, Polycom has agreed to maintain for three years after the effective time of the merger, subject to certain cost limitations, a policy of directors' and officers' liability insurance covering the directors and officers of PictureTel.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

  (a)
  Exhibits (see following page)

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EXHIBIT INDEX

Exhibit Number	Description	Sequential Page Number
2.1	Agreement and Plan of Merger by and among Polycom, Inc., Pharaoh Acquisition Corp. and PictureTel Corporation dated as of May 24, 2001 (included as Annex A to the prospectus included as part of this Registration Statement).
2.2	Form of Tender and Voting Agreement by and among Polycom and certain stockholders of PictureTel (included in Annex A as Exhibit 2 to the prospectus included as part of this Registration Statement).
2.3	Form of Affiliate Agreement by and among Polycom and certain stockholders of PictureTel (included in Annex A as Exhibit 3 to the prospectus included as part of this Registration Statement).
3.1
Amended and Restated Certificate of Incorporation (incorporated by reference from Exhibit 3.1 to the Registrant's Registration Statement on Form S-3 filed with the Securities and Exchange Commission on July 6, 2000).
3.2	Amended and Restated Bylaws (incorporated by reference from Exhibit 3.2 filed with Polycom's report on Form 10-K for the year ended December 31, 2000).
4.1
Specimen Common Stock certificate (incorporated by reference from Amendment No. 2 to the Registrant's Registration Statement on Form S-1 filed with the Securities and Exchange Commission on April 19, 1996).
4.2
Amended and Restated Investor Rights Agreement, dated May 17, 1995, among the Registrant and the Investors named therein (incorporated by reference from Exhibit 4.3 to the Registrant's Registration Statement on Form S-1 filed with the Securities and Exchange Commission on March 12, 1996).
4.3
Preferred Shares Rights Agreement dated as of July 15, 1998, between Polycom, Inc. and BankBoston N.A., including the Certificate of Designation, the form of Rights Certification and the Summary of Rights Attached thereto as Exhibits A, B and C, respectively (incorporated by reference from Exhibit 4.4 to the Registrant's Registration Statement on Form 8-A/A filed with the Securities and Exchange Commission on March 2, 2001).
5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation, together with consent.
21.1	Subsidiaries of Polycom, Inc.
23.1	Consent of PricewaterhouseCoopers LLP, Independent Accountants (Polycom).
23.2	Consent of PricewaterhouseCoopers LLP, Independent Accountants (PictureTel).
23.3	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (contained in exhibit 5.1).
24.1	Power of Attorney (included on page II-6 of this Registration Statement).
99.1	Form of Letter of Transmittal.
99.2	Form of Notice of Guaranteed Delivery.

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99.3	Form of Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.
99.4	Form of Letter to brokers, dealers, commercial banks, trust companies and other nominees.
99.5	Form of Letter to be used by brokers, dealers, commercial banks, trust companies and other nominees to their clients.
99.6	PictureTel Corporation 8% Senior Convertible Note due 2003, Series A in the original principle amount of $6,600,000 dated June 15, 2001
99.7	PictureTel Corporation 8% Senior Convertible Note due 2005, Series B in the original principle amount of $34,900,000 dated June 15, 2001
99.8	Amended and Restated Executive Officer Change of Control Agreement between PictureTel Corporation, Amit Akkad.
99.9	Amended and Restated Executive Officer Change of Control Agreement between PictureTel Corporation, David Snow.
99.10	Amended and Restated Executive Officer Change of Control Agreement between PictureTel Corporation, Dr. Norman Gaut.
99.11	Amended and Restated Executive Officer Change of Control Agreement between PictureTel Corporation, Jonathan Kosheff.
99.12	Amended and Restated Executive Officer Change of Control Agreement between PictureTel Corporation, Edward Semonite.
99.13	Amended and Restated Executive Officer Change of Control Agreement between PictureTel Corporation, Dalton Edgecomb.
99.14	Amended and Restated Executive Officer Change of Control Agreement between PictureTel Corporation, Lewis Jaffe.
99.15	Consent of Robertson Stephens, Inc.
99.16	Siren Wideband Audio Codec License Agreement among PictureTel Technology Corp., PictureTel Corporation and Polycom, Inc.
99.18	Note Agreement, dated as of June 15, 2001, entered into by and between PictureTel Corporation and Polycom, Inc.
99.19	Registration Rights Agreement, dated as of June 15, 2001, by and among PictureTel Corporation and Polycom, Inc.
99.20	Confidentiality Agreement, dated as of March 7, 2001, among Polycom, Inc. and PictureTel Corporation.
99.21	Voting Agreement between Polycom, Inc. and PictureTel Corporation dated as of June 15, 2001.

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  (b)
  Financial Statement Schedules

    Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements, management's discussion and analysis or notes thereto.

ITEM 22. UNDERTAKINGS

    (1) The undersigned Registrant hereby undertakes:

  (a)
  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

  (i)
  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

  (ii)
  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

  (iii)
  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

  (b)
  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (c)
  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (2) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) The undersigned Registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

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    (4) The undersigned Registrant hereby undertakes as follows: that prior to any public offering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the undersigned Registrant undertakes that such offering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

    (5) The Registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (6) Insofar as the indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    (7) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

    (8) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

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SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, on the 15th day of June 2001.

POLYCOM, INC.
By:
/s/ ROBERT C. HAGERTY
Robert C. Hagerty
Chief Executive Officer and President

    Each person whose signature appears below hereby constitutes and appoints Robert C. Hagerty and Michael R. Kourey, and each of them, with full power to act alone without the other, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign this Registration Statement on Form S-4 and any and all amendments (including post-effective amendments and other amendments thereto) to such Registration Statement(s) and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing as he or she could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ ROBERT C. HAGERTY
Robert C. Hagerty	Chairman of the Board of Directors, Chief Executive Officer and President (Principal Executive Officer)	June 15, 2001
/s/ MICHAEL R. KOUREY
Michael R. Kourey	Senior Vice President, Finance and Administration, Chief Financial Officer, Secretary and Director (Principal Financial and Accounting Officer	June 15, 2001
/s/ BETSY ATKINS
Betsy Atkins	Director	June 15, 2001

John Seely Brown	Director	June 15, 2001

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/s/ JOHN A. KELLEY
John A. Kelley	Director	June 15, 2001

Stanley J. Meresman	Director	June 15, 2001
/s/ WILLIAM OWENS
William Owens	Director	June 15, 2001

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QuickLinks

TABLE OF CONTENTS
QUESTIONS AND ANSWERS ABOUT THE PROPOSED COMBINATION
SUMMARY
FORWARD LOOKING STATEMENTS
RISK FACTORS
RISKS RELATING TO THE PROPOSED OFFER AND MERGER
RISKS RELATING TO POLYCOM
SELECTED HISTORICAL AND SELECTED UNAUDITED PRO FORMA COMBINED FINANCIAL DATA
Selected Unaudited Pro Forma Combined Consolidated Financial Data (In Thousands, Except Per Share Data)
Comparative Historical and Pro Forma Per Share Data
Polycom
PictureTel
Polycom and PictureTel
COMPARATIVE PER SHARE MARKET PRICE DATA
THE COMPANIES
BACKGROUND OF THE OFFER
REASONS FOR THE OFFER AND THE MERGER
THE OFFER
INTERESTS OF PICTURETEL OFFICERS AND DIRECTORS IN THE TRANSACTION
THE MERGER AGREEMENT
AGREEMENTS RELATED TO THE MERGER AGREEMENT
UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED FINANCIAL STATEMENTS
UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED BALANCE SHEET As of March 31, 2001 (in thousands)
UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED STATEMENT OF OPERATIONS For the Year ended December 31, 2000 (in thousands, except per share data)
UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED STATEMENT OF OPERATIONS For the Quarter ended March 31, 2001 (in thousands, except per share data)
NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED FINANCIAL STATEMENTS
COMPARISON OF RIGHTS OF HOLDERS OF PICTURETEL COMMON STOCK AND POLYCOM COMMON STOCK
DESCRIPTION OF POLYCOM CAPITAL STOCK
LEGAL OPINION
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
  SCHEDULE A
INFORMATION CONCERNING DIRECTORS AND EXECUTIVE OFFICERS OF POLYCOM, INC. AND PHARAOH ACQUISITION CORP.
  ANNEX A
AGREEMENT AND PLAN OF MERGER BY AND AMONG POLYCOM, INC., PHARAOH ACQUISITION CORP. AND PICTURETEL CORPORATION
TABLE OF CONTENTS
AGREEMENT AND PLAN OF MERGER
RECITALS
ARTICLE I THE OFFER
ARTICLE II THE MERGER
ARTICLE III REPRESENTATIONS AND WARRANTIES OF COMPANY
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
ARTICLE V INTERIM CONDUCT
ARTICLE VI ADDITIONAL AGREEMENTS
ARTICLE VII CONDITIONS TO THE MERGER
ARTICLE VIII TERMINATION, AMENDMENT AND WAIVER
ARTICLE IX GENERAL PROVISIONS
ANNEX 1
  Exhibit 2
TENDER AND VOTING AGREEMENT
EXHIBIT A IRREVOCABLE PROXY
  Exhibit 3
AFFILIATE AGREEMENT
RECITALS
ANNEX B
Section 262 of the General Corporation Law of the State of Delaware
PART II
  ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS
  ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES
EXHIBIT INDEX
  ITEM 22. UNDERTAKINGS
SIGNATURES